    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998
                                                     REGISTRATION NO. 333-53375

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                             2431                             87-036526
---------------------------------  ---------------------------------  ---------------------------------
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                         755 BOARDMAN -- CANFIELD ROAD
                         SOUTH BRIDGE EXECUTIVE CENTER
                                BUILDING G WEST
                              BOARDMAN, OHIO 44512
                                 (330) 965-9910
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                FRANK J. AMEDIA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION
                         755 BOARDMAN -- CANFIELD ROAD
                         SOUTH BRIDGE EXECUTIVE CENTER
                                BUILDING G WEST
                              BOARDMAN, OHIO 44512
                                 (330) 965-9910

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                                   Copies to:

           CHRISTOPHER D. JOHNSON, Esq.                             MICHAEL WAGER, Esq.
         Squire, Sanders & Dempsey L.L.P.               Benesch, Friedlander, Coplan & Aronoff LLP
              40 North Central Avenue                    2300 BP America Bldg., 200 Public Square
              Phoenix, Arizona 85004                               Cleveland, Ohio 44114
                  (602) 528-4000                                      (216) 363-4500

                               ------------------
          Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement.
                               ------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                               ------------------
                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM
                 TITLE OF SHARES                                AGGREGATE                        AMOUNT OF
                 TO BE REGISTERED                             OFFERING PRICE                REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value)....................             $122,720,000                     $36,203 (2)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


(1) The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated solely on the basis of the maximum aggregate offering price of the securities without including the number of shares.


(2) Includes registration fee of $7,434 previously paid by the Company.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1998


PROSPECTUS

                                6,670,000 SHARES


               [LOGO] AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                  COMMON STOCK
                               ------------------


     All of the 6,670,000 shares of common stock, $.001 par value per share (the "Common Stock"), offered hereby are being issued and sold by American Architectural Products Corporation ("AAPC" or the "Company"). Prior to this offering (the "Offering"), there has been only a limited public market for the Common Stock. It is currently anticipated that the public offering price for the Common Stock will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors considered in determining the public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "AAPC."

                               ------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS AND "DILUTION" ON PAGE 17 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                               ------------------


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                            UNDERWRITING
                                                      PRICE TO             DISCOUNTS AND            PROCEEDS TO
                                                       PUBLIC              COMMISSIONS(1)          THE COMPANY(2)
---------------------------------------------------------------------------------------------------------------------
Per Share....................................            $                       $                       $
---------------------------------------------------------------------------------------------------------------------
Total(3).....................................            $                       $                       $
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------



(1) The Company and certain stockholders of the Company (collectively, the "Selling Stockholders") have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Principal and Selling Stockholders" and "Underwriting."



(2) Before deducting expenses, estimated at $1,000,000, payable by the Company.



(3) The Company and the Selling Stockholders have granted the Underwriters an option exercisable for thirty days from the date of this Prospectus (the "Over-Allotment Option") to purchase up to 1,000,000 additional shares of Common Stock solely to cover over-allotments, if any. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders pursuant to the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the
    Selling Stockholders will be $         , $         , $         and
    $         , respectively. See "Principal and Selling Stockholders" and
    "Underwriting."


     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor at the offices of McDonald & Company Securities, Inc. or through the facilities of the Depository Trust Company on or
about             , 1998.
                               ------------------

    MCDONALD & COMPANY           WHEAT FIRST UNION
     SECURITIES, INC.

                               ------------------

               The date of this Prospectus is             , 1998.

                    [PAGE 2 -- INSERT PHOTOGRAPHS/GRAPHICS]

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING THE PURCHASE OF SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE TRANSACTIONS, SEE "UNDERWRITING." IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements and notes thereto contained elsewhere in this Prospectus. Unless the context requires otherwise, all references to the "Company", "American Architectural Products Corporation" or "AAPC" refer to American Architectural Products Corporation and its subsidiaries. The Company and its subsidiaries have registered trademarks on brand names contained in this Prospectus, including Eagle(R), Encore(R) and Perma-Door(R), and this Prospectus also contains brand names and trademarks of companies other than the Company. Unless otherwise indicated, (i) all information contained herein assumes the consummation by the Company of the acquisitions of Airmaster Window Systems, Inc. ("Airmaster"), Northern Building Products, Inc. ("Northern"), NuSash of Indianapolis, Inc. and Jarar Window Systems, Inc. (together, "NuSash"), RC Aluminum Industries, Inc. ("RC Aluminum"), TSG Industries, Inc. ("TSG") and four affiliated corporations located in the southwestern region of the United States (the "Southwestern U.S. Businesses") (collectively, the "Pending Acquisitions"), (ii) pro forma amounts reflect the "Transactions" as described under the heading "Unaudited Pro Forma Condensed Consolidated Financial Statements", and (iii) all information contained herein assumes no exercise of the Over-Allotment Option granted to the Underwriters or any outstanding options or warrants to purchase shares of Common Stock. Potential investors should carefully consider the information set forth under the heading "Risk Factors."


                                  THE COMPANY


     The Company is a leading national manufacturer, distributor and installer of a broadly diversified line of windows, doors and related products ("fenestration products") designed to meet a variety of residential and non-residential consumer demands in both the new construction and remodeling/replacement markets. Since its entry into the fenestration industry, the Company has completed 13 acquisition transactions (without giving effect to the Pending Acquisitions) and has established itself as one of the top ten fenestration companies in the United States ("U.S.") of both vinyl and metal products. The Company's pro forma net sales were $375.5 million for the year ended December 31, 1997. The Company's strategy is to continue to increase its market share, geographic presence and product diversity through internal growth and strategic acquisitions of complementary businesses in the fragmented $22.2 billion fenestration products industry.



     The Company is one of a limited number of vertically integrated fenestration companies that offer a diversified product line consisting of aluminum, vinyl and wood products at all major price points. The Company's multiple product lines can generally be separated into the following categories:
(i) vinyl windows and doors; (ii) aluminum windows and doors; (iii) wood windows and doors; (iv) steel entry doors; (v) vinyl extrusions, aluminum extrusions and insulated glass; and (vi) other fenestration products. This diversity allows the Company to capture a broader customer base by targeting specific economic and geographic regions with products specifically tailored to meet each region's particular preferences.



     In 1996, fenestration product sales totaled approximately $22.2 billion. Sales of residential fenestration products totaled approximately $15.1 billion in 1996, including $7.9 billion in sales to the new construction market and $7.2 billion in sales to the remodeling/replacement market. Of the Company's pro forma net sales for the year ended December 31, 1997, approximately 67.2% was attributable to residential fenestration products. The National Wood Window and Door Association ("NWWDA") has estimated that total U.S. sales of residential windows, which represented approximately 50.1% of the Company's pro forma net sales in 1997, increased from 33.4 million units in 1991 to 48.9 million units in 1997, representing a compound annual growth rate ("CAGR") of 6.6%, and are expected to increase to 51.8 million units in the year 2000.



     The $7.1 billion non-residential fenestration products industry has also grown steadily over the past several years. This growth is evidenced by the increase in contracts awarded for office, institutional and manufacturing-related new construction, which has increased from 980 million square feet in 1991 to 1,450 million square feet estimated in 1997, representing a CAGR of 6.7%. Demand for remodeling/replacement non-residential products has also experienced strong growth during this period which has been driven primarily by the renovation of aging schools, hospitals and other institutional buildings.

     In recent years, management believes growing public demand for higher performance and more elaborate windows and doors has resulted in increased manufacturing costs. These increased costs, as well as competitive pressures arising from better technology and enhanced marketing efforts, have led to a shift away from small, independent manufacturers toward large, more fully integrated manufacturers that have the ability to spread higher costs across broader product lines and greater sales volumes and to better respond to accelerated lead times. This shift has resulted in consolidation of the historically highly fragmented fenestration products industry by larger, better capitalized companies and presents significant opportunities for growth through acquisitions, a strategy the Company has successfully implemented since entering the industry.


                             COMPETITIVE STRENGTHS


     The Company's position as one of the leading manufacturers, distributors and installers of fenestration products is attributable to a number of factors, including:



     - Established Brand Names and Diverse Product Lines. The Company believes many of its windows and doors receive national and regional brand recognition, including products marketed under the "Arlington," "Astoria-Pro," "Binnings," "Cierra Grande," "Danvid," "Eagle," "Encore," "Excel," "Nu-Sash," "Perma-Door," "Season-All Commercial," "Sumiglass," "Taylor," "Vinyline,"
      "VinylSource," "Weather-Seal" and "Western" brand names.



     - Multiple Distribution Channels and National Distributor Network. The Company distributes its products through a combination of sales to wholesalers, lumberyards, do-it-yourself home centers, architects and independent building contractors. Management believes that this distribution strategy maximizes the Company's market penetration and reduces reliance upon any single distribution channel for the sale of its products.



     - Customer Service. The Company's systems, processes and organization are designed to provide a high level of customer service. The Company believes that it offers its distributors high quality, competitively priced products and short lead times while maintaining high order-fill rates.


     - Experienced, Entrepreneurial Management. The Company has assembled a strong and experienced management team at both the corporate and operating levels. The Company's officers, including the Chairman of the Board, collectively have had significant involvement in more than 130 acquisition transactions, and management has a strong track record of acquiring businesses and integrating them into the existing operations of the Company.


     - Vertical Integration. The Company is vertically integrated in aluminum extrusion, vinyl extrusion and glass production. In-house extrusion and production capacity provides a low-cost, reliable source of materials, improves product quality and reduces inventory levels. Management believes that this vertical integration provides the Company with a significant cost advantage over many of its competitors.


                                GROWTH STRATEGY


     To solidify its market position as a leading national fenestration products manufacturer, distributor and installer and to enhance its growth and profitability, the Company intends to:



     - Increase Vertical Integration and Production Efficiencies. The Company believes that it can continue to improve its margins through vertical integration of its vinyl extrusion, aluminum extrusion, decorative glass production and glass insulating capabilities with its window and door manufacturing operations. In addition, the Company believes that additional production efficiencies can be realized through rationalization of product lines, reconfiguration of production processes, reduction of inventory levels and implementation of uniform management information systems across the Company's various operating divisions.


     - Achieve Additional Cost Savings. The Company believes it will continue to reduce the total operating expenses of acquired businesses by increasing the level of automation of acquired businesses, eliminating duplicative administrative functions and consolidating certain management functions performed separately by each business prior to its acquisition. As the Company continues to expand through internal growth and acquisitions, management expects the Company to further benefit as its increased size allows the Company to negotiate more favorable pricing for raw materials and equipment. Further, the Company continually reviews its operations at the local and regional operating levels to identify certain "best practices" that can be implemented throughout its operations. Management believes this process of capitalizing on the collective knowledge and experience of its various operating units will allow the Company to achieve higher overall levels of customer satisfaction and operating efficiency.



     - Expand Through Strategic Complementary Acquisitions. The Company believes there are significant opportunities for consolidation in the fenestration products industry and plans to continue to pursue an acquisition program. Strategic acquisitions will allow the Company to expand into geographic markets it does not currently serve by acquiring established fenestration products companies that, like the Company's previous acquisitions and the Pending Acquisitions, serve as platforms for future growth. In addition, the Company intends to pursue "add-on" acquisitions in markets in which it has established a platform. The Company believes that adding manufacturing and distribution capabilities in regional markets will allow it to manage inventories more effectively, improve recruiting and retention of distributors, develop regionally tailored advertising and marketing programs, and manage the procurement of raw materials more effectively.



     - Implement Marketing Strategy. The Company believes that many companies in the fenestration products industry have failed to implement the type of coordinated, professional marketing strategy that is necessary to develop strong manufacturer brand recognition and loyalty among distributors and consumers. Through the application of targeted marketing techniques and image advertising, the Company believes it will be able to effectively communicate the quality, diversity and value of its product line to potential purchasers.



     - Further Leverage National Distribution System, Product Line and Brand Name Recognition. The Company will seek to use its nationwide distribution system and broad product line to penetrate new markets and increase its share in existing markets. The Company also plans to continue to capitalize on its well-recognized brand names and reputation for quality and service to increase net sales by cross-selling its products through its multiple distribution channels.



                              RECENT DEVELOPMENTS



     Consistent with its growth strategy, the Company has acquired, entered into definitive purchase agreements with or entered into letters of intent for the acquisition of nine companies during 1998, which represented approximately $192.4 million in 1997 pro forma net sales. To increase its penetration of the residential market, the Company has acquired Denver Window Corporation and the Weather-Seal division of Louisiana-Pacific Corporation and has entered into definitive purchase agreements with NuSash and the Southwestern U.S. Businesses. These companies provide strong brand names, increase product diversity and enhance national distribution. To expand the Company's presence in the non-residential market, the Company has entered into definitive purchase agreements or letters of intent for the acquisition of RC Aluminum, Airmaster, Northern and TSG. Collectively, these companies manufacture, distribute and install a complete line of aluminum fenestration products and significantly increase the Company's presence in New York City, southern Florida, and the eastern U.S. Consistent with the Company's vertical integration efforts, the Company also acquired the vinyl extrusion division of Easco, Inc. to increase the Company's production capabilities in the fast-growing vinyl fenestration products category. This acquisition provides the Company with a low cost vinyl source for its vinyl window and door operations.

                                  THE OFFERING


Common Stock outstanding prior to the Offering.............    13,487,354 shares(1)
Common Stock offered by the Company........................    6,670,000 shares(2)
Common Stock to be outstanding after the completion of the
  Offering.................................................    20,717,354 shares(2)(3)
Use of proceeds............................................    The net proceeds will be used to pay the
                                                               cash portion of the purchase price for
                                                               the Pending Acquisitions, to repay
                                                               indebtedness and for working capital.
                                                               See "Use of Proceeds."
Proposed Nasdaq National Market Symbol.....................    "AAPC"


---------------


(1) As of August 1, 1998 and excluding shares of Common Stock issuable pursuant to: (i) options to purchase an aggregate of 1,247,500 shares of Common Stock pursuant to the Company's stock option plans, which have a current weighted average exercise price of $3.78 per share, and an additional number of shares of Common Stock reserved for issuance thereunder equal to 10% of the shares of Common Stock issued and outstanding from time to time (not to exceed 10,000,000 shares); (ii) warrants to purchase a total of 85,069 shares of Common Stock at an exercise price of $3.50 per share issued to various lenders; (iii) options to purchase up to 150,000 shares of Common Stock at an exercise price of $5.43 per share issued to an investor relations firm; (iv) options to purchase up to 707,655 shares of Common Stock at an exercise price of $3.75 per share issued to AAP Holdings, Inc. ("AAPH"); (v) options to purchase an aggregate of 471,770 shares of Common Stock at an exercise price of $3.75 per share issued in connection with the acquisition of Forte, Inc. in June 1994; and (vi) shares of Common Stock issuable pursuant to the Company's obligation to issue to the former stockholders of Thermetic on January 18, 1999 a number of shares of Common Stock having a market value of $1,000,000 on such date. See
    "Management -- Employee Stock Option Plans," "Certain Relationships and Related Transactions" and "Underwriting."


(2) Assumes no exercise of the Over-Allotment Option. See "Underwriting."


(3) Assumes the shares of Common Stock the Company has agreed to issue pursuant to definitive purchase agreements and letters of intent entered into in connection with the Pending Acquisitions are issued and outstanding. Pursuant to such agreements, the Company will issue shares of Common Stock having a market value of $8.4 million upon consummation of such Pending Acquisitions or 560,000 shares of Common Stock at the assumed offering price of $15.00 per share.


                                  RISK FACTORS


     The shares of Common Stock offered hereby involve a high degree of risk and immediate substantial dilution. Prospective purchasers of Common Stock should carefully consider all information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" including, without limitation, the Company's lack of profitable operations and limited history of combined operations, risks related to the integration of the Pending Acquisitions, risks relating to the Company's acquisition strategy, the Company's ability to achieve anticipated cost savings, restrictive debt covenants on the Company's outstanding indebtedness, the Company's leveraged financial position, the Company's reliance on the residential housing industry, potential fluctuations in the Company's quarterly operating results, potential fluctuations in raw materials costs and supply, the Company's reliance on manufacturing facilities and suppliers, and competition. See "Risk Factors" and "Dilution."

                               ------------------

     The Company's principal executive offices are located at and its mailing address is 755 Boardman - Canfield Road, South Bridge Executive Center, Building G West, Boardman, Ohio 44512. The Company's telephone number is (330) 965-9910.

                             SUMMARY FINANCIAL DATA


    The following table sets forth certain summary financial data of the Company for the periods ended and as of the dates indicated which are derived from and described in the Company's unaudited pro forma condensed consolidated financial statements and in the Company's consolidated financial statements included elsewhere in this Prospectus. The summary unaudited pro forma, as adjusted, consolidated statement of operations data give effect to the Transactions as if they had occurred at January 1, 1997. The summary unaudited pro forma consolidated balance sheet data give effect to certain acquisitions consummated in 1998 and the Pending Acquisitions as if they had occurred on March 31, 1998 and, as adjusted, give further effect to the Offering as if it had occurred on March 31, 1998. The summary unaudited pro forma consolidated financial data do not purport to represent what the Company's results of operations or financial position would have actually been had those transactions been consummated as of the date or for the periods indicated or to project the Company's results of operations for any future period. The following information should be read in conjunction with the consolidated financial statements and the unaudited pro forma condensed consolidated financial statements of the Company and certain other financial statements of companies acquired by the Company set forth elsewhere in this Prospectus. The unaudited interim consolidated financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Results for interim periods are not necessarily indicative of full-year results.



                                                                          THREE MONTHS ENDED MARCH 31,
                                  YEAR ENDED DECEMBER 31, 1997     ------------------------------------------
                                  -----------------------------                                      1998
                                                  PRO FORMA(1)                                   PRO FORMA(1)
                                   HISTORICAL      AS ADJUSTED        1997           1998        AS ADJUSTED
                                  ------------    -------------    -----------    -----------    ------------
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.......................  $    94,252     $    375,478     $    16,641    $    45,608    $    87,303
Gross profit....................       19,948           86,653           3,118          9,114         19,029
Selling, general and
  administrative expenses.......       17,178           67,457           3,348          9,403         18,150
Income (loss) from operations...        2,770           19,196            (230)          (289)           879
Interest expense................        3,928           16,916             615          3,678          4,066
Net income (loss)...............       (1,259)             411            (515)        (2,609)        (1,936)
Basic and diluted income (loss)
  per common share..............  $     (0.10)    $       0.02     $     (0.04)   $     (0.19)   $     (0.09)
Weighted average number of
  shares outstanding, basic.....   12,982,200       20,949,396      12,581,054     13,458,479     20,688,479
Weighted average number of
  shares outstanding, diluted...   12,982,200       21,203,709      12,581,054     13,458,479     20,688,479
OTHER DATA:
Depreciation and amortization...  $     2,680     $     12,952     $       633    $     1,577    $     3,244
Capital expenditures............        1,548            6,414             192          1,319          2,367



                                                                             MARCH 31, 1998
                                                              --------------------------------------------
                                                                                              PRO FORMA
                                                              HISTORICAL    PRO FORMA(1)    AS ADJUSTED(2)
                                                              ----------    ------------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 23,419       $  9,979         $  8,893
Working capital (deficit)...................................     44,763        (58,933)          33,067
Total assets................................................    161,152        302,272          301,186
Total debt(3)...............................................    126,231        150,567          143,067
Stockholders' equity........................................      3,115         11,515          103,515


---------------


(1) The pro forma financial data of the Company were derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus.



(2) Adjusted to reflect the sale by the Company of 6,670,000 shares of Common Stock offered hereby at an assumed offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.



(3) Total debt includes capital lease obligations.

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk, and this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, prior to making an investment in the Common Stock.


LACK OF PROFITABLE OPERATIONS; LIMITED HISTORY OF COMBINED OPERATIONS



     The Company was formed in 1996 through the consolidation of a number of companies in the fenestration products industry, some of which had historically incurred substantial operating losses and, in certain periods, experienced negative cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company reported net losses from continuing operations of $0.8 million and $2.6 million for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. After giving effect to the Transactions, the Company reported pro forma net income of $0.4 million for the year ended December 31, 1997 and pro forma net loss of $1.9 million for the three months ended March 31, 1998, respectively. There can be no assurance that the Company will be able to realize expected operating and economic efficiencies from the acquisitions that have occurred to date or from the Pending Acquisitions or that the Company will achieve and maintain profitability in the future.



RISKS RELATED TO THE INTEGRATION OF THE PENDING ACQUISITIONS



     The Pending Acquisitions will materially increase the scope of the Company's operations. The operations of the Company and each of the companies included in the Pending Acquisitions have been conducted as separate and distinct businesses, each with its own management team, sales force and operations. While the Company believes, based on its history with prior acquisitions, that it can successfully integrate the operations of the companies included in the Pending Acquisitions, there can be no assurance that this will be the case. Further, the integration may require substantial attention from and place substantial demands upon senior management of the Company, as well as require the cooperation of the employees of the acquired companies. The Company's failure to successfully integrate the operations of the companies included in the Pending Acquisitions will have a material adverse effect on the Company's financial position, results of operations and cash flows.



ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS



     Certain of the businesses recently acquired by the Company and included in the Pending Acquisitions have historically operated with higher cost structures than that of the Company. The Company has developed a detailed cost savings and integration strategy with respect to such companies, which includes the consolidation of certain purchasing, production, administrative, sales and management functions. The cost savings anticipated by management reflect numerous assumptions as to purchasing and other efficiencies. The Company could face regulatory, contractual and other restrictions on its ability to implement the cost reductions. There can be no assurance that the Company will be successful in reducing the overhead and other costs associated with its acquisitions or the Pending Acquisitions, or that realization of such cost reductions will not be delayed. In addition, there can be no assurance that unforeseen costs and expenses or other factors will not offset, in whole or in part, the expected cost savings or other components of the Company's operating plan.



RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY



     The Company intends to continue to grow through the acquisition of additional businesses in the fenestration products industry. The Company expects to face competition for acquisition candidates, particularly from the large vertically integrated manufacturers of building products that currently are active acquirors of fenestration companies as well as any other manufacturers who adopt an integration strategy in the future. This competition may limit the number of acquisition opportunities available to the Company and may lead to higher acquisition prices which may not be justified by the future sales and profitability of the companies acquired. In addition, there can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Further, the Company's acquisition strategy involves risks inherent in assessing the values, strengths, weaknesses and profitability of acquisition candidates, including adverse short-term effects on the Company's operating results, the failure of the acquired businesses to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired businesses and risks associated with unanticipated events or contingent or unknown liabilities, such as environmental, tax and other liabilities not reflected in financial statements, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.



     The Company currently intends to use a combination of cash, debt obligations and shares of Common Stock in making future acquisitions. To the extent the Company is unable to use Common Stock to make future acquisitions, its ability to grow through acquisitions will be limited by its ability to raise additional capital for these purposes through debt or additional equity financings. There can be no assurance that the Company will be able to raise capital on acceptable terms or in amounts sufficient to adequately finance its acquisition strategy and other cash needs. In addition, the extent to which the Company is willing or able to use Common Stock for acquisitions will depend on its market value from time to time and the willingness of potential sellers of acquisition targets to accept it as full or partial payment. The issuance of Common Stock for such purpose could have a dilutive effect on the then-outstanding capital stock of the Company. Further, acquisitions could result in the accumulation of substantial goodwill and intangible assets, which would result in amortization charges to the Company and adversely affect earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Growth Strategy."



RESTRICTIVE DEBT COVENANTS



     The financing agreements to which the Company and its subsidiaries are parties (including the indenture (the "Indenture") pursuant to which the Company's $125 million of 11 3/4% Senior Notes due 2007 (the "Senior Notes") were issued and the Company's $25 million revolving credit facility (the "Revolving Credit Facility")) include certain covenants that, among other things, restrict the ability of the Company to: incur additional indebtedness; dispose of assets; incur guarantee obligations; prepay other indebtedness; pay dividends; create liens on assets; enter into sale and leaseback transactions; make investments, loans or advances; make acquisitions over a certain size; engage in mergers or consolidations; change the business conducted by the Company; make significant capital expenditures; or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. The Revolving Credit Facility also includes covenants relating to minimum financial ratios. There can be no assurance that the Company will be able to satisfy these covenants in the future. A default under the documents governing indebtedness of the Company could have a significant adverse effect on the market value of the Common Stock and the Company's financial position.



RISKS ASSOCIATED WITH LEVERAGED FINANCIAL POSITION



     The Company's long-term debt includes $125 million principal amount of the Senior Notes. Substantially all of the Company's assets, including the capital stock of all the subsidiaries of the Company, are pledged as security for the Revolving Credit Agreement. At March 31, 1998, the Company had total pro forma indebtedness of $143.1 million. The Company's ability to service, or to refinance on favorable terms, its indebtedness depends on its future performance, which is subject to a number of factors, some of which are beyond the Company's control, including general economic and market conditions and competition. In addition, the Company's recent losses and existing indebtedness may limit the Company's ability to raise additional capital or borrow additional funds.



RELIANCE ON RESIDENTIAL HOUSING INDUSTRY



     Approximately 67.2% of the Company's 1997 pro forma net sales were attributable to sales of residential fenestration products. Demand in the residential window and door manufacturing industry is influenced by the levels of residential construction and remodeling/replacement activity. Trends in each of these sectors directly impact the financial performance of the Company. Accordingly, the strength of the U.S. economy, the age of existing homes, job growth, consumer confidence, consumer credit and interest rates have a direct impact on the Company's results of operations. Any decline in new residential housing starts and/or demand for residential remodeling/replacement products could have a material adverse effect on the Company's business. The Company's reliance on the residential housing industry causes demand for the Company's products to be cyclical, and any temporary or permanent decline in demand for residential fenestration products could have a material adverse effect on the Company. See "Business -- Industry Overview."


POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


     The Company's business is seasonal since its primary revenues are driven by residential construction. Inclement weather, particularly in the northeast and midwest regions of the U.S. during the winter months, usually reduces the level of building and remodeling activity in both the home improvement and new construction markets and, accordingly, has an adverse impact on the demand for the Company's products. Seasonal fluctuation in the demand for the Company's products could have a material adverse effect on the Company's results of operations. Because a high percentage of the Company's manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income has historically been lower in quarters with lower sales. As a result, the Company's operating results and stock price could be volatile, particularly on a quarterly basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FLUCTUATIONS IN RAW MATERIAL COSTS AND SUPPLY; RELIANCE ON MANUFACTURING FACILITIES AND SUPPLIERS

     The Company purchases aluminum, steel, vinyl, wood, glass and other raw materials from various suppliers. While such materials are available from numerous sources, commodity raw materials are subject to fluctuations in price. Because such materials in the aggregate constitute significant components of the Company's cost of goods sold, such fluctuations could have a material adverse effect on the Company's results of operations. Although the Company historically has been able to pass on to its customers gradual increases in raw material prices, there can be no assurance that the Company will continue to be able to do so in the future. In addition, sharp increases in material prices are more difficult to pass through to the customer in a short period of time and may negatively impact the short-term financial performance of the Company. Loss of or interruptions of operations at any of the Company's manufacturing facilities could adversely affect the Company's operations. In addition, although there are numerous suppliers of raw materials to the Company's operations, the shift to a new supplier could result in delays or higher costs, which could adversely affect operating results. See "Business -- Manufacturing."

COMPETITION


     The Company has numerous competitors in the fenestration products market, at both the manufacturing and the distribution levels. Certain of the Company's principal competitors have less leverage than the Company, greater financial and other resources, and greater brand recognition. Accordingly, such competitors may be better able to withstand changes in conditions within the industries in which the Company operates and have significantly greater operating and financial flexibility than the Company. As a result of the competitive environment in the markets in which the Company operates, the Company faces (and will continue to face) pressure on sales prices of its products from competitors, as well as from large customers. As a result of such pricing pressures, the Company may experience future reductions in the profit margins on its sales, or may be unable to pass future raw material price or labor cost increases on to its customers (which would also reduce profit margins). In addition, there can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business. See "Business -- Competition."


RELIANCE ON KEY PERSONNEL

     The success of the Company depends to a large degree on a number of key employees, and the loss of the services provided by any of them could have a material adverse effect on the Company. In particular, the loss of the services provided by Frank J. Amedia, the President, Chief Executive Officer and a director of the

Company, could have a material adverse effect on the Company. In November 1997, Mr. Amedia entered into an employment agreement with the Company for an initial three-year period. In addition, the Company may from time to time enter into employment agreements with certain other key employees. There can be no assurance, however, that any such employment agreements will prevent the Company from losing the services of any of its key employees, including Mr. Amedia. See "Management."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS; ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK


     The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The Board of Directors is expressly authorized to divide the shares of Preferred Stock into one or more classes or series and to fix and determine the voting powers and other rights and preferences of such Preferred Stock. Although the Company has no current plans to issue any shares of Preferred Stock, issuance of such Preferred Stock could materially and adversely affect the voting powers and other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of Common Stock or limit the price that investors might be willing to pay in the future for shares of Common Stock. The Company's Certificate of Incorporation and Bylaws also contain a number of provisions which could deter takeover attempts, and certain provisions of Delaware law applicable to the Company also could delay or make more difficult a merger, tender offer or proxy contest involving the Company. Upon a change of control, the Company may also be required under the Indenture to repurchase all or a portion of the Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. There can be no assurance that the Company would have sufficient funds to make any required repurchase, which could further delay or hinder takeover attempts or limit the price that investors might be willing to pay in the future for shares of Common Stock. See "Capitalization."


     The Company's Board of Directors is empowered, without further stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock, there can be no assurance that shares of Preferred Stock will not be issued at some time in the future. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     Of the 20,717,354 shares of Common Stock which will be outstanding upon completion of the Offering, 7,548,633 shares (the "AAPH Shares") are owned by AAPH, an affiliate of certain directors and officers of the Company, and 2,953,082 shares (the "Amedia Shares") are owned directly or beneficially by Frank J. Amedia, the Company's President and Chief Executive Officer. Both the AAPH Shares and the Amedia Shares may currently be sold subject to the volume limitations and other restrictions of Rule 144 promulgated under the Securities Act. AAPH and Mr. Amedia have agreed, however, not to sell, transfer, assign, pledge or otherwise dispose of their respective shares for a 180 day period from the date of this Prospectus without the prior written consent of McDonald & Company Securities, Inc. The other directors and executive officers of the Company, the Selling Stockholders and certain other stockholders of the Company have also agreed not to sell, transfer, assign, pledge or otherwise dispose of their shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, except in certain circumstances, for a period of 180 days from the date of this Prospectus without the prior written consent of McDonald & Company Securities, Inc. As of August 1, 1998, the Company had outstanding options and warrants to purchase an additional 2,661,994 shares of Common Stock at a weighted average exercise price of $3.85 per share. The issuance of shares of Common Stock upon the exercise of options and warrants, as well as the sale or availability for sale of the AAPH Shares and the Amedia Shares, could materially adversely affect the market price of the Common Stock and could impair the ability of the Company to raise capital in the future through an offering of its equity securities. See "Shares Eligible for Future Sale."

NO DIVIDENDS; DILUTION


     The Company has not paid dividends on its Common Stock since its inception. The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on the Common Stock in the foreseeable future. In addition, the Indenture and the Revolving Credit Facility prohibit payment of dividends on the Common Stock. Further, at the assumed offering price of $15.00 per share, purchasers of the Common Stock offered hereby will experience immediate dilution of $15.77 per share. See "Dilution."



GOVERNMENTAL REGULATION; ENVIRONMENTAL AND LEGAL MATTERS



     The Company's operations, including the ownership and operation of real property, are subject to extensive federal, state and local laws and regulations, including those related to the discharge of materials into the environment, the handling and disposal of certain paints, solvents and other chemicals used in the production of vinyl cladding and adhesion, or otherwise relating to the health, safety and protection of the environment. Asbestos-containing materials have been found in certain sections of one of Eagle & Taylor Company's operating facilities. The former owner has agreed to bear certain abatement costs relating to this matter, however, and the Company does not expect abatement costs to have a material impact on the business, results of operations or financial condition of the Company. Except for this matter, the Company believes that its activities comply with the current standards prescribed by law. However, the risk of accidental contamination to the environment or injury cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the available resources of the Company.



POTENTIAL LABOR DISPUTES



     Approximately 200 of the Company's 3,000 current employees (without giving effect to the Pending Acquisitions) are covered by collective bargaining agreements that expire in February 1999, March 2000 and February 2002. An additional 200 of the Company's unionized employees are currently operating without collective bargaining agreements. The Company has experienced past union organizing activities at its Eagle facility. The Company believes that its relations with its employees are good. There can be no assurance, however, that the Company will not experience work stoppages or slowdowns in the future. There also can be no assurance that the Company's non-union facilities will not become subject to successful labor union organizational efforts or that labor costs will not materially increase. See "Business Employees."


CONTROLLING STOCKHOLDER


     AAPH was, as of August 1, 1998, the direct owner of 7,548,633 shares of Common Stock (which constituted approximately 56.1% of the Company's issued and outstanding Common Stock as of such date) and held options to purchase an additional 707,655 shares of Common Stock. After completion of the Offering, AAPH will be able to exert significant control over the policies of the Company, including mergers, sales of all or substantially all of the Company's assets and similar transactions, due to its ownership of a significant amount of Common Stock. George S. Hofmeister, Chairman of the Board of Directors of the Company, is the controlling shareholder of American Commercial Holdings, Inc. ("ACH"), of which AAPH is a wholly-owned subsidiary. Joseph Dominijanni, a member of the Board of Directors and Treasurer of the Company, is employed by ACH and certain subsidiaries of ACH. Lawrence J. O'Dowd, a member of the Board of Directors of the Company, is employed by certain subsidiaries of ACH. See "Management."


LIMITED MARKET AND VOLATILITY OF PRICE OF COMMON STOCK

     Prior to the Offering, the bid and asked prices of the Common Stock were quoted in the National Daily Quotation Service (the "pink sheets") and on the OTC Electronic Bulletin Board. The volume of trading in the Common Stock has been low, and the Common Stock has experienced significant price volatility. Accordingly, the market value of the Common Stock is not readily ascertainable. The public offering price for the shares offered hereby has been determined by negotiations between the Company and the Underwriters and may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting." There can be no assurance that an active trading market for the Common Stock ultimately will develop and continue upon consummation of the Offering or that the price of the Common Stock will not decline below the initial public offering price. The trading prices of the Common Stock could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, reports by analysts, and other events and factors. In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to their performance, and may adversely affect the market price for the Common Stock.


FORWARD-LOOKING STATEMENTS


     Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results or projections, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: failure to successfully integrate acquired companies into the Company's business; general economic and business conditions; industry trends; competition; raw material costs and availability; loss of significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; and other factors referenced in this Prospectus. These forward-looking statements speak only as of the date of this Prospectus, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                COMPANY HISTORY

     The Company was originally incorporated in Utah in 1980 and was reincorporated in Delaware in April 1997. Prior to entering the fenestration products industry in June 1994, the Company was primarily engaged in the business of computer software publishing and computer disk duplication. Beginning in 1995, the Company began to de-emphasize its computer related businesses and concentrate its efforts on expanding its fenestration products business. In August 1996, the Company completed the disposal of its computer related businesses.

     The Company's fenestration products business was formed through the consolidation of a number of established, well-known fenestration companies. A summary of the Company's corporate and acquisition history is as follows:


    June 1994      --   The Company acquired Forte, Inc. ("Forte"). Based in
                        Youngstown, Ohio, Forte has been engaged in the manufacture of commercial fenestration products, including aluminum
                        windows, window/door security screens and storm windows and doors, since 1989.
    August 1996    --   Eagle Window & Door, Inc. ("Eagle") and Taylor Building
                        Products Company ("Taylor"), which have been engaged in
                        manufacturing fenestration products since 1977 and 1946,
                        respectively, were merged into Eagle & Taylor Company
                        ("ETC"). At the time of this merger, ETC was unaffiliated
                        with the Company.
    December 1996  --   The Company combined with ETC through a share exchange
                        transaction. Concurrently with this transaction, Mallyclad
                        Corporation ("Mallyclad") and Vyn-L Corporation ("Vyn-L")
                        were merged into ETC. ETC became a subsidiary of the
                        Company, with Eagle, Taylor, Mallyclad and Vyn-L continuing to operate as divisions of ETC. Mallyclad and Vyn-L were
                        subsequently sold. For accounting purposes, Eagle, Taylor,
                        Mallyclad and Vyn-L are considered predecessors of the
                        Company.
    March 1997     --   The Company acquired Western Insulated Glass, Co.
                        ("Western"). Based in Phoenix, Arizona, Western manufactures aluminum windows and doors for medium- and high-end
                        residential applications in the southwestern United States.
    April 1997     --   The Company reincorporated in Delaware and changed its name to "American Architectural Products Corporation."
    July 1997      --   The Company acquired Thermetic Glass, Inc. ("Thermetic"), a manufacturer of vinyl windows and doors which are marketed primarily in the midwest.
    December 1997  --   The Company consummated a $125,000,000 private placement of the Senior Notes. Concurrently with the issuance of the
                        Senior Notes, the Company consummated the acquisitions of
                        each of Binnings Building Products, Inc. ("Binnings"),
                        Danvid Company Inc. and Danvid Window Company (together,
                        "Danvid"), American Glassmith, Inc. ("American Glassmith")
                        and Modern Window Corporation ("Modern"). Both Binnings and
                        Danvid manufacture and distribute aluminum and vinyl windows and doors, with Binnings' sales concentrated in the
                        southeastern and eastern regions of the U.S. and Danvid's
                        sales concentrated in the southern and southwestern regions of the U.S. Binnings also manufactures aluminum extrusions, which are principally used to produce aluminum windows.
                        American Glassmith designs, manufactures and assembles a
                        wide variety of decorative glass lites for residential
                        fenestration applications. Modern manufactures vinyl windows for sale in the midwest.
    January 1998   --   The Company acquired the vinyl fenestration products
                        division of Easco, Inc., which it now operates under the
                        name "VinylSource." VinylSource extrudes vinyl window and
                        door profiles at its Austintown, Ohio facility.
    April 1998     --   The Company acquired substantially all the assets of Denver
                        Window Corporation ("Denver"), a residential manufacturer of specialty wood windows.

    May 1998       --   The Company entered into a letter of intent to acquire RC
                        Aluminum Industries, Inc. ("RC Aluminum"). Located in Miami,
                        Florida, RC Aluminum manufacturers a wide range of
                        non-residential fenestration products, including windows,
                        sliding glass doors, railings and curtain walls and
                        specializes in prestigious high-rise development projects
                        where design, structure and scheduling are important
                        factors.
    June 1998      --   The Company acquired the Weather-Seal division of
                        Louisiana-Pacific Corporation ("Weather-Seal"). Weather-Seal
                        manufactures and distributes wood and vinyl windows and
                        patio doors, along with aluminum and vinyl extrusions for
                        both in-house use in its manufacturing operations and for
                        sale to third-party purchasers.
    June 1998      --   The Company entered into a letter of intent to acquire
                        Airmaster Window Systems, Inc. ("Airmaster") of Harrison,
                        New York. Airmaster is a distributor and installer of
                        non-residential, architectural and monumental windows and
                        primarily sells its products in New York City and the
                        surrounding area. Additionally, the Company entered into a letter of intent to acquire Northern Building Products, Inc.
                        ("Northern"), a manufacturer of double-hung, casement, fixed and sliding aluminum windows and sliding and swing doors
                        principally distributed by Airmaster to the metropolitan New
                        York City market. Further, the Company executed a letter of intent to acquire four affiliated corporations located in
                        the southwestern region of the U.S. (the "Southwestern U.S.
                        Businesses"). The Southwestern U.S. Businesses distribute
                        aluminum windows and doors, dimensional lumber and millwork to contractors in the various metropolitan areas in the
                        southwestern U.S. for residential applications.
    July 1998      --   The Company entered into a letter of intent to acquire TSG
                        Industries, Inc. ("TSG"). TSG, headquartered in Valdosta,
                        Georgia, is a fabricator and installer of engineered glazing systems, including glass windows, walls and doors and
                        aluminum curtain walls for large non-residential
                        construction projects across the eastern U.S. The Company
                        also entered into a letter of intent to acquire NuSash of
                        Indianapolis, Inc. and Jarar Window Systems, Inc. (together,
                        "NuSash"). NuSash, headquartered in Indianapolis, Indiana, distributes Weather-Seal and other vinyl replacement windows for residential use primarily in the Ohio River Valley.
    August 1998    --   The Company executed definitive agreements to acquire RC
                        Aluminum, the Southwestern U.S. Businesses, TSG and NuSash.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 6,670,000 shares of Common Stock offered hereby, assuming a public offering price of $15.00 per share, and after deducting underwriting discounts and commissions and the estimated offering expenses, are estimated to be approximately $92.0 million. The Company intends to apply such net proceeds as follows:



                                                                                     APPROXIMATE
                                                              APPROXIMATE AMOUNT    PERCENTAGE OF
                                                               OF NET PROCEEDS      NET PROCEEDS
                                                              ------------------    -------------
                                                                (IN MILLIONS)
Cash portion of consideration for the Pending
  Acquisitions(1)...........................................        $84.5                 92%
Repayment of indebtedness(2)................................          7.5                  8%
                                                                    -----                ---
  Total.....................................................        $92.0                100%
                                                                    =====                ===


---------------


(1) Total purchase price of the Pending Acquisitions is $94.0 million. The cash portion of the consideration for the Pending Acquisitions is $85.6 million, of which $84.5 million will be paid from the net proceeds from the Offering and $1.1 million from the Company's cash.



(2) Upon consummation of the Offering, $7.5 million of the net proceeds will be used to repay an unsecured promissory note incurred in connection with the June 12, 1998 acquisition of Weather-Seal with an original maturity of June 30, 1999 and an interest rate of 7.31%.



     The Company believes that cash generated from operations, together with the cash available from the Revolving Credit Facility, will be sufficient to permit the Company to meet its expected operating needs, planned capital expenditures and debt service requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY


     The Company has not paid dividends on its Common Stock since its inception. The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors. In addition, the ability of the Company to pay dividends is prohibited by the terms of the Indenture and the Revolving Credit Facility. See "Risk Factors -- Restrictive Debt Covenants."

                                    DILUTION


     The deficit in pro forma net tangible book value of the Common Stock at March 31, 1998 was approximately $108.0 million, or $7.69 per share. Pro forma net tangible book value per common share before the Offering represents the pro forma book value of the Company's tangible assets less total liabilities divided by the pro forma number of shares of Common Stock outstanding, after giving effect to the acquisitions completed during 1998 and the Pending Acquisitions but before giving effect to the Offering. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $15.00 per share) and the application of the net proceeds therefrom, the deficit in pro forma net tangible book value of the Common Stock at March 31, 1998, would have been $16.0 million, or $.77 per share. This represents an immediate increase in pro forma net tangible book value per share of $6.92 to existing stockholders and an immediate dilution of $15.77 (105%) per share to new investors. The following table illustrates the per share effect of this dilution on an investor's purchase of shares:



Assumed public offering price per share of Common Stock.....            $15.00
  Deficit in pro forma net tangible book value per share of
     Common Stock at March 31, 1998.........................  $ 7.69
  Increase in pro forma net tangible book value per share of
     Common Stock attributable to new investors.............    6.92
Deficit in pro forma net tangible book value per share of
  Common Stock after the Offering...........................               .77
                                                                        ------
Dilution per share of Common Stock to new investors.........            $15.77
                                                                        ======

                                 CAPITALIZATION


     The following table sets forth (i) the historical capitalization of the Company at March 31, 1998, (ii) the pro forma capitalization of the Company at March 31, 1998, giving effect to the Transactions (other than the Offering), and
(iii) the pro forma capitalization of the Company at March 31, 1998, as adjusted to give effect to the sale by the Company of 6,670,000 shares of Common Stock offered hereby at an assumed public offering price of $15.00 per share and the application of the estimated net proceeds therefrom. The table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and notes thereto included elsewhere in this Prospectus.



                                                                          AS OF MARCH 31, 1998
                                                              --------------------------------------------
                                                                                              PRO FORMA
                                                              HISTORICAL    PRO FORMA(1)    AS ADJUSTED(2)
                                                              ----------    ------------    --------------
                                                                             (IN THOUSANDS)
Cash and cash equivalents...................................   $ 23,419       $  9,979         $  8,893
                                                               ========       ========         ========
Total debt, including current maturities:
  Revolving Credit Facility.................................         --       $ 16,600         $ 16,600
  11 3/4% Senior Notes due 2007.............................   $125,000        125,000          125,000
  Capital lease obligations.................................      1,231          1,467            1,467
                                                               --------       --------         --------
        Total senior debt...................................    126,231        143,067          143,067
                                                               --------       --------         --------
  Unsecured promissory note.................................         --          7,500               --
                                                               --------       --------         --------
        Total debt..........................................    126,231        150,567          143,067
                                                               --------       --------         --------
Stockholders' Equity:
  Preferred Stock, $.001 par value, 20,000,000 shares
    authorized; no shares issued and outstanding............         --             --               --
  Common Stock, $.001 par value, 100,000,000 shares
    authorized; 13,458,479 shares(3) issued and outstanding,
    historical; 14,018,479 shares issued and outstanding,
    pro forma; and 20,688,479 shares issued and outstanding,
    pro forma as adjusted...................................         13             14               21
  Additional paid-in capital................................      6,454         14,853          106,846
  Retained earnings (deficit)...............................     (3,352)        (3,352)          (3,352)
                                                               --------       --------         --------
        Total stockholders' equity..........................      3,115         11,515          103,515
                                                               --------       --------         --------
        Total capitalization................................   $129,346       $162,082         $246,582
                                                               ========       ========         ========


---------------


(1) The pro forma financial data of the Company were derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus.



(2) Adjusted to reflect the sale by the Company of 6,670,000 shares of Common Stock offered hereby at an assumed offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.



(3) Does not include shares of Common Stock issuable, as of August 1, 1998, pursuant to: (i) options to purchase an aggregate of 1,247,500 shares of Common Stock pursuant to the Company's stock option plans, which have a weighted average exercise price of $3.78 per share, and an additional number of shares of Common Stock reserved for issuance thereunder equal to 10% of the shares of Common Stock issued and outstanding from time to time (not to exceed 10,000,000 shares); (ii) warrants to purchase a total of 85,069 shares of Common Stock at an exercise price of $3.50 per share issued to various lenders; (iii) options to purchase up to 150,000 shares of Common Stock at an exercise price of $5.43 per share issued to an investor relations firm; (iv) options to purchase up to 707,655 shares of Common Stock at an exercise price of $3.75 per share issued to AAPH; (v) options to purchase an aggregate of 471,770 shares of Common Stock at an exercise price of $3.75 per share issued in connection with the acquisition of Forte in June 1994; and (vi) shares of Common Stock issuable pursuant to the Company's obligation to issue to the former stockholders of Thermetic on January 18, 1999 a number of shares of Common Stock having a market value of $1,000,000 on such date. See "Management -- Employee Stock Option Plans," "Underwriting" and "Certain Relationships and Related Transactions."

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS



     The accompanying unaudited pro forma condensed consolidated financial statements ("Financial Statements") illustrate the effects of the transactions discussed below. On March 14, 1997, AAPC acquired Western and on July 18, 1997, AAPC acquired Thermetic. On December 10, 1997, concurrent with the offering of $125 million of 11 3/4% Senior Notes due 2007 (the "Debt Offering"), AAPC consummated the acquisitions of Binnings, Danvid, American Glassmith and Modern. The acquisitions completed in 1997 (the "1997 Completed Acquisitions") were accounted for as purchases, with the purchase prices allocated among the assets acquired and the liabilities assumed based on their estimated fair market values. The results of operations of the 1997 Completed Acquisitions were included in the consolidated financial statements of AAPC from the respective dates of acquisition.



     On January 23, 1998, AAPC acquired the vinyl fenestration products division of Easco, Inc. which it now operates under the name "VinylSource". On March 1, 1998, the Company sold its Mallyclad division of ETC (the "Divestiture"). On April 27, 1998, AAPC acquired Denver and on June 12, 1998, AAPC acquired Weather-Seal. The acquisitions completed in 1998 (the "1998 Completed Acquisitions") were accounted for as purchases, with the purchase prices allocated among the assets acquired and the liabilities assumed based on their estimated fair market values. The results of operations of the 1998 Completed Acquisitions will be included in the consolidated financial statements of AAPC from the respective dates of acquisition.



     Concurrent with the Offering, AAPC will consummate the Pending Acquisitions. The Pending Acquisitions will be accounted for as purchases with the purchase prices allocated among the assets acquired and liabilities assumed based on their estimated fair market values. The results of operations of the Pending Acquisitions will be included in the consolidated financial statements of AAPC from the date of acquisition.



     The accompanying Financial Statements illustrate the effects of the Offering, the Debt Offering, the 1997 Completed Acquisitions, the 1998 Completed Acquisitions, the Divestiture and the Pending Acquisitions (collectively, the "Transactions"). The unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 assumes that the acquisitions of Denver, Weather-Seal and the Pending Acquisitions took place on that date and is based on the historical consolidated balance sheets of AAPC, Denver, Weather-Seal, and the companies comprising the Pending Acquisitions at that date. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 1998 is based on the historical statements of operations of VinylSource for the period January 1, 1998 through the January 22, 1998 acquisition date and AAPC (exclusive of Mallyclad), Denver, Weather-Seal, and the companies comprising the Pending Acquisitions for the three months ended March 31, 1998. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 is based on the historical statements of operations of the companies comprising the 1997 Completed Acquisitions for the periods in 1997 prior to their acquisitions and AAPC (exclusive of Mallyclad), VinylSource, Denver, Weather-Seal and the companies comprising the Pending Acquisitions for the year ended December 31, 1997. The unaudited pro forma consolidated statements of operations assume that each transaction occurred on the first day of that period.



     The Financial Statements reflect pro forma adjustments that are based upon available information and assumptions that the Company believes are reasonable, and do not necessarily reflect the results of operations or the financial position of the Company that actually would have resulted had the Transactions been consummated as of the date and for the periods indicated. In preparing the Financial Statements, AAPC believes it has utilized reasonable methods to conform the basis of presentation.



     The Financial Statements may not be indicative of the actual results of the Transactions. In particular, the Financial Statements are based on management's current estimate of the allocation of purchase price, the actual allocation of which may differ. Further, the Financial Statements do not reflect certain changes in the operating cost structure of the companies acquired which were made or are contemplated in connection with the Transactions.



     The accompanying Financial Statements should be read in conjunction with the historical financial statements of AAPC, Western, Thermetic, Binnings, Danvid, Weather-Seal and RC Aluminum included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998


                             (DOLLARS IN THOUSANDS)


                                                  1998 COMPLETED                           PRO FORMA            PENDING
                                                  ACQUISITIONS(1)         PRO FORMA      BEFORE PENDING      ACQUISITIONS
                                               ---------------------   1998 COMPLETED     ACQUISITIONS    -------------------
                                                 WEATHER-               ACQUISITIONS      AND OFFERING       RC
                                      AAPC         SEAL       DENVER   ADJUSTMENTS(2)     ADJUSTMENTS     ALUMINUM    OTHERS
                                    --------   ------------   ------   ---------------   --------------   ---------   -------
ASSETS
Cash and cash equivalents.........  $ 23,419     $   260       $ 25       $(15,379)         $  8,325       $ 9,372    $ 3,497
Accounts receivable, net..........    20,885       3,190        125             --            24,200         7,962     10,665
Inventories.......................    24,965       9,933        252             --            35,150            --      6,996
Costs in excess of billings on
 uncompleted
 contracts........................        --          --         --             --                --         1,872         --
Prepaid expenses and other current
 assets...........................     1,499         818          9           (491)            1,835           198        863
                                    --------     -------       ----       --------          --------       -------    -------
 Total current assets.............    70,768      14,201        411        (15,870)           69,510        19,404     22,021
                                    --------     -------       ----       --------          --------       -------    -------
Property and equipment, net.......    47,696      17,030         86         12,658            77,470           927      1,890
Costs in excess of net assets
 acquired, net....................    32,541          --         --                           32,541            --         --
Other.............................    10,147         119         --         (1,000)            9,266            67        367
                                    --------     -------       ----       --------          --------       -------    -------
 Total assets.....................  $161,152     $31,350       $497       $ (4,212)         $188,787       $20,398    $24,278
                                    ========     =======       ====       ========          ========       =======    =======
LIABILITIES & STOCKHOLDERS' EQUITY
Revolving Credit Facility.........  $     --     $    --       $ 75       $ 16,525          $ 16,600       $    --    $ 6,373
Consideration payable to former
 owners of Pending Acquisitions...        --          --         --             --                --            --         --
Accounts payable..................     9,903       1,234        167                           11,304         4,075      5,616
Accrued expenses..................    13,398       2,550         49           (478)           15,519            --      2,295
Billings in excess of costs on
 uncompleted
 contracts........................        --          --         --             --                --         3,650        598
Accrued warranty
 obligations-current portion......     1,943         600         --           (600)            1,943            --         --
Unsecured promissory note.........        --          --         --          7,500             7,500            --         --
Long term debt-current portion....        --          --        149           (149)               --            47         96
Capital lease obligations-current
 portion..........................       761          --         --                              761            --         --
Other current liabilities.........        --          --         13             --                13            --      2,149
                                    --------     -------       ----       --------          --------       -------    -------
 Total current liabilities........    26,005       4,384        453         22,798            53,640         7,772     17,127
                                    --------     -------       ----       --------          --------       -------    -------
Long term debt, less current
 portion..........................   125,000          --         --             --           125,000            63        897
Capital lease obligations, less
 current portion..................       470          --         --             --               470            --        236
Accrued warranty obligations, less
 current portion..................     2,735         900         --           (900)            2,735            --         --
Other.............................     3,827         828         --           (828)            3,827            --      1,552
                                    --------     -------       ----       --------          --------       -------    -------
 Total liabilities................   158,037       6,112        453         21,070           185,672         7,835     19,812
                                    --------     -------       ----       --------          --------       -------    -------
Stockholders' equity..............     3,115      25,238         44        (25,282)            3,115        12,563      4,466
                                    --------     -------       ----       --------          --------       -------    -------
 Total liabilities and
   stockholders' equity...........  $161,152     $31,350       $497       $ (4,212)         $188,787       $20,398    $24,278
                                    ========     =======       ====       ========          ========       =======    =======


                                      PRO FORMA
                                       PENDING
                                     ACQUISITIONS      AAPC         OFFERING         AAPC
                                    ADJUSTMENTS(3)   PRO FORMA   ADJUSTMENTS(4)   AS ADJUSTED
                                    --------------   ---------   --------------   -----------
ASSETS
Cash and cash equivalents.........     $(11,215)     $  9,979       $ (1,086)      $  8,893
Accounts receivable, net..........         (228)       42,599             --         42,599
Inventories.......................           --        42,146             --         42,146
Costs in excess of billings on
 uncompleted
 contracts........................                      1,872             --          1,872
Prepaid expenses and other current
 assets...........................          (13)        2,883                         2,883
                                       --------      --------       --------       --------
 Total current assets.............      (11,456)       99,479         (1,086)        98,393
                                       --------      --------       --------       --------
Property and equipment, net.......        1,760        82,047             --         82,047
Costs in excess of net assets
 acquired, net....................       78,773       111,314                       111,314
Other.............................         (268)        9,432             --          9,432
                                       --------      --------       --------       --------
 Total assets.....................     $ 68,809      $302,272       $ (1,086)      $301,186
                                       ========      ========       ========       ========
LIABILITIES & STOCKHOLDERS' EQUITY
Revolving Credit Facility.........     $ (6,373)     $ 16,600       $     --       $ 16,600
Consideration payable to former
 owners of Pending Acquisitions...       85,586        85,586        (85,586)            --
Accounts payable..................           --        20,995             --         20,995
Accrued expenses..................        1,463        19,277             --         19,277
Billings in excess of costs on
 uncompleted
 contracts........................                      4,248             --          4,248
Accrued warranty
 obligations-current portion......           --         1,943             --          1,943
Unsecured promissory note.........           --         7,500         (7,500)            --
Long term debt-current portion....         (143)           --             --             --
Capital lease obligations-current
 portion..........................                        761             --            761
Other current liabilities.........         (660)        1,502             --          1,502
                                       --------      --------       --------       --------
 Total current liabilities........       79,873       158,412        (93,086)        65,326
                                       --------      --------       --------       --------
Long term debt, less current
 portion..........................         (960)      125,000             --        125,000
Capital lease obligations, less
 current portion..................           --           706             --            706
Accrued warranty obligations, less
 current portion..................           --         2,735             --          2,735
Other.............................       (1,475)        3,904             --          3,904
                                       --------      --------       --------       --------
 Total liabilities................       77,438       290,757        (93,086)       197,671
                                       --------      --------       --------       --------
Stockholders' equity..............       (8,629)       11,515         92,000        103,515
                                       --------      --------       --------       --------
 Total liabilities and
   stockholders' equity...........     $ 68,809      $302,272       $ (1,086)      $301,186
                                       ========      ========       ========       ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)



(1) Represents March 31, 1998 historical financial data of Denver and Weather-Seal, which were acquired subsequent to that date. The historical financial data of VinylSource are included in the historical financial data of AAPC at March 31, 1998.



(2) Reflects the acquisitions of Weather-Seal and Denver and the allocations of the purchase prices based on the estimated fair market values of assets acquired and liabilities assumed. The components of the purchase prices and the related allocation to the assets and liabilities of the acquisitions are as follows:



    Components of purchase prices:
      Cash on hand..............................................    $ 15,119
      Cash from revolving line of credit........................      16,600
      Cash deposit in escrow....................................       1,000
      Unsecured promissory note to seller.......................       7,500
                                                                    --------
    Total purchase prices.......................................    $ 40,219
                                                                    ========
    Allocation of the purchase prices:
      Elimination of stockholders' equity of acquired
         entities...............................................    $(25,282)
      Cash not acquired.........................................         260
      Other assets not acquired.................................         491
      Elimination of liabilities not assumed:
         Line of credit.........................................         (75)
         Term notes.............................................        (149)
         Accrued warranty obligations...........................      (1,500)
         Employee Stock Ownership Trust.........................        (652)
         Other liabilities......................................      (1,386)
      Adjustment to accrued expenses, including estimate of
         acquisition and financing costs........................         732
      Increase in property, plant and equipment.................     (12,658)
                                                                    --------
    Total purchase prices allocated.............................    $(40,219)
                                                                    ========



(3) Reflects the consummation of the Pending Acquisitions and the allocations of purchase prices based on the estimated fair market values of assets acquired and liabilities assumed. The components of the purchase prices and the related allocation to the assets and liabilities are as follows:



    Components of purchase prices:
      Consideration payable to former owners of Pending
         Acquisitions...........................................    $ 85,586
      Value of Common Stock to be issued at closing.............       8,400
                                                                    --------
    Total purchase prices.......................................    $ 93,986
                                                                    ========
    Allocation of purchase prices:
      Elimination of stockholders' equity of acquired
         companies..............................................    $(17,029)
      Increase in property, plant and equipment.................      (1,760)
      Extinguishment of debt....................................      (7,401)
      Liabilities not assumed...................................      (2,210)
      Cash not acquired.........................................      11,215
      Other assets not acquired.................................         509
      Adjustment to accrued expenses, including estimate of
         acquisition and financing costs........................       1,463
      Costs in excess of net assets acquired....................     (78,773)
                                                                    --------
    Total purchase prices allocated.............................    $(93,986)
                                                                    ========



     Costs in excess of net assets acquired will be amortized over 25 years.

     In connection with the acquisitions of certain of the Pending Acquisitions, the Company has agreed to make contingent payments, if earned, to former owners over periods up to 5 years based on their respective acquisition agreements. These payments, if required, will be made in cash. Amounts earned under the terms of the agreements will be recorded as additional goodwill and amortized over the remaining amortization period.



(4) Represents proceeds from the Offering, net of underwriting discount and related costs, aggregating $8,000, the repayment of the $7,500 unsecured promissory note incurred in connection with the Weather-Seal acquisition and the payment of consideration to the former owners of the Pending Acquisitions.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998


                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                1998 COMPLETED
                                                                ACQUISITIONS &          PRO FORMA        PRO FORMA
                                                                DIVESTITURE(1)             1998             AAPC
                                                            ----------------------      COMPLETED          BEFORE
                                                              WEATHER-                 ACQUISITION        PENDING
                                                AAPC            SEAL        OTHERS     ADJUSTMENTS      ACQUISITIONS
                                             -----------    ------------    ------    --------------    ------------
Net sales..................................  $    45,608    $    11,135     $  118       $    --        $    56,861
Cost of sales..............................       36,494         11,443        366           157(2)          48,460
                                             -----------    -----------     ------       -------        -----------
  Gross profit.............................        9,114           (308)      (248)         (157)             8,401
Selling, general and administrative
  expenses.................................        9,403          1,460         33          (116)(3)         10,780
                                             -----------    -----------     ------       -------        -----------
  Income (loss) from operations............         (289)        (1,768)      (281)          (41)            (2,379)
Interest expense...........................        3,678             --         10           480(4)           4,168
Other (income) expense, net................         (264)           (10)        12            --               (262)
                                             -----------    -----------     ------       -------        -----------
  Income (loss) before income taxes........       (3,703)        (1,758)      (303)         (521)            (6,285)
Income tax provision (benefit).............       (1,094)          (528)        11           517(5)          (1,094)
                                             -----------    -----------     ------       -------        -----------
  Income (loss) from continuing
    operations.............................  $    (2,609)   $    (1,230)    $ (314)      $(1,038)       $    (5,191)
                                             ===========    ===========     ======       =======        ===========
Basic and diluted loss per common share....  $     (0.19)                                               $     (0.39)
Weighted average number of shares
  outstanding(11)..........................   13,458,479                                                 13,458,479
Supplemental Data:
  Depreciation and amortization............        1,577            494         (4)          163              2,230
  Capital expenditures.....................        1,319            724         --            --              2,043

                                                                          PRO
                                                                         FORMA
                                             PENDING ACQUISITIONS       PENDING           AAPC
                                             ---------------------    ACQUISITIONS      PRO FORMA
                                                RC                     & OFFERING          AS
                                             ALUMINUM      OTHERS     ADJUSTMENTS       ADJUSTED
                                             ---------    --------    ------------     -----------
Net sales..................................   $9,304      $22,417      $   (1,279)(6)  $    87,303
Cost of sales..............................    6,240       14,929          (1,355)(7)       68,274
                                              ------      -------      ----------      -----------
  Gross profit.............................    3,064        7,488              76           19,029
Selling, general and administrative
  expenses.................................      689        5,974             707(8)        18,150
                                              ------      -------      ----------      -----------
  Income (loss) from operations............    2,375        1,514            (631)             879
Interest expense...........................        3          183            (288)(9)        4,066
Other (income) expense, net................     (101)         (87)             --             (450)
                                              ------      -------      ----------      -----------
  Income (loss) before income taxes........    2,473        1,418            (343)          (2,737)
Income tax provision (benefit).............       --          256              37(10)         (801)
                                              ------      -------      ----------      -----------
  Income (loss) from continuing
    operations.............................   $2,473      $ 1,162      $     (380)     $    (1,936)
                                              ======      =======      ==========      ===========
Basic and diluted loss per common share....                                            $     (0.09)
Weighted average number of shares
  outstanding(11)..........................                             7,230,000       20,688,479
Supplemental Data:
  Depreciation and amortization............       27          163             824            3,244
  Capital expenditures.....................       23          301              --            2,367

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)



(1) Represents historical financial data of VinylSource for the period prior to inclusion in the AAPC consolidated financial statements, the historical financial data of Denver and Weather-Seal for the three months ended March 31, 1998 and the elimination of the historical financial data of Mallyclad for the two months ended February 28, 1998.



(2) Represents the increase in depreciation and amortization expense in cost of sales resulting from adjustments to bases and useful lives relating to the 1998 Completed Acquisitions as follows:



    Depreciation and amortization in cost of sales based on
      asset bases resulting from the 1998 Completed
      Acquisitions..............................................    $602
    Elimination of depreciation and amortization in historical
      cost of sales.............................................    (445)
                                                                    ----
                                                                    $157
                                                                    ====



(3) Represents net reduction in selling, general and administrative expenses relating to the 1998 Completed Acquisitions as follows:



    Depreciation and amortization in selling, general and
      administrative expenses based on asset bases resulting
      from the 1998 Completed Acquisitions......................    $  60
    Elimination of depreciation and amortization in historical
      selling, general and administrative expenses..............      (54)
                                                                    -----
    Incremental depreciation and amortization in selling,
      general and administrative expenses.......................        6
                                                                    -----
    Elimination of nonrecurring Weather-Seal expense for
      contributions to the Louisiana-Pacific Employee Stock
      Ownership Trust...........................................     (273)
    Maximum expense resulting from Weather-Seal employees
      participating in AAPC's 401(k) plan.......................       99
                                                                    -----
    Reduction in retirement plan benefits for Weather-Seal
      employees.................................................     (174)
    Incremental insurance costs due to the use of higher
      contractual rates of the Company to provide insurance
      coverage on the 1998 Completed Acquisitions...............       52
                                                                    -----
                                                                    $(116)
                                                                    =====



(4) Represents the interest expense on debt incurred in connection with the acquisition of Weather-Seal as follows:



    Revolving line of credit at a rate of 8.28%.................    $343
    Unsecured promissory note to seller at 7.31%................     137
                                                                    ----
                                                                    $480
                                                                    ====



(5) Adjustment is made to eliminate the tax provision (benefit) in determining the pro forma loss from continuing operations because a loss before income taxes is presented. Management believes that sufficient evidence would not have existed to recognize a deferred tax asset relating to these losses.



(6) Represents elimination of intercompany sales revenue between certain companies included in the 1998 Completed Acquisitions and the Pending Acquisitions.

(7) Represents decrease in cost of sales relating to the Pending Acquisitions as follows:



    Depreciation and amortization in cost of sales based on
      asset bases resulting from the Pending Acquisitions.......    $    30
    Elimination of depreciation and amortization in historical
      cost of sales.............................................        (18)
                                                                    -------
                                                                         12
    Elimination of cost of sales related to intercompany
      transactions between certain companies included in the
      1998 Completed Acquisitions and the Pending Acquisitions..     (1,279)
    Elimination of nonrecurring shareholder distributions which
      were recorded as a component of cost of sales.............        (88)
                                                                    -------
                                                                    $(1,355)
                                                                    =======



(8) Represents increase in selling, general and administrative expenses relating to the Pending Acquisitions as follows:



    Depreciation and amortization in selling, general and
      administrative expenses based on asset bases resulting
      from the Pending Acquisitions.............................    $905
    Elimination of depreciation and amortization in historical
      selling, general and administrative expenses..............     (93)
                                                                    ----
    Incremental depreciation and amortization in selling,
      general and administrative expenses.......................     812
                                                                    ----
    Reduction in insurance costs due to the use of lower
      contractual rates of the Company to provide insurance
      coverage on the Pending Acquisitions......................     (72)
    Compensation to officers under terms of employment
      agreements entered into in connection with the Pending
      Acquisitions..............................................     583
    Elimination of historical compensation to officers,
      directors and former owners...............................    (616)
                                                                    ----
    Reduction related to compensation to executive officers.....     (33)
                                                                    ----
                                                                    $707
                                                                    ====



(9) Represents elimination of historical interest expense of the Pending Acquisitions and elimination of the interest expense relating to the unsecured promissory note incurred in connection with the Weather-Seal acquisition as follows:



    Interest relating to the Pending Acquisitions...............    $(151)
    Unsecured promissory note to seller at 7.31%................     (137)
                                                                    -----
                                                                    $(288)
                                                                    =====



(10) Adjustment is made to record the tax benefit in determining the pro forma loss from continuing operations at an effective rate considering the impact of non-deductible costs in excess of net assets acquired in connection with certain of the Pending Acquisitions.



(11) Weighted average number of shares used in pro forma presentation includes the weighted average number of shares outstanding at March 31, 1998 adjusted to give effect to the shares to be issued in connection with the Pending Acquisitions and the Offering had these transactions taken place on January 1, 1998. Common Stock equivalents are excluded as the effect would be anti-dilutive.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997


                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                       PRO FORMA
                                                                                     DEBT OFFERING     PRO FORMA
                                                      1997 AND 1998                       AND        BEFORE PENDING
                                        COMPLETED ACQUISITIONS AND DIVESTITURE(1)      COMPLETED      ACQUISITIONS
                                       -------------------------------------------    ACQUISITION     AND OFFERING
                            AAPC       BINNINGS   DANVID    WEATHER-SEAL   OTHERS     ADJUSTMENTS     ADJUSTMENTS
                         -----------   --------   -------   ------------   -------   -------------   --------------
Net sales..............  $    94,252   $42,180    $41,339     $53,478      $28,694    $       --      $   259,943
Cost of sales..........       74,304    29,591     33,822      50,329       22,684         1,308(2)       212,038
                         -----------   -------    -------     -------      -------    ----------      -----------
  Gross profit.........       19,948    12,589      7,517       3,149        6,010        (1,308)          47,905
Selling, general and
  administrative
  expenses.............       17,178     9,598      5,404       5,886        4,443        (1,844)(3)       40,665
                         -----------   -------    -------     -------      -------    ----------      -----------
  Income (loss) from
    operations.........        2,770     2,991      2,113      (2,737)       1,567           536            7,240
Interest expense.......        3,928     2,566         23          --          209        10,719(4)        17,445
Other (income) expense,
  net..................           (3)       --        (88)         30           25            --              (36)
                         -----------   -------    -------     -------      -------    ----------      -----------
  Income (loss) before
    income taxes.......       (1,155)      425      2,178      (2,767)       1,333       (10,183)         (10,169)
Income tax provision
  (benefit)............         (390)        9        830        (831)          55           327(5)            --
                         -----------   -------    -------     -------      -------    ----------      -----------
  Income (loss) from
    continuing
    operations.........         (765)      416      1,348      (1,936)       1,278       (10,510)         (10,169)
Dividends on preferred
  stock................          (75)       --         --          --           --            --              (75)
                         -----------   -------    -------     -------      -------    ----------      -----------
  Income (loss)
    available to common
    stockholders.......  $      (840)  $   416    $ 1,348     $(1,936)     $ 1,278    $  (10,510)     $   (10,244)
                         ===========   =======    =======     =======      =======    ==========      ===========
Basic and diluted
  (loss) income per
  common share.........  $     (0.06)                                                                 $     (0.75)
Weighted average number
  of shares
  outstanding, basic
  (11).................   12,982,200                                                     737,196       13,719,396
Weighted average number
  of shares
  outstanding, diluted
  (11).................   12,982,200                                                     737,196       13,719,396
Supplemental Data:
  Depreciation and
    amortization.......        2,680       602        193       2,021        1,122         2,241            8,859
  Capital
    expenditures.......        1,548       598         84       2,707          360            --            5,297


                         PENDING ACQUISITIONS    PRO FORMA
                         --------------------     PENDING          AAPC
                                                ACQUISITIONS     PRO FORMA
                            RC                   & OFFERING         AS
                         ALUMINUM     OTHERS    ADJUSTMENTS      ADJUSTED
                         ---------   --------   ------------    -----------
Net sales..............   $40,740    $80,155     $   (5,360)(6) $   375,478
Cost of sales..........    28,802     56,023         (8,038)(7)     288,825
                          -------    -------     ----------     -----------
  Gross profit.........    11,938     24,132          2,678          86,653
Selling, general and
  administrative
  expenses.............     3,254     20,813          2,725(8)       67,457
                          -------    -------     ----------     -----------
  Income (loss) from
    operations.........     8,684      3,319            (47)         19,196
Interest expense.......        27        514         (1,070)(9)      16,916
Other (income) expense,
  net..................      (502)       177                           (361)
                          -------    -------     ----------     -----------
  Income (loss) before
    income taxes.......     9,159      2,628          1,023           2,641
Income tax provision
  (benefit)............        --        432          1,798(10)       2,230
                          -------    -------     ----------     -----------
  Income (loss) from
    continuing
    operations.........     9,159      2,196           (775)            411
Dividends on preferred
  stock................        --         --             --             (75)
                          -------    -------     ----------     -----------
  Income (loss)
    available to common
    stockholders.......   $ 9,159    $ 2,196     $     (775)    $       336
                          =======    =======     ==========     ===========
Basic and diluted
  (loss) income per
  common share.........                                         $      0.02
Weighted average number
  of shares
  outstanding, basic
  (11).................                           7,230,000      20,949,396
Weighted average number
  of shares
  outstanding, diluted
  (11).................                           7,484,313      21,203,709
Supplemental Data:
  Depreciation and
    amortization.......        99        639          3,355          12,952
  Capital
    expenditures.......       265        852             --           6,414

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)



(1) Represents historical financial data of the 1997 Completed Acquisitions for the periods prior to their inclusion in the AAPC consolidated financial statements, the historical financial data of the 1998 Completed Acquisitions for the year ended December 31, 1997 and the elimination of the historical financial data of Mallyclad for the year ended December 31, 1997.



(2) Represents the increase in depreciation and amortization expense in cost of sales resulting from adjustments to asset bases and useful lives relating to the 1997 Completed Acquisitions and the 1998 Completed Acquisitions as follows:



    Depreciation and amortization in cost of sales based on
      asset bases resulting from the 1997 Completed Acquisitions
      and the 1998 Completed Acquisitions.......................    $4,775
    Elimination of depreciation and amortization in historical
      cost of sales.............................................    (3,467)
                                                                    ------
                                                                    $1,308
                                                                    ======



(3) Represents net reduction in selling, general and administrative expenses relating to the 1997 Completed Acquisitions and the 1998 Completed Acquisitions as follows:



    Depreciation and amortization in selling, general and
      administrative expenses based on asset bases resulting
      from the 1997 Completed Acquisitions and the 1998
      Completed Acquisitions....................................    $ 1,436
    Elimination of depreciation and amortization in historical
      selling, general and administrative expenses..............       (503)
                                                                    -------
    Incremental depreciation and amortization in selling,
      general and administrative expenses.......................        933
                                                                    -------
    Additional compensation to officers under terms of
      employment agreements entered into in connection with the
      1997 Completed Acquisitions...............................         49
    Elimination of compensation to executive officers, former
      owners and members of the boards of directors which will
      be nonrecurring as a result of the 1997 Completed
      Acquisitions..............................................     (2,377)
                                                                    -------
    Reduction in compensation to executive officers as a result
      of the 1997 Completed Acquisitions........................     (2,328)
                                                                    -------
    Elimination of nonrecurring Weather-Seal expense for
      contributions to the Louisiana-Pacific Employee Stock
      Ownership Trust...........................................     (1,036)
    Maximum expense resulting from Weather-Seal employees
      participating in AAPC's 401(k) plan.......................        397
                                                                    -------
    Reduction in retirement plan benefits for Weather-Seal
      employees.................................................       (639)
                                                                    -------
    Incremental insurance costs due to the use of higher
      contractual rates of the Company to provide insurance
      coverage as a result of the 1997 Completed Acquisitions
      and the 1998 Completed Acquisitions.......................        190
                                                                    -------
                                                                    $(1,844)
                                                                    =======

(4) Represents the interest expense on the Senior Notes issued on December 10, 1997, the elimination of historical interest expense and the interest expense incurred on indebtedness related to the 1997 Completed Acquisitions and the acquisition of Weather-Seal as follows:



    Interest on Senior Notes....................................    $14,688
    Amortization of deferred financing costs relating to the
      Senior Notes..............................................        599
    Other interest relating to the 1997 Completed
      Acquisitions..............................................        135
    Elimination of historical interest expense..................     (6,625)
    Revolving line of credit at a rate of 8.28%.................      1,374
    Unsecured promissory note to seller of Weather-Seal at
      7.31%.....................................................        548
                                                                    -------
                                                                    $10,719
                                                                    =======



(5) Adjustment is made to eliminate the tax provision (benefit) in determining the pro forma loss from continuing operations because a loss before income taxes is presented. Management believes that sufficient evidence would not have existed to recognize a deferred tax asset relating to these losses.



(6) Represents elimination of intercompany sales revenue between certain of the companies included in the 1998 Completed Acquisitions and the Pending Acquisitions.



(7) Represents decrease in cost of sales relating to the Pending Acquisitions as follows:



    Depreciation and amortization in cost of sales based on
      asset bases resulting from the Pending Acquisitions.......    $   119
    Elimination of depreciation and amortization in historical
      cost of sales.............................................        (72)
                                                                    -------
                                                                         47
    Elimination of cost of sales related to intercompany
      transactions between certain of the companies included in
      the 1998 Completed Acquisitions and the Pending
      Acquisitions..............................................     (5,360)
    Elimination of nonrecurring shareholder distributions which
      were recorded as a component of cost of sales.............     (2,725)
                                                                    -------
                                                                    $(8,038)
                                                                    =======



(8) Represents increase in selling, general and administrative expenses relating to the Pending Acquisitions as follows:



    Depreciation and amortization in selling, general and
      administrative expenses based on asset bases resulting
      from the Pending Acquisitions.............................    $3,620
    Elimination of depreciation and amortization in historical
      selling, general and administrative expenses..............      (312)
                                                                    ------
    Incremental depreciation and amortization in selling,
      general and administrative expenses.......................     3,308
                                                                    ------
    Reduction in insurance costs due to the lower contractual
      rates of the Company to provide insurance coverage on the
      Pending Acquisitions......................................      (193)
    Compensation to officers under terms of employment
      agreements entered into in connection with the Pending
      Acquisitions..............................................     2,394
    Elimination of historical compensation to officers,
      directors and former owners...............................    (2,784)
                                                                    ------
    Reduction in compensation to executive officers.............      (390)
                                                                    ------
                                                                    $2,725
                                                                    ======

(9) Represents elimination of historical interest expense of the Pending Acquisitions and elimination of the interest expense relating to the unsecured promissory note incurred in connection with the Weather-Seal acquisition as follows:



    Interest relating to the Pending Acquisitions...............    $  (521)
    Unsecured promissory note to seller at 7.31%................       (548)
                                                                    -------
                                                                    $(1,069)
                                                                    =======



(10) Adjustment is made to record the tax provision in determining the pro forma income from continuing operations at an effective rate considering the impact of nondeductible costs in excess of net assets acquired on certain of the Pending Acquisitions.



(11) Weighted average number of shares used in pro forma presentation includes the weighted average number of shares outstanding for 1997 adjusted to give effect to the shares issued and to be issued in connection with the 1997 Completed Acquisitions, the Pending Acquisitions and the Offering had these transactions taken place on January 1, 1997. Common Stock equivalents include stock options and warrants.

                            SELECTED FINANCIAL DATA


    The following table sets forth selected financial data of the Company and its predecessors for the five years ended December 31, 1997 and for the three months ended March 31, 1997 and 1998. The selected historical financial data for the Company for 1996 and 1997 were derived from the audited consolidated financial statements of the Company for the period from June 19, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 included elsewhere in the Prospectus. The selected historical financial data for the Company for the three months ended March 31, 1997 and 1998 were derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected historical financial data for Eagle, Taylor, Mallyclad and Vyn-L (collectively, the "Predecessors") for 1995 and 1996 were derived from the audited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company and the audited combined financial statements of Mallyclad Corporation and Vyn-L Corporation included elsewhere in the Prospectus. The historical financial data for the Predecessors for 1994 were derived from the audited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company and the audited combined financial statements of Mallyclad Corporation and Vyn-L Corporation that are not included in this Prospectus. The selected historical financial data for the Predecessors for 1993 were derived from the unaudited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company, the unaudited financial statements of Mallyclad Corporation and the unaudited financial statements of Vyn-L Corporation that are not included in this Prospectus. The unaudited interim consolidated financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Results for interim periods are not necessarily indicative of full-year results. The selected pro forma, as adjusted, financial data were derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus.



    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," and the historical financial statements and the notes thereto of the Company, Eagle Window & Door, Inc. and Subsidiaries, Taylor Building Products Company, Mallyclad Corporation and Vyn-L Corporation included elsewhere in this Prospectus.


                                                      PREDECESSORS(1)                         THE COMPANY(2)(3)
                                          ---------------------------------------   --------------------------------------

                                                                                                                  1997
                                                                                                               PRO FORMA
                                                                                                                   AS
                                            1993      1994       1995      1996        1996         1997      ADJUSTED(4)
                                          --------   -------   --------   -------   ----------   ----------   ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...............................  $116,809   $97,209   $ 76,955   $41,887   $   25,249   $   94,252    $  375,478
Cost of sales...........................   103,260    87,181     71,164    35,430       19,027       74,304       288,825
                                          --------   -------   --------   -------   ----------   ----------    ----------
Gross profit............................    13,549    10,028      5,791     6,457        6,222       19,948        86,653
Selling, general and administrative
  expenses..............................    20,211    14,929     12,983     7,440        4,060       17,178        67,457
Restructuring charge....................        --        --        840        --           --           --            --
                                          --------   -------   --------   -------   ----------   ----------    ----------
Income (loss) from operations...........    (6,662)   (4,901)    (8,032)     (983)       2,162        2,770        19,196
Interest expense........................     2,023     2,040      1,755     1,143          756        3,928        16,916
Interest income.........................        --        --         --        --           --           --           (74)
Miscellaneous expense (income)..........      (192)      (93)       299       480            5           (3)         (287)
                                          --------   -------   --------   -------   ----------   ----------    ----------
Income (loss) before income taxes and
  extraordinary item....................    (8,493)   (6,848)   (10,086)   (2,606)       1,401       (1,155)        2,641
Income taxes (benefit)..................    (2,975)   (2,509)    (3,578)     (908)         640         (390)        2,230
                                          --------   -------   --------   -------   ----------   ----------    ----------
Income (loss) before extraordinary
  item..................................    (5,518)   (4,339)    (6,508)   (1,698)         761         (765)          411
Extraordinary item, net of income tax
  benefit...............................        --        --         --        --           --         (494)           --
                                          --------   -------   --------   -------   ----------   ----------    ----------
Net income (loss).......................  $ (5,518)  $(4,339)  $ (6,508)  $(1,698)  $      761   $   (1,259)   $      411
                                          ========   =======   ========   =======   ==========   ==========    ==========
Basic and diluted income (loss) per
  common share
  Income (loss) before extraordinary
    item................................                                            $     0.10   $    (0.06)   $     0.02
  Extraordinary item....................                                                    --        (0.04)           --
                                                                                    ----------   ----------    ----------
  Basic income (loss) per common
    share...............................                                            $     0.10   $    (0.10)   $     0.02
                                                                                    ==========   ==========    ==========
Weighted average common shares
  outstanding, basic....................  ........                                   7,884,000   12,982,200    20,949,396
Weighted average common shares
  outstanding, diluted..................                                             8,160,000   12,982,200    21,203,709
OTHER DATA:
Depreciation & amortization.............  $  3,354   $ 3,976   $  3,392   $ 2,698   $      442   $    2,680    $   12,952
Capital expenditures....................     2,229     1,993      2,621     1,683          429        1,548         6,414

                                                    THE COMPANY(2)(3)
                                          --------------------------------------
                                                    THREE MONTHS ENDED
                                                        MARCH 31,
                                          --------------------------------------
                                                                        1998
                                                                     PRO FORMA
                                                                         AS
                                             1997         1998      ADJUSTED(4)
                                          ----------   ----------   ------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...............................  $   16,641   $   45,608     $87,303
Cost of sales...........................      13,523       36,494      68,274
                                          ----------   ----------
Gross profit............................       3,118        9,114      19,029
Selling, general and administrative
  expenses..............................       3,348        9,403      18,150
Restructuring charge....................          --           --          --
                                          ----------   ----------     -------
Income (loss) from operations...........        (230)        (289)        879
Interest expense........................         615        3,678       4,066
Interest income.........................          --         (355)       (366)
Miscellaneous expense (income)..........          13           91         (84)
                                          ----------   ----------     -------
Income (loss) before income taxes and
  extraordinary item....................        (858)      (3,703)     (2,737)
Income taxes (benefit)..................        (343)      (1,094)       (801)
                                          ----------   ----------     -------
Income (loss) before extraordinary
  item..................................        (515)      (2,609)     (1,936)
Extraordinary item, net of income tax
  benefit...............................          --           --          --
                                          ----------   ----------     -------
Net income (loss).......................  $     (515)  $   (2,609)    $(1,936)
                                          ==========   ==========     =======
Basic and diluted income (loss) per
  common share
  Income (loss) before extraordinary
    item................................  $    (0.04)  $    (0.19)    $ (0.09)
  Extraordinary item....................          --           --          --
                                          ----------   ----------     -------
  Basic income (loss) per common
    share...............................  $    (0.04)  $    (0.19)    $ (0.09)
                                          ==========   ==========     =======
Weighted average common shares
  outstanding, basic....................  12,581,054   13,458,479   20,688,479
Weighted average common shares
  outstanding, diluted..................  12,581,054   13,458,479   20,688,479
OTHER DATA:
Depreciation & amortization.............  $      633   $    1,577     $ 3,244
Capital expenditures....................         192        1,319       2,367

                                                                                           THE COMPANY(1)(2)
                                                 PREDECESSORS(1)           --------------------------------------------------
                                          -----------------------------                           MARCH 31,    MARCH 31, 1998
                                                                                                  ---------      PRO FORMA
                                           1993       1994       1995       1996        1997        1998        AS ADJUSTED
                                          -------    -------    -------    -------    --------      ----       --------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...............  $   250    $   288    $   861    $   964    $ 40,132    $ 23,419        $  8,893
Working capital (deficit)...............   29,047     (5,276)    (9,736)       176      61,472      44,763          33,067
Total assets............................   50,895     39,440     26,629     42,744     158,324     161,152         301,186
Long term debt and capital lease
  obligations(5)........................       22          0          0     23,010     126,518     126,231         143,067
Stockholders' equity (deficit)..........   37,002      2,540     (3,969)     4,277       5,581       3,115         103,515


---------------


(1) Selected financial data for the Predecessors for 1993 through 1995 were derived from the audited combined financial statements of Eagle and Taylor for 1994 and 1995, and the unaudited combined financial statements of Eagle and Taylor for 1993; the unaudited financial statements of Mallyclad for the fiscal year ended November 30, 1993; the unaudited financial statements of Vyn-L for the fiscal year ended February 28, 1994; and the audited combined financial statements of Mallyclad and Vyn-L for the years ended November 30, 1994 and 1995. Selected financial data for the Predecessors for 1996 were derived from the audited combined financial statements of Eagle and Taylor for the period January 1, 1996 through August 29, 1996, and the audited combined financial statements of Mallyclad and Vyn-L for the period December 1, 1995 through June 30, 1996.



    Mallyclad and Vyn-L reported net sales of $3.1 million, $4.6 million, $4.0 million, and $1.9 million for 1993, 1994, 1995 and the period December 1, 1995 through June 30, 1996, respectively; Mallyclad and Vyn-L reported net income (loss) of $16,000, $99,000, $(120,000) and $(12,000) for those same periods. Mallyclad and Vyn-L reported total assets of $1.3 million, $1.5 million and $1.3 million at fiscal year end 1993, 1994 and 1995, respectively. Because the operating results and financial position of Mallyclad and Vyn-L do not materially impact the financial data of the Predecessors on a combined basis, financial data of Mallyclad and Vyn-L have not been presented separately in the above table.



(2) For financial reporting purposes, the Company represents AAPC after giving effect to the series of transactions described below.



    ETC was formed in June 1996. Effective June 25, 1996, ETC's ultimate controlling stockholder acquired Mallyclad and Vyn-L. Subsequently, on December 18, 1996, Mallyclad and Vyn-L were merged into ETC. Based on the control maintained by this stockholder, the merger was considered a transaction among companies under common control and, accordingly, accounted for at the stockholder's historical cost and included in the accounts of ETC effective June 25, 1996.



    Effective August 29, 1996, ETC acquired Eagle and Taylor. The acquisition was accounted for as a purchase with the assets acquired and the liabilities assumed recorded at estimated fair values and the results of operations included in ETC's financial statements from the date of acquisition.



    Effective December 18, 1996, ETC acquired and combined with FCEI. The acquisition was accounted for as a purchase and, accordingly, the assets acquired and liabilities assumed by ETC were recorded at their estimated fair values and the results of FCEI's operations are included in the financial statements of ETC from the date of the acquisition. The merged entity subsequently changed its name to American Architectural Products Corporation.



    For purposes of presenting the selected financial data, Eagle, Taylor, Mallyclad and Vyn-L are considered to be Predecessors and their financial data are presented on a combined basis. The financial data for the period after the acquisitions are presented on different cost bases than the financial data before the acquisitions and, therefore, are not comparable.


(3) Selected financial data for the Company for 1996 and 1997 were derived from the audited financial statements of the Company for the period from June 1996 (inception) through December 31, 1996, and the audited financial statements for the year ended December 31, 1997. Selected financial data for the Company for the three months ended March 31, 1998 were derived from the unaudited consolidated financial statements of the Company. These financial statements include the operations of Mallyclad and Vyn-L from June 25, 1996, and the operations of Eagle and Taylor from August 29, 1996. The results of operations of Western and Thermetic are included in the Company's 1997 selected financial data from March 14, 1997 and July 18, 1997, respectively, their acquisition dates. The results of operations of the acquisitions consummated on December 10, 1997 are included in the Company's selected financial data from their acquisition date.


(4) The pro forma, as adjusted, financial data of the Company were derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus.



(5) Includes revolving line of credit at December 31, 1996, and March 31, 1998, pro forma as adjusted.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


GENERAL



     The Company was formed through the consolidation of a number of established fenestration companies as described below. For financial reporting purposes, Eagle, Taylor, Mallyclad and Vyn-L are considered the predecessors of the Company.



     In August 1996, Eagle and Taylor were acquired by ETC as the foundation for the consolidation of a series of acquisitions in the fenestration industry. In December 1996, ETC acquired and combined with Forte Computer Easy, Inc. ("FCEI"), a publicly held company whose wholly owned subsidiary, Forte, Inc., is a manufacturer of commercial aluminum windows. Subsequent to this transaction, the entity changed its name to American Architectural Products Corporation. ETC and Forte became wholly-owned subsidiaries of the Company. AAPC has since acquired Western, Thermetic, Binnings, Danvid, American Glassmith, Modern, VinylSource, Denver and Weather-Seal.



     ETC was incorporated on June 19, 1996 and had no significant operations or assets until it acquired two companies, Eagle and Taylor, on August 29, 1996. The acquisition of Eagle and Taylor was accounted for as a purchase, with the assets acquired and the liabilities assumed recorded at estimated fair market values and the results of the Eagle and Taylor operations included in ETC's consolidated financial statements from the date of acquisition.



     ETC's ultimate controlling stockholder acquired 100% ownership of two other companies, Mallyclad and Vyn-L, on June 25, 1996. On December 18, 1996, Mallyclad and Vyn-L were merged into ETC concurrently with the FCEI combination described above. The merger was accounted for at historic cost in a manner similar to a pooling of interests. The operating results of Mallyclad and Vyn-L from the date of its acquisition by ETC's ultimate controlling stockholder are included in the consolidated financial statements. The businesses of Mallyclad and Vyn-L were sold on March 1, 1998 and is no longer part of ETC.



     On March 14, 1997, AAPC acquired the stock of Western and on July 18, 1997, AAPC acquired the stock of Thermetic. The acquisitions were accounted for as purchases, with the purchase prices allocated among the assets acquired and liabilities assumed based on their estimated fair market values, and the results of their operations included in the consolidated financial statements from the respective dates of acquisition.



     On December 10, 1997, AAPC consummated the acquisitions of Binnings, Danvid, American Glassmith, and Modern. The Company financed these acquisitions with a portion of the proceeds from the issuance of the Senior Notes. The acquisitions were accounted for as purchases, with purchase prices allocated among the assets acquired and liabilities assumed based on their estimated fair market values. The results of their operations were included in the AAPC consolidated financial statements from the December 10, 1997 acquisition date. See the financial statements of Binnings Building Products Company and of Danvid Company, Inc. and Danvid Window Company included elsewhere in this Prospectus.



     On January 23, 1998, the Company acquired the vinyl extrusion division of Easco, Inc., which now operates under the name VinylSource. The acquisition was accounted for as a purchase, with the purchase price allocated among the assets acquired and liabilities assumed based on their estimated fair market values, and the results of its operations included in the AAPC consolidated financial statements from the January 23, 1998 acquisition date.



     On April 16, 1998, the Company acquired substantially all of the assets of Denver. The acquisition was accounted for as a purchase, with the purchase price allocated to assets acquired and liabilities assumed based on their fair market values, and the results of its operations included in the Company's consolidated financial statements from the April 16, 1998 acquisition date.



     On June 12, 1998, the Company acquired substantially all of the assets of the Weather-Seal division of Louisiana-Pacific Corporation. The acquisition was accounted for as a purchase, with the purchase price allocated to assets acquired and liabilities assumed based on their fair market values, and the results of its operations included in the AAPC consolidated financial statements from the June 12, 1998 acquisition date.

BASIS OF PRESENTATION



     The following table sets forth net sales and expenses in aggregate dollars and as a percentage of net sales for the Company and the Predecessors -- Eagle, Taylor, Mallyclad and Vyn-L -- for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998. As a result of the acquisitions discussed above, and the related differences in cost bases of the assets and liabilities of the Company after the acquisitions and the cost bases of the Predecessors, the results of operations for the periods presented are not comparable. Such lack of comparability is explained in the discussion below. The following financial data should be read in conjunction with the financial statements along with notes thereto of the Company, Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company, and Mallyclad Corporation and Vyn-L Corporation.


                                                                    THE COMPANY
                                                                  ---------------

                                    THE PREDECESSORS(1)
                             ----------------------------------
                                   1995              1996             1996(2)
                             ----------------   ---------------   ---------------
                                   (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)
Net sales..................  $ 76,955   100.0%  $41,887   100.0%  $25,249   100.0%
Cost of sales..............    71,164    92.5%   35,430    84.6%   19,027    75.4%
                             --------   -----   -------   -----   -------   -----
Gross profit...............     5,791     7.5%    6,457    15.4%    6,222    24.6%
Selling, general and
 administrative
 expenses(4)...............    12,983    16.9%    7,440    17.8%    4,060    16.1%
Restructuring charge.......       840     1.1%       --     0.0%       --     0.0%
                             --------   -----   -------   -----   -------   -----
Income (loss) from
 operations................    (8,032)  (10.5%)    (983)   (2.4%)   2,162     8.5%
Interest expense(4)........     1,755     2.3%    1,143     2.7%      756     3.0%
Miscellaneous expense
 (income)..................       299     0.4%      480     1.1%        5     0.0%
                             --------   -----   -------   -----   -------   -----
Loss before income taxes
 and extraordinary item....   (10,086)  (13.2%)  (2,606)   (6.2%)   1,401     5.5%
Income taxes
 (benefit)(4)..............    (3,578)   (4.7%)    (908)   (2.1%)     640     2.5%
                             --------   -----   -------   -----   -------   -----
Loss before extraordinary
 item......................    (6,508)   (8.5%)  (1,698)   (4.1%)     761     3.0%
Extraordinary item, net of
 income tax benefit........        --     0.0%       --     0.0%       --     0.0%
                             --------   -----   -------   -----   -------   -----
Net income (loss)..........  $ (6,508)   (8.5%) $(1,698)   (4.1%) $   761     3.0%
                             ========   =====   =======   =====   =======   =====

                                                 THE COMPANY
                             ---------------------------------------------------
                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                               ---------------------------------
                                 1997(3)           1997(3)           1998(3)
                             ---------------   ---------------   ---------------
                                  (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)
Net sales..................  $94,252   100.0%  $16,641   100.0%  $45,608   100.0%
Cost of sales..............   74,304    78.8%   13,523    81.3%   36,494    80.0%
                             -------   -----   -------   -----   -------   -----
Gross profit...............   19,948    21.2%    3,118    18.7%    9,114    20.0%
Selling, general and
 administrative
 expenses(4)...............   17,178    18.2%    3,348    20.1%    9,403    20.6%
Restructuring charge.......       --     0.0%       --     0.0%       --     0.0%
                             -------   -----   -------   -----   -------   -----
Income (loss) from
 operations................    2,770     3.0%     (230)   (1.4%)    (289)   (0.6%)
Interest expense(4)........    3,928     4.2%      615     3.7%    3,678     8.1%
Miscellaneous expense
 (income)..................       (3)    0.0%       13     0.1%     (264)   (0.6%)
                             -------   -----   -------   -----   -------   -----
Loss before income taxes
 and extraordinary item....   (1,155)   (1.2%)    (858)   (5.2%)  (3,703)   (8.1%)
Income taxes
 (benefit)(4)..............     (390)   (0.4%)    (343)   (2.1%)  (1,094)   (2.4%)
                             -------   -----   -------   -----   -------   -----
Loss before extraordinary
 item......................     (765)   (0.8%)    (515)   (3.1%)  (2,609)   (5.7%)
Extraordinary item, net of
 income tax benefit........     (494)    0.5%       --     0.0%       --     0.0%
                             -------   -----   -------   -----   -------   -----
Net income (loss)..........  $(1,259)   (1.3%) $  (515)   (3.1%) $(2,609)   (5.7%)
                             =======   =====   =======   =====   =======   =====


---------------

(1) Financial data for 1995 and 1996 is that of the Predecessors and were derived from the audited combined financial statements of Eagle and Taylor for the year ended December 31, 1995 and for the period from January 1, 1996 to August 28, 1996 and the audited combined financial statements of Mallyclad and Vyn-L for the fiscal year ended November 30, 1995 and for the period from December 1, 1995 to June 24, 1996. Mallyclad and Vyn-L reported $4.0 million and $1.9 million of net sales for the year ended November 30, 1995 and the period ended June 24, 1996 (pre-acquisition period), respectively. These companies reported $120,000 and $12,000 of the net loss for the year ended November 30, 1995 and period ended June 24, 1996, respectively. Because the operations of Mallyclad and Vyn-L do not materially impact the Predecessors on a combined basis, Mallyclad and Vyn-L have not been presented separately in the above table. Because the financial data of the Predecessors is presented on different cost bases from that of the Company after the acquisitions, the financial data are not comparable to the 1996 and 1997 financial data of the Company.



(2) Financial data for the Company for 1996 were derived from the audited consolidated financial statements of the Company for the period from June 19, 1996 (inception) through December 31, 1996. These financial statements include the operations of Mallyclad and Vyn-L from June 25, 1996 and the operations of Eagle and Taylor from August 29, 1996.



(3) Financial data for 1997 and 1998 were derived from the consolidated financial statements of the Company. Because the financial data of the Company for 1997 and 1998 are presented on different cost bases than the financial data for 1995 and the pre-acquisition periods in 1996, such data are not comparable.



(4) In addition to comparability issues relating to differences in asset and liability bases described in notes (1) through (3) above, other factors affect the comparability of the financial data from year to year. The former parent of Eagle and Taylor provided treasury functions and allocated various general, administrative and other expenses. Interest expense allocated by the former parent of Eagle and Taylor approximated $1.8 million in 1995 and $1.1 million for the eight months ended August 28, 1996 and was treated as contributed capital of Eagle and Taylor by the former parent. A management fee based on budgeted sales was charged by the former parent of Eagle and Taylor, approximating $1.3 million and $1.0 million for the year ended December 31, 1995 and the eight months ended August 28, 1996, respectively. Other expenses charged to Eagle and Taylor by the former parent that were specifically incurred for those companies for items such as general insurance, health insurance and workers compensation insurance approximated $3.6 million and $1.6 million for the year ended December 31, 1995, and the eight months ended August 28, 1996, respectively. Eagle and Taylor filed their tax returns on a consolidated basis with their former parent and all provisions for federal and state income taxes, including provisions for deferred taxes, were provided through intercompany accounts. Because these charges to Eagle and Taylor from their former parent may differ from such charges for those entities as part of the Company, comparison of 1995, 1996 and 1997 may not be meaningful.



RESULTS OF OPERATIONS



     Results of operations for the periods presented reflect a number of significant events or factors. In 1995, the operations at Taylor were restructured by eliminating non-core product lines and closing related manufacturing and distribution facilities (the "Taylor Restructuring"). The near term impact of these measures was a significant decrease in total sales and a nonrecurring restructuring charge; however, in recent periods these measures have produced an increase in gross margins at this operation. Gross profit from Taylor was negatively impacted by the introduction of an automated door line, which was installed in 1993. While attempting to reach targeted operational efficiencies, Taylor was required to run a dual line for manufacturing doors from 1993 until 1995, which adversely affected gross margin. Also, during the majority of the period for which results of operations are presented, Eagle and Taylor were being marketed for sale by their former parent. This had a negative effect on sales at both divisions since distributors and their customers were concerned about the future of these businesses. The sale of these facilities to the Company in August 1996 permitted the divisions to stabilize their long-standing relationships with customers by eliminating the uncertainty concerning the direction and strategy of these businesses. This resulted in increased sales at Eagle during 1996 and 1997.



     The future operations of the Company will depend on a number of factors, including the successful integration of the acquired companies to take advantage of their increased purchasing power, distribution capabilities and product lines; continued improvements in manufacturing processes, including greater vertical integration; establishment of company-wide management information systems; increased penetration of fast growing markets, both product (such as vinyl) and geographic; continued growth in the new home and remodeling/replacement markets; stability in raw material prices; continuation of key customer and distributor relationships.



  COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 TO MARCH 31, 1997



     Net Sales. Net sales for the three months ended March 31, 1998 increased to $45.6 million from $16.6 million for the three months ended March 31, 1997. The $29.0 million increase is primarily due to $27.2 million in sales volume from the inclusion of Western, Thermetic, Binnings, Danvid, American Glassmith, Modern and VinylSource, the companies acquired in 1997 and 1998, and a $1.8 million increase in net sales at the Company's wood and aluminum-clad wood window manufacturer. This unit's increase in net sales resulted primarily from higher volumes associated with more favorable weather conditions during the first quarter in addition to generally improved sales trends.

     Cost of Sales. Cost of sales for the three months ended March 31, 1998 amounted to $36.5 million, or 80.0% of sales, as compared to $13.5 million, or 81.3% of sales, for the same period in 1997. The $23.0 million dollar increase is attributable primarily to the inclusion of the companies acquired in 1997 and 1998, which added costs of $21.3 million. Additionally, increased sales levels at the Company's wood and aluminum-clad wood window manufacturer resulted in additional costs of $1.3 million.



     Gross Profit. The Company's gross profit increased to $9.1 million for the three months ended March 31, 1998 from $3.1 million for the three months ended March 31, 1997. The increase of $6.0 million resulted primarily from $5.8 million of gross profit added by the acquired companies. The Company's gross margin was 20.0% and 18.7% for the three months ended March 31, 1998 and 1997, respectively. The acquired companies discussed above generated a weighted-average gross margin of 21.3%. Additionally, the Company's wood and aluminum-clad wood window manufacturer benefited from higher sales volumes and related contribution margins.



     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses were $9.4 million for the three months ended March 31, 1998 as compared with $3.3 million for the three months ended March 31, 1997. SG&A expenses relating to the inclusion of the acquired companies were $4.7 million. The remainder of the $6.1 million increase is due to $1.4 million in increased costs associated with the operation and administration of a larger and more diversified window and door manufacturer.



     Income (Loss) from Operations. The Company had a loss from operations of $0.3 million during the three months ended March 31, 1998 as compared with $0.2 million for the three months ended March 31, 1997. Operating income from the newly acquired companies amounted to $1.2 million and was offset by the increased operational and administrative costs discussed above.



     Interest Expense. Interest expense for the three months ended March 31, 1998 was $3.7 million compared to interest expense of $0.6 million for the three months ended March 31, 1997. The increase relates to interest on the $125 million of 11 3/4% Senior Notes issued in December 1997. Approximately $33.0 million of the proceeds of the Senior Notes were used to pay down existing debt facilities. The weighted-average interest rate on the Company's debt and leases during the first quarter of 1997 was approximately 9.8%.



     Income Taxes. The Company recorded income tax benefits in the amount of $1.1 million during the quarter ended March 31, 1998. The Company has established a seasonal pattern of losses in the first quarter offset by income in later quarters of the year. Therefore, income tax benefits of $1.1 million have been recorded in the three months ended March 31, 1998 because the tax benefits are expected to be realized during the remainder of 1998.



  COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO PERIOD FROM INCEPTION (JUNE 19,
1996)


  TO DECEMBER 31, 1996



     Net Sales. Net sales increased by $69.1 million to $94.3 million in 1997 as compared to $25.2 million in the period from June 19, 1996 through December 31, 1996. The increase was primarily the result of the inclusion of $50.5 million of net sales of Eagle, Taylor, Mallyclad and Vyn-L which were not included for a comparable period in 1996 due to their acquisitions in June and August 1996 and $15.7 million in net sales from the 1997 Completed Aquisitions and the inclusion of Forte. The remaining increase was primarily due to higher revenues at Eagle, which had an increase in net sales of $2.8 million in the last four months of 1997 as compared with the last four months of 1996. The increase in revenue was primarily a result of increased volumes generated by stabilized customer relationships, new customer additions and an improved product mix.



     Cost of Sales. Cost of sales increased from $19.0 million, or 75.0% of net sales, for the period ended December 31, 1996, to $74.3 million, or 78.8% of net sales, for the year ended December 31, 1997. The $55.3 million increase in cost of sales included $39.2 million, or 77.6% of net sales, for Eagle, Taylor, Mallyclad and Vyn-L which were not included in the 1996 period due to their acquisitions in June and August 1996, $13.6 million, or 86.6% of net sales, for the 1997 Completed Acquisitions and $2.5 million, or 89.2% of net sales, due to overall sales volume increases.

     Gross Profit. Gross profit for the year ended December 31, 1997 was $19.9 million, representing an increase of $13.7 million from the 1996 period. Gross profit as a percentage of sales decreased from 24.6% in the 1996 period to 21.1% in 1997. Gross profit attributable to the inclusion of Eagle, Taylor, Mallyclad and Vyn-L for periods in which they were not included in 1996 amounted to $11.3 million, or 22.4% of net sales. Gross profit attributable to the 1997 Completed Acquisitions was $2.1 million, or 13.4% of net sales. The remaining $0.3 million increase resulted primarily from increases at Eagle and Taylor, partially offset by the negative margin of the Company's contract commercial product line.



     Selling, General and Administrative Expenses. SG&A expenses increased $13.1 million to $17.2 million in 1997 as compared to $4.1 million in the 1996 period. SG&A expenses as a percentage of sales were 18.2% in 1997 compared to 16.1% in the 1996 period. The increase between years was primarily the result of the inclusion of Eagle and Taylor for an entire year and the 1997 Completed Acquisitions which amounted to $12.1 million, and administrative costs related to the addition of a corporate headquarters and corporate management of $1.0 million for 1997.



     Income (Loss) from Operations. Income from operations increased $0.5 million from $2.2 million in the 1996 period to $2.7 million for 1997. The increase is primarily attributable to additional operating income of $1.3 million from the inclusion of Eagle and Taylor for an entire year and the 1997 Completed Acquisitions and offset by an increase in SG&A expenses of the Company of $0.8 million over the comparable period of 1996.



     Interest Expense. Interest expense for the year ended December 31, 1997 and the period ended December 31, 1996 was $3.9 million and $0.8 million, respectively. The $3.1 million increase is primarily attributable to interest of $0.4 million from indebtedness incurred in connection with the 1997 Completed Acquisitions, interest of $0.9 million on the Senior Notes issued in December 1997 and $1.7 million from the inclusion of ETC and Forte for the entire year.



     Income Taxes. The Company recorded a tax benefit of $0.4 million at December 31, 1997 on a net loss before extraordinary items of $1.2 million, resulting in a tax benefit at an effective tax rate of 33.8%.



     Extraordinary Loss. In 1997, the Company recorded an extraordinary item, loss on extinguishment of debt of $0.5 million, net of related tax benefit of $0.3 million, relating to a prepayment penalty and deferred financing costs charged to expense upon the retirement of existing debt using a portion of proceeds of the Senior Notes.



  COMPARISON OF PERIODS ENDED AUGUST 28, 1996 AND JUNE 24, 1996 (PREDECESSOR PERIODS)


  TO THE YEAR ENDED DECEMBER 31, 1995



     The Company acquired Eagle and Taylor on August 29, 1996 and Mallyclad and Vyn-L on June 25, 1996. These companies are considered predecessor companies. The following analysis compares the period from January 1, 1996 to August 28, 1996 for Eagle and Taylor and the period from January 1, 1996 to June 24, 1996 for Mallyclad and Vyn-L to the year ended 1995.



     Net Sales. Net sales were $41.9 million (including $1.9 million at Mallyclad and Vyn-L) for the pre-acquisition periods ended August 29, 1996 and June 25, 1996 as compared to $77.0 million (including $4.0 million at Mallyclad and Vyn-L) for 1995. The decrease was a result of the acquisition of Eagle and Taylor and Mallyclad and Vyn-L to the Company. For the comparable eight month periods ended August 1995 and 1996 for Eagle and Taylor, net sales decreased due to the Taylor Restructuring.



     Cost of Sales. Cost of sales decreased from $71.2 million (including $3.5 million at Mallyclad and Vyn-L), or 92.5% of net sales, for the year ended December 31, 1995, to $35.4 million (including $1.6 million at Mallyclad and Vyn-L), or 84.6% of net sales, for the periods ended August 28, 1996 and June 24, 1996. The decrease in cost of sales is related to the sale of Eagle, Taylor, Mallyclad and Vyn-L to the Company. The decrease in cost of sales as a percentage of sales primarily reflects efficiencies gained from the Taylor Restructuring and production efficiencies arising from the increased use of automated manufacturing equipment at Taylor.



     Gross Profit. Gross profit for the periods ended August 28, 1996 and June 24, 1996 was $6.5 million, or 15.4% as compared to $5.8 million, or 7.5% from 1995. Gross profit as a percentage of sales increased due to margin improvements resulting primarily from the Taylor Restructuring.

     Selling, General and Administrative Expenses. SG&A expenses were $7.4 million (including $0.3 million at Mallyclad and Vyn-L), or 17.8% as a percentage of net sales, for the periods ended August 28, 1996 and June 24, 1996 compared to $13.0 million (including $0.6 million at Mallyclad and Vyn-L), or 16.9% of net sales, in 1995. The percentage increase was due primarily to the decrease in revenues between periods while SG&A expenses did not decline proportionately due to the fixed nature of certain costs in this category. The Taylor Restructuring accounted for a reduction in SG&A expenses, which was partially offset by an increase in SG&A expenses for Eagle.



     Loss from Operations. Loss from operations, excluding the nonrecurring restructuring charges in 1995, decreased from the operating loss of $7.2 million in 1995 due to the sale of Eagle, Taylor, Mallyclad and Vyn-L to the Company. As a percentage of net sales, the loss decreased due to the improved results from the Taylor Restructuring and the reduction in SG&A expenses.



     Interest Expense. Interest expense as a percentage of net sales was 2.7% in periods ended August 28, 1996 and June 24, 1996 compared to 2.3% in 1995. The former parent of Eagle and Taylor provided cash management services to Eagle and Taylor and charged interest expense relating to the amounts payable to affiliates. This interest expense approximated $1.8 million in 1995 and $1.1 million for the eight months ended August 28, 1996.



     Income Taxes. The Predecessors recorded a tax benefit of $0.9 million on the loss before taxes of $2.6 million for the period ended August 28, 1996 and June 24, 1996. The benefit results from income tax expense recorded at an effective rate of 35% on losses before taxes of the Predecessors. Prior to the acquisitions, Eagle and Taylor were included in the consolidated income tax returns of their parent and recorded income taxes in their accounts at a prescribed effective rate.



YEAR 2000



     The Company is in the process of performing a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major systems failure or miscalculations. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.



     Problems relating to Year 2000 issues could have a material adverse effect on the businesses of certain of the Company's customers and suppliers and other third parties. These problems could, indirectly, have an adverse impact on the Company's business. Although the Company has no way of assessing the probability or potential magnitude of any direct impact on its business as a result of the Year 2000 problems of other entities, there can be no assurance that any such adverse impact on the Company would not be material.



LIQUIDITY AND CAPITAL RESOURCES



     The Company's principal sources of funds historically have consisted of cash from operations and various financings. Prior to December 1997, the Company financed acquisitions through secured senior debt facilities and subordinated debt. In December 1997, the Company issued the Senior Notes to extinguish existing debt, finance the acquisitions of Binnings, Danvid, American Glassmith and Modern and provide working capital, fund general corporate expenses and finance future acquisitions.



     Approximately $33.8 million of the net proceeds of the Senior Notes was used to repay indebtedness under existing debt agreements, including prepayment penalties. The weighted average interest rate of the indebtedness repaid on December 10, 1997 was 9.7%. The Company used approximately $47.8 million of the net proceeds of the Senior Notes offering to pay the cash portion of the purchase price for the acquisitions consummated on December 10, 1997 and approximately $13.3 million of the net proceeds in connection with the acquisition of VinylSource in January 1998. The Company used approximately $15.9 million of the proceeds of the Senior Notes offering to pay a portion of the cash component of the acquisition of Weather-Seal on June 12, 1998. The Company made cash payments of $52.9 million relating to acquisitions in 1997, compared to $12.8 million in 1996. The Company expects to utilize cash on hand in the amount of $1.1 million to fund a portion of the cash purchase price for the Pending Acquisitions.



     At March 31, 1998, the Company had outstanding indebtedness of $126.2 million. The Company has no scheduled principal payments under the Senior Notes until December 2007. The Revolving Credit Facility, which provides for borrowings of up to $25 million, expires in June 2001. The debt service requirements of the Company (including capital lease obligations) for the next twelve months are principally for interest and are expected to be approximately $16.2 million.



     The Company believes that cash generated from operations will be sufficient to permit the Company to meet its expected operating needs, planned capital expenditures and debt service requirements. Future acquisitions may require additional financing and there can be no assurance that the Company will be able to raise capital on acceptable terms or in amounts sufficient to adequately finance its acquisition strategy and other cash needs. Furthermore, the Company is limited in obtaining future financing under the terms of the Senior Notes. In addition, the Company's future operating performance and ability to meet its financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond the Company's control.



     Cash provided by operations was $2.6 million, $1.5 million, $5.3 million and $1.5 million for the year ended December 31, 1995, the period ended August 28, 1996 and June 24, 1996 (predecessor pre-acquisition periods), the period from June 19, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997, respectively. Cash used in operations for Mallyclad and Vyn-L was $20,000 in 1995 and cash provided by operations was $0.2 million for the period ended June 25, 1996. Cash used in operations was $1.9 million in the three months ended March 31, 1998. The decrease in cash provided by operations for 1997 from the prior year reflects increases in the Company's working capital accounts which primarily consisted of an increase in accounts receivable of $1.2 million, a decrease in accounts payable of $1.9 million, offset by a $1.2 million decrease in inventories. The Company's working capital requirements for inventory and accounts receivable are impacted by changes in raw material costs, the availability of raw materials, growth of the Company's business and seasonality. As a result, such requirements may fluctuate significantly.



     Capital expenditures for the year ended December 31, 1995, the period ended August 28, 1996 and June 25, 1996 (predecessor pre-acquisition periods), the period from June 19, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997 and the three months ended March 31, 1998 were $2.6 million, $1.7 million, $0.4 million, $1.5 million and $1.3 million, respectively. Mallyclad and Vyn-L had cash outlays for the capital expenditures of $45,000 and $3,000 for 1995 and for the period ended June 24, 1996, respectively. Capital outlays included manufacturing equipment and computer software and hardware. In addition, in 1996 the Company entered into a $1.6 million capital lease to purchase computer hardware and software. Management expects that its capital expenditure program will continue at a sufficient level to support the strategic and operating needs of the Company's operating subsidiaries. This level of expenditure may be higher than historical levels. Further capital expenditures are expected to be funded from internally generated funds, leasing programs and the Company's credit facilities.



     Cash payments on long term debt were $1.1 million, $23.6 million and $0.3 million for the period from June 19, 1996 (date of inception) to December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. Net activity on the Company's lines of credit resulted in cash outflows of $5.9 million in 1997. The Company generated proceeds of $125.0 million from the issuance of the Senior Notes in December 1997. In addition, the Company paid approximately $6.1 million in related fees and expenses associated with the debt financing. The Company expects to pursue additional financing opportunities to fund its growth strategy. The Company raised $0.4 million through the issuance of preferred stock during the second and third quarters of 1997. The funds were used for general corporate purposes during this time period.

SEASONALITY



     The Company's business is seasonal since its primary revenues are driven by residential construction. Inclement weather during the winter months, particularly in the Northeast and Midwest regions of the U.S., usually reduces the level of building and remodeling activity in both the home improvement and new construction markets and, accordingly, has an adverse impact on the demand for fenestration products. Traditionally, the Company's lowest sales levels usually occur during the first and fourth quarters. The Company believes that its 1997 acquisitions in the southwestern and southeastern U.S. along with similar pending acquisitions will minimize the risk to the Company for potentially unusual inclement weather conditions in the midwest and the northeast. Because a high percentage of the Company's manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income has historically been lower in quarters with lower sales. Working capital, and borrowings to satisfy working capital requirements, are usually at their highest level during the second and third quarters.



CYCLICALITY



     Demand in the window and door manufacturing industry is influenced by new home construction activity and the demand for replacement products. Trends in the housing sector directly impact the financial performance of the Company. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, consumer confidence, consumer credit, interest rates and migration of the inter/intra U.S. population have a direct impact on the Company. Any declines in new housing starts and/or demand for replacement products may adversely impact the Company and there can be no assurance that any such adverse effects would not be material.



INFLATION AND RAW MATERIAL COSTS



     During the past several years, the rate of inflation has been relatively low and has not had a significant impact on the Company's operations. However, the Company purchases raw materials, such as aluminum, wood, vinyl and glass, that are subject to fluctuations in price that may not reflect the general rate of inflation and are more closely tied to the supply of and demand for the particular commodity. Specifically, there have been periods of significant and rapid changes in aluminum prices, with a concurrent short-term impact on the Company's operating margins. In some cases, generally where the increases have been modest, the Company has been able to mitigate the effect of these price increases over the long-term by passing them on to customers.

                         FENESTRATION INDUSTRY OVERVIEW


RESIDENTIAL INDUSTRY



     The market for residential fenestration products has grown steadily over the past several years. Changes in design trends and consumer preferences have increased demand for residential fenestration products. Homeowners seeking to differentiate their residences are demanding more elaborate windows and doors as well as a greater number of windows and doors. Heightened demand for feature windows, massive entryways, greater design options on interior doors, and decorative glass have all contributed to the industry's growth. Residential fenestration product sales totaled approximately $15.1 billion in 1996, $7.9 billion of which represented sales to the new construction market and $7.2 billion of which represented sales to the remodeling/replacement market. Of the Company's total 1997 pro forma net sales, approximately 67.2% was attributable to residential fenestration products. The NWWDA has estimated that total U.S. sales of residential windows, which represented approximately 50.1% of the Company's pro forma net sales in 1997, increased from 33.4 million units in 1991 to 48.9 million units in 1997, representing a CAGR of 6.6%. The NWWDA also has estimated that sales of residential entry doors, which represented approximately 22.3% of the Company's pro forma net sales in 1997, increased from 11.0 million units in 1994 to 12.3 million units in 1997, representing a CAGR of 3.8%. Residential window and door sales are expected to continue to increase over the next several years, with NWWDA forecasting sales of residential windows and entry doors of 51.8 million units and 13.2 million units, respectively, in the year 2000.



     While the fenestration industry remains highly sensitive to the level of new home construction activity, spending on residential remodeling and replacement activity has increased and is currently comparable to the level of spending on new home construction activity. Both the short-term and long-term outlook for remodeling is positive due to the continued growth in the inventory of existing homes and the aging of the housing stock. The increase in remodeling and replacement benefits all fenestration product lines, including interior and entry doors, energy efficient and custom windows and garage doors and decorative glass. Spending on each increases as a result of the shift in consumer attitudes toward windows and doors from merely a functional component of a house to an important element in the design of the home.



     The percentage of total residential windows and doors made of wood, aluminum or vinyl varies significantly by region. A homeowner's or homebuilder's choice of construction materials is based on factors such as cost, thermal efficiency, ease of maintenance, architectural taste and regional custom. In the southern, southeastern and southwestern regions of the U.S., aluminum windows are historically the most widely used product because of their low cost, durability and suitability to warm climates. Since aluminum is the least costly window alternative, homebuilders often prefer aluminum products to reduce their costs. Aluminum is not used as frequently in the northern and northeastern regions because of historical architectural trends and the usually superior insulating qualities of wood and vinyl windows.



     The vinyl window and door market is projected to be the fastest growing area for fenestration product sales over the next several years. Vinyl windows began to increase in popularity in the mid-1980s as a replacement product in the northern regions of the U.S. and, because of favorable pricing and product improvements, they are also becoming a popular choice in new construction. Vinyl windows and doors are generally more expensive than aluminum windows and doors but less expensive than wood products. Historically, vinyl windows have been less popular than aluminum windows in warmer climates because of the higher cost of vinyl and because initial models of vinyl windows were unable to withstand prolonged solar exposure. However, recent advances in vinyl composition technology have increased the quality and durability of vinyl windows and doors.



NON-RESIDENTIAL INDUSTRY



     The $7.1 billion market for non-residential fenestration products has also grown steadily over the past several years. This growth is evidenced by the increase in contracts awarded for office, institutional and manufacturing new construction, which has increased from 980 million square feet in 1991 to 1,450 million square feet estimated in 1997, representing a CAGR of 6.7%. Demand for remodeling/replacement non-residential products has also experienced strong growth as aging schools, hospitals and other institutional buildings have been renovated.



     The increase in new construction and remodeling/replacement is driving the demand for non-residential windows and doors. The NWWDA has projected that usage of windows in non-residential construction will increase from 350 million square feet of vision area in 1995 to an estimated 427 million square feet in 1998, representing a CAGR of 6.9%. Renovation of existing buildings constitutes a substantial portion of the non-residential window market, with the remodeling/replacement segment projected to account for approximately 60% of non-residential window sales over the next several years. The non-residential door market has also experienced strong growth, increasing from 8.8 million units in 1995 to an estimated 11.6 million units in 1998, representing a CAGR of 9.6%.



     The Company currently has signed two letters of intent with companies that manufacture, distribute and install non-residential aluminum fenestration products. Aluminum fenestration products represent approximately 54% of the $7.1 billion non-residential window and door market. Aluminum is the preferred material for non-residential fenestration products for the following reasons: aluminum extrusions are inherently strong, allowing windows to meet specified structural wind load requirements; special arch design requirements can be addressed with a minimum of tooling costs; and aluminum frames are maintenance free for the life of the building.


INDUSTRY FRAGMENTATION

     The fenestration products market is highly fragmented and historically has been characterized by small, entrepreneurial businesses. In 1997, only two United States fenestration products companies posted sales in excess of one billion dollars, and management believes that no single manufacturer of vinyl, wood and metal doors and windows currently has annual revenues exceeding 6% of total industry sales. As recently as 1995, the 100 largest fenestration manufacturing companies accounted for less than 50% of total industry sales.


     In recent years, growing public demand for higher performance and more elaborate windows and doors has resulted in increased manufacturing costs. These increased costs, as well as competitive pressures arising from better technology, higher levels of computerization and enhanced marketing efforts, have led to a shift away from small, independent manufacturers toward larger manufacturers that have the ability to spread higher costs across broader product lines and greater sales volumes and to better respond to accelerated lead times. This industry fragmentation presents significant opportunities for growth through acquisitions, a strategy the Company has been successful in implementing to date.

                                    BUSINESS
GENERAL


     The Company is a leading national manufacturer, distributor and installer of a broadly diversified line of windows, doors and related products ("fenestration products") designed to meet a variety of residential and non-residential consumer demands in both the new construction and remodeling/replacement markets. Since its entry into the fenestration industry, the Company has completed 13 acquisition transactions (without giving effect to the Pending Acquisitions) and has established itself as one of the top ten fenestration companies in the United States ("U.S.") of both vinyl and metal products. The Company's pro forma net sales were $375.5 million for the year ended December 31, 1997. The Company's strategy is to continue to increase its market share, geographic presence and product diversity through internal growth and strategic acquisitions of complementary businesses in the fragmented $22.2 billion fenestration products industry.



     The Company is one of a limited number of vertically integrated fenestration companies that offer a diversified product line consisting of aluminum, vinyl and wood products at all major price points. The Company's multiple product lines can generally be separated into the following categories:
(i) vinyl windows and doors; (ii) aluminum windows and doors; (iii) wood windows and doors; (iv) steel entry doors; (v) vinyl extrusions, aluminum extrusions and insulated glass; and (vi) other fenestration products. This diversity allows the Company to capture a broader customer base by targeting specific economic and geographic regions with products specifically tailored to meet each region's particular preferences.



     In recent years, management believes growing public demand for higher performance and more elaborate windows and doors has resulted in increased manufacturing costs. These increased costs, as well as competitive pressures arising from better technology and enhanced marketing efforts, have led to a shift away from small, independent manufacturers toward large, more fully integrated manufacturers that have the ability to spread higher costs across broader product lines and greater sales volumes and to better respond to accelerated lead times. This trend is driving consolidation of the historically highly fragmented fenestration products industry by larger, better capitalized companies and presents significant opportunities for growth through acquisitions, a strategy the Company has successfully implemented since entering the industry.



COMPETITIVE STRENGTHS



     The Company's position as one of the leading manufacturers, distributors and installers of fenestration products is attributable to a number of factors, including:



- ESTABLISHED BRAND NAMES AND DIVERSE PRODUCT LINE



     The Company markets products under the "Arlington," "Astoria-Pro," "Binnings," "Cierra Grande," "Danvid," "Eagle," "Encore," "Excel," "Nu-Sash," "Perma-Door," "Season-All Commercial," "Sumiglass," "Taylor," "Vinyline," "VinylSource," "Weather-Seal" and "Western" brand names, some of the most widely recognized brand names in the industry. The Company believes that each of these brands has an established reputation within the fenestration products industry for high quality, precision engineering and superior customer service. The Company believes the strength of its brand names and reputation will assist the Company in penetrating new markets and expanding distribution in existing markets. The Company is one of a limited number of window and door manufacturers that offers a diversified product line consisting of aluminum, vinyl and wood products at all major price points. This diversity allows the Company to capture a broader customer base by targeting specific economic and geographic regions with products tailored to meet each region's particular preferences. Additionally, the Company can offer wholesalers and do-it-yourself home center buyers a "one-stop" shopping solution for many of their window and door needs.



- MULTIPLE DISTRIBUTION CHANNELS AND NATIONAL DISTRIBUTOR NETWORK



     The Company distributes its products through a combination of sales to wholesalers, lumberyards, do-it-yourself home centers, architects and independent building contractors. Management believes that this distribution strategy maximizes the Company's market penetration and reduces reliance upon any single distribution channel for the sale of its products. In addition, the Company has developed many long-standing relationships with key distributors, which management believes provides the Company with a competitive advantage as the Company further develops its national sales strategy. The Company attributes its ability to establish productive relationships with many of the strongest distributors in its markets to its: (i) broad product offerings across all major price points; (ii) well recognized brand names; (iii) reputation for high quality; and (iv) high level of customer service. These factors have resulted in a loyal distributor base characterized by low turnover. Although the Company tailors its marketing efforts to address specific regional preferences, the Company's distribution network extends throughout the continental U.S. This national geographic scope, together with the Company's diverse product line, enables the Company to rapidly respond to shifts in regional consumer demand and reduces the Company's reliance on any single geographic region for the sale of its products.



- CUSTOMER SERVICE



     The Company's systems, processes and organization are designed to provide a high level of customer service. The Company believes that it offers its distributors high quality, competitively priced products and short lead times while maintaining high order-fill rates.



- EXPERIENCED, ENTREPRENEURIAL MANAGEMENT



     The Company has assembled a strong and experienced management team at both the corporate and operating levels. Collectively, the Company's senior officers have a total of more than 100 years of experience in manufacturing and distributing windows and doors. The Company's officers, including the Chairman of the Board, collectively have had significant involvement in more than 130 acquisition transactions, and management has a strong track record of acquiring businesses and integrating them into the existing operations of the Company. The Company believes that it will be able to utilize management's broad experience with integrating acquired businesses to allow it to continue to achieve cost savings and operational synergies as it acquires additional businesses. As of August 1, 1998, the Company's executive officers and directors collectively owned 81.9% of the Company's outstanding Common Stock (including options and warrants exercisable within 60 days thereafter).



- VERTICAL INTEGRATION



     Through strategic acquisition transactions, the Company has acquired aluminum and vinyl extrusion and glass production capabilities, resulting in a high degree of vertical integration within the Company's current manufacturing operations. In-house aluminum and vinyl extrusion capacity allows the Company to ensure a low-cost, reliable source of extrusions, control product quality and reduce inventory levels. Management believes that this vertical integration provides the Company with a significant cost advantage over many of its competitors.


GROWTH STRATEGY


     To solidify its market position as a leading national fenestration products manufacturer, distributor and installer and to enhance its growth and profitability, the Company intends to:



- INCREASE VERTICAL INTEGRATION AND PRODUCTION EFFICIENCIES



     The Company believes that it can continue to improve its margins through vertical integration of its vinyl extrusion, aluminum extrusion and glass production capabilities with its window and door manufacturing operations. Additional production efficiencies can be realized through rationalization of product lines, reconfiguration of production processes, reduction of inventory levels and implementation of uniform management information systems across the Company's various operating divisions. Achieving higher operating efficiencies also provides the Company with the competitive advantage of increased pricing flexibility in relation to its competitors.

- ACHIEVE ADDITIONAL COST SAVINGS


     The Company believes it will continue to reduce the total operating expenses of acquired businesses by increasing the level of automation of these businesses, eliminating duplicative administrative functions and consolidating certain management functions performed separately by each business prior to its acquisition. In addition, the Company is currently implementing programs to reduce costs at its acquired businesses in such areas as: the purchase of raw materials; equipment procurement and maintenance; financing arrangements; employee benefits; insurance; and bonding. As an example of the Company's procurement initiatives, in 1998 the Company estimates it will purchase 11 times the quantity of flat glass acquired by the Company in 1997. This enhanced critical mass has allowed the Company to realize a 33% decrease in the average cost per square foot of flat glass. As the Company continues to expand through internal growth and acquisitions, management expects the Company to further benefit as its increased size allows the Company to negotiate more favorable pricing for raw materials and equipment.



- EXPAND THROUGH STRATEGIC, COMPLEMENTARY ACQUISITIONS



     The Company believes there are significant opportunities for consolidation in the fenestration products industry and plans to continue to pursue an aggressive acquisition program. Strategic acquisitions will allow the Company to expand into geographic markets it does not currently serve by acquiring well-established fenestration products companies that, like the Company's previous acquisitions, and the Pending Acquisitions, serve as "platforms" for future growth and possess characteristics such as regional market leadership, recognized brand names, reputations for superior customer service, and strong customer bases. Despite the fragmentation in the industry, the Company believes there are companies that have gained significant market share in their respective niche markets and that the Company can efficiently expand its geographic coverage and improve profitability by consolidating these companies.



     Once the Company has established a platform in a given market, it generally seeks to "add on" other well-established fenestration companies operating within that region, in order to expand its market penetration. The Company believes that adding manufacturing and distribution capabilities in regional markets will allow it to manage inventories more effectively, improve recruiting and retention of distributors, develop regionally tailored advertising and marketing programs, and manage the procurement of raw materials more effectively.


- IMPLEMENT MARKETING STRATEGY

     The Company believes that many fenestration product companies have failed to implement the type of coordinated, professional marketing strategy that is necessary to develop strong manufacturer brand recognition and loyalty among distributors and consumers. Through the application of targeted marketing techniques and image advertising, the Company believes it will be able to effectively communicate the quality, diversity and value of its product line to potential purchasers. In addition, the Company's acquisition strategy includes the integration of the marketing and distribution system of each acquired entity with the Company's existing marketing and distribution systems to generate a broader overall distribution network for both its existing products and the newly acquired products. Furthermore, the Company emphasizes "cross-selling" to increase sales to existing customers by introducing them to additional products manufactured by the Company.

- LEVERAGE NATIONAL DISTRIBUTION SYSTEM, BROAD PRODUCT LINE AND BRAND NAME RECOGNITION


     The Company will seek to use its nationwide distribution system and broad product line to penetrate new markets and increase its share in existing markets. In addition, management plans to leverage the Company's national presence by targeting fast growing regions, thereby enhancing growth potential and reducing the Company's dependence on any single geographic market. The Company also plans to continue to capitalize on its well-recognized brand names and reputation for quality and service to increase net sales by cross-selling its products through its multiple distribution channels.

- IMPLEMENT BEST PRACTICES

     Management reviews the operations of the Company at the local and regional operating levels in order to identify certain "best practices" that can be implemented throughout the organization. For example, the Company has initiated operational improvements in the form of enhanced shop floor layouts, inventory management, operating procedures and equipment rationalizations. Management believes that this process of capitalizing on the collective knowledge and experience of its various operating units will allow the Company to achieve higher overall levels of customer satisfaction and operating performance.


     Consistent with its growth strategy, the Company has acquired, entered into definitive purchase agreements with or entered into letters of intent for the acquisition of nine companies during 1998, which represented approximately $192.4 million in 1997 pro forma net sales. To increase its penetration of the residential market, the Company has acquired Denver Window Corporation and the Weather-Seal division of Louisiana-Pacific Corporation and has entered into definitive purchase agreements with NuSash and the Southwestern U.S. Businesses. These companies provide strong brand names, increase product diversity and enhance national distribution. To expand the Company's presence in the non-residential market, the Company has entered into definitive purchase agreements or letters of intent for the acquisition of RC Aluminum, Airmaster, Northern and TSG. Collectively, these companies manufacture, distribute and install a complete line of aluminum fenestration products and significantly increase the Company's presence in New York City, southern Florida, and the eastern U.S. Consistent with the Company's vertical integration efforts, the Company also acquired the vinyl extrusion division of Easco, Inc. to increase the Company's production capabilities in the fast-growing vinyl fenestration products category. This acquisition provides the Company with a low cost vinyl source for its vinyl window and door operations.


PRODUCTS


     The Company is one of a limited number of window and door manufacturers which offer a broadly diversified product line. The Company's multiple product lines can generally be separated into the following categories: (i) aluminum windows and doors; (ii) wood windows and doors; (iii) vinyl windows and doors;
(iv) steel entry doors; (v) other fenestration products; and (vi) vinyl and aluminum extrusions and insulated glass. The following table summarizes the percentage of the Company's pro forma net sales for the year ended December 31, 1997 in each of the its main product categories:



PRODUCT CATEGORY               SELECTED BRAND NAMES              GEOGRAPHIC FOCUS               PERCENTAGE
----------------               --------------------              ----------------               ----------
Aluminum Windows and Doors     Binnings, Danvid, Western,
                               Season-All Commercial             Southwest, Southeast, Midwest     47.4%
Wood Windows and Doors         Eagle, Cierra Grande, Arlington   National                          19.1%
Vinyl Windows and Doors        Thermetic, Astoria-Pro, Excel,
                               Nu-Sash, Binnings, Danvid,
                               Vinylline                         Southwest, Southeast, Midwest     14.4%
Steel Entry Doors              Taylor, Perma-Door, Encore        National                           5.7%
Other Fenestration Products    Sumiglass                         National                           4.4%
Aluminum and Vinyl Extrusions  VinylSource                       Midwest, Southeast                 9.0%



     Aluminum Windows and Doors. The Company produces aluminum windows, including single/double hung, horizontal rolling, fixed light and specialty windows, at its Binnings and Danvid facilities. In addition, Western manufactures a full line of aluminum products designed for the luxury home market in Arizona, California and Nevada. Western's aluminum products include horizontal rolling windows, casement windows, arched configurations, window wall systems and sliding glass doors. RC Aluminum designs, produces and installs custom engineered aluminum windows and doors for high rise residential and commercial buildings in the southern Florida market. RC Aluminum windows and doors are built to resist hurricane damage in compliance with Dade County's stringent building codes. Airmaster distributes aluminum double-hung, casement, fixed and sliding windows and sliding and swing doors manufactured by Northern predominantly for replacement applications in both residential and commercial sites in the New York City region. The Southwestern U.S. Businesses distribute aluminum windows and patio doors for residential and commercial applications. The Southwestern U.S. Businesses' primary customers for their aluminum windows and patio doors are contractors in various metropolitan areas in the Southwestern U.S. Forte manufactures aluminum double-hung windows, projection windows and casement windows at its Youngstown, Ohio plant, which are primarily targeted for use in office buildings, schools and other non-residential buildings.



     Wood Windows and Doors. Eagle, located in Dubuque, Iowa, manufactures a full line of wood windows and doors. The Company's wood windows are all preservative treated to withstand harsh weather conditions and are targeted at the higher priced segment of the residential window market. Since Eagle's products are available with primed, unprimed, stained or painted exteriors and interiors, consumers have flexibility in choosing the finish they prefer. Eagle's products, which include casement and double-hung windows, picture windows, geometrically shaped windows, wood patio doors and French doors are generally purchased for use in high-end custom residential construction and renovation. Unlike most of its competitors who use full formed aluminum in the manufacture of aluminum-clad windows, the Company manufactures extruded aluminum-clad casement and double hung-windows and auxiliary windows. The thicker extruded aluminum cladding (a layer of aluminum attached to a wooden interior framework) is designed to provide superior frame rigidity, long product life, resistance to warping and easy maintenance. The Company's aluminum-clad windows are available in 50 different exterior colors and offer greater customization options than many competitive products. The customer has the option of selecting from primed or unfinished interior surfaces and from a number of pre-finished exterior surfaces, certain of which are resistant to ultraviolet ray degradation and salt spray. The Company's aluminum-clad wood windows are designed for use in high-end residential and non-residential construction and renovation. Weather-Seal produces two types of exterior-clad wood windows. The "Cierra Grande" line is clad with pre-finished extruded aluminum, and the wood interior is available unfinished or primed. In addition, the Company has developed a new line of vinyl/wood composite windows which are marketed under the trade name "Arlington." The Company expects the Arlington production line to be fully operational by the end of the third quarter of 1998. Weather-Seal also produces aluminum-clad wood patio doors which complement the "Cierra Grande" window line.



     Vinyl Windows and Doors. Thermetic and Modern manufacture vinyl replacement windows sold under the trade name "Vinyline" and vinyl windows and doors for use in new construction under the trade name "Modernview." Vinyl windows manufactured by Binnings are sold throughout the Southeast as less expensive alternatives to wood windows. Danvid also manufactures vinyl windows that are sold primarily in the Southern and Southwestern United States. The Company's business strategy includes continued emphasis on expanding its vinyl fenestration products business through additional acquisitions and through internal growth. Weather-Seal manufactures vinyl single-hung windows for the new construction market on a state-of-the-art automated production line. Management believes that this automated process facilitates high repeatability, thus providing a high quality finished product with a minimum of material content. Another Weather-Seal facility produces three lines of vinyl double-hung windows, two targeted for the remodeling/replacement market under the trade names "Excel" and "Nu-Sash" and one targeted for the new construction market under the trade name "Astoria Pro." Weather-Seal produces vinyl patio doors on a highly automated assembly line, marketing this product under the "Astoria Pro" trade name. The Company also intends to launch a second low-cost vinyl patio door line using profiles produced by VinylSource. The Company plans to expand the distribution of Weather-Seal products to the Company's other operating units, thus exploiting Weather-Seal's technologically advanced manufacturing capabilities. In addition, the Company plans to selectively integrate certain of Weather-Seal's vinyl profiles into the operations of VinylSource.



     Steel Entry Doors. Taylor designs and manufactures a complete line of steel entry doors and slabs. These products are generally pre-hung by distributors and glazed with decorative glass and are marketed under the trade names "Taylor" and "Perma-Door." The Taylor stainable steel entry door models are manufactured with a special surface texture in order to allow durable staining. The steel entry systems are insulated using a urethane core to enhance energy efficiency. The Company also manufactures and markets insulated steel garage door panels under the trade names "Encore" and "Taylor." The Encore garage door panels are constructed from galvanized, roll-formed laminated steel and feature multicoat rust protection, rigid foam core insulation and 18-gauge steel hinge reinforcements for extra strength and durability.

     Other Fenestration Products. The Company's other fenestration products include security screens and security screen doors, aluminum storm windows and storm doors and decorative glass lites. One of Forte's key products is a unitized security screen and window combination, designed to be functional and aesthetically pleasing, which it markets to schools, institutions and other office buildings. American Glassmith designs, manufactures and assembles decorative glass lites for a variety of residential applications, including windows, doors, transoms, cabinets, and sidelites. The decorative glass lites are primarily distributed in the Northern United States. The American Glassmith division also manufactures laminated glass which is sold under the Sumiglass trademark. Sumiglass products are distributed nationally and are used in a variety of applications, including doors, windows, sidelites, room partitions, office dividers, skylights and glass handrails. TSG fabricates and installs, on a contract basis and throughout the eastern U.S., engineered glazing systems, including glass windows, walls and doors and aluminum curtain walls. In addition, the Southwestern U.S. Businesses distribute dimensional lumber and millwork to contractors in various metropolitan areas in the Southwestern U.S. for residential and commercial applications.



     Aluminum and Vinyl Extrusions and Insulated Glass. The Company produces aluminum extrusions at Binnings and vinyl extrusions at VinylSource. The Company uses a significant portion of its vinyl and aluminum extrusion production to satisfy a portion of its manufacturing needs. The Company believes that this in-house extrusion capacity provides it with a low-cost, reliable source of raw materials and reduces working capital requirements. To optimize production efficiency at the Company's extrusion facilities, the Company also sells extrusion products to third parties. Weather-Seal has two fully-automated "Intercept" insulated glass manufacturing lines, producing insulated glass units under a licensing agreement. The Company plans to centralize insulated glass manufacturing at this location for several of its operating units, including Forte, Thermetic and Eagle. The Company's insulated glass is used internally and is not marketed to third parties.



     Within most of its fenestration and product lines, the Company offers a variety of options in terms of price and performance characteristics. The Company markets certain lines to high-end custom home builders and contractors and to several niche non-residential markets, including hotels and motels, schools, colleges, restaurants, and nursing homes. These premium wood product lines are characterized by exterior extruded aluminum cladding and superior performance characteristics (i.e., strength, durability and low water/air infiltration), decorative glass and a variety of flexible options. The premium aluminum-clad wood windows and doors offer high levels of frame rigidity, longevity, warping resistance, and easy maintenance. All of the Company's premium products are designed to promote energy efficiency. Customers may select either clear insulated glass or low-E glass for more extreme climates. The Company also offers more moderately priced and lower priced options for window and door consumers.



     Some of the Company's products are currently manufactured for selected regional distribution. For example, the Company manufactures a full line of aluminum window and door products designed primarily for the luxury home market in Arizona, Southern California and Nevada. This line includes horizontal rolling windows, casement windows, sliding glass doors, Duo-Pane insulating glass, retro-fit and conversion systems, sound control products, multi-slide doors, geometric shaped configurations, and window wall systems. Danvid's aluminum windows target the tract housing market in Texas and the Southeast, where the lower cost of aluminum windows and the temperate climate make aluminum windows the product of choice. Binnings produces an "impact window" that is marketed and distributed in coastal areas subject to hurricane winds. Likewise, RC Aluminum engineers and designs its aluminum windows for the southern Florida market to withstand hurricane conditions. Finally, Airmaster targets residential high-rise buildings in New York City and surrounding areas for the line of aluminum windows manufactured by Northern. Management believes that the Company is a leading supplier of residential fenestration products in each of the major regional markets in which it competes.


DISTRIBUTION AND MARKETING

     The Company uses multiple distribution channels and brand names to maximize market penetration. The Company distributes its windows and doors through (i) one-step distribution to major do-it-yourself home centers, lumberyards and specialty window and door stores; (ii) two-step distribution to wholesalers who resell to do-it-yourself home centers and lumberyards; and (iii) direct sales to homebuilders, remodelers and contractors. The following charts summarize the Company's various distribution channels:

                         [DISTRIBUTION CHANNELS GRAPH]

     DIRECT                     ONE-STEP            TWO-STEP
  DISTRIBUTION                DISTRIBUTION        DISTRIBUTION
  ------------                ------------        ------------
     AAPC                         AAPC                AAPC
      |                           |                    |
      |                           |                Wholesaler
      |                           |                    |
      |                        Retailer*            Retailer*
      |                           |                    |
  End User**                   End User**          End User**

---------------

 * Retailers typically include retail home centers, lumberyards and, in one-step distribution, Company-owned distribution centers.

** End users typically include remodelers, contractors, homeowners and homebuilders.

     In one-step distribution, the Company distributes to do-it-yourself home centers and lumberyards and specialty window and door stores. These customers maintain low levels of inventory and therefore require more frequent deliveries and generally require higher levels of customer service than two-step distributors. In two-step distribution, the Company sells to wholesalers who resell the products to lumberyards and do-it-yourself home centers. Two-step distributors are primarily utilized to service smaller retailers in rural areas that do not generate sufficient volume to purchase directly from the Company. In contrast to one-step distributors, two-step distributors often carry large inventory positions in order to service the needs of its retail customers who generally carry limited amounts of inventory.

     The Company markets its products on a national basis, in all 48 contiguous states through a sales force consisting of salaried and commissioned sales representatives. Divisional sales managers coordinate the marketing activities among the Company and the sales representatives. The sales representatives concentrate on serving the Company's one-step, two-step, remodeler, and non-residential contractor customers with marketing, sales and service support. The Company's marketing strategy emphasizes customer service and support. Management believes the key to effectively addressing changing customer requirements, expanding existing customer base, and building supply relationships with new distributors is the ability to respond with product, delivery, and service in a complete and time-sensitive fashion.

     As a long-time manufacturer and distributor of windows and doors, the Company has developed long-standing relationships with many key distributors. The Company believes that the strength of these relationships is a competitive advantage as the Company further develops its national sales strategy. By combining its regional leadership position with its broad offering of well-known products, the Company strives to use the distributor relationships to increase the penetration of its products into new geographic markets. For example, a regional distributor who is familiar with the Company's products that have historically been sold in that region may have a need for some of the Company's products that are not well-known in that region. Distributors tend to concentrate their business with a relatively small number of suppliers, and an existing relationship with a distributor often will provide the Company with an advantage over other potential suppliers. Accordingly, the Company's marketing efforts focus on both "cross-selling" to its existing customers as well as introducing new customers to its extensive product line.

PROPERTIES

     The Company's principal manufacturing facilities and administrative offices are located at the following sites:


                                        SIZE         OWNED/
             LOCATION               (SQUARE FEET)    LEASED    PRODUCTS MANUFACTURED/SERVICES PERFORMED
             --------               -------------    ------    ----------------------------------------
Eagle
Dubuque, Iowa.....................        320,000    Owned     Wood windows and doors and aluminum-clad
                                                               windows and doors; administration
Taylor Door
West Branch, Michigan.............        210,000    Owned     Custom insulated steel entry systems;
                                                               steel garage doors and vinyl-clad doors;
                                                               administration
Forte
Youngstown, Ohio..................        156,000    Owned     Aluminum windows and security windows,
                                                               screens and doors; administration
Western
Phoenix, Arizona..................         46,600    Leased    Custom aluminum windows and doors
Corporate Headquarters
Boardman, Ohio....................          6,400    Leased    Executive offices; administration
Thermetic
Toluca, Illinois..................         70,000    Owned     Vinyl doors and windows
Danvid
Carrollton, Texas.................        169,000    Leased    Aluminum windows and doors; vinyl
                                                               windows
Binnings
Lexington, North Carolina.........        268,000    Owned     Vinyl windows, aluminum windows and
                                                               storm windows and doors; administration
Binnings
Aventura, Florida.................        158,000    Owned     Aluminum windows and aluminum patio
                                                               doors; distribution
American Glassmith
Columbus, Ohio....................         60,000    Leased    Decorative glass lites and laminated
                                                               glass products; administration
VinylSource
Austintown, Ohio..................        163,000    Leased    Vinyl window and door profiles; vinyl
                                                               extrusions
Weather-Seal
Barberton, Ohio...................         36,000    Owned     Administration
Weather-Seal
Ottawa, Ohio......................        325,000    Owned     Wood windows and doors; warehouse
Weather-Seal
Norton, Ohio......................        150,000    Owned     Aluminum extrusion; painting and
                                                               fabrication
Weather-Seal
Boardman, Ohio....................        110,000    Owned     Aluminum extrusion; anodizing and
                                                               fabrication

                                        SIZE         OWNED/
             LOCATION               (SQUARE FEET)    LEASED    PRODUCTS MANUFACTURED/SERVICES PERFORMED
             --------               -------------    ------    ----------------------------------------
Weather-Seal
Orrville, Ohio....................         96,000    Owned     Vinyl windows; administration
Weather-Seal
Orrville, Ohio....................         52,000    Owned     Insulated glass manufacturing
Weather-Seal
Orrville, Ohio....................          5,200    Owned     Truck repair facility
Weather-Seal
Barberton, Ohio...................         34,000    Owned     Vinyl extrusion
Weather-Seal
Winesburg, Ohio...................        110,000    Owned     Vinyl windows and doors
Airmaster
Harrison, New York................          5,000    Leased    Distribution of aluminum windows;
                                                               administration
Southwestern U.S. Businesses......          7,000    Leased    Millwork showroom; aluminum window
                                                               servicing
Southwestern U.S. Businesses......         39,000    Leased    Dimensional lumber; millwork; aluminum
                                                               windows
Southwestern U.S. Businesses......         82,500    Leased    Aluminum windows; warehouse
Southwestern U.S. Businesses......         25,000    Leased    Millwork; aluminum windows
Northern
Ridgefield, New Jersey............         63,400    Leased    Aluminum windows; administration
NuSash
Indianapolis, Indiana.............          7,700    Leased    Vinyl windows; administration
TSG
Valdosta, Georgia.................         60,000    Leased    Aluminum windows; administration
RC Aluminum
Miami, Florida....................         30,000    Leased    Aluminum windows; administration
RC Aluminum
Hialeah, Florida..................         30,000    Leased    Aluminum windows
RC Aluminum
Miami, Florida....................         24,000    Leased    Aluminum windows
RC Aluminum
Miami, Florida....................         30,000    Leased    Aluminum windows
                                    -------------
  Total...........................      2,948,800
                                    =============



     The Company also operates eight distribution centers in Florida, six in Indiana, one in Colorado, one in Kentucky, one in Michigan and one in Ohio. Management believes the Company's manufacturing, distribution and administrative facilities are sufficient to meet its current needs.


MANUFACTURING

     Wood, aluminum, steel, polyvinyl chloride and glass are the primary raw materials used in the Company's manufacturing process. These raw materials are readily available and may be procured from numerous suppliers. The Company believes there are currently sufficient alternative sources of raw materials to support its foreseeable manufacturing needs. The Company generally manufactures products to fill specific purchase orders, and the purchase of raw materials is usually closely linked to specific purchase orders. The Company is generally able to reduce its exposure to raw material price increases through purchasing controls, long-term purchase contracts and its ability to pass on price increases to its customers. See "Risk Factors -- Fluctuations in Raw Material Costs and Supply; Reliance on Manufacturing Facilities and Suppliers."

     The Company manufactures and distributes a broad line of aluminum, vinyl and wood windows and doors. In the aluminum window fabrication process, extrusions are cut to size and notched and mechanically fastened to form frames, comprised of sills and jambs, and sashes, comprised of center bars, lock rails, lift rails and sash rails. Raw glass, purchased cut-to-size or sized in-house, is insulated and finished. Prepared glass and component parts are assembled by product type and transferred to a staged shipping area. In the vinyl fabrication process, vinyl frame extrusions are cut, notched and welded. The frame is then placed on assembly lines on which insulated glass and sashes are installed. In the fabrication of wood window and door products, pre-cut, precision-milled wood components are glued and screwed together, sanded and affixed with appropriate hardware. These units are then glazed and packaged for final shipment.


     The Company acts primarily as a designer, manufacturer, and finisher of its end products. Except for custom molding the wood components of its windows and doors, manufacturing decorative glass lites and extruding aluminum and vinyl, the Company does not generally manufacture the component parts used in the manufacture of its products. Although the Company extrudes aluminum at its Binnings facility and vinyl at its VinylSource and Weather-Seal facilities, it also purchases extruded aluminum and vinyl from third-party suppliers. The outsourcing of select component parts manufacturing allows the Company to focus on designing and assembling high quality products for their target consumers. In addition, the Company has consolidated the operations of Modern into Forte and Thermetic, which is expected to result in increased production efficiency and cost savings.


COMPETITION

     The fenestration products industry traditionally has been highly fragmented and competitive. As recently as 1995, the 100 largest fenestration companies in the aggregate comprised less than 50% of total industry sales, and management estimates that the single largest fenestration company currently has annual revenues of less than 6% of total industry sales. The Company believes that it competes with other fenestration product manufacturers primarily on the basis of the breadth of its product lines, the reliability and speed of its services, and the quality, design and cost of its products. The Company's main competitors include such firms as Andersen Corporation, Jeld-Wen Inc. and Pella Corporation that manufacture products which compete with some of the Company's product lines on a nationwide basis, as well as other firms that manufacture a more limited array of products or distribute their products on a regional or local level only. As consolidation in the fenestration industry continues, competition on a nationwide basis is also likely to increase. In addition, any decreases in total market demand for residential fenestration products would be likely to result in increased industry competition.

BACKLOG

     The Company has no material long-term customer supply contracts. The Company's products are ordinarily manufactured to fill specific purchase orders, and orders are generally filled within 60 days of submission of the purchase order. Accordingly, the Company typically does not maintain significant backlog.

INTELLECTUAL PROPERTY


     As of the date of this Prospectus (without giving effect to the Pending Acquisitions), the Company owns 22 domestic patents and 4 foreign patents. Additionally, the Company owns 53 domestic trademark registrations, 6 foreign trademark registrations, 12 domestic trademark applications and 3 foreign trademark applications. The patents are of design, manufacturing, and process types and the trademark protection applies to entity name protection, as well as to product names. There can be no assurance that other parties will not independently duplicate or develop similar technologies or design around patented aspects of the Company's technologies, or that any of the Company's patents, trademarks or pending applications will afford the Company meaningful protection against competitors. Litigation may also be necessary to enforce the Company's intellectual property rights or to determine the scope and validity of others' proprietary rights, which could result in substantial costs to the Company. The failure of the Company to protect its proprietary information could have a material adverse effect on the Company's business.

GOVERNMENTAL REGULATION AND INDUSTRY STANDARDS


     The Company is subject to federal and state laws and regulations governing the emission of particulate matter and the use, storage, handling and disposal of certain paints, solvents and other chemicals used in the production of vinyl cladding and adhesion. Although the Company believes that its activities comply with the current standards prescribed by law, the risk of accidental contamination to the environment or injury cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the available resources of the Company. In addition, each of the Company's production facilities is subject to regulation by a number of governmental authorities, including regulations relating to occupational health and safety, as well as federal and state laws governing such matters as overtime and minimum wages. The Company believes that its operations comply in all material respects with all applicable regulatory requirements. In addition, the Company currently does not believe that costs of compliance with existing federal, state and local environmental laws will have a material effect on the capital expenditures, earnings or competitive position of the Company during the foreseeable future. However, any failure to comply with applicable regulations, or the adoption of new regulations or changes in existing regulations, could impose additional compliance costs on the Company, require a cessation of certain activities or otherwise have a material adverse impact on the Company's business and results of operations.



     Asbestos-containing materials have been found in certain sections of one of Eagle & Taylor Company's operating facilities. The former owner has agreed to bear certain abatement costs relating to this matter, however, and the Company does not expect abatement costs to have a material impact on business, results of operations or financial condition of the Company.


     The Company also adheres to voluntary fenestration industry performance guidelines established by the NWWDA and the American Architectural Manufacturers' Association which, in turn, are used by the architectural community for establishing window and door performance standards for both residential and non-residential applications. Both of these organizations establish threshold performance criteria, which qualify products for specific levels of performance in the categories of water penetration, air infiltration, and structural window and door integrity. Although the Company has historically used commercial facilities to carry out product testing, the Company has established a testing facility in its Youngstown, Ohio facility that is now performing a significant number of these tests.

EMPLOYEES


     As of June 30, 1998 (without giving effect to the Pending Acquisitions), the Company employed approximately 3,000 persons. Of these, approximately 2,300 are hourly and approximately 700 are salaried. Approximately 200 of the Company's current employees are covered by collective bargaining agreements that expire in February 1999, March 2000 and February 2002. An additional 200 of the Company's unionized employees are currently operating without collective bargaining agreements. These agreements are currently being negotiated, and management does not expect the terms of the final agreements to have a material impact on the Company. The Company believes that its relations with its employees are good. There can be no assurance, however, that the Company will not experience work stoppages or slowdowns in the future. In addition, there can be no assurance that the Company's non-union facilities will not become subject to labor union organizational efforts or that labor costs will not materially increase.


LEGAL PROCEEDINGS


     The Company is involved from time to time in litigation arising in the ordinary course of its business, none of which is expected to have a material adverse effect on its business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth the names, ages (as of August 1, 1998) and positions of directors and executive officers of the Company. The Board of Directors of the Company currently consists of nine (9) members. Directors hold office until their successors have been duly elected and qualified. Officers are chosen by and serve at the discretion of the Board of Directors. A summary of the background and experience of each of these individuals is set forth after the table.



                NAME                     AGE                          POSITION
                ----                     ---                          --------
George S. Hofmeister                     46     Chairman of the Board
Frank J. Amedia                          45     President, Chief Executive Officer and Director
Joseph Dominijanni                       41     Director and Treasurer
Richard L. Kovach                        36     Vice President and Chief Financial Officer
David J. McKelvey                        46     Vice President -- Development
Jeffrey V. Miller                        51     Vice President -- Operations
Donald E. Lambrix, Jr.                   56     Vice President -- Manufacturing
J. Larry Powell                          55     Vice President -- Sales & Marketing
Jonathan K. Schoenike                    37     General Counsel & Secretary
John J. Cafaro                           46     Director
W.R. Jackson, Jr.                        65     Director
Joseph C. Lawyer                         53     Director
John Masternick                          72     Director
Lawrence J. O'Dowd                       61     Director
Charles E. Trebilcock                    71     Director


     George S. Hofmeister has served as the Chairman of the Board since December 19, 1996. Mr. Hofmeister has served as Chief Executive Officer and Chairman of the Board of American Commercial Holdings, Inc. ("ACH"), the parent company of AAPH, since January 1996 and continues to serve in such roles. Mr. Hofmeister also continues to serve as Vice Chairman of AP Automotive, Inc., a manufacturer of automobile exhaust systems. Mr. Hofmeister has held that position since February 14, 1996. From June 1, 1991 until December 15, 1995, Mr. Hofmeister served as Chief Executive Officer and Chairman of the Board of EWI, Inc., a manufacturer of automotive metal stampings.

     Frank J. Amedia joined the Company's Board of Directors on June 8, 1994 following the acquisition of Forte, Inc. by the Company, and has served as its President and Chief Executive Officer since that date. From June 8, 1994 until December 19, 1996, Mr. Amedia also served as the Chairman of the Board of Directors of the Company. Prior to joining the Company, Mr. Amedia was President and Chief Executive Officer of Forte, which he founded in 1989 in Youngstown, Ohio as a welded aluminum security screen and storm door fabricator and which he expanded through various acquisitions. Forte's products were distributed through a manufacturers' representative distribution business established by Mr. Amedia in 1986. Prior to founding the manufacturers' representative business, Mr. Amedia served in various capacities for the Youngstown Metropolitan Housing Authority.

     Joseph Dominijanni has served as the Company's Treasurer and a Director since December 19, 1996. Mr. Dominijanni has also served as the Vice
President -- Finance of ETC since its inception. Mr. Dominijanni also currently serves as Vice President -- Finance of ACH, the parent corporation of AAPH, and American Commercial Industries, Inc., ("ACI"), a subsidiary of ACH that is principally engaged in the manufacturing of automotive components. Mr. Dominijanni joined ACH and ACI in May 1996. Mr. Dominijanni served as Vice President -- Finance of EWI, Inc. a manufacturer of automotive metal stampings, from June 1990 until April 1996. Prior to 1990, Mr. Dominijanni was a Senior Manager with the accounting firm of Price Waterhouse.

     Richard L. Kovach joined the Company in January 1997 as its Vice President and Chief Financial Officer. From 1991 until joining the Company, Mr. Kovach assisted clients with finance and operations management issues in the Financial Advisory Services and Management Consulting practice of Ernst & Young. From 1988 until 1991, Mr. Kovach was Manager of Financial Planning at Ferro Corporation. Prior to joining Ferro Corporation, Mr. Kovach was with Arthur Andersen & Co.'s Small Business Group.

     David J. McKelvey joined the Company as Vice President in August 1995 and also served as Secretary from December 1996 through November 1997. Prior to joining the Company, Mr. McKelvey was Executive Vice President of Administration and Development for The Cafaro Company, a major domestic shopping mall developer engaged in the ownership, operation and management of enclosed regional shopping centers. From 1992 through 1995, Mr. McKelvey also served as Executive Regional Director of Real Estate for The Cafaro Company.

     Jeffrey V. Miller joined the Company in May 1997 as Vice
President -- Operations. From 1995 to 1997, Mr. Miller served as President of the North American Window Division of Gentek Building Products. From 1992 through 1994, Mr. Miller was Director of Vinyl Operations for SNE Corporation, a division of Ply Gem Industries. Mr. Miller was general manager of the New Construction Window Division and Vice President of Technology and Corporate Development for Chelsea Building Products from 1989 to 1992.

     Donald E. Lambrix, Jr. became the Company's Vice President -- Manufacturing in December 1996 after serving as Vice President of Operations for the Company's Forte subsidiary since 1990. Mr. Lambrix previously served as Vice President of a multiple facility fenestration products manufacturer. Mr. Lambrix has received industry recognition for his development of state-of-the-art welding, testing and certification procedures.

     J. Larry Powell, the Company's Vice President -- Marketing and Sales, joined the Company in October 1996. Mr. Powell co-founded Blackhawk, a manufacturer of steel security screens and screen doors, in 1992 and served on its Board of Directors and as its Vice President until 1996. From 1987 to 1991, Mr. Powell served as Vice President -- Marketing and Sales for Sugarcreek Window & Door. Mr. Powell has been employed in the fenestration industry since the early 1970s, principally in the marketing of residential and commercial steel and aluminum window products and doors. In addition, Mr. Powell founded and developed a nationwide marketing representative group that sells a full range of fenestration products.

     Jonathan K. Schoenike joined the Company in August 1997 as General Counsel and has served as Secretary since November 1997. Prior to joining the Company, Mr. Schoenike served for over 5 years as Assistant Counsel for The Cafaro Company, a major domestic shopping mall developer engaged in the ownership, operation and management of enclosed regional shopping centers.

     John J. Cafaro joined the Board of Directors in December 1996. Mr. Cafaro also serves as the Executive Vice President of The Cafaro Company, a major domestic shopping mall developer engaged in the ownership, operation and management of enclosed regional shopping centers. Mr. Cafaro has been a principal officer of The Cafaro Company for the past 20 years.

     William R. Jackson, Jr. has served as a director of the Company since December 19, 1996. Mr. Jackson has also served since 1982 on the Board of Directors of Pitt-Des Moines, Inc., a steel construction, engineering and metal products manufacturer. Mr. Jackson was also President and Treasurer of Pitt-Des Moines, Inc. from 1983-87.


     Joseph C. Lawyer has been a member of the Board of Directors since April 30, 1998. Mr. Lawyer has served as President, Chief Executive Officer and Director of Chatwins Group, Inc., a manufacturer of a broad range of fabricated and machined industrial parts and products, since 1986. Prior thereto, Mr. Lawyer served as General Manager of the Specialty Steel Products Division of USX Corporation, where he was employed for over 17 years. Mr. Lawyer has been a director of Respironics, Inc., a company engaged in the design, manufacture and sale of home and hospital respiratory medical products, since November 1994.

     John Masternick has been a director of the Company since June 14, 1994. Mr. Masternick is a practicing attorney in Girard, Ohio, and is the Chairman of the Board of Directors of Omni Manor, Inc. and Windsor House, Inc., owners and operators of skilled nursing and extended care facilities in northeastern Ohio and western Pennsylvania.

     Lawrence J. O'Dowd has been a member of the Company's Board of Directors since April 30, 1998. Mr. O'Dowd has served as Chairman of ACI since March 1998. Mr. O'Dowd has also held the office of Chief Executive Officer of ACI since May 1996, and from July 1995 to March 1998 he served as ACI's President. Mr. O'Dowd was employed by the Specialty Stampings Division of MascoTech, Inc.'s automotive group from April 1979 to July 1995 as Vice President and General Manager.

     Charles E. Trebilcock has been a director of the Company since June 14, 1994. Since 1964, Mr. Trebilcock has served as Chairman of Liberty Industries, Inc., an Ohio-based manufacturer of industrial lumber packaging products and equipment. Mr. Trebilcock is also a partner in Kings Company, which is also a manufacturer of industrial lumber packaging products and equipment.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued to the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") for the years ending December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                    NAME AND                      ---------------------------         OTHER
               PRINCIPAL POSITION                 YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)
------------------------------------------------  ----   ---------   --------   ------------------
Frank J. Amedia                                   1997    266,807    250,000            --
  President and Chief Executive Officer           1996    168,718         --            --
                                                  1995    193,000         --            --
Richard L. Kovach                                 1997    119,390     75,000            --
  Vice President and Chief Financial Officer
J. Larry Powell                                   1997    114,167     25,000            --
  Vice President -- Marketing and Sales
Jeffrey V. Miller                                 1997     90,000     25,000            --
  Vice President -- Operations

---------------

(1) Other compensation to the Named Executive Officers did not exceed $50,000 or 10% of total annual salary and bonus during any fiscal year.

     No stock options previously granted to the executive officers were subject to repricing during the fiscal year ended December 31, 1997. The Company does not have a long term incentive plan established for the benefit of its executive officers or directors. In February 1998, the Board of Directors rescinded stock options to purchase 209,000 and 100,000 shares of Common Stock with per share exercise prices of $5.63 and $6.19, respectively. These stock options were reissued in February 1998 at the following exercise prices: (i) options to purchase 209,000 shares of Common Stock with an exercise price of $3.56 per share; and (ii) options to purchase 100,000 shares of Common Stock with an exercise price of $3.92 per share.

     No stock options, stock appreciation rights or restricted stock awards were granted as compensation to any officer, director or employee of the Company or its subsidiaries during the fiscal years ended December 31, 1995 or 1996. The Company entered into definitive stock option agreements with Mr. Amedia and Mr.

Masternick dated December 18, 1996, memorializing the terms of stock options granted to them in 1994 as stockholders of Forte, Inc. in connection with the acquisition by the Company of Forte, Inc. The Company issued options to purchase up to 424,000 shares of Common Stock to various officers, directors and employees of the Company or its subsidiaries during the fiscal year ended December 31, 1997. The following table sets forth certain information concerning individual grants of stock options to each of the Named Executive Officers during the year ended December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF STOCK
                                                                                        PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS                             OPTION TERM(1)
                        -------------------------------------------------------------   -----------------------
                                          PERCENT OF
                         NUMBER OF          TOTAL
                         SECURITIES      OPTIONS/SARS        EXERCISE
                         UNDERLYING       GRANTED TO         OR BASE
                        OPTIONS/SARS     EMPLOYEES IN         PRICE        EXPIRATION
        NAME              GRANTED        FISCAL YEAR      (PER SHARE)(1)      DATE          5%          10%
        ----            ------------   ----------------   --------------   ----------   ----------   ----------
Frank J. Amedia......     100,000            25%              $6.19         2/27/02      $99,000      $287,000
Richard L. Kovach....      25,000             6%              $5.63         2/27/07      $88,250      $224,000
J. Larry Powell......      25,000             6%              $5.63         2/27/07      $88,250      $224,000
Jeffrey V. Miller....           0            N/A                N/A             N/A          N/A           N/A

---------------

(1) Does not give effect to the cancellation and reissuance of these stock options in February 1998 at exercise prices of $3.92 per share (for the options previously priced at $6.19 per share) and $3.56 per share (for the options previously priced at $5.63 per share).

     The following table sets forth certain information concerning each exercise of stock options during the year ended December 31, 1997 by each of the Named Executive Officers and the aggregated fiscal year-end value of the unexercised options of each Named Executive Officer.

 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND OPTION VALUE AS OF DECEMBER 31,
                                      1997

                                                          NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                             NUMBER OF                 OPTIONS/SARS AT FISCAL YEAR       MONEY OPTIONS/SARS AT
                              SHARES                               END                    FISCAL YEAR END (1)
                            ACQUIRED ON      VALUE     ---------------------------   -----------------------------
         NAME                EXERCISE       REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----             ---------------   --------   -----------   -------------   ------------   --------------
Frank J. Amedia........          0             $0        426,244        100,000           $0              $0
Richard L. Kovach......          0             $0              0         25,000           $0              $0
J. Larry Powell........          0             $0              0         25,000           $0              $0
Jeffrey V. Miller......          0             $0              0              0           $0              $0

---------------

(1) Based on the average of reported bid and asked prices for the Common Stock on December 31, 1997. Does not give effect to the cancellation and reissuance of the 150,000 unexercisable stock options in February 1998 as described in footnote (1) to the previous table.

EMPLOYMENT AGREEMENT

     On November 17, 1997, the Company entered into an employment agreement with Frank J. Amedia for services as Chief Executive Officer and President. This agreement requires Mr. Amedia to devote his full time to the Company during normal business hours in exchange for a base annual salary of $350,000, subject to annual increases at the discretion of the Board of Directors. In addition, Mr. Amedia is entitled to receive bonuses at the discretion of the Board of Directors in accordance with the Company's bonus plans in effect from time to time, and the Company will pay certain life and disability insurance premiums on behalf of Mr. Amedia. The agreement has an initial three-year term and provides that Mr. Amedia may not compete with the Company anywhere in the United States while he is employed by the Company and for a two-year period following the termination of Mr. Amedia's employment. In addition, the Board of Directors has approved the payment to Mr. Amedia of a cash bonus equal to 0.39% of the total consideration paid by the Company for each acquisition transaction consummated during 1998. Based on the 1998 Completed Acquisitions and assuming consummation of the Pending Acquisitions, the amount of this bonus would be $587,000.


EMPLOYEE STOCK OPTION PLANS


     1992 Incentive Stock Option Plan. In May of 1992, the Board of Directors of the Company adopted an Employee Incentive Stock Option Plan (the "Option Plan"). Options to purchase an aggregate of up to 500,000 shares of the Company's Common Stock are authorized under the Option Plan. Options granted under the Option Plan have a maximum duration of ten (10) years from the date of grant. Currently, 486,235 shares of Common Stock may be issued pursuant to the Option Plan, and there are no stock options outstanding thereunder.



     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan"), which was approved by the stockholders of the Company, authorizes the Board to grant options to directors and employees of the Company to purchase in the aggregate an amount of shares of Common Stock equal to 10% of the shares of Common Stock issued and outstanding from time to time, but which aggregate amount shall in no event exceed 10,000,000 shares of Common Stock. On July 23, 1998, the Board of Directors approved a temporary increase in the number of options issuable under the 1996 Plan to an amount equal to 15% of the number of issued and outstanding shares of Common Stock, with such limit to automatically revert to 10% upon consummation of the Offering. Directors, officers and other employees of the Company who, in the opinion of the Board of Directors, are responsible for the continued growth and development and the financial success of the Company are eligible to be granted options under the 1996 Plan. Options may be nonqualified options, incentive stock options, or any combination of the foregoing. In general, options granted under the 1996 Plan are not transferable and expire ten (10) years after the date of grant. The per share exercise price of an incentive stock option granted under the 1996 Plan may not be less than the fair market value of the Common Stock on the date of grant. Incentive stock options granted to persons who have voting control over 10% or more of the Company's capital stock are granted at 110% of the fair market value of the underlying shares on the date of grant and expire five (5) years after the date of grant. No option may be granted after December 19, 2006.


     The 1996 Plan provides the Board of Directors with the discretion to determine when options granted thereunder will become exercisable. Generally, such options may be exercised after a period of time specified by the Board of Directors at any time prior to expiration, so long as the optionee remains employed by the Company. No option granted under the 1996 Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee.


     As of August 1, 1998, options to purchase a total of 2,576,925 shares of Common Stock were outstanding, including (i) options to purchase 707,655 shares of Common Stock at an exercise price of $3.75 per share issued to AAPH on December 18, 1996, (ii) options to purchase an aggregate of 471,770 shares of Common Stock at an exercise price of $3.75 per share issued to Mr. Amedia and Mr. Masternick in connection with the acquisition of Forte, Inc. in June 1994,
(iii) options to purchase an aggregate of 1,202,500 shares of Common Stock at a weighted average exercise price of $3.75 per share issued to employees of the Company and its subsidiaries pursuant to the 1996 Plan, and (iv) options to purchase an aggregate of 195,000 shares of Common Stock at a weighted average exercise price of $5.20 per share issued outside of the stock option plans described above.


EMPLOYEE STOCK PURCHASE PLAN

     On February 26, 1998, the Board of Directors adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") and reserved 1,200,000 shares of Common Stock for issuance thereunder. The Company's stockholders approved the adoption of the 1998 Purchase Plan on April 30, 1998. In general, the

1998 Purchase Plan is designed to encourage Common Stock ownership by the Company's employees, to provide an employee benefit, and to raise capital for the Company. If qualified in accordance with Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), the 1998 Purchase Plan enables the Company to sell shares of Common Stock to its employees at a price discount of up to 15% of market price and provides favorable tax treatment to employee participants. The discount is applied to the lower of the price of the Common Stock at the beginning or end of the option period, so the actual price benefit can be greater than 15%. The discount makes the Company's stock more attractive to employees, thereby encouraging equity ownership by employees. In addition, the 1998 Purchase Plan provides an additional source of capital for the Company. Shares of Common Stock purchased by employees pursuant to the 1998 Purchase Plan may be subject to certain holding period requirements in order for the purchaser to qualify for favorable tax treatment under the Code.

401(k) PLAN

     Eligible employees of the Company may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to a 401(k) plan. All 401(k) plan contributions are placed in a trust fund to be invested by the 401(k) plan's trustee, except that the 401(k) plan permits participants to direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan provides a matching contribution of 50% of a participant's contributions up to a maximum of seven percent of the participant's annual salary. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement or termination of employment.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Audit Committee, which is comprised of William R. Jackson, Jr., Charles E. Trebilcock and Joseph Dominijanni, is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. The Audit Committee was established on August 28, 1997 and did not meet during 1997.

     The Company's Compensation Committee was established on August 28, 1997 and met one time during 1997. The Company's Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of the Company, including annual bonus compensation, and consults with management of the Company regarding compensation policies and practices. The Compensation Committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options and other benefits under such plans. The Compensation Committee is comprised of George S. Hofmeister, Frank J. Amedia, and John Masternick.

DIRECTORS' TERMS AND COMPENSATION

     The Company's Board of Directors is currently comprised of nine (9) members. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his or her successor is duly elected and qualified. During the fiscal year ended December 31, 1997, the Board of Directors of the Company met ten times. All other actions taken by the Board of Directors during the fiscal year ended December 31, 1997 were accomplished by means of unanimous written consent. Messrs. Cafaro, Jackson and Masternick attended fewer than 75% of the meetings of the Board of Directors. During the period in which they served as directors, all other directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by committees of the Board, if any, on which they served.

     During the fiscal year ended December 31, 1997, members of the Board of Directors who were not employees of the Company or of ACH or its affiliates ("non-employee directors") received a fee of $1,000 for each meeting of the Board of Directors attended in person and were reimbursed for expenses incurred in connection with their attendance at meetings of the Board. Each non-employee director serving on December 31, 1997 who attended at least four (4) of the regularly scheduled meetings of the Board of Directors and at least 75% of all meetings of the Board of Directors during 1997 was granted options to purchase 2,000 shares of Common Stock at an exercise price equal to the average of the reported closing bid and asked prices on the date of grant, vesting in full upon issuance. Such options are exercisable for a period of five (5) years following the vesting date and were issued pursuant to the Company's 1996 Stock Option Plan. For the fiscal year ending December 31, 1998, each non-employee director of the Company will receive the same compensation as described above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. George S. Hofmeister, Chairman of the Board of Directors of the Company, is the controlling shareholder of the corporate parent of AAPH. In connection with the Agreement and Plan of Reorganization between the Company and AAPH dated October 25, 1996 (the "Reorganization Agreement"), the Company and ETC agreed to use their best efforts to secure the release of Messrs. Amedia, Masternick and Hofmeister from all obligations as either a co-obligor or guarantor of Company or ETC debt. In addition, the Company agreed to indemnify, defend and hold harmless Messrs. Amedia, Masternick and Hofmeister against any loss, cost or expense which any of them may incur as a result of being a co-obligor or guarantor of any Company or ETC debt. Furthermore, the Company and AAPH agreed not to dispose of assets securing any Company or ETC debt without the prior written consent of any person who is a co-obligor or guarantor of such debt. As described below, Messrs. Amedia, Hofmeister and Masternick have subsequently been released as guarantors on these obligations.

     Pursuant to the Reorganization Agreement, the Company issued 1,000,000 shares of Series A Preferred Stock in exchange for all of the issued and outstanding stock of ETC. In April 1997, AAPH converted the Series A Preferred Stock pursuant to its terms into 7,548,633 shares of Common Stock. In addition, the Company issued to AAPH options to purchase up to 879,834 shares of Common Stock, of which options to purchase 172,179 shares have subsequently terminated. Such options are identical in price and exercise terms to the previously outstanding options and are exercisable only if and to the extent that such previously outstanding options are exercised.

     Upon consummation of the transaction contemplated by the Reorganization Agreement, the Company agreed that AAP would pay a management fee to AAPH of $250,000 during 1997 and to reimburse AAPH and its affiliates for out-of-pocket expenses incurred in providing services to AAP. The management fee agreement expired on December 31, 1997. In addition, the Company agreed to pay AAPH an acquisition consulting fee of one percent (1%) of the transaction price of each acquisition transaction consummated by the Company with respect to which AAPH or its affiliates provide acquisition consulting services. For purposes of calculating the acquisition fee, the transaction price means the aggregate amount of consideration paid by the Company or its affiliates for the acquisition in the form of cash, stock, stock options, warrants, debt instruments and other assumed liabilities. The original acquisition consulting fee agreement was scheduled to expire on December 18, 1997, except with respect to acquisition transactions already in progress at such date, but was extended for one year. Acquisition consulting fees in 1997 approximated $835,000. In addition, the Company paid ACH fees of $96,000 for other transaction services provided in 1997.

     In connection with the acquisition by the Company of Binnings, Danvid, American Glassmith and Modern in December of 1997, the Company (i) agreed to pay ACH, the corporate parent of AAPH, a fee of $475,000 for services provided by officers and employees of ACH in connection with such transactions, and (ii) paid various officers of the Company (including Mr. Amedia) special bonuses in an aggregate amount of $430,000 in connection with such transactions. Both the success fee and special bonuses were contingent upon the successful consummation of such acquisition transactions and were paid prior to December 31, 1997. The success fee paid to ACH was in addition to amounts payable under the acquisition consulting fee agreement described above.

     The Company contracts for air charter services with a company affiliated with AAPH. The Company paid approximately $450,000 to this company for air charter services in 1997.

     In November 1990, the U.S. Small Business Administration loaned $409,000 to Forte, Inc. (the "SBA Loan"). The SBA Loan was payable in monthly installments and the final installment was scheduled to be due on January 1, 2001. Mr. Amedia and his wife were personally liable on the SBA Loan. As of December 31, 1997, the balance owed on the SBA Loan was approximately $172,000. The Company repaid this loan in January 1998.

     On October 20, 1994, Forte borrowed $850,000 from The City of Youngstown, Ohio. The final payment on this loan was scheduled to be due on February 1, 2004. Mr. Amedia and his wife were guarantors of this loan. As of September 30, 1997, the balance owed to The City of Youngstown under the loan agreement was approximately $850,000. The Company repaid this loan on December 10, 1997.

     In December 1994, Mr. Amedia and Mr. Masternick and their spouses executed guarantees in favor of the Second National Bank of Warren with respect to a loan to Forte in the original principal amount of $647,030. The proceeds of this loan were used to finance improvements to Forte's manufacturing facilities. This loan was scheduled to be repaid in full by December 12, 2004. As of September 30, 1997, the balance owed on this loan was approximately $522,000. The Company repaid this loan on December 10, 1997.

     As security for certain promissory notes dated August 29, 1996 in the original aggregate principal amount of $8.0 million (the "MascoTech Notes"), AAPH granted MascoTech, Inc. ("MascoTech") a ten-year option to purchase up to 1,509,728 shares of Common Stock held by AAPH. As part of the Reorganization Agreement, AAPH and the Company agreed that if the MascoTech Notes were not repaid in full on or before December 31, 1997 and MascoTech exercised its option with respect to any of such shares of Common Stock, the Company would issue to AAPH, without payment therefor, a number of additional shares of Common Stock equal to the number of shares as to which such option is exercised by MascoTech. The Company also agreed to use its best efforts to cause all amounts owed under the MascoTech Notes to be repaid in full on or before December 31, 1997. The Company repaid the MascoTech Notes in full on December 10, 1997.

     In connection with the acquisition of Western in March 1997, Mr. Amedia and Mr. Hofmeister co-signed unsecured promissory notes in the aggregate original principal amount of $453,753 payable to the former shareholders of Western and the organization that brokered the acquisition. The final monthly installment payment on each note was due March 15, 1998. As of September 30, 1997, the outstanding balance on these notes was $453,753. In addition, Mr. Amedia co-signed a promissory note to one of the former shareholders of Western in the original principal amount of $100,000. The amount outstanding under this Note was approximately $100,000 as of September 30, 1997. The Company repaid these loans on December 10, 1997.

     Profile Extrusion Company ("PEC") loaned the Company $92,537 on May 19, 1997 and an additional $5,203 on September 28, 1997. This combined indebtedness had an interest rate of 15% per annum and was payable in full on or before December 31, 1997. In connection therewith, the Company issued to PEC warrants to purchase a total of 27,926 shares of Common Stock at an exercise price of $3.50 per share, expiring on September 1, 1998. The Company repaid this loan on December 10, 1997. PEC is a wholly-owned subsidiary of American Commercial Holdings, Inc., of which Mr. Hofmeister is the controlling shareholder.

     In June 1997, Mr. Amedia pledged 133,333 shares of Common Stock to secure the repayment of a short-term debt incurred by the Company in the original principal amount of $250,000. The Company agreed to issue shares of Common Stock to Mr. Amedia to replace any shares as to which the lender exercises its security interest. The Company repaid this loan on December 10, 1997.

     In September 1997, William R. Jackson, Jr., a director of the Company, loaned the Company $200,000. This indebtedness had an interest rate of 15% per annum and was payable in full in December 1997. In connection therewith, the Company issued to Mr. Jackson warrants to purchase a total of 57,143 shares of Common Stock at an exercise price of $3.50 per share, expiring in September 1998. The Company repaid this loan on December 10, 1997.

     In January 1998, the Company purchased substantially all of the assets of Blackhawk. J. Larry Powell, an officer of the Company, co-founded and owned a 20% equity interest in Blackhawk at the time of this transaction.


     In March 1998, the Company sold the Mallyclad division of ETC to American Commercial Steel, Inc., an affiliate of ACH, for cash proceeds of $1.2 million. As previously described, George S. Hofmeister, Chairman of the Board of Directors of the Company, is the controlling shareholder of ACH and American Commercial Steel, Inc.



     The Board of Directors has approved the payment to Mr. Amedia of a cash bonus equal to 0.39% of the total consideration paid by the Company for each acquisition transaction consummated during 1998. Based on the 1998 Completed Acquisitions and assuming consummation of the Pending Acquisitions, the amount of this bonus would be $587,000.



     The Company believes that all transactions with directors and officers described herein under the heading "Certain Relationships and Related Transactions" were on terms no less favorable than could have been obtained from an unrelated third party.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information as of August 1, 1998, concerning the beneficial ownership of Common Stock by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and the Named Executive Officers of the Company, and (iii) all directors and executive officers of the Company as a group. To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.


                                                                                      SHARES BENEFICIALLY
                                         SHARES BENEFICIALLY OWNED                           OWNED
                                           PRIOR TO THE OFFERING                       AFTER THE OFFERING
                                         --------------------------    NUMBER OF     ----------------------
                                          NUMBER OF                   SHARES BEING    NUMBER
         NAME AND ADDRESS(1)               SHARES       PERCENTAGE      OFFERED      OF SHARES   PERCENTAGE
         -------------------             -----------   ------------   ------------   ---------   ----------
George S. Hofmeister(2)...............    7,579,059        56.2%
Frank J. Amedia(3)....................    3,379,326        24.3%
John Masternick(4)....................      371,680         2.8%
W.R. Jackson, Jr. (5).................       73,287           *
Charles E. Trebilcock(6)..............       52,833           *
J. Larry Powell(7)....................       15,412           *
Richard L. Kovach(8)..................        5,000           *
Joseph Dominijanni(9).................       27,000           *
AAP Holdings, Inc. (10)...............    7,548,633        56.1%
Amedia Family Limited Partnership.....    1,500,000        11.1%
All directors and executive officers
  of the Company as a group (10
  persons) (11).......................   11,513,597        81.9%

---------------

   * Less than 1%

 (1) The address of each beneficial owner is c/o American Architectural Products Corporation, 755 Boardman-Canfield Road, South Bridge Executive Center, Building G West, Boardman, Ohio 44512.

 (2) Includes shares of Common Stock held by AAPH and 27,926 shares of Common Stock which are subject to unexercised warrants held by Profile Extrusion Company. George S. Hofmeister, the Chairman of the Board of Directors of the Company, is the controlling shareholder of the corporate parent of AAP Holdings, Inc and Profile Extrusion Company.


 (3) Includes 426,244 shares of Common Stock which are subject to unexercised options that were exercisable on August 1, 1998 or within sixty days thereafter. Also includes 1,500,000 shares of Common Stock owned by the Amedia Family Limited Partnership, in which Mr. Amedia and his spouse are the general partners and each holds 48% of the partnership interests.



 (4) Includes 47,526 shares of Common Stock which are subject to unexercised options that were exercisable on August 1, 1998 or within sixty days thereafter.



 (5) Includes 57,143 shares of Common Stock which are subject to unexercised warrants that were exercisable on August 1, 1998 or within sixty days thereafter.



 (6) Includes 25,833 shares of Common Stock owned individually and 25,000 shares held by a custodian for the benefit of an individual retirement account of Mr. Trebilcock. Also includes 2,000 shares of Common Stock which are subject to unexercised options that were exercisable on August 1, 1998 or within sixty days thereafter.



 (7) Includes 5,000 shares of Common Stock which are subject to unexercised options that were exercisable on August 1, 1998 or within sixty days thereafter.



 (8) Includes 5,000 shares of Common Stock which are subject to unexercised options that were exercisable on August 1, 1998 or within sixty days thereafter.



 (9) Includes 25,000 shares of Common Stock which are subject to unexercised options that were exercisable on August 1, 1998 or within sixty days thereafter.

(10) Does not include 707,655 shares of Common Stock which are subject to unexercised options that are exercisable only upon the occurrence of certain contingencies.


(11) Includes 605,839 shares of Common Stock which are subject to unexercised options and warrants that were exercisable on August 1, 1998 or within sixty days thereafter as described above.



     The Company and the Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 1,000,000 additional shares of Common Stock at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the Common Stock that the Underwriters have agreed to purchase. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company is a Delaware corporation and its affairs are governed by its Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law. The following description of the Company's capital stock is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation and Bylaws. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 20,000,000 shares of Preferred Stock, par value $.001 per share. As of August 1, 1998, there were 13,487,354 shares of Common Stock issued and outstanding, which were held of record by approximately 450 stockholders, and there were no shares of Preferred Stock issued and outstanding. In addition, as of August 1, 1998, an aggregate of 2,771,994 shares of Common Stock have been reserved for issuance by the Company upon exercise of currently outstanding stock options and common stock purchase warrants.


COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution, or winding up of the Company, subject to the rights of holders of outstanding Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in all assets available for distribution to the stockholders after payment of the Company's liabilities. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors, without any vote or action of the stockholders, has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, conversion and voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company. Further, the issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plans to issue any shares of Preferred Stock.

OTHER SECURITIES


     Options and Warrants. As of August 1, 1998, the Company had issued options to purchase an aggregate of 2,576,925 shares of Common Stock, with exercise prices ranging from $3.56 to $5.63 per share and various expiration dates through July 23, 2008. See "Management -- Employee Stock Option Plans." In connection with a September 1997 financing transaction, the Company issued warrants to purchase 57,143 shares of Common Stock at an exercise price of $3.50 per share, expiring in January 1999. Furthermore, in connection with an additional series of financing transactions, the Company issued warrants to purchase 27,926 shares of Common Stock at an exercise price of $3.50 per share, expiring on January 1, 1999. Finally, the Company is obligated to issue to the former stockholders of Thermetic on January 18, 1999 an aggregate number of shares of Common Stock having a fair market value of $1,000,000 on that date. Each of the foregoing options and warrants provide, among other things, for the adjustment of the price per share and number of shares issuable upon exercise of such options or warrants upon a merger or consolidation of the Company, reclassification of the Company's securities, or a stock split, subdivision or combination of the Company's securities. No warrant holder or optionee has any stockholder rights with respect to the shares issuable upon exercise of the warrants or options held by such holder until such warrants or options are exercised and the purchase price is paid for the shares.



     Registration Rights. Pursuant to agreements by and among the Company and certain holders of Common Stock (the "Holders"), the Holders may request that the Company file a registration statement under the Securities Act and, upon such request and subject to certain conditions, the Company generally will be required to use its best efforts to effect any such registration. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the Holders and, subject to certain conditions and limitations, to include in such registration all of the shares of Common Stock requested to be included by the Holders. Various stockholders have demand and "piggyback" registration rights with respect to a total of 7,548,633 shares of Common Stock, the holders of 2,953,082 shares of Common Stock and options to purchase 426,244 shares of Common Stock have "piggyback" registration rights with respect to such shares, and various holders of options and warrants have "piggyback" registration rights with respect to a total of 150,000 shares of Common Stock underlying such options and warrants. In addition, the former stockholders of Thermetic have demand and "piggyback" registration rights with respect to 384,000 shares of Common Stock and an aggregate number of additional shares of Common Stock issuable on January 18, 1999 having a fair market value of $1,000,000 at that date.


TRANSFER AGENT AND REGISTRAR

     American Securities Transfer and Trust, Inc., 1825 Lawrence Street, #444, Denver, Colorado 80202 (telephone (303) 234-5300) is the transfer agent and registrar for the Common Stock.

DELAWARE LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions):
(i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transactions that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors of the Company and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     General. Portions of the Company's Certificate of Incorporation and Bylaws may make more difficult the acquisition of control of the Company by various means, such as a tender offer, open market purchases not approved by the Company's Board of Directors, a proxy contest or otherwise. One purpose of these provisions is to discourage transactions that involve a change of control of the Company. These provisions also encourage persons seeking to acquire control of the Company to consult first with the Company's Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of the Company or which is otherwise unfair to stockholders of the Company. Set forth below is a description of such provisions of the Company's Certificate of Incorporation and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

     Number of Directors and Amendment. The Bylaws provide that the number of directors shall be not less than five nor more than fifteen until changed by the Board of Directors, who have sole authority to determine the number of directors serving on the Board. In addition, the Bylaws provide that such provision establishing the number of directors may be amended by the approval of the Board of Directors or by a vote of a majority of the stockholders of the Corporation.

     Special Stockholder Meetings. The Certificate of Incorporation and Bylaws provide that special meetings of the stockholders, for any purpose or purposes, unless required by law, may be called only by the Chairman of the Board, the President, the Chief Executive Officer or the Board of Directors and shall be called by the Chairman of the Board, the President, the Chief Executive Officer or the Secretary at the request in writing of stockholders owning not less than 10% of the entire voting stock of the corporation then issued and outstanding. Such request shall state the purpose or purposes of the proposed meeting. Such limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate action that is opposed by the Board of Directors. Such action on the part of stockholders could include the removal of an incumbent director, the election of a stockholder nominee as a director or the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the Board of Directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing Board of Directors and management.

     Preferred Stock. Shares of Preferred Stock may be issued in one or more series and the Board of Directors of the Company has the power to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as the Board of Directors shall deem appropriate, without any further vote or action by the stockholders of the Company. Preferred Stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power of the holders of the Common Stock. In addition, because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Of the 20,717,354 shares of Common Stock to be outstanding upon completion of the Offering (assuming no exercise of the over-allotment option), 7,548,633 shares (the "AAPH Shares") are owned by AAPH, an affiliate of certain directors and officers the Company, and 2,953,082 shares (the "Amedia Shares") are directly or beneficially owned by Frank J. Amedia, the Company's President and Chief Executive Officer. The AAPH Shares and the Amedia Shares may currently be sold subject to the volume limitations and other restrictions of Rule 144 promulgated under the Securities Act. AAPH and Mr. Amedia have agreed, however, not to sell, transfer, assign, pledge or otherwise dispose of their shares for a 180 day period from the effective date of this Prospectus, without the prior written consent of McDonald & Company Securities, Inc. In addition, the other directors and executive officers of the Company, the Selling Stockholders and certain other stockholders of the Company determined by McDonald & Company Securities, Inc. have also agreed not to sell, transfer, assign, pledge or otherwise dispose of their shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock for a 180 day period from the effective date of this Prospectus, without the prior written consent of McDonald & Company Securities, Inc., except in certain circumstances.



     In general, under Rule 144, a person who has beneficially owned shares for at least one year, including an "affiliate" as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 207,174 shares upon completion of the Offering) or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale, subject to certain requirements concerning availability of public information, manner and notice of sale. In addition, affiliates of the Company must still comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirements, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted securities for at least two years may resell such shares without compliance with the foregoing requirements.


     Upon completion of the Offering, there will be 2,391,925 shares of Common Stock reserved for issuance upon exercise of outstanding options and 85,069 shares of Common Stock reserved for issuance upon exercise of outstanding warrants. The Company is also obligated to issue to the former stockholders of Thermetic on January 18, 1999 a number of shares of Common Stock having a market value of $1,000,000 on such date. See "Description of Capital Stock."

     No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market conditions and could impair the Company's future ability to raise capital through the sale of its equity securities.

                          PRICE RANGE OF COMMON STOCK

     Trading activity with respect to the Company's Common Stock has been limited. A public trading market having the characteristics of depth, liquidity and orderliness depends upon the existence of market makers as well as the presence of willing buyers and sellers, which are circumstances over which the Company does not have control.

     The Common Stock was registered under Section 12(g) of the Exchange Act in 1995. From November 19, 1981 until April 1, 1997, the Common Stock was quoted in the National Daily Quotation Service ("pink sheets") published daily by the National Quotation Bureau LLC, first under the symbol "CEAS" and later under the symbol "FCEI." Since April 2, 1997, the Common Stock has been quoted on the OTC Bulletin Board under the symbol "AAPC." In connection with the Offering, the Company has applied for listing on the Nasdaq National Market System under the symbol "AAPC."

     The following table sets forth the high and low per-share bid prices for the Common Stock based on closing transactions during each specified period as reported by the National Daily Quotation Service or the OTC Bulletin Board, as applicable, which prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions:


PERIOD                                                        HIGH      LOW
------                                                        -----    -----
1996
  1st quarter...............................................  $1.90    $0.31
  2nd quarter...............................................   1.56     0.31
  3rd quarter...............................................   8.75     0.66
  4th quarter...............................................   5.31     0.44
1997
  1st quarter...............................................  $7.50    $3.43
  2nd quarter...............................................   5.75     2.75
  3rd quarter...............................................   3.88     2.44
  4th quarter...............................................   4.13     2.50
1998
  1st quarter...............................................  $4.63    $2.75
  2nd quarter...............................................   5.88     3.85
  3rd quarter (through August 6, 1998)......................   4.56     3.88



     As of August 1, 1998, there were approximately 450 record holders of the Company's Common Stock. On August 6, 1998, the last reported sale price for the Common Stock was $4.16 per share.

                                  UNDERWRITING


     In the Underwriting Agreement, the Underwriters, represented by McDonald & Company Securities, Inc. and Wheat First Union, a division of Wheat First Securities, Inc. (together, the "Representatives"), have agreed, severally, subject to the terms and conditions therein set forth, to purchase from the Company, and the Company has agreed to sell to them, the number of shares of Common Stock, totaling 6,670,000 shares, set forth opposite their respective names below. The Underwriters are committed to take and pay for all shares if any shares are purchased.



                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
McDonald & Company Securities, Inc. ........................
Wheat First Securities, Inc. ...............................

                                                              ---------
          Total.............................................  6,670,000
                                                              =========


     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain selected dealers who are members of the National Association of
Securities Dealers, Inc. (the "NASD") a discount not exceeding $          per
share, and the Underwriters may allow, and such selected dealers may re-allow, a
discount not exceeding $          per share to other dealers who are members of
the NASD. After the Offering, the public offering price and the discount to dealers may be changed by the Representatives.


     The Company and the Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 1,000,000 additional shares of Common Stock at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of such additional shares as the number of shares to be purchased and offered by that Underwriter in the table above bears to the total. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."


     The Company has agreed to reimburse McDonald & Company Securities, Inc. for its out-of-pocket expenses incurred in connection with the Offering. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities which may be incurred in connection with the Offering, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make.

     The Company, its directors and executive officers, all holders of five percent (5%) or more of the Common Stock, the Selling Stockholders and certain other stockholders of the Company have agreed not to sell, transfer or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock without the prior written consent of McDonald & Company Securities, Inc. for a period of 180 days from the date of this Prospectus, except for awards of stock options or issuances of shares upon the exercise of outstanding warrants or stock options or pursuant to other employee benefit plans.

     In connection with the Offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the shares of Common Stock at a level above which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or a purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is a bid for or a purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. A "penalty" bid is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering. The Representatives have advised the Company that such transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Prior to the Offering, there has been a limited public trading market for the Common Stock. Consequently, the public offering price will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

     The Representatives have advised the Company that they do not expect any sales of the shares of Common Stock offered hereby to be made to discretionary accounts controlled by the Underwriters.

     At the request of the Company, the Underwriters have reserved up to five percent (5%) of the number of shares of Common Stock offered hereby (excluding shares of Common Stock issuable upon exercise of the Over-Allotment Option) for sale at the initial public offering price to employees of the Company and other persons associated with the Company.

     From time to time, McDonald & Company Securities, Inc. has provided investment banking services to the Company for which it received normal and customary fees, including in connection with the issuance of the Senior Notes.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona. Benesch, Friedlander, Coplan & Aronoff LLP, Cleveland, Ohio, has acted as legal counsel for the Underwriters.

                                    EXPERTS


     The financial statements and schedules included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, Semple & Cooper, P.L.C., Clifton Gunderson, L.L.C., Fox, Byrd & Golden P.C., Arthur Andersen LLP, and Olin, Gottlieb, Rotolante, Villalobos & Maya, P.A., independent public accountants, to the extent and for the periods set forth in the respective reports of such firms contained herein and in the Registration Statement. All such financial statements and schedules have been included herein in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.


                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     As reported on Form 8-K dated February 17, 1997 (the "Form 8-K"), the Company engaged BDO Seidman, LLP as its independent auditors to replace the firm of Semple & Cooper, P.L.C., who was dismissed at the same time. The decision to change accountants was approved by the Board of Directors of the Company. The reports of Semple & Cooper, P.L.C. on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1994 and 1995, and in subsequent interim periods, there were no disagreements with Semple & Cooper, P.L.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Semple & Cooper, P.L.C., would have caused Semple & Cooper, P.L.C. not to respond fully to any inquiries from BDO Seidman, LLP.


     The Company requested Semple & Cooper, P.L.C. to furnish it a letter addressed to the Commission stating whether it agrees with the above statement. Semple & Cooper, P.L.C. furnished the Company with a copy of a letter dated February 20, 1997 containing such a statement, which was filed as Exhibit 1 to Amendment No. 1 to the Company's Current Report on Form 8-K dated February 17, 1997.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of any part or all of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                                -----
AMERICAN ARCHITECTURAL PRODUCTS CORPORATION
  Report of Independent Certified Public Accountants........    F-4
  Consolidated Balance Sheets at December 31, 1996 and 1997,
     and March 31, 1998 (unaudited).........................    F-5
  Consolidated Statements of Operations for the period from
     June 19, 1996 (date of inception) to December 31, 1996,
     the year ended December 31, 1997, and the three months
     ended March 31, 1997 and 1998 (unaudited)..............    F-7
  Consolidated Statements of Stockholders' Equity for the
     period from June 19, 1996 (date of inception) to
     December 31, 1996, the year ended December 31, 1997,
     and the three months ended March 31, 1998
     (unaudited)............................................    F-8
  Consolidated Statements of Cash Flows for the period from
     June 19, 1996 (date of inception) to December 31, 1996,
     the year ended December 31, 1997, and the three months
     ended March 31, 1997 and 1998 (unaudited)..............    F-9
  Notes to Consolidated Financial Statements................    F-10

EAGLE WINDOW AND DOOR, INC. AND SUBSIDIARIES AND TAYLOR
  BUILDING PRODUCTS COMPANY
  Independent Auditors' Report..............................    F-27
  Combined Balance Sheets at December 31, 1995 and August
     29, 1996...............................................    F-28
  Combined Statements of Operations and Accumulated Deficit
     for the year ended December 31, 1995 and for the eight
     months ended August 29, 1996...........................    F-29
  Combined Statements of Cash Flows for the year ended
     December 31, 1995 and for the eight months ended August
     29, 1996...............................................    F-30
  Notes to Combined Financial Statements....................    F-31

MALLYCLAD CORPORATION AND VYN-L CORPORATION
  Report of Independent Certified Public Accountants........    F-37
  Combined Balance Sheets at November 30, 1995 and June 30,
     1996...................................................    F-38
  Combined Statements of Operations and Retained Earnings
     for the year ended November 30, 1995 and for the seven
     months ended June 30, 1996.............................    F-39
  Combined Statements of Cash Flows for the year ended
     November 30, 1995 and for the seven months ended June
     30, 1996...............................................    F-40
  Notes to Combined Financial Statements....................    F-41

FORTE COMPUTER EASY, INC. AND SUBSIDIARIES
  Independent Auditors' Report..............................    F-44
  Consolidated Balance Sheets at December 31, 1995 and
     September 30, 1996 (Unaudited).........................    F-45
  Consolidated Statements of Operations for the year ended
     December 31, 1995 and for the nine months ended
     September 30, 1995 and 1996 (Unaudited)................    F-47
  Consolidated Statements of Changes in Stockholders' Equity
     for the period from December 31, 1994 through September
     30, 1996 (Unaudited)...................................    F-48
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1995, and for the nine months ended
     September 30, 1995 and 1996 (Unaudited)................    F-49
  Notes to Consolidated Financial Statements................    F-52

                                                                PAGE
                                                                -----
WESTERN INSULATED GLASS, CO.
  Independent Auditors' Report..............................    F-62
  Balance Sheets at October 31, 1996 and January 31, 1997
     (Unaudited)............................................    F-63
  Statements of Income and Retained Earnings for the year
     ended October 31, 1996, and for the three months ended
     January 31, 1996 and 1997 (Unaudited)..................    F-64
  Statements of Cash Flows for the year ended October 31,
     1996, and for the three months ended January 31, 1996
     and 1997 (Unaudited)...................................    F-65
  Notes to Financial Statements.............................    F-66

THERMETIC GLASS, INC.
  Independent Auditor's Report..............................    F-69
  Balance Sheet at December 31, 1996........................    F-70
  Statement of Operations and Accumulated Deficit for the
     year ended December 31, 1996...........................    F-71
  Statement of Cash Flows for the year ended December 31,
     1996...................................................    F-72
  Notes to Financial Statements.............................    F-74
  Balance Sheet at June 30, 1997 (Unaudited)................    F-79
  Statement of Operations and Accumulated Deficit for the
     six months ended June 30, 1997 (Unaudited).............    F-80
  Statement of Cash Flows for the six months ended June 30,
     1997 (Unaudited).......................................    F-81
  Notes to Financial Statements.............................    F-82

BINNINGS BUILDING PRODUCTS, INC.
  Report of Independent Public Accountants..................    F-83
  Balance Sheets at December 31, 1995 and 1996, and
     September 30, 1996 and 1997 (Unaudited)................    F-84
  Statements of Operations for the years ended December 31,
     1994, 1995 and 1996 and for the nine months ended
     September 30, 1996 and 1997 (Unaudited)................    F-85
  Statements of Stockholders' Deficit for the years ended
     December 31, 1994, 1995 and 1996, and for the nine
     months ended September 30, 1996 and 1997 (Unaudited)...    F-86
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and for the nine months ended
     September 30, 1996 and 1997 (Unaudited)................    F-87
  Notes to Financial Statements.............................    F-88

DANVID COMPANY, INC. AND DANVID WINDOW COMPANY
  Report of Independent Certified Public Accountants........    F-100
  Combined Balance Sheets at July 28, 1996 and July 27,
     1997...................................................    F-101
  Combined Statements of Income and Retained Earnings for
     the years ended July 28, 1996 and July 27, 1997........    F-102
  Combined Statements of Cash Flows for the years ended July
     28, 1996 and July 27, 1997.............................    F-103
  Notes to Combined Financial Statements....................    F-107
  Independent Auditor's Report..............................    F-111
  Combined Balance Sheet at July 31, 1995...................    F-112
  Combined Statement of Operations and Retained Earnings for
     the year ended July 31, 1995...........................    F-113
  Combined Statement of Cash Flows for the year ended July
     31, 1995...............................................    F-114
  Notes to the Combined Financial Statements................    F-116

WEATHER-SEAL (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)
  Report of Independent Certified Public Accountants........    F-120
  Balance Sheets at December 31, 1996 and 1997, and March
     31, 1998 (Unaudited)...................................    F-122
  Statements of Operations for the years ended December 31,
     1996 and 1997 and for the three months ended March 31,
     1997 and 1998 (Unaudited)..............................    F-124
  Statements of Cash Flows for the years ended December 31,
     1998 and 1997 and the three months ended March 31, 1997
     and 1998 (Unaudited)...................................    F-125
  Notes to Financial Statements.............................    F-126

                                                                PAGE
                                                                -----
RC ALUMINUM INDUSTRIES, INC.
  Independent Auditors' Report..............................    F-132
  Balance Sheets at December 31, 1996, 1997 and March 31,
     1997 and 1998 (Unaudited)..............................    F-133
  Statements of Income for the years ended December 31,
     1995, 1996 and 1997, and for the three months ended
     March 31, 1997 and 1998 (Unaudited)....................    F-134
  Statements of Retained Earnings for the years ended
     December 31, 1995, 1996 and 1997, and the three months
     ended March 31, 1998 (Unaudited).......................    F-135
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997, and the three months ended
     March 31, 1997 and 1998 (Unaudited)....................    F-136
  Notes to Financial Statements.............................    F-137

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders
American Architectural Products Corporation

     We have audited the accompanying consolidated balance sheets of American Architectural Products Corporation as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows from the date of inception (June 19, 1996) to December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Architectural Products Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows from the date of inception (June 19, 1996) to December 31, 1996 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Troy, Michigan
February 26, 1998

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,             MARCH 31,
                                                    ---------------------------    ------------
                                                       1996            1997            1998
                                                    -----------    ------------    ------------
                                                                                   (UNAUDITED)
                                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................    $   964,062    $ 40,132,238    $ 23,418,656
  Accounts receivable, less allowance for
     doubtful accounts of $439,000, $839,000 and
     $863,000...................................      6,302,694      18,602,772      20,884,572
  Advances to affiliates........................        463,750         134,518              --
  Inventories (Note 3)..........................     10,971,144      21,458,399      24,964,808
  Prepaid expenses and other current assets.....        664,401       1,619,946       1,499,358
                                                    -----------    ------------    ------------

TOTAL CURRENT ASSETS............................     19,366,051      81,947,873      70,767,394
                                                    -----------    ------------    ------------
PROPERTY AND EQUIPMENT (Note 6)
  Land and improvements.........................        281,096       3,283,865       3,563,065
  Buildings and improvements....................      5,409,631      15,253,783      17,539,143
  Machinery, tools and equipment................      8,244,548      18,350,640      25,718,319
  Computers and office equipment................      2,524,884       4,611,234       5,474,489
                                                    -----------    ------------    ------------
                                                     16,460,159      41,499,522      52,295,016
  Less accumulated depreciation.................       (321,315)     (3,551,874)     (4,598,796)
                                                    -----------    ------------    ------------
NET PROPERTY AND EQUIPMENT......................     16,138,844      37,947,648      47,696,220
                                                    -----------    ------------    ------------
OTHER
  Cost in excess of net assets acquired, net of
     accumulated amortization of $74,000,
     $464,000 and $935,000 (Note 2).............      6,850,059      29,846,895      32,541,316
  Deferred financing costs......................        381,936       5,985,360       6,096,745
  Other.........................................          7,001       2,595,933       4,050,287
                                                    -----------    ------------    ------------
TOTAL OTHER ASSETS..............................      7,238,996      38,428,188      42,688,348
                                                    -----------    ------------    ------------
                                                    $42,743,891    $158,323,709    $161,151,962
                                                    ===========    ============    ============

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                                           DECEMBER 31,             MARCH 31,
                                                    ---------------------------    ------------
                                                       1996            1997            1998
                                                    -----------    ------------    ------------
                                                                                   (UNAUDITED)
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Revolving line-of-credit (Note 4).............    $ 5,476,759    $         --    $         --
  Accounts payable -- trade.....................      5,766,803       9,352,228       9,902,648
  Payable to seller for purchase price
     adjustment.................................      1,462,500              --       1,971,954
  Accrued Expenses
     Compensation and related benefits..........        838,717       3,521,683       5,043,421
     Current portion of warranty obligations....      1,100,000       1,991,544       1,942,507
     Other......................................      2,558,901       4,976,105       6,383,118
  Current portion of capital lease obligations
     (Note 6)...................................        488,984         573,161         760,832
  Current maturities of long-term debt (Note
     5).........................................      1,497,653          60,848              --
                                                    -----------    ------------    ------------
TOTAL CURRENT LIABILITIES.......................     19,190,317      20,475,569      26,004,480
LONG-TERM DEBT, less current maturities (Note
  5)............................................     14,478,317     125,114,401     125,000,000
LONG-TERM CAPITAL LEASE OBLIGATIONS, less
  current portion (Note 6)......................      1,067,616         769,620         470,298
ACCRUED WARRANTY OBLIGATIONS, less current
  portion.......................................      3,281,079       2,834,183       2,735,379
OTHER...........................................        450,000       3,548,801       3,826,760
                                                    -----------    ------------    ------------
TOTAL LIABILITIES...............................     38,467,329     152,742,574     158,036,917
                                                    -----------    ------------    ------------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (Notes 8 and 9)
  Preferred stock, Series A convertible, $.001
     par, 20,000,000 shares authorized;
     1,000,000 shares outstanding in 1996.......          1,000              --              --
  Preferred stock, Series B convertible, $.01
     par, 30,000 shares authorized; no shares
     outstanding................................             --              --              --
  Common stock, $.001 par, 100,000,000 shares
     authorized; 4,860,580 shares outstanding in
     1996 and 13,458,479 shares outstanding in
     1997 and 1998..............................          4,861          13,458          13,458
  Additional paid-in capital....................      3,679,612       6,310,641       6,453,641
  Retained earnings (deficit)...................        591,089        (742,964)     (3,352,054)
                                                    -----------    ------------    ------------
TOTAL STOCKHOLDERS' EQUITY......................      4,276,562       5,581,135       3,115,045
                                                    -----------    ------------    ------------
                                                    $42,743,891    $158,323,709    $161,151,962
                                                    ===========    ============    ============

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             FROM DATE OF
                                              INCEPTION                          THREE MONTHS ENDED
                                          (JUNE 19, 1996) TO    YEAR ENDED            MARCH 31,
                                             DECEMBER 31,      DECEMBER 31,   -------------------------
                                                 1996              1997          1997          1998
                                          ------------------   ------------   -----------   -----------
                                                                                     (UNAUDITED)
NET SALES...............................     $25,248,908       $ 94,252,582   $16,641,339   $45,608,166
COST OF SALES...........................      19,026,604         74,304,379    13,522,998    36,494,178
                                             -----------       ------------   -----------   -----------
GROSS PROFIT............................       6,222,304         19,948,203     3,118,341     9,113,988
SELLING EXPENSE.........................       1,908,900          6,849,158     1,502,168     4,484,131
GENERAL AND ADMINISTRATIVE EXPENSES.....       2,150,968         10,329,496     1,846,532     4,918,444
                                             -----------       ------------   -----------   -----------
INCOME (LOSS) FROM OPERATIONS...........       2,162,436          2,769,549      (230,359)     (288,587)
                                             -----------       ------------   -----------   -----------
OTHER INCOME (EXPENSE)
  Interest expense......................        (755,758)        (3,927,924)     (614,760)   (3,678,452)
  Interest income.......................              --                 --            --       355,476
  Miscellaneous.........................          (5,589)             3,644       (12,587)      (91,644)
                                             -----------       ------------   -----------   -----------
TOTAL OTHER INCOME (EXPENSE)............        (761,347)        (3,924,280)     (627,347)   (3,414,620)
                                             -----------       ------------   -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM....................       1,401,089         (1,154,731)     (857,706)   (3,703,207)
INCOME TAXES (BENEFIT) (NOTE 10)........         640,000           (390,000)     (343,007)   (1,094,117)
                                             -----------       ------------   -----------   -----------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM..................................         761,089           (764,731)     (514,699)   (2,609,090)
EXTRAORDINARY ITEM
  Loss on extinguishment of debt, net of
     income tax benefit of $282,000
     (Note 5)...........................              --           (494,110)           --            --
                                             -----------       ------------   -----------   -----------
NET INCOME (LOSS).......................     $   761,089       $ (1,258,841)  $  (514,699)  $(2,609,090)
                                             ===========       ============   ===========   ===========
BASIC INCOME (LOSS) PER COMMON SHARE
  (NOTE 12)
  Income (loss) before extraordinary
     item...............................     $       .10       $       (.06)  $      (.04)  $      (.19)
  Extraordinary item....................              --               (.04)           --            --
                                             -----------       ------------   -----------   -----------
  BASIC NET INCOME (LOSS) PER COMMON
     SHARE..............................     $       .10       $       (.10)  $      (.04)  $      (.19)
                                             ===========       ============   ===========   ===========
DILUTED INCOME (LOSS) PER COMMON SHARE
  (NOTE 12)
  Income (loss) before extraordinary
     item...............................     $       .09       $       (.06)  $      (.04)  $      (.19)
  Extraordinary item....................              --               (.04)           --            --
                                             -----------       ------------   -----------   -----------
  DILUTED NET INCOME (LOSS) PER COMMON
     SHARE..............................     $       .09       $       (.10)  $      (.04)  $      (.19)
                                             ===========       ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          FROM DATE OF INCEPTION (JUNE 19, 1996) TO DECEMBER 31, 1996,
     YEAR ENDED DECEMBER 31, 1997 AND THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)


                           PREFERRED STOCK      PREFERRED STOCK
                               SERIES A            SERIES B           COMMON STOCK       ADDITIONAL    RETAINED         TOTAL
                         --------------------   ---------------   --------------------    PAID-IN      EARNINGS     STOCKHOLDERS'
                           SHARES     AMOUNT    SHARES   AMOUNT     SHARES     AMOUNT     CAPITAL      (DEFICIT)       EQUITY
                           ------     ------    ------   ------     ------     ------     -------      ---------       ------
Capital contribution in
  connection with
  acquisition of
  Mallyclad and Vyn-L
  (Note 2)..............         --   $   --       --     $ --            --   $   --    $   77,473   $        --    $    77,473
Distribution to
  stockholder of
  Mallyclad.............         --       --       --       --            --       --            --      (170,000)      (170,000)
Issuance of common stock
  for cash..............         --       --       --       --            10        1       604,999            --        605,000
Recapitalization (Note
  2)....................  1,000,000    1,000       --       --           (10)      (1)         (999)           --             --
Issuance of shares in
  reverse acquisition
  (Note 2)..............         --       --       --       --     4,860,580    4,861     2,998,139            --      3,003,000
Net income for the
  period................         --       --       --       --            --       --            --       761,089        761,089
                         ----------   -------   ------    ----    ----------   -------   ----------   -----------    -----------
Balance, December 31,
  1996..................  1,000,000    1,000       --       --     4,860,580    4,861     3,679,612       591,089      4,276,562
Conversion of preferred
  stock, Series A to
  common stock(Note 1).. (1,000,000)  (1,000)      --       --     7,548,633    7,548        (6,548)           --             --
Issuance of shares to an
  officer (Note 1)......         --       --       --       --       171,842      172          (172)           --             --
Issuance of preferred
  stock, Series B (Note
  8)....................         --       --    4,250       43            --       --       500,169            --        500,212
Issuance of warrants to
  purchase common
  stock.................         --       --       --       --            --       --       120,500            --        120,500
Conversion of preferred
  stock, Series B to
  common stock (Note
  8)....................         --       --    (4,250)    (43)      108,809      109           (66)           --             --
Issuance of common stock
  options in exchange
  for services..........         --       --       --       --            --       --        68,000            --         68,000
Issuance of shares in
  connection with
  acquisitions (Note
  2)....................         --       --       --       --       768,615      768     1,949,146            --      1,949,914
Discount on conversion
  of Series B Preferred,
  treated as dividends
  (Note 8)..............         --       --       --       --            --       --            --       (75,212)       (75,212)
Net loss for the year...         --       --       --       --            --       --            --    (1,258,841)    (1,258,841)
                         ----------   -------   ------    ----    ----------   -------   ----------   -----------    -----------
Balance, December 31,
  1997..................         --       --       --       --    13,458,479   13,458     6,310,641      (742,964)     5,581,135
Issuance of common stock
  options in exchange
  for services..........         --       --       --       --            --       --       143,000            --        143,000
Net loss for the
  period................         --       --       --       --            --       --            --    (2,609,090)    (2,609,090)
                         ----------   -------   ------    ----    ----------   -------   ----------   -----------    -----------
Balance, March 31, 1998
  (Unaudited)...........         --   $   --       --     $ --    13,458,479   $13,458   $6,453,641   $(3,352,054)   $ 3,115,045
                         ==========   =======   ======    ====    ==========   =======   ==========   ===========    ===========


          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   FROM DATE OF INCEPTION                     THREE MONTHS ENDED
                                     (JUNE 19, 1996) TO      YEAR ENDED            MARCH 31,
                                        DECEMBER 31,        DECEMBER 31,   -------------------------
                                            1996                1997          1997          1998
                                   ----------------------   ------------   -----------   -----------
                                                                                  (UNAUDITED)

CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income (loss)..............       $    761,089        $ (1,258,841)  $  (514,699)  $(2,609,090)
  Adjustments to reconcile net
     income (loss) to net cash
     provided by operating
     activities
     Extraordinary loss on
       extinguishment of debt....                 --             416,110            --            --
     Depreciation................            325,460           2,102,288       534,953     1,105,893
     Amortization................            117,038             578,044        97,983       470,910
     Gain on sale of equipment...            (29,400)            (44,767)           --            --
     Deferred income taxes.......            311,469            (672,000)           --            --
  Changes in assets and
     liabilities
     Accounts
       receivable -- trade.......          1,771,004          (1,229,121)     (402,237)   (1,782,119)
     Advances to affiliates......           (463,750)            329,232            --            --
     Inventories.................           (793,164)          1,171,735      (245,364)     (499,765)
     Prepaid and other current
       assets....................            (86,800)            100,319       168,560      (314,548)
     Other assets................             (6,601)              5,143      (363,289)      249,832
     Accounts payable............          2,312,844          (1,904,306)     (818,839)      332,146
     Accrued expenses............          1,031,527           1,858,017      (762,070)    1,172,883
                                        ------------        ------------   -----------   -----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES...........          5,250,716           1,451,853    (2,305,002)   (1,873,858)
                                        ------------        ------------   -----------   -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Proceeds from the sale of
     equipment...................             98,200             130,500            --            --
  Purchase of property and
     equipment...................           (429,048)         (1,547,644)     (192,252)   (1,319,150)
  Acquisitions of businesses, net
     of cash acquired............        (12,781,372)        (52,899,930)     (969,556)  (14,419,674)
  Other, net.....................                 --                  --       (45,247)           --
  Sale of business...............                 --                  --            --     1,186,000
                                        ------------        ------------   -----------   -----------
NET CASH USED IN INVESTING
  ACTIVITIES.....................        (13,112,220)        (54,317,074)   (1,207,055)  (14,552,824)
                                        ------------        ------------   -----------   -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Net borrowings (repayments) on
     revolving lines-of-credit...          5,476,759          (5,936,759)    2,414,610            --
  Proceeds from long-term debt...          4,213,000         127,094,806     1,100,000            --
  Payments for debt issue
     costs.......................           (425,102)         (6,052,860)           --            --
  Payments on long-term debt and
     capital lease obligations...         (1,121,564)        (23,567,590)     (331,082)     (286,900)
  Issuance of common and
     preferred stock and capital
     contributions...............            682,473             495,800            --            --
                                        ------------        ------------   -----------   -----------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES...........          8,825,566          92,033,397     3,183,528      (286,900)
                                        ------------        ------------   -----------   -----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS....................            964,062          39,168,176      (328,529)  (16,713,582)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD............                 --             964,062       964,062    40,132,238
                                        ------------        ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.........................       $    964,062        $ 40,132,238   $   635,533   $23,418,656
                                        ============        ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF BUSINESS AND BASIS OF PRESENTATION

     American Architectural Products Corporation (AAPC or the Company) is principally engaged in the business of manufacturing residential, commercial and architectural windows and doors through its wholly-owned subsidiaries, Eagle & Taylor Company (formerly known as American Architectural Products, Inc. -- AAP), Forte, Inc. (Forte), Western Insulated Glass Co. (Western), Thermetic Glass, Inc. (Thermetic), Binnings Building Products, Inc. (Binnings), Danvid Window Company (Danvid), Modern Window Corporation (Modern) and American Glassmith Corporation (American Glassmith).

     AAP was incorporated on June 19, 1996 and had no significant operations or assets until it acquired Eagle Window and Door, Inc. (Eagle) and Taylor Building Products Company (Taylor) on August 29, 1996 (see Note 2). The accounts of Eagle and Taylor are included in the consolidated financial statements from the August 29, 1996 acquisition date. AAP subsequently changed its name to Eagle & Taylor Company.

     On June 25, 1996, AAP's ultimate controlling stockholder acquired ownership of Mallyclad Corp. (Mallyclad) and Vyn-L Corporation (Vyn-L). On December 18, 1996, Mallyclad and Vyn-L were merged into AAP. Based on the control maintained by this stockholder over AAP, Mallyclad and Vyn-L, the merger was considered to be a transaction among companies under common control and was accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, the accounts of Mallyclad and Vyn-L are included in the consolidated financial statements from the June 25, 1996 acquisition date.

     Prior to December 18, 1996, Forte Computer Easy, Inc. (FCEI) had a single wholly-owned operating subsidiary, Forte, Inc. (Forte), based in Youngstown, Ohio. Forte manufactures large contract commercial aluminum windows and security screen windows and doors.

     On December 18, 1996, pursuant to an Agreement and Plan of Reorganization dated October 25, 1996 between FCEI and AAP Holdings, Inc. (the Agreement), FCEI acquired all of the issued and outstanding shares of capital stock of AAP in exchange for 1,000,000 shares of Series A Convertible Preferred Stock of FCEI (the Series A Preferred). Under the terms of the Agreement and the Series A Preferred, AAP Holdings, Inc. obtained 60 percent of the voting control of FCEI. Although FCEI is the parent of AAP following the transaction, the transaction was accounted for as a recapitalization of AAP and a purchase by AAP of FCEI because the stockholders of AAP obtained a majority of the voting rights in FCEI as a result of the transaction (see Note 2). The 1996 consolidated financial statements include the accounts of AAP for the period from its inception (June 19, 1996), and the accounts of FCEI from December 18, 1996, the effective date of the acquisition.

     At a special stockholders' meeting held on April 1, 1997, FCEI stockholders approved the reincorporation of FCEI in Delaware. Consequences of the reincorporation plan included the change of FCEI's name to American Architectural Products Corporation; an increase in the authorized common stock of the Company to 100,000,000 shares; a 1 for 10 reverse stock split of the Company's common stock; the conversion of 1,000,000 shares of Series A Preferred held by AAP Holdings, Inc. into 7,548,633 shares of common stock; and the issuance of 171,842 shares of common stock to an officer to satisfy a commitment of the Company. The reincorporation did not result in any substantive change to the Company's business, assets, liabilities, net worth or operations, nor did it result in any change in the ownership interest of any stockholder of the Company. The number of shares and per share amounts give retroactive recognition to the changes in capital structure for all periods presented.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of AAPC and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of accounts receivable, payables and accrued expenses approximate fair value because of the short maturity of these items. Based on the borrowing rates currently available to the Company, the carrying amounts of long-term debt approximate fair value.

  REVENUE RECOGNITION

     The Company operates in two industry segments, the residential and specialty commercial window and door products segment and the large commercial contract window and door products segment (see Note 13). Revenues from the residential and specialty commercial products segment are recorded upon the shipment of product to the customer. Revenues from the large commercial contract segment are recognized using the percentage-of-completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimated costs or potential contract losses are recognized in the period in which they are determined. Costs in excess of billings, billings in excess of costs and retainages recorded were not material as of December 31, 1996 and 1997 and as of March 31, 1998 (unaudited).

  CASH EQUIVALENTS

     Cash equivalents are highly liquid investments with original maturity of three months or less.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

     The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions and limits the amount of exposure with any institution. At December 31, 1997 and March 31, 1998, deposits and highly liquid investments totalling approximately $38 million and $23 million (unaudited), respectively, were on deposit at two financial institutions.

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across many geographic areas. However, the Company is principally engaged in the business of manufacturing residential and commercial windows and doors. Therefore, its customer base is concentrated in the construction business.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  INVENTORIES

     Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the following estimated useful lives:

Buildings and improvements..................................  20-25
Machinery and equipment.....................................   7-10
Computers and office equipment..............................    3-7
Tools, dies and fixtures....................................    3-7

     Expenditures for renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

  LONG-LIVED ASSETS

     The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

  COST IN EXCESS OF NET ASSETS ACQUIRED

     Cost in excess of net assets acquired is being amortized over 25 years using the straight-line method. The Company periodically evaluates the recoverability of the cost in excess of net assets acquired by allocating the cost in excess of net assets acquired to the assets being tested for recoverability and by comparing anticipated undiscounted future cash flows from operating activities with the carrying amounts of the related assets. The factors considered by management in performing this assessment include current operating results, business prospects, market trends, competitive activities and other economic factors.

  DEFERRED FINANCING COSTS

     Costs to obtain financing have been capitalized and are being amortized using the straight-line method over the term of the underlying debt.

  WARRANTY OBLIGATIONS

     Certain of the Company's subsidiaries sell their products with limited warranties of two to 25 years. Accrued warranty obligations are estimated based on claims experience and levels of production. Warranty obligations estimated to be satisfied within one year are classified as current liabilities in the accompanying consolidated balance sheets.

  INCOME TAXES

     The income tax provision is computed using the liability method. Deferred taxes are recorded for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities.

     The income tax provision for interim reporting purposes is based upon the Company's estimate of the effective tax rate expected to be applicable for the full fiscal year.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     AAP filed its income tax return on a consolidated basis with its former parent company until December 18, 1996, the date of reorganization with FCEI.

  ADVERTISING

     The cost of advertising is charged against income as incurred. Advertising expense was $263,000 for the period from inception to December 31, 1996 and $948,000 for the year ended December 31, 1997, respectively.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited interim consolidated financial statements for the three months ended March 31, 1997 and 1998 include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the consolidated results of operations for the period presented. The interim period results are not necessarily indicative of the results of operations for a full fiscal year.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. On January 1, 1998, the Company adopted SFAS 130. For the three months ended March 31, 1998, comprehensive income (loss) for the Company does not differ from net income (loss).

     Additionally, in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131) which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the reporting by public companies of information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Management has not fully evaluated the impact, if any, SFAS 131 may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 does not change the measurement or recognition of those plans and is effective for fiscal years beginning after December 15, 1997.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

2. RECAPITALIZATION AND ACQUISITIONS:

  RECAPITALIZATION AND ACQUISITION OF FCEI

     Effective December 18, 1996, FCEI acquired the stock of AAP in a reverse acquisition in which AAP's stockholders acquired voting control of FCEI. The acquisition was accomplished through an exchange of stock in which FCEI exchanged 1,000,000 shares of Series A Preferred and options to purchase 879,834 shares of FCEI common stock for 100% of the outstanding stock of AAP. Upon completing the transaction, the stockholders of AAP controlled 60% of the voting rights of the combined Company.

     For financial reporting purposes, AAP is deemed to be the acquiring entity. The merger has been reflected in the accompanying consolidated financial statements as (a) the recapitalization of AAP (whereby the issued and outstanding stock of AAP was converted into 1,000,000 shares of Series A Preferred and options to purchase 879,834 shares of common stock -- see Note 9) and (b) the issuance of the securities discussed in the following paragraph by AAP in exchange for all of the outstanding equity securities of FCEI.

     In the merger, AAP is deemed to have issued 4,860,580 shares of common stock, committed itself to issue an additional 171,842 shares of common stock and to have issued 586,556 stock options to FCEI stockholders (see Note 9). The estimated fair value assigned to the securities issued was $3,003,000, which was determined based on the estimated fair value of the securities of AAP which were obtained by the FCEI stockholders in the reverse acquisition, an assessment of the trading prices of FCEI stock preceding the reverse acquisition, and the appraised value of the FCEI assets acquired.

     The acquisition was recorded using the purchase method of accounting. Accordingly, the consideration of $3,100,000, including transaction costs, was allocated to the FCEI net assets acquired based on estimated fair values including current assets of $1,871,000, property and equipment of $7,516,000, long-term debt of $4,030,000 and current liabilities of $2,257,000. The results of FCEI's operations are included in the accompanying consolidated financial statements from the date of acquisition.

  ACQUISITION OF EAGLE AND TAYLOR

     On August 29, 1996, AAP acquired the stock and certain assets and liabilities of Eagle and Taylor. Eagle is based in Dubuque, Iowa and manufactures and distributes aluminum clad and all wood windows and doors. Taylor is based in West Branch, Michigan and manufactures entry and garage doors. The acquisition was accounted for as a purchase. The purchase price approximated $22,202,000 and was allocated to the net assets acquired based on estimated fair values including current assets of $17,123,000, property and equipment of $6,805,000, accrued warranty obligations of $4,600,000, and current and other liabilities of $4,362,000. Cost in excess of net assets acquired of $7,236,000 was recorded and is being amortized over 25 years. Subordinated notes payable to the seller totalling $8,000,000 were used to finance a portion of the acquisitions (see Note 5). The results of Eagle and Taylor operations are included in the accompanying consolidated financial statements from the August 29, 1996 acquisition date.

  ACQUISITION OF MALLYCLAD AND VYN-L

     The June 25, 1996 acquisition of Mallyclad and Vyn-L was accounted for as a purchase. Mallyclad and Vyn-L are based in Madison Heights, Michigan and process and manufacture vinyl clad steel and aluminum coils and cut-to-length sheets. The purchase price approximated $1,009,000 and was allocated to net assets acquired based on estimated fair values including current assets of $900,000, property and equipment of $205,000, other assets of $170,000, and current liabilities of $266,000. The accounts of Mallyclad and Vyn-L are included in the accompanying consolidated financial statements from the June 25, 1996 acquisition date.

     On March 1, 1998, the Company sold its Mallyclad division to a related party for $1.2 million and recognized no gain or loss on the sale.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

2. RECAPITALIZATION AND ACQUISITIONS: (CONTINUED)
  ACQUISITION OF WESTERN

     On March 14, 1997, the Company acquired all of the stock of Western. Western is based in Phoenix, Arizona and manufactures custom residential aluminum windows and doors. The acquisition was accounted for as a purchase. The purchase price approximated $2,400,000 and was allocated to net assets acquired based on estimated fair values including current assets of $1,976,000, property and equipment of $961,000, and current liabilities of $537,000. Notes to sellers approximating $779,000 were used to finance a portion of the acquisition. Additionally, Western was financed with a revolving line-of-credit and term notes with a bank totalling approximately $1,400,000. The accounts of Western are included in the accompanying consolidated financial statements from the March 14, 1997 acquisition date.

  ACQUISITION OF THERMETIC

     On July 18, 1997, the Company acquired all of the stock of Thermetic, a Toluca, Illinois manufacturer of residential vinyl windows. The acquisition was accounted for as a purchase. The purchase price approximated $4,500,000 and was allocated to net assets acquired based on estimated fair values including current assets of $1,700,000, property and equipment of $2,300,000, current liabilities of $1,400,000 and long-term liabilities of $2,100,000. Costs in excess of net assets acquired of $4,000,000 was recorded and is being amortized over 25 years.

     The Thermetic acquisition was financed through the issuance of $2,500,000 in convertible secured debentures to the seller, the issuance of 384,000 shares of the Company's common stock and a commitment to issue an aggregate number of additional shares of the Company's common stock eighteen months after closing having a market value of $1,000,000 when issued. The accounts of Thermetic are included in the accompanying consolidated financial statements from the July 18, 1997 acquisition date.

  ACQUISITIONS OF BINNINGS, DANVID, AMERICAN GLASSMITH AND MODERN

     On December 10, 1997, the Company acquired all of the outstanding stock of Binnings Building Products, Inc. (Binnings), and substantially all of the assets of Danvid Company, Inc. and Danvid Window Company (collectively Danvid), American Glassmith, Inc. (American Glassmith), and Modern Window Corporation (Modern), collectively the "Acquisitions". Binnings, located in Lexington, North Carolina, manufactures residential vinyl windows and aluminum windows and storm doors. Danvid, located in Carrollton, Texas, manufacturers and installs residential aluminum windows and doors and vinyl windows. American Glassmith, located in Columbus, Ohio, manufactures decorative glass lites and laminated glass. Modern, located in Oak Park, Michigan, manufactures residential vinyl windows and doors. Each of these

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

2. RECAPITALIZATION AND ACQUISITIONS: (CONTINUED) acquisitions was accounted for as a purchase. The purchase prices and allocation of these purchase prices are as follows:

                                                                                     MODERN &
                                                                                     AMERICAN
                                                       BINNINGS        DANVID        GLASSMITH
                                                      -----------    -----------    -----------
PURCHASE PRICE......................................  $26,987,000    $19,374,000    $ 5,704,000
                                                      ===========    ===========    ===========
ALLOCATION
  Current assets....................................  $13,281,000    $ 5,343,000    $ 2,526,000
  Property and equipment............................   14,667,000      1,876,000      2,785,000
  Other assets......................................      157,000      2,151,000         50,000
  Current liabilities...............................    4,521,000      3,048,000        907,000
  Long-term liabilities.............................    1,323,000      2,151,000        342,000
                                                      -----------    -----------    -----------
NET ASSETS ACQUIRED.................................  $22,261,000    $ 4,171,000    $ 4,112,000
                                                      ===========    ===========    ===========
EXCESS OF PURCHASE PRICE OVER FAIR VALUE OF NET
  ASSETS ACQUIRED...................................  $ 4,726,000    $15,203,000    $ 1,592,000
                                                      ===========    ===========    ===========

     The accounts of the Acquisitions were included in the Company's consolidated financial statements from the December 10, 1997 acquisition date. The Acquisitions were financed primarily with a portion of the proceeds from the issuance of $125,000,000 of 11 3/4% Senior Notes due on December 1, 2007 (see
Note 5).

  ACQUISITION OF VINYLSOURCE

     On January 23, 1998, the Company acquired substantially all of the assets of the vinyl division of Easco, Inc., an Austintown, Ohio manufacturer of vinyl extrusions for the fenestration industry, and operates the facility through its wholly-owned subsidiary VinylSource. The purchase price approximated $13,475,000 and was allocated to net assets acquired based on estimated fair market values including current assets of $4,654,000, property and equipment and other noncurrent assets of $9,929,000 and current liabilities of $1,108,000. The Company used cash to finance the acquisition. The accounts of the acquired business are included in the Company's consolidated financial statements from the January 23, 1998 acquisition date.

  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following pro forma information for the year ended December 31, 1996 has been prepared assuming that the offering of $125,000,000 of 11 3/4% Senior Notes due December 1, 2007 (the Offering) and the acquisitions of FCEI, Eagle & Taylor, Mallyclad and Vyn-L, Western, Thermetic, Binnings, Danvid, American Glassmith and Modern had occurred on January 1, 1996. The following pro forma information for the year ended December 31, 1997 has been prepared assuming that the Offering and the acquisitions of Western, Thermetic, Binnings, Danvid, American Glassmith and Modern had occurred on January 1, 1997. The acquisition of VinylSource in 1998 was not a material business combination for the Company, and accordingly, no pro forma effect is given to this acquisition. The pro forma information includes adjustments for interest expense for the Senior Notes, adjustments to selling, general and administrative expenses for decreases in compensation expense for certain officers and members of Board of Directors of the Acquisitions, adjustments to depreciation expense based on the estimated fair market value of the property and equipment

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

2. RECAPITALIZATION AND ACQUISITIONS: (CONTINUED) acquired, amortization of cost in excess of net assets acquired arising from the acquisitions, and adjustments for income taxes.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
Net sales...................................................   $176,000      $192,000
Net loss....................................................     (7,000)       (5,600)
Basic and diluted net loss per common share.................       (.53)         (.42)

  LETTER OF INTENT

     In February 1998, the Company signed a Letter of Intent with Louisiana-Pacific to purchase its Weather-Seal division. This division consists of six manufacturing facilities throughout Ohio producing aluminum and vinyl extrusions, and wood and vinyl windows. The Letter of Intent obligated the Company to make a $1 million deposit into an escrow account and which will be applied toward the purchase price. The deposit will be considered a termination fee payable to Louisiana-Pacific in the event the transaction does not close because the Company abandons or otherwise fails to consummate the transaction unless because of the discovery or occurrence of any material or adverse condition.

3. INVENTORIES:
     Inventories consisted of the following:

                                                     DECEMBER 31,
                                              --------------------------     MARCH 31,
                                                 1996           1997           1998
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Raw materials...............................  $ 7,664,000    $12,980,000    $12,632,000
Work-in-process.............................    1,266,000      3,071,000      3,506,000
Finished goods..............................    2,041,000      5,407,000      8,827,000
                                              -----------    -----------    -----------
                                              $10,971,000    $21,458,000    $24,965,000
                                              ===========    ===========    ===========

4. REVOLVING LINE-OF-CREDIT:

     At December 31, 1996, the Company had $5,477,000 outstanding under a subsidiary's revolving line-of-credit facility whereby the subsidiary could borrow or issue letters-of-credit of up to $13,000,000 based on available collateral. Borrowings accrue interest at 1.5% above the prime rate and interest was payable monthly. The outstanding borrowings were paid in full in 1997 with a portion of the proceeds of the Notes (see Note 5).

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

5. LONG-TERM DEBT:

Long-term debt consists of the following:

                                                   DECEMBER 31,
                                            ---------------------------     MARCH 31,
                                               1996            1997            1998
                                            -----------    ------------    ------------
                                                                           (UNAUDITED)
11 3/4% senior notes, due 2007............  $        --    $125,000,000    $125,000,000
Term notes payable to bank, due August
  2001, payable in monthly installments of
  $55,407 plus interest at the prime rate
  plus 1.5%...............................    3,113,000              --              --
Subordinated notes payable, due August
  1999, with interest payable monthly at
  the rate of 10%.........................    8,000,000              --              --
Term note payable to bank, due January
  2001, payable in monthly installments of
  $30,000 including interest at the prime
  rate plus 2.0%, secured by substantially
  all of the assets of a subsidiary.......    2,625,000              --              --
Other.....................................    2,238,000         175,000              --
                                            -----------    ------------    ------------
                                             15,976,000     125,175,000     125,000,000
Less current portion......................    1,498,000          61,000              --
                                            -----------    ------------    ------------
                                            $14,478,000    $125,114,000    $125,000,000
                                            ===========    ============    ============

     In December 1997, the Company issued $125,000,000 of 11 3/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Company and will mature on December 1, 2007. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998. The Notes are unconditionally guaranteed by each of the Company's subsidiaries and by each subsidiary acquired thereafter.

     Of the approximately $118.5 million in net proceeds received by the Company from the issuance of the Notes, approximately $47.8 million was used to fund the cash portion of the purchase price of the Acquisitions (including the repayment of the assumed debt) and approximately $33.8 million was used to repay substantially all of the existing indebtedness of the Company. The remaining proceeds are intended to be used by the Company for additional acquisitions, working capital and general corporate purposes.

     Except as set forth below, the Company may not redeem the Notes prior to December 1, 2002. On or after December 1, 2002, the Company may redeem the Notes, in whole or in part, at any time, at redemption prices ranging from 105% of the principal amount in 2002 to 100% of the principal amount in 2005 and thereafter, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to December 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more public equity offerings at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest.

     The provisions of the Notes limit the Company and its subsidiaries from incurring additional indebtedness unless the Company meets certain consolidated coverage ratios as defined in the Notes. Notwithstanding this restriction, the Company is permitted to incur secured indebtedness of up to $25 million. Other covenants of the Notes include, but are not limited to, limitations on restricted payments, as defined, such as payment of dividends, repurchase of the Company's capital stock, redemption of subordinated obligations, certain investments, in addition to limitations on sale/leaseback transactions, affiliate transactions and mergers or consolidations.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

5. LONG-TERM DEBT: (CONTINUED)
     The approximate maturities of long-term debt as of December 31, 1997 are as follows: 1998 -- $61,000; 1999 -- $54,000; 2000 -- $58,000; 2001 -- $2,000;
2002 -- $-0-; and thereafter -$125,000,000.

     In connection with the repayment of existing indebtedness from the proceeds of the Notes, the Company recognized as expense deferred financing costs related to the existing indebtedness and incurred a prepayment penalty resulting in an extraordinary loss of $494,000 ($.04 per share), net of related income tax benefits of $282,000.

6. COMMITMENTS AND CONTINGENCIES:

  LEASE COMMITMENTS

     Certain leased assets are capitalized and consist of computer equipment and delivery equipment with a cost of $1,578,000 and $1,931,000 at December 31, 1996 and 1997, respectively. Accumulated depreciation related to these leased assets was $-0- and $388,000 at December 31, 1996 and 1997, respectively. The Company also leases buildings and equipment under operating leases.

     At December 31, 1997, the future minimum lease payments under operating and capital leases are as follows:

                                                          OPERATING LEASES    CAPITAL LEASES
                                                          ----------------    --------------
1998....................................................     $2,412,000         $  654,000
1999....................................................      1,863,000            734,000
2000....................................................      1,260,000             51,000
2001....................................................      1,017,000             38,000
2002....................................................        746,000              8,000
Thereafter..............................................      1,248,000                 --
                                                             ----------         ----------
          Total.........................................     $8,546,000          1,485,000
                                                             ==========
Less amount representing interest.......................                           142,000
                                                                                ----------
Net present value.......................................                         1,343,000
Less current portion....................................                           573,000
                                                                                ----------
Long-Term Capital Lease Obligations.....................                        $  770,000
                                                                                ==========

     Rental expense incurred for operating leases was $217,000 and $844,000, from the period from inception to December 31, 1996 and for the year ended December 31, 1997, respectively.

  LITIGATION


     The Company is involved from time to time in litigation arising in the ordinary course of business, none of which is expected to have a material effect on its business, results of operations or financial condition.


7. BENEFIT PLANS:

     All eligible nonunion employees of the Company participate in 401(k) plans which include provisions for Company matching contributions. Additionally, union employees at a subsidiary participate in a multiemployer pension plan into which that subsidiary contributes $0.22 per hour worked. Expenses incurred relating to these plans were $89,000 and $399,000 from inception to December 31, 1996 and for the year ended December 31, 1997.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

8. STOCKHOLDERS' EQUITY:

  SERIES A PREFERRED STOCK

     The Series A Preferred is voting preferred stock and has the same number of votes as the number of shares of common stock into which the Series A Preferred would be convertible if converted in full on the record date.

     No dividends may be paid with respect to the common stock unless a dividend is paid to the holders of the Series A Preferred. Any dividends paid are required to be allocated pro rata among the holders of the common stock and Series A Preferred as though the Series A Preferred had been converted in full to common stock on the dividend payment date.

     The Series A Preferred has a liquidation preference over the common stock in the amount of $.10 per share. Any amounts remaining will be allocated to the common stock and Series A Preferred holders as if the Series A Preferred had been converted in full upon such liquidation.

  SERIES B PREFERRED STOCK

     In 1997, the Company received proceeds of $425,000 from the private placement of 4,250 shares of Series B Cumulative Redeemable Convertible Preferred Stock (the Series B Preferred). The Series B Preferred accrues cumulative dividends at the annual rate of $8.00 per share commencing July 1, 1998, payable either in cash or common stock at the election of the Company. Each share of Series B Preferred is convertible, at the option of the holder, into shares of common stock. The redemption price of $100 per share of Series B Preferred plus any cumulative unpaid dividends can be used to purchase shares of common stock at market value. However, a discount from the quoted market price of common stock was applicable for holders exercising conversion rights prior to August 31, 1997 and the discounts are accounted for as dividends to the holders. As of December 31, 1997, all of the Series B preferred shares issued have been converted to common stock.

     The Series B Preferred is voting preferred stock and each share of Series B Preferred Stock entitles the holder to one vote. The Series B Preferred will be entitled to vote as a separate class with respect to all matters that would adversely affect the powers, preferences or rights of Series B Preferred Stock.

  STOCK WARRANTS

     In April and June 1997, the Company issued promissory notes with detachable stock warrants to accredited investors for proceeds totalling $450,000. The warrants, which expire in one year, grant the note holders the right to purchase 128,571 shares of the Company's common stock at $3.50 per share. The fair value attributable to these warrants has been recognized as additional paid in capital and the resulting discount was amortized over the term of the notes which ended in December 1997. Furthermore, in connection with an additional series of financing transactions, the Company issued warrants to purchase 27,926 shares of common stock at an exercise price of $3.50 per share, expiring on September 1, 1998.

9. STOCK OPTIONS:

     As part of the consideration paid in the acquisition of FCEI in December 1996, the Company is deemed to have issued to certain FCEI stockholders options to purchase an aggregate of 586,556 shares of the Company's common stock at prices ranging from $2.50 to $5.00 per share ("FCEI Options"). The FCEI Options were deemed to have been issued in exchange for previously outstanding options granted under the FCEI Employee Incentive Stock Option Plan.

     As part of the recapitalization of AAP that occurred in connection with the acquisition of FCEI (see Note 2), AAP Holdings, Inc. received options to purchase 879,834 shares of common stock of the Company

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

9. STOCK OPTIONS: (CONTINUED)
("AAPH Options"). The AAPH Options are equivalent to 1.5 times the number of shares of the Company's common stock subject to the 586,556 FCEI Options. The AAPH Options are identical in price and exercise terms to the FCEI Options and are exercisable only to the extent that the FCEI Options are exercised.

     At December 31, 1997, 471,770 FCEI Options and 707,655 AAPH Options remain outstanding. These exercisable options have an option price of $3.75 and expire in 1998.

     In 1996, the Company adopted the American Architectural Products Corporation Stock Option Plan (the "Plan") whereby 10,000,000 shares of the Company's common stock have been authorized for issuance under the Plan. Shares of common stock have been made available for grant to directors, officers, key employees and non-employees at the discretion of the Board of Directors. The exercise price of stock options granted to employees and non-employee directors equals the market price or 110% of the market price of the Company's common stock at the date of grant. The stock options issued to employees have a ten year term and vest in 20% increments over five years. Stock options issued to non-employee directors have a ten year term and vest within one year.

     Certain options have been granted to non-employees based on negotiated terms. Stock options issued to non-employees are recorded at fair value with a related charge against income.

     The Company applies the intrinsic value method in accounting for its stock options issued to employees. Accordingly, no compensation cost has been recognized for stock options issued to employees. The following table sets forth the Company's net income (loss) and net income (loss) available per common share on a pro forma basis had compensation expense for the Company's stock options issued to employees been determined based on the fair value at the grant dates:

                                                  FROM DATE OF INCEPTION
                                                    (JUNE 19, 1996) TO         YEAR ENDED
                                                       DECEMBER 31,           DECEMBER 31,
                                                           1996                   1997
                                                  ----------------------    -----------------
NET INCOME (LOSS)
  As reported...................................         $761,000              $(1,259,000)
  Pro forma.....................................         $761,000              $(1,329,000)

BASIC NET INCOME (LOSS) PER COMMON SHARE
  As reported...................................         $    .10              $      (.10)
  Pro forma.....................................         $    .10              $      (.10)

DILUTED NET INCOME (LOSS) PER COMMON SHARE
  As reported...................................         $    .09              $      (.10)
  Pro forma.....................................         $    .09              $      (.10)


     The fair value for these stock options was estimated at the dates of grant using a Black-Scholes option pricing model with the following weighted -- average assumptions: a risk-free interest rate of 6.5%, a dividend yield percentage of 0%, common stock volatility of .35 and an expected life of the options of 5 years.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

9. STOCK OPTIONS: (CONTINUED)
     A summary of activity related to stock options for the Company's plan from the date of inception to December 31, 1996 and for the year ended December 31, 1997 is as follows.

                                                      1996                   1997
                                               -------------------    -------------------
                                                          WEIGHTED               WEIGHTED
                                                          AVERAGE                AVERAGE
                                                          EXERCISE               EXERCISE
                                               OPTIONS     PRICE      OPTIONS     PRICE
                                               -------    --------    -------    --------
Outstanding, beginning of the period.........      --      $  --        6,000     $4.69
Granted......................................   6,000       4.69      534,000      5.31
Exercised....................................      --         --           --        --
Forfeited....................................      --         --           --        --
                                                -----      -----      -------     -----
Outstanding, end of the period...............   6,000      $4.69      540,000     $5.30
                                                =====      =====      =======     =====

     The weighted average fair value of the options granted during the periods ended December 31, 1996 and 1997 were $1.97 and $1.87, respectively.

     The following is a summary of stock options outstanding and exercisable at December 31, 1997:

                                             OUTSTANDING                    EXERCISABLE
                                 -----------------------------------    -------------------
                                              WEIGHTED
                                              AVERAGE       WEIGHTED               WEIGHTED
                                             REMAINING      AVERAGE                AVERAGE
                                            CONTRACTUAL     EXERCISE               EXERCISE
PRICE RANGE                      NUMBER     LIFE (YEARS)     PRICE      NUMBER      PRICE
-----------                      ------     ------------    --------    ------     --------
$3.88 -- $4.69.................  131,000        8.38         $4.02       41,000     $4.32
$5.43 -- $6.19.................  409,000        7.98          5.72      104,000      5.44
                                 -------        ----         -----      -------     -----
                                 540,000        8.08         $5.30      145,000     $5.12
                                 =======        ====         =====      =======     =====

     In February 1998, the Board of Directors rescinded 209,000 and 100,000 stock options with an exercise price of $5.63 and $6.19, respectively. These stock options were reissued in February 1998 at the following prices: 209,000 options -- $3.56; and 100,000 options -- $3.92.

10.  INCOME TAXES:

     The provision for income taxes (income tax benefit) for the period from the date of inception to December 31, 1996 and for the year ended December 31, 1997 consist of the following:

                                                              FROM DATE
                                                                  OF
                                                             INCEPTION TO     YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1996            1997
                                                             ------------    ------------
CURRENT
  Federal..................................................    $269,000       $      --
  State....................................................      60,000              --
                                                               --------       ---------
                                                                329,000              --
DEFERRED...................................................     311,000        (390,000)
                                                               --------       ---------
                                                               $640,000       $(390,000)
                                                               ========       =========

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

10. INCOME TAXES: (CONTINUED)
     Significant components of deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
DEFERRED TAX ASSETS
  Net operating loss carryforwards..........................  $  850,000    $3,940,000
  Allowance for doubtful accounts...........................     150,000       280,000
  Accrued warranty obligations..............................   1,520,000     1,660,000
  Accrued postretirement benefits...........................     150,000       150,000
  Other accruals............................................     250,000       730,000
  Other.....................................................      60,000       170,000
                                                              ----------    ----------
                                                               2,980,000     6,930,000
                                                              ----------    ----------

DEFERRED TAX LIABILITIES
  Depreciation..............................................   2,090,000     6,220,000
  Other.....................................................     180,000       480,000
                                                              ----------    ----------
                                                               2,270,000     6,700,000
                                                              ----------    ----------
NET DEFERRED TAX ASSETS.....................................     710,000       230,000
VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS.................    (710,000)     (230,000)
                                                              ----------    ----------
NET DEFERRED TAXES..........................................  $       --    $       --
                                                              ==========    ==========

     In recording certain acquisitions, the Company established a valuation allowance against the entire net deferred tax assets acquired, based on uncertainties surrounding the expected realization of these assets. In 1996 and 1997, the Company reversed the valuation allowances by $311,000 and $685,000, respectively, and accordingly reduced cost in excess of net assets acquired.

     The actual income tax expense (income tax benefit) attributable to earnings
(loss) for the period from inception to December 31, 1996 and for the year ended December 31, 1997 differed from the amounts computed by applying the U.S. federal tax rate of 34 percent to pretax earnings as a result of the following:

                                                                1996        1997
                                                              --------    ---------
Tax at U.S. federal statutory rate..........................  $470,000    $(390,000)
Expenses not deductible for tax purposes....................    40,000      240,000
Valuation allowance adjustment..............................   100,000     (240,000)
State income taxes, net of federal income tax benefit.......    40,000           --
Other.......................................................   (10,000)          --
                                                              --------    ---------
PROVISION FOR INCOME TAXES..................................  $640,000    $(390,000)
                                                              ========    =========

     At December 31, 1997, the Company and its subsidiaries had net operating loss carryforwards of approximately $15,600,000 for income tax purposes which expire between 1999 and 2012. Due to changes in ownership, utilization of approximately $14,300,000 of the net operating loss carryforwards is limited to approximately $550,000 per year. The remaining $1,300,000 may be utilized without limitation.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

11.  RELATED PARTY TRANSACTIONS:

     The Company paid management fees to its majority stockholder of approximately $120,000 and $250,000 for the period from inception to December 31, 1996 and for the year ended December 31, 1997. Additionally, the Company paid $835,000 for acquisition services and $571,000 for other transaction services in 1997 to its majority stockholder. In 1997, the Company paid $450,000 to a Company affiliated with AAPH Holdings, Inc. for air charter services.

12.  NET INCOME (LOSS) PER COMMON SHARE:

     Net income (loss) per common share amounts have been computed in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128). Basic net income (loss) per common share amounts were computed by dividing net income (loss) less preferred stock dividends by the weighted average number of common shares outstanding. Diluted income (loss) per share amounts give effect to dilutive common stock equivalents outstanding.

     A summary of the basic and diluted earnings (loss) per share computations follow.

                                                    DATE OF INCEPTION (JUNE 16, 1996)
                                                           TO DECEMBER 31, 1996
                                                   ------------------------------------
                                                                              PER SHARE
                                                    INCOME        SHARES       AMOUNT
                                                   ---------    ----------    ---------
Income before extraordinary item.................  $ 761,000
Preferred stock dividends........................         --
                                                   ---------
BASIC INCOME PER COMMON SHARE
  Income available to common stockholders........    761,000     7,884,000      $ .10
                                                                                =====
EFFECT OF DILUTIVE SECURITIES
  Common Stock Options...........................                  276,000
                                                   ---------    ----------      -----
DILUTIVE EARNINGS PER COMMON SHARE...............  $ 761,000     8,160,000      $ .09
                                                   =========    ==========      =====

                                                       YEAR ENDED DECEMBER 31, 1997
                                                   ------------------------------------
                                                                              PER SHARE
                                                     LOSS         SHARES       AMOUNT
                                                   ---------    ----------    ---------
Loss before extraordinary item...................  $(765,000)
Preferred stock dividends........................    (75,000)
                                                   ---------
BASIC LOSS PER COMMON SHARE
  Loss available to common stockholders..........   (840,000)   12,982,000      $(.06)
                                                                                =====
EFFECT OF DILUTIVE SECURITIES
  Common Stock Options...........................                       --
                                                   ---------    ----------      -----
DILUTIVE LOSS PER COMMON SHARE...................  $(840,000)   12,982,000      $(.06)
                                                   =========    ==========      =====

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

12. NET INCOME (LOSS) PER COMMON SHARE: (CONTINUED)

                                                    THREE MONTHS ENDED MARCH 31, 1997
                                                   ------------------------------------
                                                                              PER SHARE
                                                     LOSS         SHARES       AMOUNT
                                                   ---------    ----------    ---------
Loss before extraordinary item...................  $(515,000)
Preferred stock dividends........................         --
                                                   ---------
BASIC LOSS PER COMMON SHARE
  Loss available to common stockholders..........   (515,000)   12,581,054      $(.04)
                                                                                =====
EFFECT OF DILUTIVE SECURITIES
  Common Stock Options...........................                       --
                                                   ---------    ----------      -----
DILUTIVE LOSS PER COMMON SHARE...................  $(515,000)   12,581,054      $(.04)
                                                   =========    ==========      =====

                                                    THREE MONTHS ENDED MARCH 31, 1998
                                                  --------------------------------------
                                                               (UNAUDITED)
                                                                               PER SHARE
                                                     LOSS          SHARES       AMOUNT
                                                  -----------    ----------    ---------
Loss before extraordinary item..................  $(2,609,000)
Preferred stock dividend........................           --
                                                  -----------
BASIC LOSS PER COMMON SHARE
  Loss available to common stockholders.........   (2,609,000)   13,458,479      $(.19)
                                                                                 =====
EFFECT OF DILUTIVE SECURITIES
  Common Stock Options..........................                         --
                                                  -----------    ----------      -----
DILUTIVE LOSS PER COMMON SHARE..................  $(2,609,000)   13,458,479      $(.19)
                                                  ===========    ==========      =====

     The weighted average number of common shares outstanding for 1996 and the three months ended March 31, 1997 includes the 7,548,633 common shares issued upon the conversion of all of the Series A Preferred (which based on its terms, the Company believed was common stock in substance) and the 171,842 shares issued by the Company in 1997 to fulfill an obligation to an officer.

     The weighted average number of common shares outstanding for the year ended December 31, 1997 includes approximately 300,000 additional common shares issuable in January 1999 in connection with the Thermetic acquisition based on the average market price.

13. SEGMENT INFORMATION:

     The Company operates in two separate segments. The first includes the manufacturing and distribution of residential and specialty commercial fenestration products. The product lines within this segment include aluminum, wood and vinyl windows, doors, and other fenestration products such as storm windows and doors, and decorative glass. The second classification is large contract commercial fenestration products including aluminum windows, security windows, screens and doors used primarily in commercial buildings such as schools and dormitories, office and governmental buildings, and low-income housing.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

13. SEGMENT INFORMATION: (CONTINUED)
  INFORMATION BY SEGMENT -- 1997

                                                            RESIDENTIAL
                                                           AND SPECIALTY      CONTRACT
                                                            COMMERCIAL       COMMERCIAL
                                                           FENESTRATION     FENESTRATION
                                                             PRODUCTS         PRODUCTS
                                                           -------------    ------------
Net sales................................................  $ 91,695,000     $ 2,558,000
Operating income (loss)..................................     7,255,000      (1,554,000)
Assets employed at year-end..............................   105,223,000      10,694,000
Depreciation and amortization............................     1,980,000         700,000
Capital expenditures.....................................     1,499,000              --

     The segment information does not include the identifiable assets and operating expenses of corporate administration.

     Segment information for 1996 is not presented because the Company's operations were primarily in the residential and specialty commercial fenestration products segment. The contract commercial fenestration products segment was acquired in December 1996 and its results of operations from the date of acquisition were not significant.

14. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                     FROM DATE OF INCEPTION
                                                       (JUNE 19, 1996) TO       YEAR ENDED
                                                          DECEMBER 31,         DECEMBER 31,
                                                              1996                 1997
                                                     ----------------------    ------------
CASH PAID DURING THE PERIOD FOR

Interest...........................................       $   620,000          $ 3,017,000
Income taxes.......................................            70,000              228,000

NONCASH INVESTING AND FINANCING ACTIVITIES
Common stock and debt issued and liabilities
  assumed in acquisitions..........................       $27,981,000          $22,465,000
Capital lease obligations..........................         1,578,000                   --
Distribution to stockholder........................           170,000                   --

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Eagle Window & Door, Inc. and Subsidiaries and
Taylor Building Products Company (Wholly-Owned Subsidiaries)

     We have audited the accompanying combined balance sheets of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company (Wholly-Owned Subsidiaries), as of December 31, 1995 and August 29, 1996, and the related combined statements of operations and accumulated deficit, and cash flows for the year ended December 31, 1995 and the eight months ended August 29, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company (Wholly-Owned Subsidiaries) as of December 31, 1995 and August 29, 1996, and the results of their combined operations and cash flows for the year ended December 31, 1995 and the eight months ended August 29, 1996 in conformity with generally accepted accounting principles.

                                          SEMPLE & COOPER, P.L.C.

Phoenix, Arizona
January 31, 1997

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

                            COMBINED BALANCE SHEETS

                                                                DECEMBER 31,     AUGUST 29,
                                                                    1995            1996
                                                                    ----            ----
ASSETS
Current Assets:
  Cash (Note 2).............................................    $    750,361    $    395,859
  Accounts receivable, net (Note 1).........................       6,954,830       7,736,517
  Inventory (Notes 1 and 3).................................       8,330,593       8,483,224
  Prepaids and other........................................         448,426         314,240
                                                                ------------    ------------
     Total Current Assets...................................      16,484,210      16,929,840
                                                                ------------    ------------
Property, Plant and Equipment, Net (Notes 1 and 4)..........       8,760,799       6,966,340
                                                                ------------    ------------
Deposits and Other Assets...................................          55,370          93,376
                                                                ------------    ------------
     Total Assets...........................................    $ 25,300,379    $ 23,989,556
                                                                ============    ============

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
  Accounts payable..........................................    $  2,859,256    $  2,429,053
  Accrued wages and payroll taxes...........................         371,510         453,459
  Payable to affiliates (Note 10)...........................      20,482,654      19,441,656
  Other accrued expenses....................................       1,527,296       2,346,756
  Accrued warranty reserve--short-term portion (Note 9).....       1,566,000       1,479,000
                                                                ------------    ------------
     Total Current Liabilities..............................      26,806,716      26,149,924
                                                                ------------    ------------
Long-Term Liabilities:
  Accrued warranty reserve--long-term portion (Note 9)......       3,258,800       3,148,412
                                                                ------------    ------------
Commitments and Contingencies: (Note 5).....................              --              --
Stockholder's Deficit: (Note 6)
  Common stock..............................................         211,851         211,851
  Additional paid-in capital................................      26,081,937      27,224,456
  Accumulated deficit.......................................     (31,058,925)    (32,745,087)
                                                                ------------    ------------
     Total Stockholder's Deficit............................      (4,765,137)     (5,308,780)
                                                                ------------    ------------
     Total Liabilities and Stockholder's Deficit............    $ 25,300,379    $ 23,989,556
                                                                ============    ============

     The accompanying notes are an integral part of the combined financial statements.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                  FOR THE
                                                                FOR THE YEAR    EIGHT MONTHS
                                                                   ENDED           ENDED
                                                                DECEMBER 31,     AUGUST 29,
                                                                    1995            1996
                                                                    ----            ----
Sales.......................................................    $ 72,962,690    $ 39,971,058
Cost of Sales...............................................      67,642,530      33,832,799
                                                                ------------    ------------
Gross Profit................................................       5,320,160       6,138,259
Selling Expense.............................................       6,619,136       3,948,778
General and Administrative Expenses.........................       5,714,966       3,141,852
Restructuring Charge (Note 7)...............................         840,042              --
                                                                ------------    ------------
Loss from Operations........................................      (7,853,984)       (952,371)
                                                                ------------    ------------
Other Income (Expense):
  Interest expense (Note 10)................................      (1,755,177)     (1,142,519)
  Gain (Loss) on sale of assets.............................        (375,325)       (773,866)
  Other.....................................................          38,984         274,661
                                                                ------------    ------------
                                                                  (2,091,518)     (1,641,724)
                                                                ------------    ------------
Loss before Income Tax Benefit..............................      (9,945,502)     (2,594,095)
Income Tax Benefit (Note 1).................................       3,557,425         907,933
                                                                ------------    ------------
Net Loss....................................................      (6,388,077)     (1,686,162)
Accumulated Deficit, Beginning of Year......................     (24,670,848)    (31,058,925)
                                                                ------------    ------------
Accumulated Deficit, End of Year............................    $(31,058,925)   $(32,745,087)
                                                                ============    ============

     The accompanying notes are an integral part of the combined financial statements.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                  FOR THE
                                                                FOR THE YEAR    EIGHT MONTHS
                                                                   ENDED           ENDED
                                                                DECEMBER 31,     AUGUST 29,
                                                                    1995            1996
                                                                    ----            ----
Cash Flows from Operating Activities:
  Cash received from customers..............................    $ 73,112,175    $ 39,462,693
  Cash paid to suppliers and employees......................     (70,132,913)    (38,177,166)
  Interest paid.............................................          (3,686)             --
  Interest received.........................................           4,504           1,340
  Restructuring costs.......................................        (423,909)             --
                                                                ------------    ------------
     Net cash provided by operating activities..............       2,556,171       1,286,867
                                                                ------------    ------------
Cash Flows from Investing Activities:
  Cash received from sale of equipment......................         558,265          37,289
  Purchase of equipment.....................................      (2,576,407)     (1,678,658)
                                                                ------------    ------------
     Net cash used by investing activities..................      (2,018,142)     (1,641,369)
                                                                ------------    ------------
Cash Flows from Financing Activities:
     Repayment of debt......................................              --              --
                                                                ------------    ------------
     Net cash used by financing activities..................              --              --
                                                                ------------    ------------
Net increase (decrease) in cash.............................         538,029        (354,502)
Cash at beginning of year...................................         212,332         750,361
                                                                ------------    ------------
Cash at end of year.........................................    $    750,361    $    395,859
                                                                ============    ============
Reconciliation of Net Loss to Net Cash Provided by Operating
  Activities:
Net Loss....................................................    $ (6,388,077)   $ (1,686,162)
                                                                ------------    ------------
Adjustments to Reconcile Net Loss to Net Cash Provided by
  Operating Activities:
  Depreciation..............................................       3,310,040       2,661,961
  (Gain) Loss on sale of assets.............................         375,325         773,866
  Abandonment of fixed assets in restructuring..............         416,131              --
  Interest expense contributed to capital by Parent
     Company................................................              --       1,142,519
Changes in Assets and Liabilities:
  Accounts receivable.......................................         946,420        (781,687)
  Inventory.................................................       9,903,590        (152,631)
  Prepaids and other........................................         120,959         134,186
  Deposits and other........................................          76,899         (38,005)
  Accounts payable..........................................        (483,538)       (430,203)
  Accrued wages and payroll taxes...........................        (195,608)         72,539
  Other accrued expenses....................................        (255,986)        828,870
  Payable to affiliates.....................................      (4,944,984)     (1,040,998)
  Accrued warranty reserve..................................        (325,000)       (197,388)
                                                                ------------    ------------
                                                                   8,944,248       2,973,029
                                                                ------------    ------------
     Net cash provided by operating activities..............    $  2,556,171    $  1,286,867
                                                                ============    ============

     The accompanying notes are an integral part of the combined financial statements.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES:

  BASIS OF PRESENTATION:

     The combined financial statements include the financial position, results of operations and cash flows of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company (the Companies). All material intercompany transactions, accounts and balances have been eliminated.

     Each Company is a wholly-owned subsidiary of MascoTech, Inc. Because of these relationships, the financial statements of the Companies have been prepared on a combined format as if they were a single entity. In addition, MascoTech, Inc. performed the Companies' treasury function, and allocated expenses for various services it provided (See Note 10).

     Eagle Window & Door, Inc. and Subsidiaries (Eagle) are engaged in the manufacture of aluminum clad and all wood windows and doors. Eagle's primary market is the construction industry. Products are marketed through various distributors located throughout the United States and Pacific Rim. Eagle's wholly-owned subsidiaries, Eagle Window & Door of Bellevue, Inc. and Eagle Service Company are engaged in the sale and distribution of windows and doors throughout the United States.

     The accompanying combined financial statements include the consolidated accounts of Eagle Window & Door, Inc. and its wholly-owned subsidiaries, Eagle Window & Door of Bellevue, Inc. and Eagle Service Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Taylor Building Products Company (Taylor) is engaged in the manufacture of entry and garage doors. The Company markets entry doors under the brand names of Perma Door and Taylor Door. The Perma Door brand is primarily marketed through millwork distributors and the Taylor Door brand is primarily marketed through installing dealers. The Company markets garage doors under the Taylor Door brand name throughout the United States.

  PERVASIVENESS OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  EARNINGS PER SHARE:

     Historical earnings per share data has not been presented in the accompanying financial statements due to the subsequent acquisition of the two Companies by American Architectural Products, Inc. and its reverse merger with a public reporting company (See Note 13).

  ACCOUNTS RECEIVABLE:

     As of December 31, 1995 and August 29, 1996, allowances have been established for potentially uncollectible accounts receivable in the amounts of $445,418 and $791,521, respectively.

  INVENTORY:

     Inventory is stated at the lower of cost (first-in, first-out method) or market. Inventories are reviewed periodically for obsolescence, and an allowance established to record potentially obsolete inventory at net realizable value (See Note 3).

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES: (CONTINUED) PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Depreciation expense for the year ended December 31, 1995 and the eight months ended August 29, 1996, was $3,310,040 and $2,661,961, respectively. Assets are being depreciated over their estimated useful lives, as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................    40
Machinery and equipment.....................................  6-15
Computer and office equipment...............................    10
Tools, dies and fixtures....................................     3

  INCOME TAXES:

     The Companies file their income tax returns on a consolidated basis with their parent company. All provisions for federal and state income taxes, including provisions for deferred income taxes, are provided for through the intercompany accounts.

  ADVERTISING:

     The cost of advertising is expensed as incurred. Advertising expense was $1,192,915 and $479,300, respectively, for the year ended December 31, 1995 and the eight months ended August 29, 1996.

2. CONCENTRATION OF CREDIT RISK:

     The combined Companies maintain cash balances at various financial institutions. At December 31, 1994 and 1995 and at August 29, 1996, the combined Companies have uninsured cash in the approximate amounts of $734,000, $670,000 and $230,000, respectively.

3. INVENTORY:

     As of December 31, 1995 and as of August 29, 1996, inventory consisted of the following:

                                                    DECEMBER 31,    AUGUST 29,
                                                        1995           1996
                                                        ----           ----
Raw materials.....................................  $ 7,106,775     $6,118,026
Work in process...................................    1,215,724      1,366,212
Finished goods....................................    1,631,594      1,473,501
                                                    -----------     ----------
                                                      9,954,093      8,957,739
Less: provision for obsolete inventory............   (1,623,500)      (474,515)
                                                    -----------     ----------
                                                    $ 8,330,593     $8,483,224
                                                    ===========     ==========

     Included in the allowance for obsolete inventory as of December 31, 1995 is approximately $1,260,000 for future losses from Taylor Building Products Company's restructuring plan (See Note 7).

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY, PLANT AND EQUIPMENT:

     As of December 31, 1995 and August 29, 1996, property, plant and equipment consisted of the following:

                                                         DECEMBER 31,     AUGUST 29,
                                                             1995            1996
                                                             ----            ----
Land and improvements..................................  $    407,523    $    408,934
Buildings and improvements.............................     7,996,419       7,698,252
Machinery and equipment................................    10,807,526      11,276,992
Computer and office equipment..........................     3,238,291       2,223,089
Tools, dies and fixtures...............................     1,962,048       3,698,385
                                                         ------------    ------------
                                                           24,411,807      25,305,652
Less: accumulated depreciation.........................   (15,651,008)    (18,339,312)
                                                         ------------    ------------
                                                         $  8,760,799    $  6,966,340
                                                         ============    ============

5. COMMITMENTS AND CONTINGENCIES:

  COMMITMENTS:

     The Companies are currently leasing certain office and manufacturing space in Dubuque, Iowa and West Branch, Michigan under non-cancellable operating lease agreements which expire through July, 1997. The terms of the leases provide for combined monthly payments totalling approximately $12,000. The lease terms also require the Companies to pay common area maintenance, taxes, insurance and other costs. The Companies are also leasing equipment under various non-cancellable operating lease agreements which expire through July, 2000. Rent expense under the operating lease agreements was $817,418 and $477,761, respectively, for the year ended December 31, 1995 and the eight months ended August 29, 1996.

     A schedule of future minimum lease payments due under the non-cancellable operating lease agreements, is as follows:

 YEAR ENDED
DECEMBER 31,                                                            AMOUNT
------------                                                            ------
   1996.............................................................  $  595,370
   1997.............................................................     330,465
   1998.............................................................     221,577
   1999.............................................................      88,472
   2000.............................................................       4,729
                                                                      ----------
                                                                      $1,240,613
                                                                      ==========

  CONTINGENCIES:

     Environmental Issue:

     Based on an evaluation of Eagle's operating facility, asbestos-containing materials were located in various sections of the facility. No provision or accrual has been made to provide for any potential future costs for abatement because, in management's opinion, they should not have a material adverse effect upon the combined financial position of the Companies. In connection with the sale of the Companies to American Architectural Products, Inc. (See Note 13), the former parent of the Companies agreed to bear certain abatement costs relating to this matter.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
     Litigation:

     At December 31, 1995 and August 29, 1996, the Companies are a party to several lawsuits. The Companies believe that the lawsuits are without merit and intend to vigorously defend their position. Provision for a lawsuit that was settled subsequent to December 31, 1995 for approximately $165,000 has been charged to operations in the accompanying financial statements for the year ended December 31, 1995. A provision has been charged to operations in the accompanying financial statements for the eight months ended August 29, 1996 for approximately $100,000 for a lawsuit involving product performance issues.

6. STOCKHOLDERS' EQUITY:

     The stock of Taylor Building Products Company consists of 1,000 shares of $1 par value common stock authorized, issued and outstanding. The stock of Eagle Window & Door, Inc. consists of 500,000 shares of $1 par value common stock authorized, 210,851 shares issued and outstanding.

7. RESTRUCTURING CHARGE:

     In September, 1995, Taylor's management adopted a restructuring plan to address recurring operating losses. The goal of the plan was to reduce overhead through a plan of business consolidation and simplification. The major components to the plan were: (1) closure of its satellite locations in Florida and Texas; (2) elimination of its "non-core" product lines; and (3) improve the proficiency of its entry and garage door lines. As a result of the restructuring plan, the Company incurred costs for liquidation of inventory, loss on the sale and abandonment of fixed assets, severance pay, and other related costs. The restructuring plan was completed during the first quarter of 1996.

     The restructuring charge for the year ended December 31, 1995, consisted of the following:

Loss on sale and abandonment of fixed assets................  $416,131
Severance pay...............................................   281,012
Other.......................................................   142,899
                                                              --------
                                                              $840,042
                                                              ========

8. STATEMENTS OF CASH FLOWS:

  NON-CASH INVESTING AND FINANCING ACTIVITIES:

     During the year ended December 31, 1995, the Companies recognized an investing activity that affected equity, but did not result in cash receipts or payments. This non-cash activity consisted of the write off notes receivable deemed uncollectible in the amount of $344,473.

9. WARRANTY RESERVE:

     The Companies sell the majority of their products with limited warranties of two to 25 years. At December 31, 1995 and at August 29, 1996, the accompanying financial statements include a reserve of $4,824,800 and $4,627,412, respectively, for estimated warranty claims based on the Companies' historical claims experience.

10. RELATED PARTY TRANSACTIONS:

     As of December 31, 1995 and August 29, 1996, the Companies had amounts payable to affiliates of $20,482,654 and, $19,441,656, respectively. These affiliates represent primarily the parent company and

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. RELATED PARTY TRANSACTIONS: (CONTINUED) subsidiaries of the parent company. Various shared expenses were charged to the Companies through the payable to affiliate account. These expenses included items such as general insurance, health insurance, and workers compensation insurance, which were charged based on specific identification of the expense. For the year ended December 31, 1995 and the eight months ended August 29, 1996, total expenses charged to the Companies through specific identification were $3,588,020 and $1,613,407, respectively.

     In addition, MascoTech, Inc., the parent company, charged the Companies a management fee based on budgeted sales for the various operating subsidiaries. For the year ended December 31, 1995 and the eight months ended August 29, 1996, total management fees charged to the Companies were $1,314,700 and $951,000, respectively.

     MascoTech, Inc. also provided cash management services for the Companies. For the year ended December 31, 1995 and the eight months ended August 29, 1996, the Companies had recorded interest expense relating to the amounts payable to affiliates of $1,755,177 and $1,142,519, respectively. Interest expense for the eight month period ended August 29, 1996 was treated as contributed to capital by the Parent Company.

11. BENEFIT PLANS:

  401(K) PROFIT SHARING PLAN AND PENSION PLAN:

     The Companies' former parent sponsored the MascoTech, Inc. Salaried Savings Plan. All salaried employees of the Company with three months of service, were eligible to participate in the Plan. The Plan operated as a 401(k) Savings Plan. The Plan did not provide for a discretionary matching or profit sharing contribution. As such, no expense has been recorded for contributions in the accompanying financial statements.

     The Companies' former parent sponsored the MascoTech, Inc. Master Hourly Employees' Pension Plan. All hourly employees of the Companies were eligible to participate in the Plan with participation commencing on the date of hire. Benefits in the Plan were vested and based on the number of years of credited service.

     Pursuant to the pending sale of the Companies to American Architectural Products, Inc., in August, 1996, and in accordance with the Stock Purchase Agreement, coverage under these plans ceased. The seller agreed to fully vest all participants and pay benefits in the normal course of the plans. As such, no liability has been reported in the accompanying combined financial statements for any potential unfunded liabilities.

  POST-RETIREMENT BENEFITS:

     Taylor Building Products Company sponsors a post-retirement health benefit program pursuant to its collective bargaining contract. Under the principal terms of the contract, the Company will pay a retired employee with a minimum of ten years service, a benefit of $100 per month after retirement at age 62. As of the date of the financial statements, no material post-retirement benefit obligation has been incurred.

  LABOR FORCE:

     Most of the hourly employees of Taylor Building Products Company, comprising approximately 85 percent of the Taylor labor force, are covered under a collective bargaining agreement. The contract expired in February, 1997, and was renegotiated for an additional five years.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12. ECONOMIC DEPENDENCY:

     For the year ended December 31, 1995, Eagle Window & Door, Inc. purchased approximately 38 percent of their materials from two suppliers. For the eight month period ended August 29, 1996, Eagle purchased approximately 15 percent of their materials from one supplier. At December 31, 1995 and at August 29, 1996, amounts due to the suppliers were $254,584 and $332,179, respectively.

     For the year ended December 31, 1995, and for the eight month period ended August 29, 1996, Taylor Building Products Company purchased approximately 16 percent and 20 percent, respectively, of their materials from one supplier. At December 31, 1995, and at August 29, 1996, amounts due to the supplier were approximately $452,000 and $362,000, respectively.

13. SUBSEQUENT EVENT:

  ACQUISITION:

     Effective August 29, 1996, the Companies were acquired by American Architectural Products, Inc. (AAP). On December 18, 1996, American Architectural Products Holdings, Inc. (AAPH, parent of AAP) consummated transactions contemplated under an Agreement and Plan of Reorganization dated October 25, 1996. Under terms of this Agreement, all of the capital stock of AAP was exchanged by AAPH for a 60 percent interest in Forte Computer Easy, Inc. The financial statements do not give effect to these transactions.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Mallyclad Corporation and Vyn-L Corporation

     We have audited the accompanying combined balance sheets of Mallyclad Corporation and Vyn-L Corporation as of November 30, 1995 and June 30, 1996, and the related combined statements of operations and retained earnings, and cash flows for the year ended November 30, 1995 and the seven months ended June 30, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Mallyclad Corporation and Vyn-L Corporation as of November 30, 1995 and June 30, 1996, and the results of their combined operations and their combined cash flows for the year ended November 30, 1995 and the seven months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                        BDO SEIDMAN, LLP

Troy, Michigan
April 28, 1997

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

                            COMBINED BALANCE SHEETS

                                                              NOVEMBER 30,
                                                                  1995        JUNE 30, 1996
                                                                  ----        -------------
ASSETS (Note 3)
CURRENT ASSETS
  Cash and equivalents......................................  $   110,599      $   229,615
  Accounts receivable, less allowance for doubtful accounts
     of $7,000 in 1996......................................      530,410          358,731
  Refundable income taxes...................................       26,160           26,160
  Inventories (Note 2)......................................      430,902          285,635
  Prepaid expenses..........................................       22,853           18,736
                                                              -----------      -----------
TOTAL CURRENT ASSETS........................................    1,120,924          918,877
                                                              -----------      -----------
PROPERTY AND EQUIPMENT
  Leasehold improvements....................................      128,391          128,391
  Machinery and equipment...................................    2,203,868        2,205,604
  Computers and office equipment............................       85,184           87,420
                                                              -----------      -----------
                                                                2,417,443        2,421,415
  Less accumulated depreciation.............................   (2,268,378)      (2,304,178)
                                                              -----------      -----------
NET PROPERTY AND EQUIPMENT..................................      149,065          117,237
                                                              -----------      -----------
OTHER ASSETS................................................       59,481           32,896
                                                              -----------      -----------
                                                              $ 1,329,470      $ 1,069,010
                                                              ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Revolving line of credit (Note 3).........................  $   100,000      $        --
  Accounts payable..........................................      280,737          158,039
  Accruals
     Product claims.........................................       59,556           46,101
     Commissions............................................       28,181           20,150
     Compensation...........................................       12,185            8,647
     Other..................................................       53,170           52,103
                                                              -----------      -----------
TOTAL CURRENT LIABILITIES...................................      533,829          285,040
                                                              -----------      -----------
COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY
  Common stock, $1 par, authorized 50,000 shares;
     outstanding 50,000 shares--Mallyclad Corporation.......       50,000           50,000
  Common stock, $1 par, authorized 50,000 shares;
     outstanding 38,000 shares--Vyn-L Corporation...........       38,000           38,000
  Retained earnings.........................................      707,641          695,970
                                                              -----------      -----------
TOTAL STOCKHOLDERS' EQUITY..................................      795,641          783,970
                                                              -----------      -----------
                                                              $ 1,329,470      $ 1,069,010
                                                              ===========      ===========

            See accompanying notes to combined financial statements.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                  SEVEN
                                                               YEAR ENDED        MONTHS
                                                              NOVEMBER 30,        ENDED
                                                                  1995        JUNE 30, 1996
                                                                  ----        -------------
Net Sales...................................................   $3,991,882      $1,915,620
Cost of Goods Sold..........................................    3,520,971       1,596,753
                                                               ----------      ----------
Gross Profit................................................      470,911         318,867
Selling, General and Administrative Expenses................      648,990         349,671
                                                               ----------      ----------
Loss from Operations........................................     (178,079)        (30,804)
Other Income--Net...........................................       37,133          19,133
                                                               ----------      ----------
Loss Before Taxes on Income.................................     (140,946)        (11,671)
Tax Benefits (Note 6).......................................       20,686              --
                                                               ----------      ----------
Net Loss....................................................     (120,260)        (11,671)
Retained Earnings, beginning of period......................      828,901         707,641
Dividends...................................................       (1,000)             --
                                                               ----------      ----------
Retained Earnings, end of period............................   $  707,641      $  695,970
                                                               ==========      ==========

            See accompanying notes to combined financial statements.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 SEVEN
                                                               YEAR ENDED       MONTHS
                                                              NOVEMBER 30,       ENDED
                                                                  1995       JUNE 30, 1996
                                                                  ----       -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................   $(120,260)      $ (11,671)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................      81,884          35,800
     Changes in operating assets and liabilities:
       Receivables..........................................     117,057         171,679
       Inventories..........................................      96,573         145,267
       Prepaid expenses.....................................      (2,005)          4,117
       Other assets.........................................       4,561          26,585
       Accounts payable.....................................    (179,635)       (122,698)
       Accruals.............................................     (16,911)        (26,091)
                                                               ---------       ---------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.........     (18,736)        222,988
                                                               ---------       ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Additions to property and equipment.......................     (45,325)         (3,972)
                                                               ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) under line of credit
     arrangements...........................................     100,000        (100,000)
  Dividends paid............................................      (1,000)             --
                                                               ---------       ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........      99,000        (100,000)
                                                               ---------       ---------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............      34,939         119,016
CASH AND EQUIVALENTS, at beginning of period................      75,660         110,599
                                                               ---------       ---------
CASH AND EQUIVALENTS, at end of period......................   $ 110,599       $ 229,615
                                                               =========       =========

            See accompanying notes to combined financial statements.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Mallyclad Corporation (Mallyclad) manufactures vinyl clad steel and aluminum cut to length sheets, primarily for the construction, appliance and automotive industries. Vyn-L Corporation (Vyn-L) is a steel and aluminum processor, performing shearing and forming functions for its customers.

     Mallyclad and Vyn-L ("the Companies") were under common control and because of these relationships, the financial statements of the Companies have been prepared on a combined basis as if they were a single entity. All material intercompany transactions, accounts and balances have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of receivables, payables and accrued expenses approximate fair value because of the short maturity of these items.

  CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid investments consisting of money market funds.

  INVENTORIES

     Inventories are stated at the lower of cost or market value determined on the first-in, first-out (FIFO) basis.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided for using accelerated methods over the following estimated useful lives:

                                                              YEARS
                                                              -----
Leasehold improvements......................................  7-31
Machinery and equipment.....................................  7-15
Computers and office equipment..............................   5-7

     Depreciation expense for the year ended November 30, 1995 and for the seven months ended June 30, 1996, was $81,884 and $35,800, respectively.

     Expenditures for renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

  REVENUE RECOGNITION

     Revenues from sales and the corresponding receivables are recorded upon the shipment of product to the customer.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INCOME TAXES

     The income tax provision is computed using the liability method. Deferred taxes are recorded for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of the Companies' assets and liabilities.

2. INVENTORIES

     Inventories consisted of the following:

                                                    NOVEMBER 30
                                                        1995        JUNE 30, 1996
                                                        ----        -------------
Raw materials.....................................    $355,670         $198,605
Finished goods....................................      75,232           87,030
                                                      --------         --------
                                                      $430,902         $285,635
                                                      ========         ========

3. REVOLVING LINE OF CREDIT

     Mallyclad had a $400,000 revolving line of credit secured by substantially all of the assets of Mallyclad. The outstanding borrowings on the line were $100,000 and $-0-, respectively, as of November 30, 1995, and June 30, 1996. The interest rate on the line was prime plus 1/2 percent. Interest expense was $5,086 and $2,110, respectively, for the periods ended November 30, 1995 and June 30, 1996. The revolving line of credit was terminated in connection with the acquisition of the Company's common stock (see Note 9).

4. RETIREMENT PLAN

     Mallyclad sponsors a defined contribution retirement plan for salaried employees. Employees are eligible to participate in the Plan one year after employment. Company contributions are required in the amount of 4.3 percent of the participant's total compensation plus 4.3 percent of the participant's compensation in excess of $30,000. Contributions were $30,974 and $17,500, respectively, for the periods ended November 30, 1995, and June 30, 1996.

5. COMMITMENTS

     The Companies leased their facilities from a related party under non-cancellable operating lease agreements which commenced January 1, 1994. The operating lease agreements are for a term of five years and provide for total monthly payments of $16,168. Rent expense under the operating lease agreements for the periods ended November 30, 1995, and June 30, 1996 was $163,000 and $95,000, respectively.

6. TAXES ON INCOME

     The benefits (expenses) for income taxes consist of the following:

                                                     YEAR ENDED     SEVEN MONTHS
                                                    NOVEMBER 30,        ENDED
                                                        1995        JUNE 30, 1996
                                                        ----        -------------
Current federal...................................    $20,686          $    --
Deferred..........................................         --               --
                                                      -------          -------
Total.............................................    $20,686          $    --
                                                      =======          =======

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. TAXES ON INCOME (CONTINUED)
     Significant components of deferred taxes consist of deferred tax assets arising from accrued expenses, allowance for doubtful accounts and depreciation. Management has recorded a full valuation allowance against these deferred tax assets at November 30, 1995 and at June 30, 1996.

7. MAJOR CUSTOMERS

     Two customers, each individually accounting for at least 10% of combined net sales, accounted for 23% of net sales in 1995.

8. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest approximated interest expense.

     Cash paid for taxes on income for the periods ended November 30, 1995 and June 30, 1996 totaled $33,014 and $-0-, respectively.

9. SUBSEQUENT EVENT

     On June 25, 1996, all of the outstanding stock of the Companies was purchased by an individual. On December 18, 1996 Mallyclad and Vyn-L were merged into American Architectural Products, Inc. (AAP), a Company controlled by this same individual. These financial statements do not give effect to these transactions.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Forte Computer Easy, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Forte Computer Easy, Inc. and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of Forte Computer Easy, Inc. and Subsidiaries as of December 31, 1995, and the consolidated results of its operations, changes in stockholders' equity, and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          SEMPLE & COOPER, P.L.C.

Phoenix, Arizona
May 28, 1996

                    FORTE COMPUTER EASY, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               YEAR ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                                  ----            ----
                                                                               (UNAUDITED)
Current Assets:
  Cash......................................................  $   143,254      $   255,549
  Accounts receivable, less allowance for doubtful accounts
     and returns of $299,939 and $0, respectively...........      437,160          198,394
  Inventory.................................................    1,666,832        1,782,078
  Prepaid expenses..........................................       31,474           15,002
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      246,472           43,574
                                                              -----------      -----------
     Total Current Assets...................................    2,525,192        2,294,597
                                                              -----------      -----------

Property, Plant and Equipment:
  Land......................................................       74,969           74,969
  Buildings and improvements................................    2,957,795        2,968,203
  Equipment, machinery and tooling..........................    2,099,581        1,839,282
  Office furniture and equipment............................      122,709           85,423
  Vehicles..................................................      140,787          171,725
  Airplane..................................................      207,600               --
                                                              -----------      -----------
                                                                5,603,441        5,139,602
  Less: accumulated depreciation............................   (1,196,182)      (1,118,303)
                                                              -----------      -----------
                                                                4,407,259        4,021,299
                                                              -----------      -----------
Other Assets:
  Net assets of discontinued operations.....................       74,000               --
  Goodwill, net.............................................      360,533          318,926
  Other intangible costs, net...............................       27,170           29,598
  Deposits and other........................................        3,467            2,913
                                                              -----------      -----------
                                                                  465,170          351,437
                                                              -----------      -----------
                                                              $ 7,397,621      $ 6,667,333
                                                              ===========      ===========

   The accompanying notes are an integral part of the consolidated financial statements

                    FORTE COMPUTER EASY, INC. AND SUBSIDIARY
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               YEAR ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                                  ----            ----
                                                                               (UNAUDITED)
Current Liabilities:
  Current portion of long-term debt.........................  $   243,438      $   242,000
  Revolving line of credit..................................      107,906          107,906
  Amount due officer........................................       18,013           18,013
  Accounts payable..........................................      596,369          353,673
  Accrued liabilities.......................................      457,170           53,455
  Net liabilities of discontinued operations................           --          209,945
  Accrued costs of discontinued operations..................      277,619               --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      371,778           17,408
                                                              -----------      -----------
     Total Current Liabilities..............................    2,072,293        1,002,400
                                                              -----------      -----------
Long-Term Debt, Net of Current Portion......................    4,021,664        4,429,684
Lease Deposit...............................................        9,575            9,575
Deferred Tax Liability......................................      160,573           92,273
                                                              -----------      -----------
                                                                4,191,812        4,531,532
                                                              -----------      -----------
Commitments.................................................           --               --
Stockholders' Equity:
  Preferred stock -- $.01 par value; 20,000,000 shares
     authorized; no shares issued or outstanding............           --               --
  Common stock -- $.01 par value; 50,000,000 shares
     authorized; 48,460,111 shares issued and outstanding;
     1,718,422 shares subscribed............................      484,601          484,601
  Paid-in capital...........................................    2,669,485        2,413,902
  Common stock subscribed...................................       79,143           79,143
  Accumulated deficit.......................................   (1,727,609)      (1,840,724)
                                                              -----------      -----------
                                                                1,505,620        1,136,922
  Less: Treasury stock, 456,317 shares at cost..............     (372,104)          (3,521)
                                                              -----------      -----------
                                                                1,133,516        1,133,401
                                                              -----------      -----------
                                                              $ 7,397,621      $ 6,667,333
                                                              ===========      ===========

   The accompanying notes are an integral part of the consolidated financial statements

                    FORTE COMPUTER EASY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED          NINE MONTHS ENDED
                                                        ------------   ------------------------------
                                                        DECEMBER 31,   SEPTEMBER 30,    SEPTEMBER 30,
                                                            1995           1995             1996
                                                            ----           ----             ----
                                                                                (UNAUDITED)
Net Revenues........................................    $ 5,426,260     $ 4,361,288      $ 2,635,113
Cost of Revenues....................................      4,540,722       3,541,366        2,087,032
                                                        -----------     -----------      -----------
Gross Profit........................................        885,538         819,922          548,081
Selling, General and Administrative.................        747,659         532,900          497,196
                                                        -----------     -----------      -----------
Income Loss.........................................        137,879         287,022           50,885
Other Income (Expense):
  Gain on sale of assets............................             --              --          123,439
  Other income (expense)............................         22,086          37,018           12,841
  Rental income.....................................         86,929          67,596           71,905
  Interest expense..................................       (352,403)       (254,879)        (285,646)
  Amortization of intangibles.......................             --         (44,699)         (49,932)
                                                        -----------     -----------      -----------
Income (Loss) from Continuing Operations before
  Provision for Income Taxes........................       (105,509)         92,058          (76,508)
Provision for Income Tax Benefit (Expense)..........         54,971         (34,900)          29,000
                                                        -----------     -----------      -----------
Loss from Continuing Operations.....................        (50,538)        (57,158)         (47,508)
Discontinued Operations:
  Loss from operations of software division and disk
     fulfillment division...........................     (1,149,518)       (560,990)         (35,454)
Loss on disposal of disk fulfillment division.......       (245,419)             --          (30,153)
                                                        -----------     -----------      -----------
Net Loss............................................    $(1,445,475)    $  (503,832)     $  (113,115)
                                                        ===========     ===========      ===========
Earnings per Share Income (loss) from continuing
  operations........................................             --              --               --
  Loss of discontinued operations and operations to
     be disposed of.................................           (.03)           (.01)              --
  Income (loss) from disposal of disk and
     fulfillment division...........................             --              --               --
                                                        -----------     -----------      -----------
Net Income (Loss)...................................    $      (.01)    $      (.01)     $        --
                                                        ===========     ===========      ===========
Weighted Average Shares Outstanding.................     50,000,000      49,630,799       49,813,420
                                                        ===========     ===========      ===========

   The accompanying notes are an integral part of the consolidated financial statements

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

        FOR THE PERIOD FROM DECEMBER 31, 1994 THROUGH SEPTEMBER 30, 1996

                                                                                 COMMON
                                            SHARES                 PAID-IN       STOCK      TREASURY    ACCUMULATED      TOTAL
                              PREFERRED   OF COMMON     COMMON     CAPITAL     SUBSCRIBED     STOCK       DEFICIT       EQUITY
                              ---------   ----------   --------   ----------   ----------   ---------   -----------   -----------
Balance, December 31,
  1994......................         --   48,460,111   $484,601   $2,669,485    $79,143            --   $ (282,134)   $ 2,951,095
Acquisition of 456,317
  shares of treasury stock,
  at cost...................         --          --         --            --         --     $(372,104)          --       (372,104)
Net loss....................         --          --         --            --         --            --   (1,445,475)    (1,445,475)
                              ---------   ----------   --------   ----------    -------     ---------   -----------   -----------
Balance, December 31,
  1995......................         --   48,460,111   484,601     2,669,485     79,143      (372,104)  (1,727,609)     1,133,516
Sale of Treasury Shares
  (unaudited)...............         --          --         --      (255,583)        --       368,583           --        113,000
Net loss (unaudited)........         --          --         --            --         --            --     (113,115)      (113,115)
                              ---------   ----------   --------   ----------    -------     ---------   -----------   -----------
Balance, September 30, 1996
  (unaudited)...............  $      --   48,460,111   $484,601   $2,413,902    $79,143     $  (3,521)  $(1,840,724)  $ 1,133,401
                              =========   ==========   ========   ==========    =======     =========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements

                    FORTE COMPUTER EASY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED          NINE MONTHS ENDED
                                                        ------------   ------------------------------
                                                        DECEMBER 31,   SEPTEMBER 30,    SEPTEMBER 30,
                                                            1995           1995             1996
                                                            ----           ----             ----
                                                                                (UNAUDITED)
Cash Flows from Operating Activities:
  Net Loss..........................................    $(1,445,475)    $  (503,832)     $  (113,115)
  Adjustments to reconcile net income (loss) to net
     cash provided (used) by operating activities:
     Depreciation and amortization..................        378,886         281,977          227,451
     Amortization of software development costs.....        109,899         141,247               --
     Amortization of intangibles....................         76,078          65,201           49,932
     Decrease in provision for returns and doubtful
       accounts.....................................       (180,468)        (71,947)              --
     Gain on sale of assets.........................             --         (77,601)        (123,439)
     Decrease in provision for inventory
       obsolescence.................................       (284,540)             --               --
     Impairment of intangible assets of discontinued
       operations...................................        246,083              --               --
     Cash received from purchase of subsidiary......             --              --               --
Changes in Assets and Liabilities:
     (Increase) Decrease in Assets:
     Accounts receivable............................      1,272,684         591,626          174,660
     Inventory......................................        908,156         416,386         (115,246)
     Prepaid expenses...............................         80,204          68,031           16,472
     Costs and estimated earnings in excess of
       billings on uncompleted contracts............         72,848         (44,541)         202,898
     Deposits and intangibles.......................          5,433           5,641          (10,199)
  Increase (Decrease) in Liabilities:
     Accounts payable...............................     (1,692,059)       (385,410)        (242,696)
     Accrued liabilities............................        (12,103)         25,055         (371,904)
     Amount due officer.............................            713              --               --
     Accrued costs of discontinued operations.......        277,619              --         (207,827)
     Net liabilities of discontinued operations.....             --              --          303,945
     Billings in excess of costs and estimated
       earnings on uncompleted contracts............        231,618         124,025         (354,370)
     Net deferred tax liability.....................       (154,828)       (308,700)         (68,300)
                                                        -----------     -----------      -----------
          Net cash provided by (used by) operating
            activities..............................    $  (109,252)    $   327,158      $  (631,738)
                                                        ===========     ===========      ===========

   The accompanying notes are an integral part of the consolidated financial statements

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

                                                                               NINE MONTHS ENDED
                                                          YEAR ENDED     -----------------------------
                                                         DECEMBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                                             1995            1995            1996
                                                             ----            ----            ----
                                                                                  (UNAUDITED)
Cash Flows from Investing Activities:
  Capital expenditures...............................     $(153,285)       $(121,943)     $   (97,376)
  Computer software development costs................       (30,102)         (30,102)              --
  Proceeds from the sale of assets...................       686,250           50,000          250,000
                                                          ---------        ---------      -----------
          Net cash provided by (used by) investing
            activities...............................       502,863         (102,045)         152,624
                                                          ---------        ---------      -----------
Cash Flows from Financing Activities:
  Proceeds from sale of treasury stock...............        75,000               --          113,000
  Proceeds from debt.................................       337,971          337,971        2,942,000
  Principal payments on debt.........................      (785,959)        (661,085)      (2,463,591)
  Payments on amount due officers, net...............            --          (20,164)              --
                                                          ---------        ---------      -----------
          Net cash provided by (used by) financing
            activities...............................      (372,988)        (343,278)         591,409
                                                          ---------        ---------      -----------
Net Increase (Decrease) in Cash......................        20,623         (118,165)         112,295
Cash, Beginning of Year..............................       122,631          122,631          143,254
                                                          ---------        ---------      -----------
Cash, End of Year....................................     $ 143,254        $   4,466      $   255,549
                                                          =========        =========      ===========

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

     SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                       DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                           1995            1995             1996
                                                           ----            ----             ----
                                                                                (UNAUDITED)
Payment of accrued liability with equity in a
  building...........................................    $     --        $     --         $ 31,811
                                                         ========        ========         ========
Negotiated accounts payable settlement reductions of
  discontinued operations............................    $124,744        $     --         $     --
                                                         ========        ========         ========
Purchase of treasury stock through the reduction of
  accounts receivable and accrual of expenses........    $372,104        $     --         $     --
                                                         ========        ========         ========

   The accompanying notes are an integral part of the consolidated financial statements

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF BUSINESS:

     Forte Computer Easy, Inc. is a Corporation which was duly formed and organized under the laws of the State of Utah. Through June 8, 1994, the acquisition date of Forte, Inc. and Arizona Disk Fulfillment, Inc., the Company was principally engaged in the business of software publishing. Based upon the aforementioned acquisitions, the Company expanded its operations through the acquired subsidiaries into manufacturing of commercial and architectural fenestration products, and into computer disk duplication and fulfillment services for software publishers and technology based industries throughout the United States.

     In late 1995, the Company decided to discontinue its operations in the software publishing and computer disk duplication and fulfillment divisions, as disclosed in Note 10, Discontinued Operations.

  ACQUISITION OF SUBSIDIARIES:

     Effective June 8, 1994, the Company finalized the acquisition of all of the outstanding stock of Forte, Inc. and Subsidiary, an Ohio corporation and Arizona Disk Fulfillment, Inc., an Arizona corporation.

     The acquisition of Forte, Inc. was effected through the exchange of 32,479,290 (unaudited) shares, of which 1,718,422 (unaudited) shares are subscribed of the Company's common stock for all of the outstanding shares of Forte, Inc. under a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The acquisition was accounted for financial statement purposes as a reverse acquisition, with Forte, Inc. as the acquiring company.

     The acquisition of Arizona Disk Fulfillment, Inc. was completed through the payment of $150,000 (unaudited) and the issuance of 1,900,000 (unaudited) shares of the Company's common stock for all of the outstanding shares of Arizona Disk Fulfillment, Inc. This transaction was also completed as a tax-free reorganization.

     For financial accounting purposes, the acquisitions are accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16. For tax reporting purposes, these acquisitions were structured as tax-free reorganizations.

  PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of Forte Computer Easy, Inc. and its wholly-owned subsidiaries, Forte, Inc. and Arizona Disk Fulfillment, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

  PERVASIVENESS OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED FINANCIAL STATEMENTS:

     The unaudited interim consolidated financial statements include all adjustments for normal recurring accruals considered necessary to present fairly the Company's consolidated statements for the periods presented. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  REVENUE RECOGNITION:

  Computer Software:

     The Company recognizes its computer software sales revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1 regarding software revenue recognition. Product revenue is recognized, net of an allowance for estimated returns, upon product shipment. The Company has established a program which enables distributors to return products for credit against future purchases.

  CONTRACTING REVENUES:

     The Company recognizes contract manufacturing income from fixed-price and modified-fixed price contracts on the percentage-of-completion method of accounting. Direct labor is allocated on a standard cost basis, based on the estimated time to manufacture each type of production unit, and manufacturing overhead is allocated by manufacturing labor hours. Installation labor is allocated by contract as incurred. Contract material costs are accumulated on a standard cost basis based upon the type of production unit manufactured under contract. The amount recorded as the percentage complete for each individual contract is based upon the units of production method. The cost of materials purchased but not utilized in completion of the manufacturing process are not considered in determining the progress toward completion.

     Incurred contract costs include all direct material utilized, labor costs, installation costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, factory costs, and depreciation. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to cost and revenue and are recognized in the period in which the revisions are determined.

     The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts" represents revenues recognized in excess of amounts billed, and the liability "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts" represents revenues recorded in excess of recognized costs and estimated earnings.

  CONCENTRATIONS OF RISK:

     The Company sells its software inventory on credit primarily to software distributors and national retailers who market the Company's products and other software products principally in the United States. The majority of the Company's consolidated accounts receivable balance as of December 31, 1995 is due from six major customers.

     In addition, the Company currently has two major contracts in process from its fenestration operations, which together represent approximately 54 percent of the total contracts in process at December 31, 1995. These two contracts were substantially completed at December 31, 1995.

  ACCOUNTS RECEIVABLE:

     The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable, based on a review of the individual accounts outstanding and the Company's prior history of uncollectible accounts receivable.

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INVENTORIES:

     Inventories are stated at the lower of cost or market. Cost is determined on the weighted average basis for software product inventory, and the first-in, first-out basis for all other inventory.

  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and on an accelerated method for tax purposes. The estimated useful lives are as follows:

Buildings............................................          31.5-40 years
Leasehold improvements...............................              5-7 years
Office furniture and fixtures........................             7-10 years
Equipment............................................             5-15 years

     Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to operations as incurred. Betterments or renewals are capitalized when incurred. For the year ended December 31, 1995, depreciation expense was $378,886. For the nine months ended September 30, 1995 and 1996, depreciation expense was $281,977 and $277,451 (unaudited), respectively.

  CAPITALIZED SOFTWARE DEVELOPMENT COSTS:

     The Company capitalizes software development costs in accordance with Financial Accounting Standards Board Statement No. 86. Software development costs not qualifying for capitalization are expensed as research and development costs, as incurred. These costs totaled approximately $175,708 for the year ended December 31, 1995.

     Capitalized costs are amortized on a product-by-product basis using straight-line amortization with useful lives of three to five years. The Company evaluates the estimated net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which net book value is in excess of net realizable value. During the year ended December 31, 1995, amortization of capitalized software development costs charged to cost of revenues totaled $109,899. Based upon management's decision to phase-out the software division in 1995, all capitalized software development costs were written off.

  GOODWILL:

     Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the date of acquisition and is being amortized on the straight-line method over eight to 25 years. Amortization expense charged to operations for the years ended December 31, 1995 amounted to $47,567. Amortization expense charged to operations for the nine months ended September 30, 1995 and 1996 was $39,447 and $41,602 (unaudited), respectively. The Company evaluates the estimated net realizable value of its goodwill at each balance sheet date, and records writedowns if the carrying value exceeds the expected future net operating cash flows from the related operations. If the expected future net operating cash flows are less than the carrying value, the Company recognizes an impairment loss equal to the amount by which the carrying value exceeds the discounted expected future net operating cash flows from the related operations. During the current year the Company recognized an impairment of intangible assets of discontinued operations in the approximate amount of $246,083.

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  OTHER INTANGIBLE COSTS:

     Other intangible costs are comprised primarily of deferred loan costs, which are amortized over the term of the related loan on a straight-line basis. Amortization for the year ended December 31, 1995 amounted to $28,511. For the nine months ended September 30, 1995 and 1996, amortization of other intangible costs was $5,252 and $8,325, respectively.

  INCOME TAXES:

     Effective January 1, 1993, the Company implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income, and tax net operating loss and credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change in deferred tax assets and liabilities during the period.

2. SEGMENT REPORTING:

     The following table presents the total assets of Forte Computer Easy, Inc. and Subsidiaries at December 31, 1995, and the net revenues and net loss of Forte Computer Easy, Inc. and Subsidiaries for the year ended December 31, 1995, are as follows:

                                                                 1995
                                                                 ----
Total Assets:
  Forte Computer Easy, Inc..................................  $   150,198
  Forte, Inc................................................    7,260,315
  Arizona Disk Fulfillment, Inc.............................      (12,892)
                                                              -----------
  Total.....................................................  $ 7,397,621
                                                              ===========
Net Revenues:
  Forte Computer Easy, Inc..................................  $ 1,010,242
  Forte, Inc................................................    5,426,260
  Arizona Disk Fulfillment, Inc.............................    1,541,650
  Less: amount included in discontinued operations..........   (2,551,892)
                                                              -----------
  Total.....................................................  $ 5,426,260
                                                              ===========
Net Loss:
  Forte Computer Easy, Inc..................................  $(1,026,029)
  Forte, Inc................................................      (50,538)
  Arizona Disk Fulfillment, Inc.............................     (368,908)
                                                              -----------
  Total.....................................................  $(1,445,475)
                                                              ===========

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

3. CONTRACTS IN PROGRESS:

     Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:

                                                                             (UNAUDITED)
                                                             DECEMBER 31,   SEPTEMBER 30,
                                                                 1995           1996
                                                                 ----           ----
Costs incurred on uncompleted contracts....................   $4,466,544     $  882,983
Profit earned to date......................................    1,623,862        415,165
                                                              ----------     ----------
                                                               6,090,406      1,298,148
Less: billings to date.....................................    6,215,712      1,271,982
                                                              ----------     ----------
                                                              $ (125,306)    $   26,166
                                                              ==========     ==========

     Presentation in the accompanying balance sheets, is as follows:

                                                                              (UNAUDITED)
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                                 ----            ----
Costs and estimated earnings in excess of billings on
  uncompleted contracts....................................   $ 246,472        $ 43,574
Billings in excess of costs and estimated earnings on
  uncompleted contracts....................................    (371,778)        (17,408)
                                                              ---------        --------
                                                              $(125,306)       $ 26,166
                                                              =========        ========

4. INVENTORIES:

     Inventories consist of the following:

                                                                              (UNAUDITED)
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                                 ----            ----
Raw materials..............................................   $1,761,561      $1,669,078
Finished goods.............................................      110,188         185,000
Work in process............................................       44,185          38,000
Packaging materials and components.........................       10,898              --
Less: amounts included in net assets of discontinued
  operations...............................................     (260,000)       (110,000)
                                                              ----------      ----------
                                                              $1,666,832      $1,782,078
                                                              ==========      ==========

5. REVOLVING CREDIT LINE:

     The Company had an operating agreement for a line of credit under which it could borrow $300,000 or 80% of the eligible accounts receivable of Computer Easy International, Inc. at a monthly rate of 3%. The credit line was terminated on August 31, 1995, as the Company is in default.

6. RELATED PARTY TRANSACTIONS:

     The Company sells fenestration products to a contractor, whose owner is related to an officer of the Company. Sales for the year ended December 31, 1995 totaled $43,459 and revenue for the nine months ended September 30, 1996 was $0. No amount is owed the Company at December 31, 1995 and September 30, 1996.

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

6. RELATED PARTY TRANSACTIONS (CONTINUED)
     The Company performs management services for various rental properties owned by an officer of the Company. Management services billed during the year ended December 31, 1995 and during the nine months ended September 30, 1996 amounted to $49,804 and $37,724, respectively. Amounts included in accounts receivable at December 31, 1995 and September 30, 1996 totaled $14,109 and $44,802, respectively, and in the opinion of management, are expected to be collected.

7. INCOME TAXES:

     For financial accounting and tax reporting purposes, the Company reports income and expenses on the accrual basis of accounting. For the year ended December 31, 1995, the Company made provisions for net federal and state income tax benefits in the approximate amounts of $69,100 and $155,000, respectively. This tax benefit was due to the net increase of the deferred tax asset arising from the net operating loss carryforwards.

     At December 31, 1995, there are federal and state net operating loss carryforwards available to offset future federal and state taxable income, expiring as follows:

                           FEDERAL NET                                 STATE NET
       EXPIRATION         OPERATING LOSS          EXPIRATION         OPERATING LOSS
      DECEMBER 31,         CARRYFORWARD          DECEMBER 31,         CARRYFORWARD
------------------------  --------------   ------------------------  --------------
  2002..................    $   86,238     1997....................    $   74,152
  2005..................        74,252     1998....................       608,297
  2008..................       608,297     1999....................       564,044
  2009..................       564,044     2000....................     1,014,207
                                                                       ----------
  2010..................     1,014,207
                            ----------
                            $2,347,038                                 $2,260,700
                            ==========                                 ==========

     Federal net operating losses are further limited due to ownership changes to approximately $300,000 per year.

     Deferred income taxes arise from timing differences resulting from revenues and costs reported for financial accounting and tax reporting purposes in different periods. Deferred income taxes represent the tax liability or asset based on different depreciation methods used for financial accounting and tax reporting purposes, research and development costs which are expended as period costs for tax reporting purposes, contract accounting under the percentage of completion method for financial reporting and completed contract basis for tax purposes, and differences in asset basis for financial reporting and tax purposes due to the purchase method of accounting used in the business acquisitions.

     Components of the net deferred tax liability are as follows:

                                                                              (UNAUDITED)
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                                 ----            ----
Deferred Tax Asset:
  Estimated benefit from federal and state net operating
     loss carryforwards....................................   $ 704,111        $ 758,800
Deferred Income Taxes Payable:
  Depreciation differences.................................    (510,450)        (521,000)
  Contract accounting differences..........................    (354,234)        (330,073)
                                                              ---------        ---------
Net deferred tax liability.................................   $(160,573)       $ (92,273)
                                                              =========        =========

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

8. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                              (UNAUDITED)
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                                 ----            ----
Borrowings under loan agreements with a bank...............   $2,796,125      $3,254,707
Lines of credit with a bank................................      495,000         250,000
Borrowings under other loan agreements.....................    1,050,977       1,166,977
                                                              ----------      ----------
                                                               4,342,102       4,671,684
Less: amount included in net assets of discontinued
      operations ..........................................      (77,000)             --
                                                              ----------      ----------
Total long-term debt.......................................    4,265,102       4,671,684
Less: current portion of long-term debt....................     (243,438)       (242,000)
                                                              ----------      ----------
Long-term debt.............................................   $4,021,664      $4,429,684
                                                              ==========      ==========

     Borrowings under loan agreements and lines of credit with a bank are collateralized by equipment, inventory, accounts receivable, assignment of a $400,000 life insurance policy on an officer of the Company, and an assignment of rents on an operating lease. The loan agreements have interest rates varying from 8.25 percent per annum to variable rates of prime plus 2.25 percent per annum. The prime rate at December 31, 1995 and September 30, 1996 was 8.5 percent and 8.25 percent, respectively.

     Borrowings under other loan agreements are collateralized by equipment and real estate and have interest rates varying from 3 percent to 10 percent per annum.

     On January 30, 1996, Forte, Inc. restructured its long-term debt with a bank. The debt restructure consolidated nine existing loans, and provides for a 15 year amortization, with a five year call. The gross proceeds of the debt restructure amounted to $2,675,000, with an interest rate of two points over the bank's prime rate. The initial rate of interest is 10.5 percent. The loan agreement calls for monthly payments, including principal and interest, of $25,000 for the period February, 1996 through July, 1996, and thereafter monthly payments, including principal and interest, of $30,000. The note is secured by a first mortgage assignment of rents on property leased by the Company; a blanket assignment of life insurance on an officer, in the amount of $1,650,000, and all inventory, accounts, contract rights, equipment, fixtures and general intangibles.

     At December 31, 1995, the approximate aggregate maturities of debt for the succeeding five years, are as follows:

                YEAR ENDED
               DECEMBER 31,                   AMOUNT
------------------------------------------    ------
  1996....................................  $  243,438
  1997....................................     266,386
  1998....................................     259,495
  1999....................................     279,841
  2000....................................     293,443
Subsequent................................   2,922,499
                                            ----------
                                            $4,265,102
                                            ==========

9. INCENTIVE STOCK OPTION PLANS AND STOCK OPTIONS:

     In May, 1992, the Board of Directors adopted an Employee Incentive Stock Option Plan which was approved by the shareholders in May, 1992. The plan calls for reservation of 5,000,000 shares of the

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

9. INCENTIVE STOCK OPTION PLANS AND STOCK OPTIONS (CONTINUED)
Company's common stock. The plan also provides for the issuance of options to purchase the Company's common stock at 100% of the fair market value at the date of grant. Options have a maximum duration of ten years after the date of grant.

     As part of the Plan and Agreement of Reorganization with Forte, Inc., stock options were granted to the former stockholders of Forte, Inc. for 4,717,698 shares at $.375 per share and are exercisable through June 8, 1998. The Plan also provides for the Company to enter into separate Stock Option Agreements dated June 7, 1994, whereby the Company has the right, for a period of one year from June 8, 1994, to purchase 30 percent of the shares owned by certain major stockholders at the rate of $.50 per share. The number of shares which can be redeemed by the Company under this agreement is 1,940,202. The Company did not exercise any of its options to repurchase any of the returned shares.

     Outstanding options would be adjusted in the event of any forward or reverse stock split or similar activity.

     Stock option activity is as follows:

                                                                (UNAUDITED)
                                                                NINE MONTHS
                                                YEAR ENDED         ENDED
                                               DECEMBER 31,    SEPTEMBER 30,
                                                   1995            1996         OPTION PRICE
                                                   ----            ----         ------------
Outstanding, beginning of period.............   $6,815,548      $5,815,548      $.25 - $.50
Granted during the period....................           --              --             .375
Exercised during the period..................           --              --              .00
Cancelled during the period..................    1,000,000              --              .00
                                                ----------      ----------      -----------
                                                $5,815,548      $5,815,548      $.25 - $.50
                                                ==========      ==========      ===========

     In addition, during the year ended December 31, 1995, the Company sold 150,000 shares of common stock, at $.50 per share, subject to put options. The put options provide the purchasers the right to put the shares to the Company one year after the date of issuance of the common stock at $.625 per share or two years after the date of issuance at $.75 per share. As of the balance sheet date at December 31, 1995 and September 30, 1996, an accrual for the put option, in the amount of $75,000, has been made.

10. DISCONTINUED OPERATIONS:

  SOFTWARE DIVISION

     On September 6, 1995, Forte Computer Easy, Inc. sold its rights to the Floor Plan Plus(TM) and 3D Design(TM) lines for $691,889, together with a $200,000 contingent payment based upon future performance goals of the acquiring company, International Microcomputer Software, Inc. (NASDAQ:IMSI). These product lines represent a significant portion of the historical sales of the software operating division. The Company determined that it was in the best long-range interest of the Company to phase-out the software division. Proceeds from the sale were utilized for debt reduction of this division.

     The software division's operating loss for the year ended December 31, 1995 of $1,026,029 (net of income tax benefit of $16,500), is shown separately in the accompanying statements of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995.

     A provision of $50,000 for expected operating losses during the final phase-out period in 1996 has been made at December 31, 1995.

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

10. DISCONTINUED OPERATIONS (CONTINUED)
     Net revenue for the software division for 1995 was $1,010,242. This revenue is not included in net revenue in the accompanying statement of operations.

  ARIZONA DISK FULFILLMENT, INC.

     The disk and fulfillment division operating loss for the year ended December 31, 1995 of $368,908 (net of income tax benefit of $18,500), is shown separately in the accompanying statement of operations.

     Estimated losses on the disposal of the disk and fulfillment division of $227,619, which includes $80,000 for expected operating losses for the period January 1, 1996 to August 31, 1996, have been provided for at December 31, 1995.

     Net revenue for the disk fulfillment division for 1995 was $1,541,650. This revenue is not included in net revenue in the accompanying statement of operations.

     On August 5, 1996, the Company entered into a Stock Purchase Agreement pursuant to which it agreed to sell 100 percent of the issued and outstanding common stock of Arizona Disk Fulfillment, Inc. to Beverly and James W. Schmidt. Mr. Schmidt has served as president of Arizona Disk Fulfillment, Inc. since 1993. The sale of Arizona Disk Fulfillment, Inc. by the Company was fully consummated in August, 1996.

11. ASSETS AND LIABILITIES TO BE DISPOSED OF:

     Assets and liabilities of the following operating divisions to be disposed of consisted of the following at December 31, 1995 and September 30, 1996:
(unaudited)

                                                          DISK AND
                                             SOFTWARE    FULFILLMENT
DECEMBER 31, 1995:                           DIVISION     DIVISION       TOTAL
------------------                           --------    -----------    --------
Accounts receivable........................  $     --     $ 60,000      $ 60,000
Inventory..................................        --      260,000       260,000
Equipment and property.....................   110,000      262,000       372,000
Deposits...................................        --       16,000        16,000
                                             --------     --------      --------
          Total assets.....................   110,000      598,000       708,000
                                             --------     --------      --------
Current portion of long-term debt..........    70,000           --        70,000
Accounts payable and current accrued
  liabilities..............................        --      557,000       557,000
Long-term debt.............................        --        7,000         7,000
                                             --------     --------      --------
                                               70,000      564,000       634,000
                                             --------     --------      --------
Net Assets to be Disposed of...............  $ 40,000     $ 34,000      $ 74,000
                                             ========     ========      ========

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

11. ASSETS AND LIABILITIES TO BE DISPOSED OF (CONTINUED)

SEPTEMBER 30, 1996: (UNAUDITED)
-------------------------------
Software Division:
Inventory...................................................  $110,000
Miscellaneous assets........................................     9,080
                                                              --------
          Total assets......................................   119,080
                                                              --------
Accounts payable............................................    85,989
Accrued liabilities.........................................   243,036
                                                              --------
                                                               329,025
                                                              --------
Net liabilities of discontinued operations..................  $209,945
                                                              ========

     Assets and liabilities are shown at their expected net realizable value, and have been separately classified in the accompanying balance sheets.

12. LITIGATION:

     The Company is a defendant in a lawsuit filed by an individual for non-compliance and other claims related to an employment agreement. The lawsuit seeks actual and punitive damages in excess of $129,000. The Company's legal counsel believes that the lawsuit is without merit. Therefore, as of December 31, 1995, and September 30, 1996 no accrual has been made for a loss contingency related to the subject litigation claim. Management intends to vigorously defend its position.

     The Company is a defendant in a lawsuit filed by a corporation for claims relating to a contractual agreement. The plaintiff has proposed a settlement in the amount of $11,000. Counsel anticipates this matter to be resolved in the near future.

13. SUBSEQUENT EVENT:

     Subsequent to the balance sheet date of December 31, 1995, the Company entered into an agreement with a former shareholder to purchase all of the outstanding common stock owned by the shareholder. The common stock was acquired in exchange for the relief of debt owing the Company and discounted future services to be provided by the Company, in the aggregate amount of $372,000. The financial statements at December 31, 1995 give retroactive effect to this transaction. In addition, the Company believes that it has a claim for additional shares of common stock controlled by the shareholder, in the amount of approximately 260,000 shares.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder and Board of Directors of Western Insulated Glass, Co.

     We have audited the accompanying balance sheet of Western Insulated Glass, Co. as of October 31, 1996, and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit of the financial statements provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Insulated Glass, Co. as of October 31, 1996, in conformity with generally accepted accounting principles.

                                          SEMPLE & COOPER, L.L.P.

Phoenix, Arizona
June 3, 1997

                          WESTERN INSULATED GLASS, CO.

                                 BALANCE SHEETS

                                                                             (UNAUDITED)
                                                              OCTOBER 31,    JANUARY 31,
                                                                 1996           1997
                                                                 ----           ----
ASSETS
CURRENT ASSETS:
  Cash......................................................  $   296,387    $   265,150
  Accounts receivable.......................................      664,163        579,818
  Inventory.................................................      865,392        824,402
  Prepaid expenses and other current assets.................       18,112         13,585
                                                              -----------    -----------
     Total Current Assets...................................    1,844,054      1,682,955
NONCURRENT ASSETS:
  Deposits and other noncurrent assets......................       12,171         16,920
  Cash surrender value of life insurance, net...............       23,819         24,711
  Property, plant & equipment, net..........................      204,483        211,207
                                                              -----------    -----------
     Total Noncurrent Assets................................      240,473        252,838
                                                              -----------    -----------
Total Assets................................................  $ 2,084,527    $ 1,935,793
                                                              ===========    ===========

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable-related parties.............................  $ 1,245,707    $ 1,245,707
  Accounts payable..........................................      259,194        221,594
  Accrued expenses..........................................       25,797          1,800
  Accrued payroll...........................................      230,207         55,804
  Interest payable..........................................      339,857        340,857
  Income taxes payable......................................       20,584         47,166
                                                              -----------    -----------
     Total Current Liabilities..............................    2,121,346      1,912,928
STOCKHOLDER'S EQUITY (DEFICIT):
  Preferred stock, no par value; 2,000,000 shares
     authorized, 1,620,000 shares issued, none
     outstanding............................................      426,099        426,099
  Common stock, no par value; 1,000,000 shares authorized,
     180,000 shares issued and 90,000 shares outstanding....       47,344         47,344
  Retained earnings.........................................    1,199,738      1,259,422
                                                              -----------    -----------
                                                                1,673,181      1,732,865
  Less: Treasury stock at cost..............................   (1,710,000)    (1,710,000)
                                                              -----------    -----------
     Total Stockholder's Equity (Deficit)...................      (36,819)        22,865
                                                              -----------    -----------
Total Liabilities & Stockholder's Equity (Deficit)..........  $ 2,084,527    $ 1,935,793
                                                              ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                          WESTERN INSULATED GLASS, CO.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                            (UNAUDITED)
                                                                         THREE MONTHS ENDED
                                                       YEAR ENDED           JANUARY 31,
                                                       OCTOBER 31,    ------------------------
                                                          1996           1996          1997
                                                          ----           ----          ----
Sales................................................  $5,820,726     $1,259,184    $1,331,549
Cost of Sales........................................   3,867,411        899,839       950,287
                                                       ----------     ----------    ----------
  Gross Profit.......................................   1,953,315        359,345       381,262
Selling, General and Administrative Expenses.........   1,304,102        290,099       283,281
                                                       ----------     ----------    ----------
  Income from Operations.............................     649,213         69,246        97,981
Other Income (Expense):
  Interest Income (Expense), net.....................          --         (4,088)        1,119
  Other Expense......................................      (8,114)        (6,827)       (5,843)
                                                       ----------     ----------    ----------
                                                           (8,114)       (10,915)       (4,724)
                                                       ----------     ----------    ----------
  Income Before Income Taxes.........................     641,099         58,331        93,257
Provision for Income Taxes...........................     228,584         20,999        33,573
                                                       ----------     ----------    ----------
  Net Income.........................................     412,515         37,332        59,684
Retained earnings, beginning.........................     787,223        787,223     1,199,738
                                                       ----------     ----------    ----------
Retained earnings, ending............................  $1,199,738     $  824,555    $1,259,422
                                                       ==========     ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                          WESTERN INSULATED GLASS, CO.

                            STATEMENTS OF CASH FLOWS

                                                                            (UNAUDITED)
                                                                         THREE MONTHS ENDED
                                                        YEAR ENDED          JANUARY 31,
                                                        OCTOBER 31,    ----------------------
                                                           1996          1996         1997
                                                           ----          ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................   $ 412,515     $  37,332    $  59,684
  Adjustment to reconcile net income to cash from
     operating activities--Depreciation...............      68,933        11,892       17,674
  Changes in operating assets and liabilities:
     Accounts receivable, net.........................    (110,325)       50,999       84,345
     Inventories......................................     (40,237)      (31,693)      40,990
     Prepaid expenses and other current assets........      (3,526)            0        4,527
     Accounts payable.................................     (34,055)      (49,508)     (36,600)
     Accrued expenses.................................     176,748       (16,869)    (198,400)
     Income taxes payable.............................      20,584        20,995       26,582
     Other............................................           0        14,614       (5,641)
                                                         ---------     ---------    ---------
     Net cash provided by (used in) operating
       activities.....................................     490,637        37,762       (6,839)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment..................    (106,821)      (16,095)     (24,398)
                                                         ---------     ---------    ---------
     Net cash used in investing activities............    (106,821)      (16,095)     (24,398)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable-related parties..........    (222,338)            0            0
                                                         ---------     ---------    ---------
     Net cash used in financing activities............    (222,338)            0            0
Net Increase (Decrease) in Cash.......................     161,478        21,667      (31,237)
Cash, Beginning Balance...............................     134,909       154,680      296,387
                                                         ---------     ---------    ---------
Cash, Ending Balance..................................   $ 296,387     $ 176,347    $ 265,150
                                                         =========     =========    =========

    The accompanying notes are an integral part of the financial statements.

                          WESTERN INSULATED GLASS, CO.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES:

  OPERATIONS:

     Western Insulated Glass, Co. (the Company) is a Corporation duly formed and organized under the laws of Arizona. The Company is engaged in the manufacturing and retail sales of luxury residential and light commercial windows.

  PERVASIVENESS OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INVENTORY:

     Inventory is stated at the lower of cost or market. Inventory costs are stated at last invoice cost, which approximates cost using the first-in, first-out method and consisted of the following:

                                                                      (UNAUDITED)
                                                       OCTOBER 31     JANUARY 31,
                                                          1996           1997
                                                          ----           ----
Raw materials........................................  $   744,073    $   708,821
Work in process......................................       61,411         58,533
Finished goods.......................................       59,908         57,048
                                                       -----------    -----------
                                                       $   865,392    $   824,402
                                                       ===========    ===========

  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are recorded at cost. Depreciation is provided for using the accelerated and straight-line methods over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred.

  INCOME TAXES:

     For financial accounting and tax reporting purposes, the Company reports revenues and costs on the accrual basis of accounting. The financial reporting basis of the Company's assets and liabilities approximates the tax basis. Accordingly, no deferred taxes are recorded for the future tax consequences of differences in bases, and income tax expense is computed by applying statutory rates to pretax earnings.

  INTERIM FINANCIAL INFORMATION:

     The accompanying unaudited interim financial statements include the accounts of Western Insulated Glass, Co. In the opinion of management, all adjustments (consisting only of recurring adjustments) necessary for a fair presentation of financial position and results of operations have been made. Operating results for the period ended January 31, 1997 are not necessarily indicative of the results for a full fiscal year. These unaudited interim financial statements should be read in conjunction with the financial statements and notes thereto of the Company for the fiscal year ended October 31, 1996.

                          WESTERN INSULATED GLASS, CO.

2. CONCENTRATION OF CREDIT RISK:

     The Company maintains cash at three financial institutions. Deposits not to exceed $100,000 at each financial institution are insured by the Federal Deposit Insurance Corporation. At October 31, 1996, the Company had uninsured cash in the amount of $254,171.

3. RELATED PARTY TRANSACTIONS:

  NOTES PAYABLE--RELATED PARTIES:

     At October 31, 1996, notes payable-related parties consist of the following:

10% note payable to the stockholder, due on demand; secured
  by treasury stock.........................................  $1,215,707
Two 6% notes payable to an officer of the Company, with
  interest only payments due quarterly, principal due
  October, 1997.............................................      30,000
                                                              ----------
                                                              $1,245,707
                                                              ==========

     At October 31, 1996, accrued interest payable of $339,857 relates to the aforementioned notes payable-related parties.

  LEASE COMMITMENT:

     The Company is currently leasing its manufacturing facility in Phoenix, Arizona from an officer of the Company under a non-cancellable operating lease. Rent expense under the lease agreement for the year ended October 31, 1996, was $192,000.

     A schedule of future minimum lease payments due under the non-cancellable operating lease agreement at October 31, 1996, is as follows:

                            YEAR                                 AMOUNT
                            ----                                 ------
1997........................................................   $  192,000
1998........................................................      192,000
1999........................................................      192,000
2000........................................................      192,000
2001........................................................      192,000
Subsequent..................................................       80,000
                                                               ----------
                                                               $1,040,000
                                                               ==========

4. TREASURY STOCK:

     Treasury stock is shown at cost and consists of 1,620,000 shares of preferred stock, and 90,000 shares of common stock.

5. CASH SURRENDER VALUE OF LIFE INSURANCE:

     The Company is a beneficiary of insurance policies on the life of a corporate officer. The cash surrender value at October 31, 1996 is net of 8% notes payable in the amount of $50,000, which were collateralized by the cash value of the policies.

6. ECONOMIC DEPENDENCY:

     The Company purchases a substantial portion of its product from three suppliers. During the year ended October 31, 1996, purchases from these suppliers approximated 70 percent of total purchases. At October 31, 1996, amounts due to the suppliers included in accounts payable were $161,554.

                          WESTERN INSULATED GLASS, CO.

6. ECONOMIC DEPENDENCY: (CONTINUED)
     During the year ended October 31, 1996, sales to a single customer were approximately 10 percent of total sales. At October 31, 1996, the amount due from the customer, included in accounts receivable was $94,234.

7. COMMITMENTS AND CONTINGENCIES:

  LEASES:

     The Company leases various pieces of equipment under non-cancellable operating lease agreements expiring through June, 2000. Rent expense under the operating lease agreements for the year ended October 31, 1996 was $18,270.

     As of October 31, 1996, a schedule of future minimum lease payments due under the non-cancellable operating lease agreements, is as follows:

YEAR ENDING
OCTOBER 31,                                                             AMOUNT
-----------                                                             ------
  1997................................................................  $16,608
  1998................................................................   15,696
  1999................................................................   12,960
  2000................................................................    7,940
                                                                        -------
                                                                        $53,204
                                                                        =======

  EMPLOYMENT CONTRACT:

     The Company has entered into an employment contract with its president through March, 2000 that provides for a minimum annual salary and incentives based on the Company's attainment of specified levels of earnings. In connection with the acquisition of the Company by American Architectural Products Corporation (See Note 9), this agreement was revised so that as of October 31, 1996, the total future commitment, excluding incentives, was $285,000.

8. EMPLOYEE BENEFIT PLAN:

     The Company maintains a 401(K) plan for all eligible employees, which includes provisions for Company matching contributions. Expense relating to the Company matching contributions was $10,538 for the year ended October 31, 1996.

9. SUBSEQUENT EVENTS:

     On March 14, 1997, 100 percent of the Company's outstanding stock was acquired by American Architectural Products Corporation, in exchange for cash and the assumption of certain liabilities, in the approximate amount of $2,400,000. The financial statements do not give effect to this transaction.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Thermetic Glass Inc.

     We have audited the accompanying balance sheet of Thermetic Glass Inc. as of December 31, 1996, and the related statement of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thermetic Glass Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Clifton Gunderson L.L.C.

Peoria, Illinois
October 3, 1997

                             THERMETIC GLASS, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                                  ----
                                  ASSETS
CURRENT ASSETS:
  Cash......................................................  $     4,948
  Accounts and notes receivable, net of allowance of
     $116,000...............................................      594,025
  Inventory.................................................      846,008
  Prepaid expenses and other current assets.................       67,143
                                                              -----------
     Total Current Assets...................................    1,512,124
NONCURRENT ASSETS:
  Deposits and other noncurrent assets......................      107,585
  Property, plant & equipment, net..........................    1,670,287
                                                              -----------
     Total Noncurrent Assets................................    1,777,872
                                                              -----------
Total Assets................................................  $ 3,289,996
                                                              ===========

             LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable--current, including capital lease
     obligations............................................  $ 1,046,573
  Accounts payable and accrued expenses.....................      305,554
                                                              -----------
     Total Current Liabilities..............................    1,352,127
LONG-TERM LIABILITIES:
  Notes payable--long-term, including capital lease
     obligations............................................    1,866,747
                                                              -----------
     Total Long-Term Liabilities............................    1,866,747
                                                              -----------
Total Liabilities...........................................    3,218,874
STOCKHOLDERS' EQUITY:
  Common stock of no par value; authorized 500,000 shares;
     issued and outstanding 1,000 shares....................        1,000
  Additional paid in capital................................    2,300,000
  Accumulated deficit.......................................   (2,229,878)
                                                              -----------
     Total Stockholders' Equity.............................       71,122
                                                              -----------
Total Liabilities & Stockholders' Equity....................  $ 3,289,996
                                                              ===========

   The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                             THERMETIC GLASS, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                                  ----
Sales.......................................................  $ 4,966,666
Cost of Sales...............................................    4,190,384
                                                              -----------
  Gross Profit..............................................      776,282
Selling, General and Administrative Expenses................      822,785
                                                              -----------
  Loss from Operations......................................      (46,503)
Other Income (Expense):
  Interest Expense, net.....................................     (235,062)
  Other Income..............................................       16,350
                                                              -----------
                                                                 (218,712)
                                                              -----------
  Loss Before Income Taxes..................................     (265,215)
Provision for Income Taxes..................................      677,124
                                                              -----------
  Net loss..................................................     (942,339)
Accumulated Deficit, beginning..............................   (1,287,539)
                                                              -----------
Accumulated Deficit, ending.................................  $(2,229,878)
                                                              ===========

     The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                             THERMETIC GLASS, INC.

                            STATEMENT OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                                  ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................   $(942,339)
  Adjustment to reconcile net loss to cash used in operating activities--
     Depreciation and amortization..........................     204,517
  Changes in operating assets and liabilities:
     Accounts receivable, net...............................     (22,379)
     Inventories............................................    (119,684)
     Prepaid expenses and other current assets..............      (3,299)
     Accounts payable and accrued expenses..................     104,731
     Deferred tax asset.....................................     677,124
                                                               ---------
     Net cash used in operating activities..................    (101,329)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (97,933)
                                                               ---------
     Net cash used in investing activities..................     (97,933)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...............................     750,000
  Principal payments on notes payable.......................    (390,000)
  Proceeds from issuance of long-term debt..................      30,000
  Principal payments on long-term debt......................    (191,464)
  Principal payments on obligations under capital leases....      (3,938)
                                                               ---------
     Net cash from financing activities.....................     194,598
Net Decrease in Cash........................................      (4,664)
Cash, Beginning Balance.....................................       9,612
                                                               ---------
Cash, Ending Balance........................................   $   4,948
                                                               =========
ADDITIONAL CASH FLOW INFORMATION
  Cash paid during the year for interest....................   $ 227,259
                                                               =========
NONCASH INVESTING AND FINANCING ACTIVITIES
  Capital lease obligations incurred when the Company
     entered into leases for new trucks.....................   $ 109,894
                                                               =========

     The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                              THERMETIC GLASS INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                               DECEMBER 31, 1996

DESCRIPTION OF BUSINESS

     Thermetic Glass Inc. is a manufacturer of vinyl windows and doors with sales concentrated mainly in the Midwest and is dependent upon the Midwest economy. The Company's products are readily available, and the Company is not dependent on a single supplier or only a few suppliers.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation on plant and equipment is calculated using straight-line or accelerated methods over the estimated useful lives of the assets. Equipment held under capital leases is amortized straight line over the shorter of the lease term or estimated useful life of the asset. Accumulated depreciation was $1,086,926 at December 31, 1996.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.

PATENT AND TRADEMARK

     These assets are amortized over the estimated useful lives of the respective assets using the straight-line method.

                              THERMETIC GLASS INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1--PROPERTY, PLANT, AND EQUIPMENT

     A summary of property, plant, and equipment at December 31, 1996 follows:

Land........................................................    $   10,800
Buildings...................................................     1,030,516
Machinery and equipment.....................................     1,407,256
Vehicles....................................................       243,533
Furniture and fixtures......................................        65,108
                                                                ----------
                                                                $2,757,213
                                                                ==========

     Depreciation expense for the year ended December 31, 1996 was $202,297.

     Certain property and equipment is pledged as collateral on notes payable and long-term debt as described in Notes 2 and 5 to the financial statements.

NOTE 2--NOTES PAYABLE TO BANK--CURRENT

     Notes payable to bank at December 31, 1996:

9 percent, $200,000 limit, due September 20, 1997; secured
  by $90,000 certificate of deposit of major shareholder and
  $110,000 personal guarantee of major shareholder..........    $200,000
Prime plus 1 percent, $100,000 limit, due April 3, 1997;
  secured by accounts receivable, machinery and equipment,
  and inventories...........................................     100,000
Prime plus 1 percent, $250,000 limit, due August 9, 1997;
  secured by accounts receivable, machinery and equipment,
  and inventories...........................................     160,000
                                                                --------
                                                                 460,000
                                                                --------

     Unsecured notes payable to shareholders at December 31, 1996:

10 percent, due on demand...................................     100,000
8.5 percent, due on demand..................................     100,000
8.5 percent, due on demand..................................      50,000
8.5 percent, due on demand..................................      50,000
8.5 percent, due on demand..................................      50,000
                                                                --------
                                                                 350,000
                                                                --------

     Other unsecured notes payable to employees and others at December 31, 1996:

8 percent, due on demand....................................       6,000
8 percent, due on demand....................................      20,000
8 percent, due on demand....................................      20,000
7 percent, due on demand....................................      20,000
                                                                --------
                                                                  66,000
                                                                --------
                                                                $876,000
                                                                ========

                              THERMETIC GLASS INC.

NOTE 3--LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996:

Note payable to major shareholder, secured by substantially
  all assets of the Company, is due as follows:
  June 1, 2024 at 8.5 percent, payable in monthly
     installments of $12,920, including interest............    $1,644,154
8.0 percent note payable to bank, due in monthly
  installments of $3,393, including interest, through
  January, 1997; secured by accounts receivable, machinery
  and equipment, and inventories............................         3,353
7.5 percent note payable to bank, due in monthly
  installments of $2,302, including interest, through March,
  1997; secured by accounts receivable, machinery and
  equipment, and inventories................................         6,841
6.5 percent note payable to bank, due in monthly
  installments of $651, including interest, through
  November, 1997; secured by a van..........................         6,936
7.5 percent note payable to bank, due in monthly
  installments of $1,377, including interest, through
  January, 1998; secured by accounts receivable, machinery
  and equipment, and inventories............................        17,125
8.25 percent note payable to bank, due in monthly
  installments of $1,229, including interest, through June,
  1998; secured by accounts receivable, machinery and
  equipment, and inventories................................        20,774
7.5 percent note payable to bank, due in monthly
  installments of $1,607, including interest, through
  September, 1998; secured by accounts receivable, machinery
  and equipment, and inventories............................        31,520
8.25 percent note payable to bank, due in monthly
  installments of $945, including interest, through
  September 1999; secured by accounts receivable, machinery
  and equipment, and inventories............................        27,775
Prime plus 1 percent note payable to bank, due in monthly
  installments of $6,614, including interest, through July,
  1999; secured by accounts receivable, machinery and
  equipment, and inventories................................       172,886
                                                                ----------
Total long-term debt........................................     1,931,364
Less current installments...................................       157,026
                                                                ----------
Long-Term Debt, excluding current installments..............    $1,774,338
                                                                ==========

     The aggregate maturities of long-term debt for each of the years subsequent to December 31, 1996 are as follows:

Year ending December 31:
     1997...................................................  $  157,026
     1998...................................................     122,045
     1999...................................................      59,449
     2000...................................................      20,212
     2001...................................................      21,999
     2002-2024..............................................   1,550,633
                                                              ----------
                                                              $1,931,364
                                                              ==========

                              THERMETIC GLASS INC.

NOTE 4--INCOME TAXES

     Income tax expense amounted to $677,124 for 1996. The actual expense for 1996 differs from the "expected" tax expense (computed by applying the applicable U.S. federal corporate income tax rate of 34 percent to loss before income taxes) as follows:

Computed "expected" tax benefit.............................  $(90,173)
Surtax......................................................     3,489
State income taxes, net of federal benefit..................    67,851
Nondeductible expenses......................................     5,091
Prior year underaccrual.....................................    59,894
Change in beginning of the year balance of the valuation
  allowance for deferred tax assets allocated to income tax
  expense...................................................   634,058
Other, net..................................................    (3,086)
                                                              --------
                                                              $677,124
                                                              ========

     The components of income tax expense for 1996 are as follows:

                                             CURRENT     DEFERRED     TOTAL
                                             -------     --------     -----
Federal....................................  $     --    $574,320    $574,320
State......................................        --     102,804     102,804
                                             --------    --------    --------
                                             $     --    $677,124    $677,124
                                             ========    ========    ========

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1996 are presented below:

Deferred tax assets:
  Net operating loss carryforwards..........................  $  841,153
  Vacation accrual..........................................       7,243
  Accounts receivable, due to allowance for doubtful
     accounts...............................................      46,400
  Interest not currently deductible.........................      11,678
  Inventories, due to additional costs inventoried for tax
     purposes...............................................      15,493
  Depreciation..............................................      14,855
                                                              ----------
     Total gross deferred tax assets........................     936,822
  Less valuation allowance..................................    (935,087)
                                                              ----------
     Net deferred tax assets................................       1,735
Deferred tax liabilities:
  Capital leases............................................      (1,735)
                                                              ----------
Net Deferred Tax Assets.....................................  $       --
                                                              ==========

     The valuation allowance for deferred tax assets as of January 1, 1996 was $97,320. The net change in the valuation allowance for the year ended December 31, 1996 was an increase of $837,767.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $2,400,000. The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax

                              THERMETIC GLASS INC.

NOTE 4--INCOME TAXES (CONTINUED)
assets which may not be realized due to the expiration of net operating loss carryforwards and other deferred assets that may not be realized.

     At December 31, 1996, the Company has the following net operating loss and investment tax credit carryforwards for income tax purposes:

                                                     NET OPERATING     INVESTMENT
                YEAR OF EXPIRATION                      LOSSES        TAX CREDITS
                ------------------                      ------        -----------
     1998..........................................    $     --          $1,430
     1999..........................................          --             195
     2000..........................................     175,160              --
     2001..........................................      52,793              --
     2002..........................................     811,470              --
     2003..........................................     450,222              --
     2004..........................................     204,743              --
     2006..........................................       1,513              --
     2010..........................................     174,295              --
     2011..........................................     232,687              --

NOTE 5--RELATED PARTY TRANSACTIONS

     The Company is obligated to repurchase outstanding common stock from its minority shareholders in the event of death or other termination of employment with the Company. The terms of the agreement indicate the repurchase price per share to be the greater of $1.00 per share or the book value per share ($71 at December 31, 1996). (The minority shareholders own 180 shares of the outstanding common stock.) In the event the Company cannot finance the repurchase, the Company's major shareholder is obligated to purchase the minority shareholder's common stock.

NOTE 6--CAPITAL LEASES

     In May and November of 1996, the Company entered into two capital leases for vehicles that expire in May 2002 and November 2001, respectively. At December 31, 1996, the gross amounts recorded under the capital leases were as follows:

Vehicles....................................................  $151,113
Less accumulated amortization...............................    49,495
                                                              --------
                                                              $101,618
                                                              ========

     Amortization for the year ended December 31, 1996 was $8,276 and is included in depreciation expense.

                              THERMETIC GLASS INC.

NOTE 6--CAPITAL LEASES (CONTINUED)
     The present value of future minimum capital lease payments, exclusive of certain assessments which are also payable by the Company, as of December 31, 1996 is:

1997........................................................  $ 31,920
1998........................................................    31,920
1999........................................................    31,920
2000........................................................    31,920
2001........................................................    30,572
2002........................................................     6,560
                                                              --------
  Total minimum lease payments..............................   164,812
Less amount representing interest...........................    58,856
                                                              --------
  Present value of net minimum capital lease payments.......   105,956
Less current installments of obligations under capital
  leases....................................................    13,547
                                                              --------
Obligations under Capital Leases, Excluding Current
  Installments..............................................  $ 92,409
                                                              ========

NOTE 7--BUSINESS AND CREDIT CONCENTRATIONS

     Most of the Company's customers are located in the Midwest. The Company had no customers that accounted for more than 10 percent of the Company's sales in 1996. The Company had thirty-four customers in 1996, each of whom had an accounts receivable balance which exceeded 5 percent of the Company's total stockholders' equity at December 31, 1996. Accounts receivable from these customers totaled approximately $564,000 at December 31, 1996.

NOTE 8--401(k) PLAN

     In 1996, the Company adopted a 401(k) plan covering all employees who have completed one year of service by January 1 and attained age 21. The Company matches 25 percent of the employees' contributions up to 6 percent of their income. The expense for 1996 was $10,317.

NOTE 9--SUBSEQUENT EVENT

     On July 18, 1997, all of the stock of Thermetic Glass Inc. was acquired by American Architectural Products Corporation (AAPC) in exchange for cash, AAPC common stock, convertible secured debentures payable to the seller, and the assumption of certain liabilities. The accompanying financial statements do not give effect to this transaction.

                             THERMETIC GLASS, INC.

                                 BALANCE SHEET

                                  (UNAUDITED)

                                                               JUNE 30,
                                                                 1997
                                                                 ----
                                 ASSETS
CURRENT ASSETS:
  Cash......................................................  $         0
  Accounts receivable.......................................      697,358
  Inventory.................................................    1,013,359
  Prepaid expenses and other current assets.................       54,817
                                                              -----------
     Total Current Assets...................................    1,765,534
NONCURRENT ASSETS:
  Deposits and other noncurrent assets......................      110,445
  Property, plant & equipment, net..........................    1,557,892
                                                              -----------
     Total Noncurrent Assets................................    1,668,337
                                                              -----------
Total Assets................................................  $ 3,433,871
                                                              ===========

                   LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable--current, including capital lease
     obligations............................................  $ 1,442,761
  Accounts payable and accrued expenses.....................      380,368
                                                              -----------
     Total Current Liabilities..............................    1,823,129
LONG-TERM LIABILITIES:
  Notes payable--long-term, including capital lease
     obligations............................................    1,636,482
  Other liabilities.........................................        6,074
                                                              -----------
     Total Long-Term Liabilities............................    1,642,556
                                                              -----------
Total Liabilities...........................................    3,465,685
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock of no par value; authorized 500,000 shares;
     issued and outstanding 1,000 shares....................        1,000
  Additional paid in capital................................    2,300,000
  Accumulated deficit.......................................   (2,332,814)
                                                              -----------
     Total Stockholders' Equity (Deficit)...................      (31,814)
                                                              -----------
Total Liabilities & Stockholders' Equity....................  $ 3,433,871
                                                              ===========

   The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                             THERMETIC GLASS, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1996           1997
                                                                 ----           ----
Sales.......................................................  $ 1,888,909    $ 2,305,029
Cost of Sales...............................................    1,664,490      1,936,713
                                                              -----------    -----------
  Gross Profit..............................................      224,419        368,316
Selling, General and Administrative Expenses................      376,189        340,583
                                                              -----------    -----------
  Loss from Operations......................................     (151,770)        27,733
Other Income (Expense):
  Interest Expense, net.....................................     (116,484)      (126,315)
  Other Expense.............................................       22,448         (4,354)
                                                              -----------    -----------
                                                                  (94,036)      (130,669)
                                                              -----------    -----------
  Loss Before Income Taxes..................................     (245,806)      (102,936)
Provision for Income Taxes..................................            0              0
                                                              -----------    -----------
  Net loss..................................................     (245,806)      (102,936)
Accumulated Deficit, beginning..............................   (1,287,539)    (2,229,878)
                                                              -----------    -----------
Accumulated Deficit, ending.................................  $(1,533,345)   $(2,332,814)
                                                              ===========    ===========

     The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                             THERMETIC GLASS, INC.

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1997           1996
                                                                 ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................   $(102,936)     $(245,806)
  Adjustment to reconcile net loss to cash from operating
     activities--
     Depreciation and amortization..........................     115,860        109,364
  Changes in operating assets and liabilities:
     Accounts receivable, net...............................    (103,333)       (38,903)
     Inventories............................................    (167,351)        12,832
     Prepaid expenses and other current assets..............      12,326         22,904
     Accounts payable and accrued expenses..................      74,814         23,117
     Deferred tax asset.....................................           0              0
     Other..................................................       3,214          4,785
                                                               ---------      ---------
     Net cash used in operating activities..................    (167,406)      (111,707)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................      (3,465)      (111,755)
                                                               ---------      ---------
     Net cash used in investing activities..................      (3,465)      (111,755)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...............................          --             --
  Principal payments on notes payable.......................          --             --
  Proceeds from issuance of long-term debt..................     165,923        213,850
  Principal payments on long-term debt......................          --             --
  Principal payments on obligations under capital leases....          --             --
                                                               ---------      ---------
     Net cash from financing activities.....................     165,923        213,850
Net Decrease in Cash........................................      (4,948)        (9,612)
Cash, Beginning Balance.....................................       4,948          9,612
                                                               ---------      ---------
Cash, Ending Balance........................................   $       0      $       0
                                                               =========      =========
ADDITIONAL CASH FLOW INFORMATION
  Cash paid during the year for interest....................          --             --
                                                               =========      =========
NONCASH INVESTING AND FINANCING ACTIVITIES
  Capital lease obligations incurred when the Company
     entered into leases for new trucks.....................          --             --
                                                               =========      =========

     The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                              THERMETIC GLASS INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Thermetic Glass Inc. is a manufacturer of vinyl windows and doors with sales concentrated mainly in the Midwest and is dependent upon the Midwest economy. The Company's products are readily available, and the Company is not dependent on a single supplier or only a few suppliers.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation on plant and equipment is calculated using straight-line or accelerated methods over the estimated useful lives of the assets. Equipment held under capital leases is amortized straight line over the shorter of the lease term or estimated useful life of the asset. Accumulated depreciation was $1,213,000 at June 30, 1997.

INTERIM FINANCIAL INFORMATION

  BASIS OF PRESENTATION

     The accompanying unaudited interim financial statements include the accounts of Thermetic Glass, Inc. In the opinion of management, all adjustments (consisting only of recurring adjustments) necessary for a fair presentation of financial position and results of operations have been made. Operating results for the period ended June 30, 1997 are not necessarily indicative of the results for a full year. These unaudited interim financial statements should be read in conjunction with the financial statements and notes thereto of the Company for the year ended December 31, 1996.

  INVENTORIES

     At June 30, 1997, inventory consisted of the following:

Raw materials...............................................  $  904,929
Work in process.............................................           0
Finished goods..............................................     108,430
                                                              ----------
                                                              $1,013,359
                                                              ==========

 This information is an integral part of the accompanying financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Binnings Building Products, Inc.:

     We have audited the accompanying balance sheets of Binnings Building Products, Inc. (a Delaware corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Binnings Building Products, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Greensboro, North Carolina,
March 21, 1997 (except with respect to
the matters discussed in Note 10 as to
which the date is December 10, 1997).

                        BINNINGS BUILDING PRODUCTS, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,                SEPTEMBER 30,
                           ASSETS                             -------------------------   -------------------------
           (SUBSTANTIALLY ALL PLEDGED -- NOTE 4)                 1995          1996          1996          1997
------------------------------------------------------------  -----------   -----------   -----------   -----------
                                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   200,000   $   844,000   $   533,000   $ 1,074,000
  Receivables
    Trade...................................................    4,062,000     4,948,000     5,157,000     5,003,000
    Other...................................................       98,000        87,000       145,000        98,000
  Inventories...............................................    5,915,000     6,549,000     6,014,000     5,351,000
  Prepaid expenses..........................................      352,000       619,000       704,000       585,000
                                                              -----------   -----------   -----------   -----------
        Total current assets................................   10,627,000    13,047,000    12,553,000    12,111,000
                                                              -----------   -----------   -----------   -----------
Property, plant and equipment, at cost:
  Land......................................................    2,189,000     2,189,000     2,189,000     2,189,000
  Buildings.................................................    8,825,000     8,829,000     8,825,000     8,865,000
  Machinery and equipment...................................    6,828,000     7,249,000     7,159,000     7,648,000
                                                              -----------   -----------   -----------   -----------
                                                               17,842,000    18,267,000    18,173,000    18,702,000
  Less -- Accumulated depreciation..........................   (7,779,000)   (8,461,000)   (8,318,000)   (8,772,000)
                                                              -----------   -----------   -----------   -----------
                                                               10,063,000     9,806,000     9,855,000     9,930,000
                                                              -----------   -----------   -----------   -----------
Deferred income taxes (Note 9)..............................      448,000       262,000       393,000       161,000
                                                              -----------   -----------   -----------   -----------
Other assets, net...........................................      222,000       251,000       265,000       287,000
                                                              -----------   -----------   -----------   -----------
                                                              $21,360,000   $23,366,000   $23,066,000   $22,489,000
                                                              ===========   ===========   ===========   ===========
           LIABILITIES AND STOCKHOLDERS' DEFICIT
------------------------------------------------------------
Current liabilities:
  Current maturities of long-term debt (Note 4).............  $   350,000   $ 7,044,000   $ 7,128,000   $14,339,000
  Accounts payable and accrued liabilities (Note 3).........    3,728,000     4,377,000     4,137,000     3,500,000
  Deferred income taxes (Note 9)............................      448,000       262,000       393,000       161,000
                                                              -----------   -----------   -----------   -----------
        Total current liabilities...........................    4,526,000    11,683,000    11,658,000    18,000,000
Long-term debt to certain common stockholders, net of
  current maturities (Note 4)...............................   20,628,000    13,860,000    13,994,000     6,550,000
Other long-term debt, net of current maturities (Note 4)....      163,000        76,000        97,000        14,000
Other long-term obligations (Note 4)........................            0       218,000             0       218,000
Puttable common stock, voting, 59,524 shares issued and
  outstanding at December 31, 1996, and September 30, 1997
  (unaudited) (Note 4)......................................            0       139,000             0       139,000
                                                              -----------   -----------   -----------   -----------
        Total liabilities...................................   25,317,000    25,976,000    25,749,000    24,921,000
                                                              -----------   -----------   -----------   -----------
Commitments and contingencies (Notes 4, 5 and 6)
Stockholders' deficit:
  Preferred stock, Series A, $1 par value, 8% cumulative,
    500,000 shares authorized; 168,775 and 149,158 shares
    issued and outstanding at December 31, 1995 and 1996,
    respectively, 168,775 (unaudited) and 149,158
    (unaudited) shares issued and outstanding at September
    30, 1996 and 1997, respectively, stated at $10 per share
    liquidating preference price, redeemable at $10 per
    share at the Company's option (Note 6)..................    1,688,000     1,492,000     1,688,000     1,492,000
  Preferred stock, Series B, $1 par value, 9% cumulative,
    500,000 shares authorized; 35,000 and 30,000 shares
    issued and outstanding at December 31, 1995 and 1996,
    respectively, 35,000 (unaudited) and 30,000 (unaudited)
    shares issued and outstanding at September 30, 1996 and
    1997, respectively, stated at $10 per share liquidating
    preference price, redeemable at $10 per share at the
    Company's option (Note 6)...............................      350,000       300,000       350,000       300,000
  Common stock, $.01 par value, 1,000,000 shares authorized, voting, 187,291 and 158,176 shares issued and
    outstanding at December 31, 1995 and 1996, respectively,
    158,176 (unaudited) shares issued and outstanding at
    September 30, 1996 and 1997.............................        2,000         2,000         2,000         2,000
  Common stock purchase options (Note 6)....................      103,000       103,000       103,000             0
  Capital in excess of par value............................      236,000       330,000       236,000       330,000
  Accumulated deficit.......................................   (6,336,000)   (4,837,000)   (5,062,000)   (4,556,000)
                                                              -----------   -----------   -----------   -----------
        Total stockholders' deficit.........................   (3,957,000)   (2,610,000)   (2,683,000)   (2,432,000)
                                                              -----------   -----------   -----------   -----------
                                                              $21,360,000   $23,366,000   $23,066,000   $22,489,000
                                                              ===========   ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                        BINNINGS BUILDING PRODUCTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                  NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31            -----------------------------
                                  ---------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                     1994          1995          1996           1996            1997
                                  -----------   -----------   -----------   -------------   -------------
                                                                                     (UNAUDITED)
Net sales.......................  $35,465,000   $34,503,000   $43,060,000    $31,645,000     $33,932,000
Cost of sales...................   26,245,000    25,353,000    30,191,000     22,370,000      24,653,000
                                  -----------   -----------   -----------    -----------     -----------
Gross profit....................    9,220,000     9,150,000    12,869,000      9,275,000       9,279,000
Selling, general and
  administrative expenses.......    8,271,000     7,764,000     8,778,000      6,356,000       7,342,000
                                  -----------   -----------   -----------    -----------     -----------
Income from operations..........      949,000     1,386,000     4,091,000      2,919,000       1,937,000
                                  -----------   -----------   -----------    -----------     -----------
Other expense (income):
  Interest......................    2,540,000     2,527,000     2,370,000      1,591,000       1,574,000
  Amortization of other
     assets.....................       86,000        88,000        16,000         12,000          15,000
  Other, net....................      (91,000)       16,000        38,000         20,000          12,000
                                  -----------   -----------   -----------    -----------     -----------
                                    2,535,000     2,631,000     2,424,000      1,623,000       1,601,000
                                  -----------   -----------   -----------    -----------     -----------
Income (loss) before provision
  for income taxes..............   (1,586,000)   (1,245,000)    1,667,000      1,296,000         336,000
Provision for income taxes (Note
  9)............................            0             0        29,000         22,000           8,000
                                  -----------   -----------   -----------    -----------     -----------
Net income (loss)...............  $(1,586,000)  $(1,245,000)  $ 1,638,000    $ 1,274,000     $   328,000
                                  ===========   ===========   ===========    ===========     ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        BINNINGS BUILDING PRODUCTS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                        COMMON
                                     PREFERRED    PREFERRED              STOCK     CAPITAL IN
                                       STOCK,      STOCK,     COMMON   PURCHASE    EXCESS OF    ACCUMULATED
                                      SERIES A    SERIES B    STOCK     OPTION     PAR VALUE      DEFICIT        TOTAL
                                     ----------   ---------   ------   ---------   ----------   -----------   -----------
Balance, December 31, 1993.........  $1,696,000   $      0    $2,000   $ 325,000    $236,000    $(3,327,000)  $(1,068,000)
  Net loss.........................           0          0        0            0           0     (1,586,000)   (1,586,000)
  Issuance of 35,000 shares of
    Preferred Stock, Series B (Note
    6).............................           0    350,000        0            0           0              0       350,000
  Redemption of common stock
    purchase options, net (Note
    6).............................           0          0        0     (222,000)          0       (178,000)     (400,000)
  Repurchase of 819 shares of
    Preferred Stock, Series A......      (8,000)         0        0            0           0              0        (8,000)
                                     ----------   --------    ------   ---------    --------    -----------   -----------
Balance, December 31, 1994.........   1,688,000    350,000    2,000      103,000     236,000     (5,091,000)   (2,712,000)
  Net loss.........................           0          0        0            0           0     (1,245,000)   (1,245,000)
                                     ----------   --------    ------   ---------    --------    -----------   -----------
Balance, December 31, 1995.........   1,688,000    350,000    2,000      103,000     236,000     (6,336,000)   (3,957,000)
  Net income (unaudited)...........           0          0        0            0           0      1,274,000     1,274,000
                                     ----------   --------    ------   ---------    --------    -----------   -----------
Balance, September 30, 1996
  (unaudited)......................   1,688,000    350,000    2,000      103,000     236,000     (5,062,000)   (2,683,000)
  Net income.......................           0          0        0            0           0        364,000       364,000
  Repurchase of 29,115 shares of
    common stock...................           0          0        0            0     (15,000)             0       (15,000)
  Repurchase of 19,617 shares of
    Preferred Stock, Series A......    (196,000)         0        0            0     109,000              0       (87,000)
  Retirement of 5,000 shares of
    Preferred Stock, Series B (Note
    6).............................           0    (50,000)       0            0           0              0       (50,000)
  Puttable common stock redemption
    accretion (Note 4).............           0          0        0            0           0       (139,000)     (139,000)
                                     ----------   --------    ------   ---------    --------    -----------   -----------
Balance, December 31, 1996.........   1,492,000    300,000    2,000      103,000     330,000     (4,837,000)   (2,610,000)
  Net income (unaudited)...........           0          0        0            0           0        328,000       328,000
  Redemption of common stock
    purchase option (unaudited)
    (Note 6).......................           0          0        0     (103,000)          0        (47,000)     (150,000)
                                     ----------   --------    ------   ---------    --------    -----------   -----------
Balance, September 30, 1997
  (unaudited)......................  $1,492,000   $300,000    $2,000   $       0    $330,000    $(4,556,000)  $(2,432,000)
                                     ==========   ========    ======   =========    ========    ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        BINNINGS BUILDING PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED
                                                       --------------------------------------   -----------------------------
                                                                                                SEPTEMBER 30,   SEPTEMBER 30,
                                                          1994          1995          1996          1996            1997
                                                       -----------   -----------   ----------   -------------   -------------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................  $(1,586,000)  $(1,245,000)  $1,638,000    $ 1,274,000     $  328,000
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities-
    Depreciation.....................................      870,000       858,000      691,000        545,000        477,000
    Amortization.....................................       86,000        88,000       16,000         12,000         15,000
    Gain on sale of property, plant and equipment....      (62,000)       (6,000)      (1,000)        (1,000)             0
    Conversion of accrued interest to long-term debt
      (Note 4).......................................            0       980,000            0              0              0
    Minority interest in loss of joint venture.......            0             0       14,000              0              0
    Accretion of capital appreciation rights (Note
      4).............................................            0             0      218,000              0              0
    Change in current assets and liabilities:
      (Increase) decrease in receivables.............      372,000       121,000     (837,000)    (1,142,000)       (66,000)
      (Increase) decrease in inventories.............      391,000       939,000     (634,000)       (99,000)     1,198,000
      (Increase) decrease in prepaid expenses........        1,000      (162,000)    (267,000)      (352,000)        34,000
      Increase in other assets.......................            0       (67,000)     (49,000)       (15,000)       (51,000)
      Increase (decrease) in accounts payable and
         accrued liabilities.........................      408,000      (613,000)     599,000        409,000       (877,000)
                                                       -----------   -----------   ----------    -----------     ----------
         Net cash provided by operating activities...      480,000       893,000    1,388,000        631,000      1,058,000
                                                       -----------   -----------   ----------    -----------     ----------
Cash flows from investing activities:
  Capital expenditures...............................     (280,000)     (405,000)    (435,000)      (338,000)      (462,000)
  Proceeds from sale of property, plant and
    equipment........................................      106,000         6,000        2,000          2,000              0
  Investment in joint venture........................            0             0       (2,000)        (2,000)             0
  Advances to joint venture..........................            0             0      (38,000)       (38,000)             0
                                                       -----------   -----------   ----------    -----------     ----------
         Net cash used in investing activities.......     (174,000)     (399,000)    (473,000)      (376,000)      (462,000)
                                                       -----------   -----------   ----------    -----------     ----------
Cash flows from financing activities:
  Principal payments on capital lease and other
    obligations......................................     (275,000)     (178,000)    (219,000)      (164,000)      (111,000)
  Borrowings (repayments) on revolving credit
    facility, net....................................     (111,000)     (119,000)     174,000        329,000        (11,000)
  Proceeds from issuance of preferred stock (Note
    6)...............................................      350,000             0            0              0              0
  Principal payments on notes payable................            0       (28,000)    (116,000)       (87,000)       (94,000)
  Repurchase of Preferred Stock, Series A............       (8,000)            0      (87,000)             0              0
  Repurchase of common stock.........................            0             0      (15,000)             0              0
  Redemption of common stock purchase option (Note
    6)...............................................     (400,000)            0            0              0       (150,000)
  Increase in deferred financing costs...............      (29,000)     (136,000)      (8,000)             0              0
                                                       -----------   -----------   ----------    -----------     ----------
         Net cash used in (provided by) financing
           activities................................     (473,000)     (461,000)    (271,000)        78,000       (366,000)
                                                       -----------   -----------   ----------    -----------     ----------
Net (decrease) increase in cash......................     (167,000)       33,000      644,000        333,000        230,000
Cash, beginning of period............................      334,000       167,000      200,000        200,000        844,000
                                                       -----------   -----------   ----------    -----------     ----------
Cash, end of period..................................  $   167,000   $   200,000   $  844,000    $   533,000     $1,074,000
                                                       ===========   ===========   ==========    ===========     ==========
Supplemental disclosure -- Cash paid for interest....  $ 2,527,000   $ 1,436,000   $2,074,000    $ 1,530,000     $1,677,000
                                                       ===========   ===========   ==========    ===========     ==========
Supplemental disclosure -- Cash paid for income
  taxes..............................................  $         0   $         0   $        0    $         0     $   70,000
                                                       ===========   ===========   ==========    ===========     ==========
Supplemental schedule of noncash financing activities -- In 1997, the Company acquired equipment through the issuance of a capital lease obligation of $139,000. In 1996, the Company retired 5,000 shares of $10 par value Preferred Stock, Series B, without compensation to the preferred stockholder (Note 6). In 1995, the Company's accrued interest obligation of $245,000 at
December 31, 1994, was converted to long-term debt in 1995 (Note 4).

  The accompanying notes to financial statements are an integral part of these statements.

                        BINNINGS BUILDING PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS:

     Binnings Building Products, Inc. (the Company) was incorporated in February 1986 under the laws of the state of Delaware. On April 29, 1986, the Company (which was previously inactive) acquired substantially all of the assets and assumed certain liabilities of the Binnings Building Products Division of National Gypsum Company in a leveraged buyout transaction. The purchase price was allocated to the assets purchased and liabilities assumed based on their estimated fair values.

     The Company is engaged in the manufacturing, marketing and distribution of aluminum storm windows and doors, screens, primary windows, patio doors, insulating glass and vinyl windows from its facilities in North Carolina and Florida.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     Prior to 1996, the Company incurred losses before extraordinary items in each year since 1988. As reflected in the accompanying financial statements, the Company had net income of $1,638,000 in the year ended December 31, 1996, $1,274,000 (unaudited) and $328,000 (unaudited) in the nine months ended September 30, 1996 and 1997, respectively, and net losses of $1,245,000 and $1,586,000 in the years ended December 31, 1995 and 1994, respectively, and had an accumulated deficit of $4,837,000 at December 31, 1996 and $4,556,000 (unaudited) at September 30, 1997. The Company is in the highly competitive building products market and its products are subject to substantial pricing competition. The Company's primary raw material is subject to commodity-based price fluctuations. The Company closed several distribution centers in Florida in prior years and modified significant debt terms in 1995 (Note 4). Management's plans for 1997 provide for increases in sales due to price increases and increases in market penetration for its products. Management's plans also include efforts to control selling, general and administrative expenses as it increases its service area and product offerings.

     Historically, the Company has not been in compliance with certain financial covenants of its notes payable from certain common stockholders and has obtained waivers from the holders of these notes. During 1997, the Company obtained waivers from its lenders for its events of default through January 1, 1998. Upon the expiration of these waivers, the Company will likely be in default of these covenants (Note 4). Subsequent to the year ended December 31, 1996, the revolving credit facility and notes payable to certain common stockholders were repaid in conjunction with the purchase of all of the Company's outstanding preferred and common shares by American Architectural Products Corporation (Note
10).

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business, rather than through a process of forced liquidation. Management is of the opinion that results of future operations will be sufficient to fund the Company's liquidity requirements; however, there can be no assurance that the Company's operations will continue to be profitable or produce positive cash flow. Accordingly, the accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

  Unaudited Interim Financial Information

     The unaudited interim financial statements for the nine months ended September 30, 1996 and 1997, include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the results of its operations for the periods presented. The interim periods' results are not necessarily indicative of the results of operations for a full fiscal year.

                        BINNINGS BUILDING PRODUCTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  Cash and Cash Equivalents

     Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less.

  Concentration of Credit Risk and Accounts Receivable

     The Company's customers are concentrated in the Southeastern United States construction and home improvement retail markets. No single customer accounted for a significant amount of the Company's sales, and there were no significant trade receivables outstanding from any single customer at December 31, 1994, 1995, 1996, September 30, 1996 and 1997. The Company performs on-going credit evaluations of its customers' financial condition and generally does not require collateral. Allowances for doubtful accounts are $138,000, $223,000, $203,000 (unaudited) and $378,000 (unaudited) at December 31, 1995 and 1996, and September 30, 1996 and 1997, respectively.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives for financial reporting purposes, presently ranging from 3 to 40 years, and accelerated methods for income tax purposes.

     The Company reviews the carrying values of property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining useful life to the carrying value of the asset.

  Inventories

     Inventories are carried at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method. Inventories consist of the following:

                                    DECEMBER 31,              SEPTEMBER 30,
                              ------------------------   -----------------------
                                 1995          1996         1996         1997
                              -----------   ----------   ----------   ----------
                                                               (UNAUDITED)
Raw materials...............  $ 3,144,000   $2,358,000   $2,216,000   $2,659,000
Work in process.............    1,652,000    1,832,000    1,442,000      839,000
Finished goods..............    2,515,000    3,038,000    3,214,000    2,532,000
                              -----------   ----------   ----------   ----------
                                7,311,000    7,228,000    6,872,000    6,030,000
Less -- Allowance to reduce
  inventories to LIFO
  cost......................   (1,396,000)    (679,000)    (858,000)    (679,000)
                              -----------   ----------   ----------   ----------
                              $ 5,915,000   $6,549,000   $6,014,000   $5,351,000
                              ===========   ==========   ==========   ==========

     During 1994, 1995 and 1996, the Company liquidated certain LIFO inventory that was carried at lower costs which prevailed in prior years. The effect of these liquidations was to decrease cost of goods sold by $104,000, $211,000 and $8,000 in 1994, 1995 and 1996, respectively.

     The Company prepares detail calculations of its LIFO inventory reserve as of its fiscal year end. For the unaudited nine months ended September 30, 1996 and 1997, the Company estimated its allowance to reduce inventories to LIFO cost based on the level and mix of inventory on hand and changes in prices of significant

                        BINNINGS BUILDING PRODUCTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) components of inventory. In management's opinion, the allowances at September 30, 1996 and 1997 are reasonable.

  Other Assets

     Other assets include deferred financing and other costs incurred primarily in connection with the Company's financing arrangements. These costs are stated at the remaining unamortized original cost and are being amortized on a straight-line basis over the terms of the related loans. Accumulated amortization of deferred financing and other costs was $49,000, $65,000, $61,000 (unaudited), and $111,000 (unaudited) at December 31, 1995 and 1996, and September 30, 1996 and 1997, respectively.

  Joint Venture

     In 1996, the Company formed a joint venture with seven other equal investors, consisting primarily of other manufacturers of window and door products. The Company's ownership interest in the joint venture is 12.5%. The joint venture was formed for the purpose of distributing vinyl windows throughout the Southeastern United States to certain major retail customers.

     The Company's share of losses incurred by the joint venture is recorded on the equity method and is included in other expenses. The Company's share of losses of the joint venture for the year ended December 31, 1996, and for the nine months ended September 30, 1996 and 1997 were $14,000, $2,000 (unaudited) and $0 (unaudited), respectively.

  Income Taxes

     Deferred income tax liabilities and assets are determined based on the difference between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future using enacted income tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

  Revenue Recognition

     The Company recognizes a sale when goods are shipped or when ownership is assumed by the customer.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of accounts receivable, payable and accrued expenses approximate fair value because of the short maturity of these items. Based on the borrowing rates currently available to the Company, the carrying amounts of long-term debt approximate fair value.

                        BINNINGS BUILDING PRODUCTS, INC.

3.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Accounts payable and accrued liabilities consist of the following:

                                    DECEMBER 31,              SEPTEMBER 30,
                               -----------------------   -----------------------
                                  1995         1996         1996         1997
                               ----------   ----------   ----------   ----------
                                                               (UNAUDITED)
Accounts payable -- Trade....  $2,049,000   $2,070,000   $2,168,000   $1,557,000
Payroll and related
  benefits...................     728,000    1,097,000      824,000    1,266,000
Other........................     951,000    1,210,000    1,145,000      677,000
                               ----------   ----------   ----------   ----------
                               $3,728,000   $4,377,000   $4,137,000   $3,500,000
                               ==========   ==========   ==========   ==========

4.  LONG-TERM DEBT:

     The Company's long-term debt consists of the following:

                                       DECEMBER 31,                 SEPTEMBER 30,
                                --------------------------    --------------------------
                                   1995           1996           1996           1997
                                -----------    -----------    -----------    -----------
                                                                     (UNAUDITED)
Borrowings from certain common
  stockholders, secured by
  substantially all assets....
  Notes payable due September
     1, 2000, with monthly
     sinking fund requirements
     of $10,475 beginning
     October 1, 1995, interest
     of 9.0% per annum payable
     monthly..................  $   659,000    $   543,000    $   572,000    $   447,000
  Notes payable due September
     1, 2005, with monthly
     sinking fund requirements
     of $116,400 beginning
     October 1, 1997, interest
     of 9.25% per annum
     payable monthly..........   13,738,000     13,738,000     13,738,000     13,738,000
  Revolving credit facility
     due on August 31, 1999,
     interest payable monthly
     in arrears at the prime
     rate (8.25% at December
     31, 1996, and 8.50% at
     September 30, 1997) plus
     3%.......................    6,256,000      6,430,000      6,585,000      6,421,000
                                -----------    -----------    -----------    -----------
     Total borrowings.........   20,653,000     20,711,000     20,895,000     20,606,000
Capital lease obligations.....      151,000         22,000         54,000        122,000
Other.........................      337,000        247,000        270,000        175,000
                                -----------    -----------    -----------    -----------
                                 21,141,000     20,980,000     21,219,000     20,903,000
Less -- Current maturities....      350,000      7,044,000      7,128,000     14,339,000
                                -----------    -----------    -----------    -----------
                                $20,791,000    $13,936,000    $14,091,000    $ 6,564,000
                                ===========    ===========    ===========    ===========

     On September 1, 1995, the Company completed the renegotiation of significant terms of its debt obligations. The notes payable to certain common stockholders ($13,200,000 outstanding at December 31, 1994) were modified such that the interest rates were reduced to 9% and 9.25% and the terms extended. In addition, unpaid accrued interest of $1,225,000 on September 1, 1995, ($245,000 at December 31, 1994) was

                        BINNINGS BUILDING PRODUCTS, INC.

4. LONG-TERM DEBT: (CONTINUED)
converted to principal and will be repaid under similar terms as the corresponding debt obligations. The 9.25% notes contain a mandatory redemption clause which stipulates that in the event there are insurance or condemnation proceeds, an Asset Disposition (as defined), or when there is excess cash availability (as defined) exceeding $750,000, redemption payments equal to the excess cash availability over $500,000 must be made (at no premium). There were no events which occurred during 1996 or 1997 that required a redemption payment to be made. The Company may also redeem, at its option, the notes payable at a redemption price equal to 100% of the principal amount, subject to notification requirements to the holders as specified in the Loan and Security agreements.

     In lieu of a restructuring fee paid to holders of the 9.25% notes, the Company issued capital appreciation rights exercisable for cash payments based on the value of these rights, as defined. The holders of the capital appreciation rights may receive payment on the appreciation of the rights, as defined, following the earlier of (a) September 1, 2000, or (b) the sale or transfer of all or substantially all of the assets of the Company, the sale or transfer of a majority of its common stock or a majority of its voting common stock, the public offering of its common stock or other capital stock, the bankruptcy or insolvency of the Company, or any other extraordinary corporate event or (c) the payment in full of the securities. The right to receive payment on the appreciation of the rights expires on September 1, 2005. In addition to the capital appreciation rights, the Company granted each holder an option to put to the Company, in connection with the holder's demand for payment on the capital appreciation rights, the common shares of the Company it holds, for which the Company would be required to purchase these shares based on the value, as defined, on such date. As defined in the agreements, the formula value of these rights is recalculated at each fiscal year end. The Company accrues the estimated purchase price of these rights ratably over the period to the earliest stated payment date of September 1, 2000. Changes in the purchase price due to the most recent fiscal year calculation are recognized prospectively over the remaining period. At December 31, 1996, the purchase price for the capital appreciation rights was approximately $1,019,000 and approximately $645,000 related to the common stock put options. In 1996, the Company recorded interest expense of $218,000 and a corresponding long-term liability related to the capital appreciation rights and a charge to accumulated deficit of $139,000 and a corresponding common stock put option as a component of stockholders' deficit in the accompanying balance sheets.

     As of September 30, 1997, the Company has estimated the change in the purchase price of these rights based on its unaudited results to date during 1997 and its budgeted results for the remainder of 1997 and determined no additional accrual of interest expense for the capital appreciation rights or accretion of the common stock put options is necessary for the nine months ended September 30, 1997. Subsequent to the year ended December 31, 1996, all of the Company's capital appreciation rights and the common stock put option were extinguished in conjunction with the purchase of all of the outstanding preferred and common shares of the Company by American Architectural Products Corporation (Note 10).

     In connection with modification of the Company's debt terms, the Company increased its available borrowings under the revolving credit facility from $6,570,000 to the lesser of $7,000,000 or the borrowing base of 85% of eligible trade receivables, plus 45% of eligible inventory at the lower of cost or market value on a first-in, first-out basis. Total credit availability resulting from the borrowing base was $7,000,000, $7,000,000 (unaudited), and $6,979,000
(unaudited) at December 31, 1996 , September 30, 1996 and 1997, respectively, of which $6,430,000, $6,585,000 (unaudited), and $6,421,000 (unaudited) was outstanding at December 31, 1996, September 30, 1996 and 1997, respectively.

     The debt agreements contain various covenants which, among other requirements, limit dispositions of property, plant and equipment, require maintenance of insurance satisfactory to the lenders, restrict payment of cash dividends and dispositions of stock, prohibit additional debt, mergers and acquisitions, and require

                        BINNINGS BUILDING PRODUCTS, INC.

4. LONG-TERM DEBT: (CONTINUED)
maintenance of certain financial covenants. At December 31, 1996, there were no events of noncompliance with the debt agreements that were not waived by the lenders. As of September 30, 1997, in the opinion of management, the Company will not be in compliance with certain financial covenants upon expiration of the waivers from the lenders in January 1998. Accordingly, the Company classified the notes payable to certain common stockholders as current liabilities as of September 30, 1997. Subsequent to the year ended December 31, 1996, the revolving credit facility and notes payable to certain common stockholders were repaid in conjunction with the purchase of all of the outstanding preferred and common shares of the Company by American Architectural Products Corporation (Note 10).

     During 1991, the Company entered into a capital lease for certain of its data processing equipment. The lease contains a bargain purchase option. The net book value of this equipment of approximately $126,000, $116,000, $119,000 (unaudited) and $109,000 (unaudited) at December 31, 1995 and 1996, September 30, 1996 and 1997, respectively, is included in property, plant and equipment in the accompanying balance sheets.

     Maturities of long-term debt are as follows as of December 31, 1996, and September 30, 1997:

                                    DECEMBER 31,    SEPTEMBER 30,
    PERIOD ENDING DECEMBER 31,          1996            1997
    --------------------------      ------------    -------------
                                                     (UNAUDITED)
1997..............................  $ 7,044,000      $   471,000
1998..............................    1,460,000       13,941,000
1999..............................    1,518,000        6,463,000
2000..............................    1,620,000           28,000
2001..............................    1,641,000                0
Thereafter........................    7,697,000                0
                                    -----------      -----------
                                    $20,980,000      $20,903,000
                                    ===========      ===========

5.  COMMITMENTS AND CONTINGENCIES:

     The Company leases facilities and transportation equipment under noncancellable operating leases expiring through 2001. Rental expense under operating leases was approximately $377,000, $384,000, $471,000, $353,000
(unaudited) and $212,000 (unaudited) for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively. The future minimum rental payments under these lease agreements having initial or remaining terms in excess of one year are as follows as of December 31, 1996, and September 30, 1997:

                                      DECEMBER 31,    SEPTEMBER 30,
    PERIOD ENDING DECEMBER 31,            1996            1997
    --------------------------        ------------    -------------
                                                       (UNAUDITED)
1997...............................    $  476,000      $  134,000
1998...............................       401,000         432,000
1999...............................       327,000         358,000
2000...............................       112,000         139,000
2001...............................         8,000          18,000
                                       ----------      ----------
                                       $1,324,000      $1,081,000
                                       ==========      ==========

     In prior years, the Company identified potential groundwater contamination as part of continuous monitoring procedures in place at its Florida manufacturing facility. The Company is in the process of implementing an approved Remedial Action Plan (RAP) from the Dade County Department of Environmen-

                        BINNINGS BUILDING PRODUCTS, INC.

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED) tal Resources (DERM), to address the groundwater conditions. Based on the approved RAP, the cost of remediation will be approximately $150,000 to install, operate and maintain the remediation system. The required period of monitoring is dependent upon the results of the monitoring. Potential modification to the RAP could occur if levels of contamination are found above or below specified DERM limits. During 1993, a charge of $218,000 was provided to cover the estimated future costs of this monitoring and other environmental investigation and remediation costs. At December 31, 1996, and September 30, 1997, respectively, remaining environmental accruals amounted to $166,000 and $159,000 (unaudited), respectively, and are included in accrued liabilities in the accompanying balance sheets. In management's opinion, based upon the facts currently known, adequate provision has been made for this contingency, and the final resolution of all environmental matters will not have a material adverse effect on the Company's financial position.

     The Company is a party to certain legal actions and claims in the normal course of business, none of which individually or in the aggregate, in the opinion of management, based upon the facts currently known, are expected to have a material adverse effect on the Company's financial position.

6.  STOCKHOLDERS' DEFICIT:

     In 1991, the Company issued common stock purchase options which, after full exercise thereof, would give the holder a maximum of 49% of the common stock of the Company. In 1994, the Company terminated those common stock purchase options through payment of $400,000 in cash and issuance of common stock purchase options which, after full exercise thereof, would give the holder a maximum of 10% of the voting common stock of the Company. The options were exercisable at a price of $.01 per share on or before February 28, 1997. The Company retained the right to terminate these options at a price as defined in the option agreement. The price to terminate all of the options outstanding at December 31, 1996, based on the terms of the agreement was $1,348,000. The options outstanding at December 31, 1995 and 1996, were stated at fair market value based on the purchase price of the terminated options in 1995 and were included in stockholders' deficit in the 1995 and 1996 accompanying balance sheets. In February 1997, the Company terminated the remaining outstanding common stock purchase options through a payment of $150,000.

     During 1994, the Company issued 9% Series B Preferred Stock (the previously issued preferred stock now being designated as Series A Preferred Stock) to a stockholder in exchange for cash of $350,000. An additional $50,000 was obtained through the same stockholder in exchange for an exclusive supply agreement, whereby the Company agreed to purchase from an unrelated supplier all of the Company's requirements for specialty windows from October 1, 1994, to September 30, 1997, or longer, if required, to meet a total of $3,000,000 of purchases. The unrelated supplier, in consideration to the stockholder for facilitating the supply agreement, agreed to give the $50,000 to the stockholder and, in addition, promised to pay the stockholder $50,000 in 1996 and 1997 so long as the supply agreement is still in full force and effect. Additionally, the stockholder, in consideration to the Company for entering into the agreement with the unrelated supplier, agreed to transfer to the Company, at no cost, 5,000 shares of Series B Preferred Stock in 1996 and 1997 concurrently with its receipt of the $50,000 payments so long as the supply agreement is still in full force and effect. In 1996, the Company received the 5,000 shares of Series B preferred stock from the stockholder. At September 30, 1997, the Company had not met its minimum purchase commitments and thus, received no additional shares of Series B Preferred Stock from the stockholder under this agreement. At September 30, 1997, the agreement was in full force and effect.

     The Company and its stockholders have entered into an agreement which restricts the right of the stockholders to sell or transfer their shares unless specified conditions are met. The Company has a right of

                        BINNINGS BUILDING PRODUCTS, INC.

6. STOCKHOLDERS' DEFICIT: (CONTINUED)
first refusal, as defined in the agreement, to purchase any shares offered for sale. The stockholders have certain registration rights and the right of first refusal to purchase additional capital stock offered by the Company.

     The Company has the right to redeem the cumulative preferred stock, Series A and Series B, in whole or in part, at any time by giving notice of redemption to all holders. The redemption price for such optional redemption is $10 per share. In the event of liquidation, dissolution or winding up of the Company, the Series B stockholders are given preference over the Series A and common stockholders. Otherwise, all equity stockholders are given the same preference.

     The holders of both series of the preferred stock are entitled to receive, if and when declared by the Board of Directors, dividends of additional fully paid and nonassessable shares of cumulative preferred stock at the rate of 8% for Series A Preferred Stock and 9% for Series B Preferred Stock per annum payable semiannually, commencing October 30, 1986, for the Series A Preferred Stock and commencing April 30, 1995, for the Series B Preferred Stock. The Company has not declared any dividends subsequent to April 30, 1988, and, accordingly, as of December 31, 1996 and September 30, 1997, respectively, approximately $1,428,000 and $1,485,000 (unaudited) Series A Preferred Stock dividends are in arrears, and approximately $70,000 and $77,000 (unaudited) of Series B Preferred Stock dividends are in arrears. Subsequent to the year ended December 31, 1996, a stock dividend was declared on all stock dividends in arrears for Series A Preferred Stock and Series B Preferred Stock in conjunction with the purchase of all of the outstanding preferred and common shares of the Company by American Architectural Products Corporation (Note 10).

     Under an employment contract, an employee of the Company is eligible to receive additional compensation and a bonus if the Company achieves certain defined earnings levels. The additional compensation and bonus are payable all or in part by one or more of the following methods: cash, common stock options with an exercise price of $2.16 per share and stock appreciation rights exercisable at a price of $2.16 per share. Under this agreement, $55,000 and $57,000 (unaudited) were earned and paid to the employee for the year ended December 31, 1996 and September 30, 1997, respectively. The employment contract also granted the employee 37,500 options to purchase common stock of the Company at an exercise price of $2.16 per share.

     In September 1997, the Company entered into employment agreements with two officers. Under these agreements, 16,750 options to purchase common stock of the Company were granted. The exercise dates are December 31, 1998 through December 31, 2000 at exercise prices of $2.00 to $4.00 per share. Upon sale of the Company on or before June 30, 1998, the exercise price is adjusted to $.50 per share, as defined in the agreement (Note 10). At September 30, 1997, no stock options are exercisable. In addition, 16,750 stock appreciation rights were granted. The exercise price is $0.01 per right and are exercisable through December 31, 2000. At September 30, 1997, no obligation had been earned under the stock appreciation rights agreement (Note 10).

     In December 1996, the Company entered into an agreement with a consultant and issued warrants for the purchase of 70,889 shares of common stock. The exercise price is based on a formula and vesting is based on triggering events, as defined in the agreement. At September 30, 1997, these warrants are not exercisable. Subsequent to the year ended December 31, 1996, the common stock purchase warrants were extinguished in conjunction with the purchase of all of the outstanding preferred and common shares of the Company by American Architectural Products Corporation (Note 10).

7.  BENEFIT PLANS:

     Effective January 1, 1989, the Company established an enhanced 401(k) defined contribution plan for substantially all employees. Under this plan, employees may contribute between 2% and 15% of their salaries and wages with the Company matching up to 100% of the first 3% of employee contributions. The expense

                        BINNINGS BUILDING PRODUCTS, INC.

7. BENEFIT PLANS: (CONTINUED)
under this plan was $58,000, $53,000, $66,000, $51,000 (unaudited) and $145,000
(unaudited) for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, respectively.

8.  RELATED PARTIES:

     During 1996 and the unaudited nine months ended September 30, 1996 and 1997, the Company sold certain finished products to the joint venture referred to in Note 2. Sales to the joint venture totaled $1,542,000, $872,000 (unaudited) and $2,409,000 (unaudited) for the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, respectively. Accounts receivable from the joint venture were $234,000, $240,000 (unaudited) and $430,000 (unaudited) at December 31, 1996, and September 30, 1996 and 1997, respectively.

9.  INCOME TAXES:

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of future tax benefits, to the extent that realization of such benefits is more likely than not, attributable to deductible temporary differences between the financial statement and income tax basis of assets and liabilities and net operating loss carryforwards.

     The net deferred income tax liability at December 31, 1995 and 1996, and September 30, 1996 and 1997, is comprised of the following:

                               DECEMBER 31,                 SEPTEMBER 30,
                        --------------------------    --------------------------
                           1995           1996           1996           1997
                        -----------    -----------    -----------    -----------
                                                             (UNAUDITED)
Assets................  $ 5,063,000    $ 4,341,000    $ 4,630,000    $ 4,216,000
Liabilities...........   (5,063,000)    (4,341,000)    (4,630,000)    (4,216,000)
                        -----------    -----------    -----------    -----------
                        $         0    $         0    $         0    $         0
                        ===========    ===========    ===========    ===========

                        BINNINGS BUILDING PRODUCTS, INC.

9. INCOME TAXES: (CONTINUED)
     Temporary differences and carryforwards which give rise to significant deferred income tax assets (liabilities) as of December 31, 1995 and 1996, are as follows:

                                         DECEMBER 31,                SEPTEMBER 30,
                                   -------------------------   -------------------------
                                      1995          1996          1996          1997
                                   -----------   -----------   -----------   -----------
                                                                      (UNAUDITED)
Current deferred income taxes --
  Allowance for doubtful
     accounts....................  $    54,000   $    87,000   $    79,000   $   147,000
  Inventory valuation
     differences.................     (847,000)     (947,000)     (973,000)     (836,000)
  Accrued expenses not currently
     deductible for income tax
     purposes....................      271,000       318,000       242,000       274,000
  Accrued environmental
     expenses....................       62,000       131,000       120,000       128,000
  Other..........................       12,000       149,000       139,000       126,000
                                   -----------   -----------   -----------   -----------
Total current deferred income
  taxes..........................  $  (448,000)  $  (262,000)  $  (393,000)  $  (161,000)
                                   ===========   ===========   ===========   ===========
Long-term deferred income taxes--
Property, plant and equipment....  $(2,152,000)  $(2,013,000)  $(2,046,000)  $(2,101,000)
  Federal net operating loss
     carryforwards...............    3,971,000     3,128,000     3,361,000     3,011,000
  State net operating loss
     carryforwards...............      501,000       295,000       467,000       289,000
  Alternative minimum tax
     carryforwards...............            0        29,000        22,000        37,000
  Valuation allowance............   (1,872,000)   (1,177,000)   (1,411,000)   (1,075,000)
                                   -----------   -----------   -----------   -----------
Total long-term deferred income
  taxes..........................  $   448,000   $   262,000   $   393,000   $   161,000
                                   ===========   ===========   ===========   ===========

     The income tax provision for the years ended December 31, 1994, 1995 and 1996, and for the nine-month periods ended September 30, 1996 and 1997, consists of the following elements:

                                           DECEMBER 31,                SEPTEMBER 30,
                                      -----------------------    --------------------------
                                      1994    1995     1996         1996           1997
                                      ----    ----    -------    -----------    -----------
                                                                        (UNAUDITED)
Currently payable...................   $0      $0     $29,000      $22,000        $8,000
Deferred payable....................    0       0           0            0             0
                                       --      --     -------      -------        ------
                                       $0      $0     $29,000      $22,000        $8,000
                                       ==      ==     =======      =======        ======

                        BINNINGS BUILDING PRODUCTS, INC.

9. INCOME TAXES: (CONTINUED)
     A reconciliation between income taxes computed at the statutory federal rate of 35% and the provisions for income taxes for the years ended December 31, 1994, 1995 and 1996, is as follows:

                                    DECEMBER 31,                    SEPTEMBER 30,
                         -----------------------------------    ----------------------
                           1994         1995         1996         1996         1997
                         ---------    ---------    ---------    ---------    ---------
                                                                     (UNAUDITED)
Amount at statutory
  federal rate.........  $(555,000)   $(436,000)   $ 583,000    $ 454,000    $ 118,000
Change in valuation
  allowance............    468,000      311,000     (695,000)    (461,000)    (102,000)
Alternative minimum
  taxes (AMT)..........          0            0       29,000       22,000        8,000
Nondeductible
  expenses.............      2,000        2,000       47,000       43,000       12,000
Other..................     85,000      123,000       65,000      (36,000)     (28,000)
                         ---------    ---------    ---------    ---------    ---------
                         $       0    $       0    $  29,000    $  22,000    $   8,000
                         =========    =========    =========    =========    =========

     In fiscal years 1994 and 1995 and prior years, the Company incurred significant financial reporting and taxable losses principally as a result of a capital structure that contained a substantial amount of high interest rate debt. Although substantial net deferred income tax assets were generated during these periods, a valuation allowance was established because in management's assessment the historical operating trends made it uncertain whether the net deferred income tax assets would be realized. Accordingly, no provision or benefit for income taxes was recognized in 1994 and 1995.

     During late 1995, the Company renegotiated the significant terms of its debt obligations which lowered interest expense and provided liquidity for operations. For the nine months ended September 30, 1996 and the year ended December 31, 1996, the Company reported taxable income and net income for financial reporting purposes. The provision for income taxes for the nine months ended September 30, 1996 and the year ended December 31, 1996 of $22,000 (unaudited) and $29,000, respectively, is comprised solely of AMT as the Company was able to utilize a portion of its net operating loss carryforwards. At December 31, 1996 and at September 30, 1997, management determined, largely because of the Company's prior losses, that it remains uncertain whether the net deferred tax assets would be realized. As a result a valuation allowance of $1,177,000 and $1,075,000 (unaudited) was recorded at December 31, 1996 and at September 30, 1997, respectively.

     For federal income tax reporting purposes, the Company had net operating loss carryforwards of approximately $9,776,000 as of December 31, 1996. These losses may be used to reduce future taxable income, if any, and expire from 2001 through 2010. These carryforwards may be subject to annual limitation in the future in accordance with the Tax Reform Act of 1986 (Note 10). For state income tax reporting purposes, the Company had net operating loss carryforwards of approximately $5,291,000 as of December 31, 1996, which expire from 1997 through 2010.

10.  SUBSEQUENT EVENTS:

     Effective December 10, 1997, the stockholders of the Company sold all of their outstanding preferred and common shares to American Architectural Products Corporation (American) for approximately $26,500,000. In accordance with the terms of the sale agreement, the revolving credit facility and notes payable to certain common stockholders (Note 4) were repaid in full. The agreement provides for a payment of approximately $1,100,000 to the holders of the 9.25% notes payable extinguishing the holders' common stock put option and capital appreciation rights as well as repurchasing 62,500 shares of common stock held by the holders of the

                        BINNINGS BUILDING PRODUCTS, INC.

9.25% notes payable. On December 10, 1997, the Board of Directors of the Company declared stock dividends payable to cover all Series A Preferred and Series B Preferred stock dividends that were in arrears through the date of the sale of the Company. The Company called all of the Series A Preferred and Series B Preferred shares for redemption as of December 10, 1997. The Company expects to redeem all of the Series A Preferred and Series B Preferred shares at the stated redemption value of $10 per share. Payments to the holders of the Series A Preferred and Series B Preferred shares totaling approximately $3,169,000 and $394,000, respectively, will be made as the stock certificates are tendered by the holders. The common stock purchase warrants held by a consultant expired unexercised on December 10, 1997. Additionally, on December 10, 1997, the holders of the 54,250 outstanding common stock options exercised their options and purchased 54,250 shares of common stock of the Company. The amount to be distributed to the common stockholders will represent the remaining proceeds from the $26,500,000 payment by American after repayment of the notes payable, revolving credit facility, Series A Preferred shares, Series B Preferred shares and closing fees and expenses.

     As a result of the purchase of the Company's common stock, the estimated value associated with the 16,750 stock appreciation rights held by two officers was approximately $117,000 at December 10, 1997. As of December 10, 1997, the officers had not exercised their redemption rights.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Danvid Company, Inc. and Danvid Window Company

     We have audited the accompanying combined balance sheets of Danvid Company, Inc. and Danvid Window Company as of July 28, 1996 and July 27, 1997, and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 6 to the accompanying combined financial statements, the Companies may be subject to additional federal income tax liabilities as a result of an investigation by the Internal Revenue Service.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Danvid Company, Inc. and Danvid Window Company at July 28, 1996 and July 27, 1997, and the results of their combined operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          BDO SEIDMAN, LLP


Dallas, Texas
October 20, 1997

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                            COMBINED BALANCE SHEETS

                                                               JULY 28,      JULY 27,
                                                                 1996          1997
                                                               --------      --------
                                        ASSETS
Current
  Cash......................................................  $  678,459    $1,059,761
  Short-term investments (Note 4)...........................   1,004,967     1,052,250
  Accounts receivable:
     Trade, less allowance for doubtful accounts of $353,400
      and $125,600..........................................   3,846,336     4,667,013
     Employees..............................................      60,004        92,735
     Other..................................................      13,597         8,861
  Inventories (Note 1)......................................   1,099,859     1,151,992
  Prepaid expenses..........................................      31,275        39,998
  Notes receivable -- current portion (Note 2)..............      11,748        12,342
  Deferred tax benefit (Note 8).............................     236,424       149,565
                                                              ----------    ----------
          Total current assets..............................   6,982,669     8,234,517
                                                              ----------    ----------
Machinery and equipment net (Note 3)........................     398,643       443,071
                                                              ----------    ----------
Other
  Deposits..................................................      26,903        23,300
  Investments (Note 4)......................................      38,485        55,300
  Notes receivable, less current portion (Note 2)...........      58,606        39,010
  Deferred tax benefit (Note 8).............................      56,213        45,932
                                                              ----------    ----------
          Total other assets................................     180,207       163,542
                                                              ----------    ----------
                                                              $7,561,519    $8,841,130
                                                              ==========    ==========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current
  Accounts payable -- trade.................................  $2,833,765    $2,606,979
  Notes payable -- current portion (Note 5).................      17,033        36,781
  Accrued expenses:
     Payroll and payroll taxes..............................     368,196       429,379
     Profit-sharing plan contribution.......................     150,000            --
     Other taxes............................................     173,378       233,407
     Warranty expenses -- current portion...................     324,294       354,139
     Federal income taxes...................................     454,737       201,858
                                                              ----------    ----------
          Total current liabilities.........................   4,321,403     3,862,543
Notes payable, less current maturities (Note 5).............     117,371        82,000
Accrued warranty expenses, less current portion.............     191,583       159,343
                                                              ----------    ----------
          Total liabilities.................................   4,630,357     4,103,886
                                                              ----------    ----------
Commitments and contingencies (Notes 6, 7 and 10)
Shareholders' equity (Note 9)
  Common stock -- par.......................................       1,000         1,000
  Common stock -- no par....................................       1,000         1,000
  Retained earnings.........................................   3,059,162     4,848,429
                                                              ----------    ----------
                                                               3,061,162     4,850,429
Less: Treasury stock, at cost (Note 9)......................    (130,000)     (130,000)
Plus: Unrealized securities gain............................          --        16,815
                                                              ----------    ----------
          Total shareholders' equity........................   2,931,162     4,737,244
                                                              ----------    ----------
                                                              $7,561,519    $8,841,130
                                                              ==========    ==========

See accompanying summary of accounting policies and notes to combined financial statements.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                     YEARS ENDED
                                                              --------------------------
                                                               JULY 28,       JULY 27,
                                                                 1996           1997
                                                               --------       --------
Sales.......................................................  $40,731,403    $42,003,176
Cost of Goods Sold..........................................   33,777,787     33,807,196
                                                              -----------    -----------
Gross Margin................................................    6,953,616      8,195,980
                                                              -----------    -----------
Operating Expenses:
  Selling expenses..........................................    1,412,078      2,039,554
  General and administrative expenses.......................    4,115,884      3,637,973
                                                              -----------    -----------
          Total Operating Expenses..........................    5,527,962      5,677,527
                                                              -----------    -----------
Operating Profit............................................    1,425,654      2,518,453
                                                              -----------    -----------
Other Income (Expense):
  Interest and dividend income..............................       22,766         61,349
  Other income..............................................       53,055         51,826
  Interest expense..........................................      (14,946)        (2,656)
                                                              -----------    -----------
          Total Other Income (Expense)......................       60,875        110,519
                                                              -----------    -----------
Income Before Income Taxes..................................    1,486,529      2,628,972
                                                              -----------    -----------
Income Taxes (Benefit):
  Current...................................................      744,607        737,565
  Deferred..................................................     (138,079)        97,140
                                                              -----------    -----------
          Total Income Taxes................................      606,528        834,705
                                                              -----------    -----------
Net Income..................................................      880,001      1,794,267
Retained Earnings, beginning of year........................    2,184,161      3,059,162
Dividends...................................................       (5,000)        (5,000)
                                                              -----------    -----------
Retained Earnings, end of year..............................  $ 3,059,162    $ 4,848,429
                                                              ===========    ===========

See accompanying summary of accounting policies and notes to combined financial statements.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED
                                                              -------------------------
                                                               JULY 28,       JULY 27,
                                                                 1996           1997
                                                               --------       --------
Operating Activities:
  Net income................................................  $   880,001    $1,794,267
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      201,139       204,000
     Deferred taxes.........................................     (138,079)       97,140
     Gain on investments....................................           --       (47,283)
     Changes in operating assets and liabilities
       Accounts receivable -- trade.........................      184,293      (820,677)
       Accounts receivable -- other.........................       11,587       (27,995)
       Inventories..........................................      119,962       (52,133)
       Prepaid expenses.....................................      164,871        (8,723)
       Other assets.........................................        3,604         3,600
       Accounts payable.....................................      (94,868)     (225,786)
       Accrued expenses.....................................      808,750      (284,062)
                                                              -----------    ----------
Net cash provided by operating activities...................    2,141,260       632,348
                                                              -----------    ----------
Investing Activities:
  Increase in short-term investments........................   (1,004,967)           --
  Decrease in non-current investments.......................        4,811            --
  Payments received on notes receivable.....................        4,834        19,002
  Purchase of property and equipment........................     (101,390)     (248,428)
                                                              -----------    ----------
Net cash used in investing activities.......................   (1,096,712)     (229,426)
                                                              -----------    ----------
Financing Activities:
  Dividends paid............................................       (5,000)       (5,000)
  Note payments.............................................     (475,836)      (16,620)
                                                              -----------    ----------
Net cash used in financing activities.......................     (480,836)      (21,620)
                                                              -----------    ----------
Increase in cash and cash equivalents.......................      563,712       381,302
Cash and Cash Equivalents:
  Beginning of year.........................................      114,747       678,459
                                                              -----------    ----------
  End of year...............................................  $   678,459    $1,059,761
                                                              ===========    ==========
Supplemental Disclosure of Cash Flow Information
  Cash paid during the year for interest....................  $    14,946    $    2,656
                                                              ===========    ==========

See accompanying summary of accounting policies and notes to combined financial statements.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Danvid Company, Inc. (the Company) is a manufacturer of residential windows and doors with its office and facilities located in Carrollton, Texas. The Company is related to Danvid Window Company (Affiliate) through common management and shareholders. The Company's products are principally sold to Danvid Window Company which sells the products to wholesalers, retailers and builders. Approximately 92 and 98 percent of the Company's 1996 and 1997 sales are to Danvid Window Company, respectively. These financial statements are the combined financial statements of Danvid Company, Inc. and Danvid Window Company. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company and its Affiliate maintain a portion of their cash in bank deposit accounts which at times may have exceeded federally insured amounts. The companies have not experienced any losses in such accounts and believe they are not exposed to any significant credit risk on cash and cash equivalents.

INVESTMENTS

     Short-term investments are stated at fair value and include investments in equity and bond mutual funds. In accordance with company policy, these investments, which the Company intends to hold for less than one year but longer than three months, are not included as cash equivalents. These securities are considered trading securities with the unrealized holding gains and losses reported in earnings.

     Non-current investments are stated at fair value and include investments in equity securities which the Company intends to hold for periods longer than one year. Unrealized holding gains and losses on securities are carried as a separate component of shareholders' equity.

ACCOUNTS RECEIVABLE

     The Company's customers, as well as the Affiliate's customers, are primarily related to the home building and remodeling industries. Trade accounts receivable are normally uncollateralized and payment terms are generally 30 days. Management performs periodic reviews of the creditworthiness of customers and provides an allowance for losses on receivables based upon prior years' experience.

INVENTORIES

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market. Inventory costs include materials, direct labor, and manufacturing overhead. Costs of miscellaneous manufacturing supplies are expensed as incurred.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

MACHINERY AND EQUIPMENT

     Machinery and equipment are stated at cost. Depreciation has been calculated using an accelerated method over the estimated useful lives of the assets as follows:

                                                              ESTIMATED USEFUL LIFE
                                                              ---------------------
Transportation equipment....................................            5 years
Office furniture and equipment..............................       7 - 10 years
Machinery and shop equipment................................       7 - 10 years
Computer equipment..........................................            5 years

ACCRUED WARRANTY EXPENSES

     The Company provides a 10-year warranty on its products and has established a product warranty reserve. The warranty reserve is based on management's estimates of future costs associated with fulfilling the warranty obligation. Management's estimates were derived from the Company's historical experience.

REVENUES

     The Company and Affiliate recognize revenue on its window products when shipped to the customer. Repair, service, and freight revenue is recognized as the services are performed. All sales between the Company and the Affiliate have been eliminated.

INCOME TAXES

     Statement of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes" (SFAS No. 109), provides for deferred income tax assets and liabilities resulting from temporary differences (see Note 8). Temporary differences are the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. In accordance with SFAS No. 109, the Company has considered the need for a valuation allowance to reduce its deferred tax asset to an amount which will, more likely than not, be realized. No valuation allowance was considered necessary.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated.

     Additionally, in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131) which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the reporting by public companies of information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated.

     Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these two standards.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  INVENTORIES

     Inventories are comprised of the following:

                                                       JULY 28,      JULY 27,
                                                         1996          1997
                                                       --------      --------
Raw materials.......................................  $  620,917    $  663,676
Work-in-process.....................................     143,773       180,678
Finished goods......................................     335,169       307,638
                                                      ----------    ----------
          Total                                       $1,099,859    $1,151,992
                                                      ==========    ==========

2.  NOTES RECEIVABLE

     Included in notes receivable is a loan due from a shareholder of the Company totaling $8,320 and $13,520 at July 28, 1996 and July 27, 1997, respectively. This loan is a demand note, bears no interest, and is payable monthly. The loan is secured by an automobile owned by the officer.

     The Company has an undivided interest in a note receivable with an unrelated party that is secured by land and payable in quarterly installments of principal and interest at 8 percent per annum. The note matures February 1, 2004.

     The above referenced notes receivable have scheduled maturities as follows:

                       YEAR                          AMOUNT
                       ----                          ------
1998...............................................  $12,342
1999...............................................   11,624
2000...............................................    8,777
2001...............................................    9,505
2002...............................................    9,104
                                                     -------
Total..............................................  $51,352
                                                     =======

3.  MACHINERY AND EQUIPMENT

     Machinery and equipment consists of the following:

                                                         1996          1997
                                                         ----          ----
Transportation equipment............................  $  522,806    $  643,231
Office furniture and equipment......................      15,194        24,399
Machinery and shop equipment........................     502,088       613,410
Computer equipment..................................     184,413       191,889
                                                      ----------    ----------
Total...............................................   1,224,501     1,472,929
Accumulated depreciation............................     825,858     1,029,858
                                                      ----------    ----------
Net machinery and equipment.........................  $  398,643    $  443,071
                                                      ==========    ==========

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

4.  INVESTMENTS

     The cost and estimated fair value of the investment securities are as follows:

                                                                 JULY 28, 1996
                                                ------------------------------------------------
                                                   COST        GAIN       LOSS        FAIR VALUE
                                                   ----        ----       ----        ----------
Trading securities (short-term)...............  $1,004,967    $    --    $    --      $1,004,967
Available-for-sale securities (long-term).....      38,485         --         --          38,485
                                                ----------    -------    -------      ----------
Total investment securities...................  $1,043,452    $    --    $    --      $1,043,452
                                                ==========    =======    =======      ==========

                                                                 JULY 27, 1997
                                                ------------------------------------------------
                                                   COST        GAIN       LOSS        FAIR VALUE
                                                   ----        ----       ----        ----------
Trading securities (short-term)...............  $1,004,967    $47,283    $     -      $1,052,250
Available-for-sale securities (long-term).....      38,485     16,815          -          55,300
                                                ----------    -------    -------      ----------
Total investment securities...................  $1,043,452    $64,098    $     -      $1,107,550
                                                ==========    =======    =======      ==========

5.  NOTES PAYABLE

     The Company and its Affiliate have an $800,000 line-of-credit with Comerica Bank -- Texas which bears interest at prime rate plus one percent and is payable on demand. This line-of-credit has no outstanding balance as of July 28, 1996 or July 27, 1997. Any borrowings under the line-of-credit are collateralized by inventory and accounts receivable.

     Long-term debt consist of the following:

                                                           1996        1997
                                                           ----        ----
13.65% installment note, payable monthly in the amount
  of $717 including interest, due May 30, 1998 and
  secured by an automobile.............................  $ 28,404    $ 23,781
Non-interest bearing, promissory note to former
  shareholder, payable monthly in the amount of $1,000,
  secured by company stock.............................   106,000      94,000
                                                         --------    --------
Total..................................................   134,404     117,781
Less: Current maturities...............................   (17,033)    (35,781)
                                                         --------    --------
Long-term debt.........................................  $117,371    $ 82,000
                                                         ========    ========

     Future maturities of long-term debt at July 27, 1997 are as follows:

                          YEAR                               AMOUNT
                          ----                              --------
1998....................................................    $ 35,781
1999....................................................      12,000
2000....................................................      12,000
2001....................................................      12,000
2002....................................................      12,000
Thereafter..............................................      34,000
                                                            --------
          Total.........................................    $117,781
                                                            ========

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

6.  COMMITMENTS AND CONTINGENCIES

     The Internal Revenue Service is currently conducting an investigation of the Companies and their shareholders. Although there have not been any assessments against the Companies, the Companies may be subject to additional federal income tax liabilities. The ultimate outcome of the investigations and their effects on the Companies cannot presently be determined. Accordingly no provision for any liability that may result upon the resolution of this matter has been recognized in the combined financial statements.

     At July 27, 1997, the Companies are defendants in several lawsuits. The Companies may be liable in these matters to the extent that the lawsuits are found in favor of the plaintiffs and to the extent that these matters are not covered by the Companies' insurance. In the opinion of management, such liabilities, if any, would not have a material effect on the combined financial statements.

     At July 27, 1997, the Company was committed to various operating leases of its office, production facility, production and office equipment, and transportation equipment. Operating lease expense was approximately $1,135,000 and $1,080,000 for the years ended 1996 and 1997, respectively.

     Future estimated minimum lease payments under operating leases at July 27, 1997, are as follows:

                          YEAR                               AMOUNT
                          ----                               ------
1998.....................................................  $1,072,440
1999.....................................................   1,033,145
2000.....................................................     736,536
2001.....................................................     699,716
2002.....................................................     578,212
Thereafter...............................................   1,431,128
                                                           ----------
          Total..........................................  $5,551,177
                                                           ==========

7.  EMPLOYEE BENEFIT PLANS

     The Company and its Affiliate have adopted qualified defined contribution profit-sharing plans during fiscal year 1996. The Plans cover all employees meeting minimum age and length of service requirements. Contributions to the Plans are made at the discretion of each company's Board of Directors. Expense related to these Plans were $150,000 and $200,000 for the years ended July 28, 1996 and July 27, 1997, respectively.

8.  INCOME TAXES

     The Company's effective tax rate in 1996 is 41 percent. This differs from the statutory tax rate of 34 percent due to non-deductible expenses (e.g. meals and entertainment) and an additional provision for potential income tax liabilities.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

8. INCOME TAXES: (CONTINUED)
     Cumulative temporary differences consist of the following:

                                                         JULY 28,    JULY 27,
                                                           1996        1997
                                                         --------    --------
Deferred tax assets:
  Accrued warranty expense.............................  $175,398    $174,584
  Capitalized inventory costs..........................     8,840       8,840
  Allowance for bad debts..............................   117,324      20,318
                                                         --------    --------
Gross deferred tax assets..............................   301,562     203,742
                                                         --------    --------
Deferred tax liabilities:
  Machinery and equipment..............................    (8,925)     (8,245)
                                                         --------    --------
Net deferred tax assets................................  $292,637    $195,497
                                                         ========    ========

9.  SHAREHOLDERS' EQUITY

     Danvid Company, Inc. has 100,000 shares of no par common stock authorized, 4,500 shares issued, 4,275 shares outstanding and 225 shares in treasury valued at cost at July 28, 1996 and July 27, 1997.

     Danvid Window Company has 100,000 shares of $1 par common stock authorized, 1,000 shares issued and outstanding at July 28, 1996 and July 27, 1997. In January 1996 and February 1997, common stock dividends of $5 per share were paid totaling $5,000.

10.  BUY -- SELL AGREEMENT

     The Company and its Affiliate have an agreement regarding the disposition of the Affiliate's sole shareholder's shares of common stock. In accordance with the agreement, a shareholder of the Company can exercise an option to purchase a controlling share of the Affiliate's common stock from the Affiliate's sole shareholder. The purchase price as set forth in the agreement is $1.00 per share.

11.  MAJOR CUSTOMERS

     The Company sells its products to homebuilders and distributors primarily in its regional area. For the years ended July 28, 1996 and July 27, 1997, the Company and its Affiliate had sales to one major distributor that approximated 12 percent in both years. The concentration in accounts receivable also approximated 12 percent of the total balance in both years for the same distributor.

12.  SUBSEQUENT EVENT

     Subsequent to their fiscal year end, the Company and the Affiliate and their shareholders entered into a letter of intent with an unrelated company to sell the net assets of the Company and the Affiliate.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Danvid Company, Inc. and Danvid Window Company

     We were engaged to audit the accompanying combined balance sheet of Danvid Company, Inc. and Danvid Window Company (a Texas corporation) as of July 31, 1995, and the related combined statement of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Danvid Company, Inc. and Danvid Window Company as of July 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          FOX, BYRD & GOLDEN

Dallas, Texas
October 13, 1995

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                             COMBINED BALANCE SHEET
                                 JULY 31, 1995

                                  ASSETS
Current Assets
  Cash and cash equivalents.................................    $  114,747
  Short-term investments (Note 1G)..........................        43,296
  Accounts receivable--trade (Notes 2 and 4)................     4,030,629
  Accounts receivable--other................................        64,888
  Notes receivable--current portion (Note 3)................        19,613
  Due from officer (Note 6).................................        20,300
  Inventory (Notes 1B and 4)................................     1,219,821
  Prepaid expenses..........................................        71,803
  Income taxes receivable...................................       124,343
  Deferred income taxes receivable (Notes 1D and 7).........        49,132
                                                                ----------
         Total Current Assets...............................     5,758,572
                                                                ----------
Property, Plant and Equipment (Notes 1C and 4)
  Transportation equipment..................................       538,193
  Office furniture and equipment............................        15,194
  Machinery and shop equipment..............................       458,878
  Computer equipment........................................       128,852
                                                                ----------
                                                                 1,141,117
  Less: Accumulated depreciation............................       642,861
                                                                ----------
                                                                   498,256
                                                                ----------
Other Assets
  Organization costs--net (Note 1H).........................           327
  Deposits..................................................        30,316
  Notes receivable (Note 3).................................        55,575
  Deferred income taxes receivable (Notes 1D and 7).........       105,426
                                                                ----------
                                                                   191,644
                                                                ----------
                                                                $6,448,472
                                                                ==========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable--trade...................................    $2,928,634
  Line-of-credit--bank (Note 4).............................       350,000
  Notes payable--current portion (Note 4)...................       124,836
  Accrued payroll and commissions...........................       310,135
  Accrued payroll taxes.....................................        80,335
  Accrued warranty expense..................................        97,000
  Accrued other expenses....................................        74,968
                                                                ----------
         Total Current Liabilities..........................     3,965,908
                                                                ----------
Long-Term Debt
  Notes payable (Notes 4 and 6).............................       260,240
  Less: Current portion.....................................       124,836
                                                                ----------
                                                                   135,404
                                                                ----------
Other Liabilities
  Accrued warranty expenses.................................       291,000
                                                                ----------
         Total Liabilities..................................     4,392,312
                                                                ----------
Stockholders' Equity
  Common stock (Note 8).....................................         2,000
  Retained earnings.........................................     2,184,160
                                                                ----------
                                                                 2,186,160
  Less: Treasury stock, at cost (Note 8)....................       130,000
                                                                ----------
                                                                 2,056,160
                                                                ----------
                                                                $6,448,472
                                                                ==========

   The accompanying notes are an integral part of these financial statements.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

             COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                        FOR THE YEAR ENDED JULY 31, 1995

Sales.......................................................  $37,909,147
Cost of Goods Sold..........................................   33,739,455
                                                              -----------
Gross Profit................................................    4,169,692
                                                              -----------
Operating Expenses
  Selling expenses..........................................    1,977,022
  General and administrative expenses.......................    2,405,330
                                                              -----------
                                                                4,382,352
                                                              -----------
Net Operating Loss..........................................     (212,660)
                                                              -----------
Other Income (Expense)
  Interest and dividend income..............................       13,056
  Other income..............................................       69,994
  Interest expense..........................................      (30,782)
  Loss on investment........................................       (1,738)
                                                              -----------
                                                                   50,530
                                                              -----------
Loss Before Federal Income Tax..............................     (162,130)
                                                              -----------
Federal Income Tax Expense (Benefit) (Notes 1D and 7)
  Current...................................................      (45,251)
  Deferred..................................................      (19,578)
                                                              -----------
                                                                  (64,829)
                                                              -----------
Net Loss....................................................      (97,301)
Retained Earnings, Beginning of year........................    2,306,507
Dividends...................................................      (25,046)
                                                              -----------
Retained Earnings, End of year..............................  $ 2,184,160
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                        COMBINED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JULY 31, 1995

Cash Flows from Operating Activities:
  Net loss..................................................    $ (97,301)
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation and amortization..........................      159,045
     Loss on sale of investments............................        1,738
     Decrease in accounts receivable........................      760,118
     Decrease in income taxes receivable....................        6,211
     Decrease in inventory..................................       83,179
     Increase in prepaid expenses...........................      (10,397)
     Decrease in other assets...............................       26,030
     Increase in deferred income taxes......................      (19,578)
     Decrease in payables...................................     (475,425)
     Decrease in accrued expenses...........................     (419,111)
                                                                ---------
          Net Cash Provided by Operating Activities.........       14,509
                                                                ---------

Cash Flows from Investing Activities:
  Decrease in investments in mutual funds...................       (1,032)
  Note proceeds.............................................      (15,000)
  Payments received on notes receivable.....................       13,651
  Purchase of property and equipment........................     (405,989)
                                                                ---------
          Net Cash Used in Investing Activities.............     (408,370)
                                                                ---------
Cash Flows from Financing Activities:
  Net proceeds from line-of-credit..........................      350,000
  Dividends paid............................................      (25,046)
  Note payments.............................................     (156,232)
  Purchase of treasury stock................................      (10,000)
                                                                ---------
          Net Cash Provided by Financing Activities.........      158,722
                                                                ---------
Decrease in Cash and Cash Equivalents.......................     (235,139)
Cash and Cash Equivalents
  Beginning of year.........................................      349,886
                                                                ---------
  End of year...............................................    $ 114,747
                                                                =========

   The accompanying notes are an integral part of these financial statements.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                        COMBINED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JULY 31, 1995

           SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Schedule of Noncash Investing and Financing Transactions:
  Purchase of automobile....................................  $ (33,475)
  Note payable..............................................     33,475
  Purchase of treasury stock................................   (130,000)
  Note payable..............................................    120,000
                                                              ---------
          Cash Paid.........................................  $ (10,000)
                                                              =========
Cash Payments (Refunds):
  Interest..................................................  $  30,782
  Income taxes..............................................  $ (51,462)

   The accompanying notes are an integral part of these financial statements.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                                 JULY 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Danvid Company, Inc. (the Company) is a manufacturer of aluminum windows and doors with its office and facilities located in Carrollton, Texas. The Company is related to Danvid Window Company (affiliate) and Advantage Discount Glass through common management and shareholders. The Company's products are principally sold to Danvid Window Company which sells the products to wholesalers, retailers and builders. Approximately 94% of the Company's sales are to Danvid Window Company. These financial statements are the combined financial statements of Danvid Company, Inc. and Danvid Window Company. All significant intercompany accounts and transactions have been eliminated. The more significant accounting policies are as follows:

          A. Sales are recognized when the product is shipped. Title actually passes when the product is delivered, which is usually the same day that it is shipped and no longer than three days after shipment. There were no material shipments undelivered at July 31, 1995.

          B. Inventory is carried at the lower of cost or market determined on a first-in, first-out basis.

          C. Property, plant and equipment, stated at cost, are depreciated using an accelerated method over the estimated useful lives of the assets. Depreciation expense was $158,527 for the year ended July 31, 1995.

                          ASSETS                            ESTIMATED USEFUL LIFE
                          ------                            ---------------------
Transportation equipment..................................           5 years
Office furniture and equipment............................      7 - 10 years
Machinery and shop equipment..............................      7 - 10 years
Computer equipment........................................           5 years

          D. The Company has adopted Statement of Financial Accounting Standards Board No. 109 for accounting for income taxes. For all significant items where there is a timing difference between financial and income tax reporting, deferred taxes are provided. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they related.

          E. Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and trade receivables. The Company sells its principal products to customers related to the home building and remodeling industries. To reduce credit risk, the Company performs on-going credit evaluations of its customers' financial conditions and does not generally require collateral.

    In the normal course of business, the Company may have bank account balances in excess of federally insured limits.

          F. For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

          G. Short-term investments are stated at the lower of cost or market and include investments in equity and bond mutual funds.

          H. Organization costs are being amortized over 5 years. Amortization expense was $518 for 1995.

          I. The Company provides a 10-year warranty on its products. The Company has established an estimated accrual for these anticipated future warranty costs.

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                                 JULY 31, 1995

NOTE 2--ACCOUNTS RECEIVABLE--TRADE

     Accounts receivable--trade of the Company and its affiliate are pledged as collateral on the Comerica Bank note and stated net of an allowance for doubtful accounts of $232,358 at July 31, 1995. An aged analysis of accounts receivable at July 31, 1995, is as follows:


                                                    AMOUNT         %
                                                  ----------      ---
Current.........................................  $3,138,427       74
30 days.........................................     937,150       22
60 days.........................................     187,410        4
                                                  ----------      ---
                                                  $4,262,987      100
                                                  ==========      ===


NOTE 3--NOTES RECEIVABLE

     The Company has an undivided interest in a note receivable secured by land payable in quarterly installments of principal and interest at 8% per annum which matures February 1, 2004, and has an unsecured note being repaid in monthly installments of $692, including interest at 10% per annum.


Total notes receivable.....................................  $75,188
Less: Current portion......................................   19,613
                                                             -------
Long-term notes receivable.................................  $55,575
                                                             =======


NOTE 4--NOTES PAYABLE

     The Company has a line-of-credit with Comerica Bank in the amount of $800,000 at prime plus 1% secured by eligible accounts receivable and inventory. The line-of-credit is a demand note payable. At July 31, 1995, there was $350,000 drawn against the line-of-credit.

     A summary of long-term debt at July 31, 1995 is as follows:


General Motors Acceptance Corporation
  Installment note payable monthly in the amount of $717
  including interest at 13.65% with balloon balance due May
  30, 1998, secured by an automobile........................  $ 32,663
Individual (Ex-stockholder) (Note 6)
  Promissory note payable monthly in the amount of $1,000
  with no interest, secured by company stock................   119,000
Officer
  Promissory note payable monthly in the amount of $8,484
  plus interest at 10%, matures February 28, 1997, unsecured
  (subsequent payments through September 30, 1995 totaled
  $82,865)..................................................   108,577
                                                              --------
          Total Indebtedness................................   260,240
          Less: Current Portion.............................   124,836
                                                              --------
          Long-Term Debt....................................  $135,404
                                                              ========

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                                 JULY 31, 1995

NOTE 4--NOTES PAYABLE (CONTINUED)
     The following are maturities of long-term debt at July 31, 1995:


                      FISCAL
                    YEAR ENDED
                     JULY 31,                        AMOUNT
                    ----------                      --------
  1996............................................  $124,836
  1997............................................    17,033
  1998............................................    35,371
  1999............................................    12,000
  2000............................................    12,000
Thereafter........................................    59,000
                                                    --------
                                                    $260,240
                                                    ========


NOTE 5--COMMITMENTS AND CONTINGENT LIABILITIES

     A. At July 31, 1995, the Company was committed to various operating leases of its office and production facility and equipment. Rent expense for the year ended July 31, 1995, was $481,649. Future estimated minimum lease payments under noncancellable leases are:


                    YEAR ENDED JULY 31,                          AMOUNT
                    -------------------                         --------
     1996...................................................    $514,200
     1997...................................................     225,400
     1998...................................................      23,800
     1999...................................................      21,800
                                                                --------
                                                                $785,200
                                                                ========


     B. Employees of the Company are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. It is impracticable to estimate the amount of compensation for future absences, and, accordingly, no liability has been recorded in the accompanying financial statements. The Company's policy is to recognize the costs of compensated absences when actually paid to employees.

     C. A workmen's compensation claim for approximately $40,000 has been filed against Danvid Window Company. Management's opinion is that their insurance company will cover the majority of any ultimate settlement and any payment by the Company will not materially affect the Company's results of operations or financial position.

NOTE 6--RELATED PARTY TRANSACTIONS

     The following are related party transactions and balances for the year ended July 31, 1995:


Note payable--officer.......................................    $108,577
Accounts receivable--officer................................    $ 20,300
Interest expense--officers..................................    $ 20,220
Note payable--Mary Crawford.................................    $119,000

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                                 JULY 31, 1995

NOTE 7--INCOME TAXES

     The Company's effective tax rate is higher than what would be expected if the federal statutory rate was applied to net income because of expenses deducted for financial reporting purposes that are not deductible for federal income tax purposes. These permanent timing differences for calculation of income tax include amounts related to meals and entertainment and officers life insurance. Cumulative temporary timing differences consist of the following at July 31, 1995:


Excess of depreciation for tax purposes over the amount
  taken for book purposes...................................  $   6,427
Accrued warranty expense recognized for book purposes
  only......................................................   (388,000)
Additional costs related to inventory, capitalized for tax
  purposes only.............................................    (47,506)
                                                              ---------
                                                              $(429,079)
                                                              =========


     The Company has the following capital loss carryforwards for regular federal income tax purposes at July 31, 1995:


                     YEAR OF EXPIRATION                         AMOUNT
                     ------------------                         -------
     1997...................................................    $23,687
     1999...................................................         76
     2000...................................................      1,739
                                                                -------
                                                                $25,502
                                                                =======


NOTE 8--SHAREHOLDERS' EQUITY

     Danvid Company, Inc. has 100,000 shares of no par common stock authorized, 4,500 shares issued, 4,275 shares outstanding and 225 shares in treasury at July 31, 1995. In June 1995, the Company purchased 225 shares of its stock in full redemption of a stockholder's interest for $130,000. In July 1995, common stock dividends of $2.35 per share were paid totaling $10,046.

     Danvid Window Company has 100,000 shares of $1 par common stock authorized, 1,000 shares issued and outstanding at July 31, 1995. In January 1995, common stock dividends of $15 per share were paid totaling $15,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders


Louisiana-Pacific Corporation



     We have audited the accompanying balance sheets of Weather-Seal (a division of Louisiana-Pacific Corporation) as of December 31, 1996 and 1997 and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weather-Seal (a division of Louisiana-Pacific Corporation) at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          BDO SEIDMAN, LLP



Troy, Michigan


May 21, 1998

                      (This page intentionally left blank)

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)
                                 BALANCE SHEETS



                                                           DECEMBER 31,
                                                   ----------------------------     MARCH 31,
                                                       1996            1997            1998
                                                   ------------    ------------    ------------
                                                                                   (UNAUDITED)
                                            ASSETS
CURRENT ASSETS
  Cash...........................................  $    114,949    $    230,385    $    259,871
  Accounts receivable, less allowance for
     doubtful accounts of $80,000, $40,000, and
     $54,000 respectively........................     2,797,997       2,195,074       3,190,401
  Inventories (Note 3)...........................     8,848,162       9,319,936       9,933,454
  Prepaid expenses and other current assets......       268,407         266,159         326,708
  Deferred income taxes (Note 6).................       646,000         491,000         491,000
                                                   ------------    ------------    ------------
          TOTAL CURRENT ASSETS...................    12,675,515      12,502,554      14,201,434
                                                   ------------    ------------    ------------
PROPERTY AND EQUIPMENT
  Land and improvements..........................       463,485         638,683         638,683
  Buildings......................................     7,979,424       8,374,465       8,461,391
  Machinery, equipment and furniture and
     fixtures....................................    22,212,488      23,154,197      23,879,858
  Construction-in-progress (estimated cost to
     complete of $735,000 at March 31, 1998).....     1,132,665       1,849,976       1,708,477
                                                     31,788,062      34,017,321      34,688,409
                                                   ------------    ------------    ------------
  Less accumulated depreciation..................   (15,573,304)    (17,217,657)    (17,658,721)
                                                   ------------    ------------    ------------
NET PROPERTY AND EQUIPMENT.......................    16,214,758      16,799,664      17,029,688
                                                   ------------    ------------    ------------
OTHER ASSETS.....................................       118,983         118,983         118,983
                                                   ------------    ------------    ------------
                                                   $ 29,009,256    $ 29,421,201    $ 31,350,105
                                                   ============    ============    ============



                See accompanying notes to financial statements.

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)
                                 BALANCE SHEETS



                                                             DECEMBER 31,
                                                      --------------------------     MARCH 31,
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                                    LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Cash overdraft....................................  $   433,172    $   153,326    $   367,911
  Accounts payable..................................      583,374        550,692        865,915
  Accrued expenses
     Compensation and employee benefits (Notes 4 and
       5)...........................................    1,377,385      1,356,080      1,688,405
     Current portion of warranty obligations........      600,000        600,000        600,000
     Workers' compensation..........................      221,775        230,211        303,976
     Other..........................................      705,291        474,991        558,031
                                                      -----------    -----------    -----------
          TOTAL CURRENT LIABILITIES.................    3,920,997      3,365,300      4,384,238
ACCRUED WARRANTY OBLIGATIONS, LESS CURRENT
  PORTION...........................................      900,000        900,000        900,000
DEFERRED INCOME TAXES (NOTE 6)......................    1,187,000      1,356,000        828,000
                                                      -----------    -----------    -----------
          TOTAL LIABILITIES.........................    6,007,997      5,621,300      6,112,238
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 7)
DIVISIONAL EQUITY (NOTE 2)..........................   23,001,259     23,799,901     25,237,867
                                                      -----------    -----------    -----------

                                                      $29,009,256    $29,421,201    $31,350,105
                                                      ===========    ===========    ===========



                See accompanying notes to financial statements.

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)
                            STATEMENTS OF OPERATIONS



                                                YEAR ENDED
                                        --------------------------        THREE MONTHS ENDED
                                               DECEMBER 31,                   MARCH 31,
                                        --------------------------    --------------------------
                                           1996           1997           1997           1998
                                        -----------    -----------    -----------    -----------
                                                                      (UNAUDITED)    (UNAUDITED)
NET SALES (NOTE 8)....................  $53,442,867    $53,478,478    $10,795,219    $11,134,563
COST OF SALES.........................   52,217,912     50,329,152     10,445,935     11,443,001
                                        -----------    -----------    -----------    -----------
GROSS PROFIT (LOSS)...................    1,224,955      3,149,326        349,284       (308,438)
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES (NOTE 2)...................    5,630,880      5,886,351      1,427,687      1,460,445
                                        -----------    -----------    -----------    -----------
OPERATING LOSS........................   (4,405,925)    (2,737,025)    (1,078,403)    (1,768,883)
GAIN (LOSS) ON DISPOSITION OF PROPERTY
  AND EQUIPMENT.......................     (480,767)       (29,694)         9,763         10,878
                                        -----------    -----------    -----------    -----------
LOSS BEFORE INCOME TAX BENEFIT........   (4,886,692)    (2,766,719)    (1,068,640)    (1,758,005)
INCOME TAX BENEFIT (NOTE 6)...........    1,575,000        831,000        321,000        528,000
                                        -----------    -----------    -----------    -----------
NET LOSS..............................  $(3,311,692)   $(1,935,719)   $  (747,640)   $(1,230,005)
                                        ===========    ===========    ===========    ===========



                See accompanying notes to financial statements.

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)
                            STATEMENTS OF CASH FLOWS



                                                YEAR ENDED                THREE MONTHS ENDED
                                               DECEMBER 31,                   MARCH 31,
                                        --------------------------    --------------------------
                                           1996           1997           1997           1998
                                        -----------    -----------    -----------    -----------
                                                                      (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss.........................  $(3,311,692)   $(1,935,719)   $  (747,640)   $(1,230,005)
     Adjustments to reconcile net loss
       to net cash provided by (used
       in)operating activities
          Depreciation................    1,857,360      2,020,828        475,160        493,739
          Deferred income taxes.......      290,000        324,000             --       (528,000)
          Loss (gain) on disposition
            of property and
            equipment.................      480,767         29,694         (9,763)       (10,878)
          Changes in assets and
            liabilities
               Decrease (increase) in
                 receivables..........    1,053,302        602,923       (697,926)      (995,327)
               Increase in
                 inventories..........      (23,494)      (471,774)    (1,688,323)      (613,518)
               Decrease (increase) in
                 prepaid expenses and
                 other current
                 assets...............     (156,740)         2,248       (107,603)       (60,549)
               Increase (decrease) in
                 cash overdraft.......      (46,644)      (279,846)       230,508        214,585
               Increase (decrease) in
                 accounts payable.....      (26,688)       (32,682)       451,904        315,223
               Increase (decrease) in
                 accrued expenses.....      310,833       (243,169)      (354,338)       489,130
                                        -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES................      427,004         16,503     (2,448,021)    (1,925,600)
                                        -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from disposition of
       property and equipment.........      143,663         71,688          9,763         10,878
     Purchase of property and
       equipment......................   (2,826,736)    (2,707,116)      (580,562)      (723,763)
                                        -----------    -----------    -----------    -----------
NET CASH USED IN INVESTING
  ACTIVITIES..........................   (2,683,073)    (2,635,428)      (570,799)      (712,885)
                                        -----------    -----------    -----------    -----------
CASH FLOWS PROVIDED BY FINANCING
  ACTIVITIES
     Net increase in intercompany
       advances from Louisiana
       -Pacific Corporation included
       in divisional equity...........    2,323,592      2,734,361      3,090,272      2,667,971
                                        -----------    -----------    -----------    -----------
NET INCREASE IN CASH..................       67,523        115,436         71,452         29,486
CASH, BEGINNING OF PERIOD.............       47,426        114,949        114,949        230,385
                                        -----------    -----------    -----------    -----------
CASH, END OF PERIOD...................  $   114,949    $   230,385    $   186,401    $   259,871
                                        ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
     Cash paid for interest...........  $        --    $        --    $        --    $        --
     Cash paid for income taxes.......           --             --             --             --
                                        ===========    ===========    ===========    ===========



                See accompanying notes to financial statements.

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)



                         NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF ACCOUNTING POLICIES



  Nature of Business and Basis of Presentation



     Weather-Seal (the "Company"), a division of Louisiana-Pacific Corporation ("LP"), is engaged principally in the manufacture and distribution of vinyl and wood windows, patio doors and aluminum and vinyl extrusions to customers located primarily in the midwest United States.



     The accompanying financial statements present the historical financial position, results of operations and cash flows of the Company. The statements of operations reflect all costs incurred by LP directly related to the Company as well as allocations of certain corporate costs and expenses from LP (see Note
2).



     Divisional equity included in the accompanying balance sheets represents 1) LP's original investment in Weather-Seal, 2) cumulative income or loss since the acquisition of Weather-Seal by LP and 3) net advances from LP. Management has not segregated divisional equity into its component parts.



     The financial position, results of operations and cash flows of the Company as presented herein, may have differed if the Company had been independent of LP.



  Use of Estimates



     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Fair Values of Financial Instruments



     The carrying amounts of accounts receivable, payables and accrued expenses approximate fair value because of the short maturity of these items.



  Concentration of Credit Risk



     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Due to the nature of the Company's business, its customer base is concentrated in the construction industry. The Company attempts to minimize its credit risk by reviewing customers' credit history before extending credit and by monitoring customers' credit exposure on a continuing basis. The Company establishes an allowance for possible losses on accounts receivable, when necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information.



  Inventories



     Inventories are valued at the lower of cost or market. Cost is determined using an average cost method.



  Property, Equipment and Depreciation



     Property and equipment are stated at cost. The Company uses the units of production method of depreciation for most machinery and equipment which amortizes the cost of equipment over the estimated units that will be produced during its useful life. Provisions for depreciation of buildings, improvements,

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

furniture and fixtures and the remaining machinery and equipment have been computed using the straight-line method over the following estimated useful lives:


Buildings and improvements..................................      20 years
Machinery, equipment and furniture and fixtures.............    3-10 years


     Expenditures for renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.


  Employee Stock Ownership Plan


     Substantially all non-union Company employees participate in LP's employee stock ownership plan ("ESOP"). The statements of operations include an allocation from LP for the costs associated with Company employees who participate in the ESOP.


  Warranty Obligations


     The Company sells their products with warranties ranging from one year to a limited lifetime. Accrued warranty obligations are estimated based on claims experience and levels of production. Warranty obligations estimated to be satisfied within one year are classified as current liabilities in the accompanying balance sheets.


  Revenue Recognition


     Revenues are recorded upon the shipment of product to the customer.


  Income Taxes


     The Company is a division of LP which files a consolidated federal income tax return. The Company has no tax sharing agreement with LP. The provision for income taxes included in the financial statements has been calculated as if the Company had filed a separate tax return.

     The income tax provision is computed using the liability method. Deferred taxes are recorded for the expected future tax consequences of temporary differences between the financial reporting and tax bases of the Company's assets and liabilities.

     The income tax provision for interim reporting purposes is based upon the Company's estimate of the effective tax rate expected to be applicable for the full fiscal year.


  Advertising


     Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 1996 and 1997 were approximately $1,300,000 and $1,500,000, respectively.


  Long-Lived Assets


     Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment of the Company's long-lived assets has occurred through December 31, 1997.

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


  Recent Accounting Pronouncements



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. On January 1, 1998, the Company adopted SFAS 130. For the three months ended March 31, 1998, comprehensive income (loss) for the Company does not differ from net income (loss).



     Additionally, in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131) which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the reporting by public companies of information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated.



     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits" (SFAS 132), which revises employers' disclosures about pension and other post-retirement benefit plans. SFAS 132 does not change the measurement or recognition of those plans and is effective for fiscal years beginning after December 15, 1997.



     Management has not fully evaluated the impact, if any, these standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.



  Unaudited Interim Financial Information



     The unaudited interim financial statements for the three months ended March 31, 1997 and 1998 include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the results of operations for the periods presented. The interim period results are not necessarily indicative of the results of operations for a full fiscal year.



2. RELATED PARTY TRANSACTIONS



     In the statements of operations, selling, general and administrative expenses include allocations of certain LP corporate expenses totaling $180,000 and $201,000 for the years ended December 31, 1996 and 1997, respectively, and $50,250 (unaudited) and $56,000 (unaudited) for the three months ended March 31, 1997 and 1998, respectively.



     Expenses which are allocated by LP to Weather-Seal are based on LP's estimated incremental costs associated with managing Weather-Seal. Management believes that such allocated corporate expenses have been calculated using reasonable methods.

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



2. RELATED PARTY TRANSACTIONS (CONTINUED)


     The advances from LP are non-interest bearing. A reconciliation of the divisional equity included in the accompanying balance sheets is as follows:



                                                           YEAR ENDED DECEMBER 31,
                                                          --------------------------
                                                             1996           1997
                                                          -----------    -----------
Balance, January 1......................................  $23,989,359    $23,001,259
Advances from LP........................................   63,194,956     63,799,759
Repayment of advances from LP...........................  (60,871,364)   (61,065,398)
Net loss for the year...................................   (3,311,692)    (1,935,719)
                                                          -----------    -----------
BALANCE, DECEMBER 31....................................  $23,001,259    $23,799,901
                                                          ===========    ===========
APPROXIMATE AVERAGE BALANCE DURING THE YEAR.............  $23,500,000    $23,400,000
                                                          ===========    ===========



3. INVENTORIES



     Inventories consisted of the following:



                                                     DECEMBER 31,
                                               ------------------------     MARCH 31,
                                                  1996          1997          1998
                                               ----------    ----------    -----------
                                                                           (UNAUDITED)
Raw materials................................  $4,151,833    $3,930,065    $4,218,484
Work-in-process..............................     880,543       908,085       930,722
Finished goods...............................   3,815,786     4,481,786     4,784,248
                                               ----------    ----------    ----------
                                               $8,848,162    $9,319,936    $9,933,454
                                               ==========    ==========    ==========



4. ACCRUED COMPENSATION AND EMPLOYEE BENEFITS



     Accrued compensation and employee benefits consist of the following:



                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1996          1997
                                                            ----------    ----------
Accrued ESOP contributions................................  $  489,984    $  515,306
Accrued vacation pay......................................     769,285       748,876
Accrued salary and wages..................................      81,079        57,323
Accrued other.............................................      37,037        34,575
                                                            ----------    ----------
                                                            $1,377,385    $1,356,080
                                                            ==========    ==========



5. BENEFIT PLANS



     Substantially all of the Company's salaried and non-union hourly employees participate in LP's ESOP. The Company contributes 10% of eligible compensation to the plan on behalf of the employees. The Company recognized approximately $1,042,000 and $1,036,000 of expense for the years ended December 31, 1996 and 1997, respectively, related to this plan.

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



5. BENEFIT PLANS (CONTINUED)


     The Company has various defined contribution plans with certain unionized hourly employees. The expense related to these plans was approximately $446,000 and $429,000 for the years ended December 31, 1996 and 1997.



6. INCOME TAXES



     The income tax benefits (expense) included in the statements of operations are made up of the following components:



                                                            YEAR ENDED DECEMBER 31,
                                                            ------------------------
                                                               1996          1997
                                                            ----------    ----------
CURRENT
  Federal.................................................  $1,965,000    $1,255,000
  State...................................................    (100,000)     (100,000)
                                                            ----------    ----------
                                                             1,865,000     1,155,000
Deferred..................................................    (290,000)     (324,000)
                                                            ----------    ----------
          TOTAL...........................................  $1,575,000    $  831,000
                                                            ==========    ==========



     Significant components of deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows:



                                                                 DECEMBER 31,
                                                          --------------------------
                                                             1996           1997
                                                          -----------    -----------
DEFERRED TAX LIABILITIES
  Depreciation..........................................  $(1,493,000)   $(1,662,000)
                                                          -----------    -----------
DEFERRED TAX ASSETS
  Accrued warranty obligations..........................      510,000        510,000
  Other.................................................      442,000        287,000
                                                          -----------    -----------
                                                              952,000        797,000
                                                          -----------    -----------
NET DEFERRED TAX LIABILITIES............................  $  (541,000)   $  (865,000)
                                                          ===========    ===========
Current deferred taxes..................................  $   646,000    $   491,000
Long-term deferred taxes, net...........................   (1,187,000)    (1,356,000)
                                                          -----------    -----------
NET DEFERRED TAX LIABILITIES............................  $  (541,000)   $  (865,000)
                                                          ===========    ===========



     The actual income tax benefit attributable to the loss for the years ended December 31, 1996 and 1997 differed from the amounts computed by applying the U.S. federal tax rate of 34 percent to pretax loss as a result of the following:



                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------     --------
Tax benefit at U.S. federal statutory rate..................  $1,661,000     $941,000
State income taxes, net of federal income tax benefit.......     (66,000)     (66,000)
Expenses not deductible for tax purposes....................     (20,000)     (44,000)
                                                              ----------     --------
INCOME TAX BENEFIT..........................................  $1,575,000     $831,000
                                                              ----------     --------

                                  WEATHER-SEAL
                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



7. LITIGATION



     At December 31, 1997, the Company is a defendant in several lawsuits. The Company may be liable in these matters to the extent that the lawsuits are found in favor of the plaintiffs and to the extent that these matters are not covered by the Company's insurance. In the opinion of management, such liabilities, if any, would not have a material effect on the financial statements of the Company.



8. MAJOR CUSTOMER



     Sales to one customer amounted to 18% of total net sales during each of the years ended December 31, 1996 and 1997.



9. SUBSEQUENT EVENT



     In February 1998, LP signed a Letter of Intent to sell substantially all of the assets of the Company to American Architectural Products Corporation. The accompanying financial statements do not give effect to this transaction.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of


RC Aluminum Industries, Inc.



     We have audited the accompanying balance sheets of RC Aluminum Industries, Inc. as of December 31, 1995, 1996 and 1997, and the related statements of income, retained earnings, and cash flows for the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RC Aluminum Industries, Inc., as of December 31, 1995, 1996 and 1997, and the results of its operations and its cash flows for the three years ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                  OLIN, GOTTLIEB, ROTOLANTE,


                                                  VILLALOBOS & MAYA, P.A.



Coral Gables, Florida


March 6, 1998

                          RC ALUMINUM INDUSTRIES, INC.



                                 BALANCE SHEETS





                                                                               (UNAUDITED)
                                                   DECEMBER 31,                 MARCH 31,
                                             ------------------------   --------------------------
                                                1996         1997          1997           1998
                                             ----------   -----------   -----------    -----------
ASSETS
Current Assets
  Cash and equivalents...................    $1,430,882   $ 6,783,651   $ 3,823,704    $ 9,371,523
  Contracts receivable...................     6,003,546     8,597,089     5,927,648      7,961,867
  Inventories............................            --            --            --             --
  Costs and estimated earnings in excess
     of billings on uncompleted
     contracts...........................       844,319     1,822,366     2,321,561      1,872,282
  Other current assets...................       132,387       159,066        86,359        198,278
                                             ----------   -----------   -----------    -----------
Total Current Assets.....................     8,411,134    17,362,172    12,159,272     19,403,950
                                             ----------   -----------   -----------    -----------
Property and Equipment, net..............       781,159       931,923       846,153        927,191
                                             ----------   -----------   -----------    -----------
Other Assets
  Certificates of
     deposit -- restricted...............       358,006            --       358,006             --
  Loans receivable -- stockholders,
     unsecured, non-interest bearing.....       335,025            --       462,054             --
  Other assets...........................        82,078       559,969       130,558         66,946
                                             ----------   -----------   -----------    -----------
Total Other Assets.......................       775,109       559,969       950,618         66,946
                                             ----------   -----------   -----------    -----------
                                             $9,967,402   $18,854,064   $13,956,043    $20,398,087
                                             ==========   ===========   ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of notes
     payable -- banks....................    $   44,972   $   448,461        46,025         46,695
  Accounts payable.......................     2,116,019     2,824,438     2,596,938      2,324,815
  Accrued expenses.......................       538,233     1,362,832       891,507      1,749,937
  Billings in excess of costs and
     estimated earnings on uncompleted
     contracts...........................     4,427,225     3,731,895     6,565,108      3,649,867
                                             ----------   -----------   -----------    -----------
Total Current Liabilities................     7,126,449     8,367,626    10,099,578      7,771,314
                                             ----------   -----------   -----------    -----------
Long-Term Debt
  Notes payable -- banks.................       102,272        76,063       108,356         63,352
Stockholders' Equity
  Common stock -- $1 par value, 500
     shares authorized, 500 shares issued
     and outstanding.....................       153,993       153,993       153,993        153,993
  Retained earnings......................     2,584,688    10,256,382     3,594,116     12,409,428
                                             ----------   -----------   -----------    -----------
Total Stockholders' Equity...............     2,738,681    10,410,375     3,748,109     12,563,421
                                             ----------   -----------   -----------    -----------
                                             $9,967,402   $18,854,064   $13,956,043    $20,398,087
                                             ==========   ===========   ===========    ===========



                Read accompanying notes to financial statements.

                          RC ALUMINUM INDUSTRIES, INC.



                              STATEMENTS OF INCOME





                                                                               (UNAUDITED)
                                                                            THREE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                    MARCH 31,
                            -----------------------------------------    ------------------------
                               1995           1996           1997           1997          1998
                            -----------    -----------    -----------    ----------    ----------
Revenues Earned...........  $19,834,393    $27,528,810    $40,740,458    $8,734,942    $9,304,110
Costs of Revenues
  Earned..................   17,331,479     23,458,675     28,802,003     7,163,758     6,240,305
                            -----------    -----------    -----------    ----------    ----------
Gross Margin..............    2,502,914      4,070,135     11,938,455     1,571,184     3,063,805
Administrative Expenses...    1,597,683      2,058,305      3,253,835       502,188       688,751
                            -----------    -----------    -----------    ----------    ----------
Operating Income..........      905,231      2,011,830      8,684,620     1,068,996     2,375,054
Other Income (Expenses)...     (146,583)      (217,779)       475,278       101,969        97,992
                            -----------    -----------    -----------    ----------    ----------
Net Income................  $   758,648    $ 1,794,051    $ 9,159,898    $1,107,965    $2,473,046
                            ===========    ===========    ===========    ==========    ==========



                Read accompanying notes to financial statements.

                          RC ALUMINUM INDUSTRIES, INC.



                        STATEMENTS OF RETAINED EARNINGS





                                                                                     (UNAUDITED)
                                               YEARS ENDED DECEMBER 31,             THREE MONTHS
                                        ---------------------------------------    ENDED MARCH 31,
                                           1995          1996          1997             1998
                                        ----------    ----------    -----------    ---------------
Retained Earnings -- Beginning........  $1,309,989    $1,865,637    $ 2,584,688      $10,256,382
Add: Net Income.......................     758,648     1,794,051      9,159,898        2,473,046
Less: Distributions...................    (203,000)   (1,075,000)    (1,488,204)        (320,000)
                                        ----------    ----------    -----------      -----------
Retained Earnings -- Ending...........  $1,865,637    $2,584,688    $10,256,382      $12,409,428
                                        ==========    ==========    ===========      ===========



                Read accompanying notes to financial statements.

                          RC ALUMINUM INDUSTRIES, INC.



                            STATEMENTS OF CASH FLOWS





                                                                                             (UNAUDITED)
                                                                                            THREE MONTHS
                                                                                                ENDED
                                                   YEARS ENDED DECEMBER 31,                   MARCH 31,
                                            ---------------------------------------   -------------------------
                                               1995          1996          1997          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................  $   758,648   $ 1,794,051   $ 9,159,898   $ 1,170,965   $ 2,473,046
  Adjustments to reconcile net income to
    net cash flows from operating
    activities
    Depreciation..........................       90,104        77,375        99,354        25,068        27,284
    Loss on disposal of assets............           --            --        43,164            --            --
  (Increase) decrease in operating assets
    Contracts receivable..................   (2,200,808)   (1,786,945)   (2,593,543)       75,898       635,222
    Inventories...........................       54,949       314,580            --            --            --
    Costs and estimated earnings in excess
      of billings on uncompleted
      contracts...........................      979,692      (687,079)     (978,047)   (1,477,242)      (49,916)
    Other current assets..................      (48,985)      (43,303)      (26,679)       46,029       (39,212)
    Other assets..........................        3,279        19,287       (10,901)      (48,480)      (28,697)
  Increase (decrease) in operating
    liabilities
    Accounts payable and accrued
      expenses............................      805,249      (291,265)    1,533,018       834,193      (112,518)
    Billings in excess of costs and
      estimated earnings on uncompleted
      contracts...........................      699,566     3,441,483      (695,329)    2,137,883       (82,028)
                                            -----------   -----------   -----------   -----------   -----------
    Net Cash Flows from Operating
      Activities..........................    1,141,694     2,838,184     6,530,935     2,764,314     2,823,181
                                            -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment......      (68,057)     (405,359)     (265,336)      (90,062)      (22,552)
  (Increase) decrease in loans from
    stockholders..........................     (111,566)     (276,690)      335,025      (127,029)           --
  Purchase of condominium.................           --            --      (108,400)           --            --
  Disposition of condominium..............                                                              521,720
  Sale of interest in condominium unit....           --            --        49,410            --            --
    Net Cash Flows from Investing
      Activities..........................     (179,623)     (682,049)       10,699      (217,091)      499,168
                                            -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable -- banks....      350,000            --            --        27,947            --
  Decrease in restricted cash.............           --            --       358,006            --            --
  Principal payments on notes
    payable -- banks......................     (939,780)     (363,083)      (58,667)      (20,810)     (414,477)
  Distributions to shareholders...........     (203,000)   (1,075,000)   (1,488,204)     (161,538)     (320,000)
                                            -----------   -----------   -----------   -----------   -----------
    Net Cash Flows from Financing
      Activities..........................     (792,780)   (1,438,083)   (1,188,865)     (154,401)     (734,477)
                                            -----------   -----------   -----------   -----------   -----------
    Net Increase in Cash..................      169,291       718,052     5,352,769     2,392,822     2,587,872
Cash and Equivalents -- Beginning.........      543,539       712,830     1,430,882     1,430,882     6,783,651
                                            -----------   -----------   -----------   -----------   -----------
Cash and Equivalents -- Ending............  $   712,830   $ 1,430,882   $ 6,783,651   $ 3,823,704   $ 9,371,523
                                            ===========   ===========   ===========   ===========   ===========



                Read accompanying notes to financial statements.

                          RC ALUMINUM INDUSTRIES, INC.



                         NOTES TO FINANCIAL STATEMENTS





1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  BUSINESS



     The Company manufactures and installs aluminum windows, sliding doors and curtain walls for high-rise buildings throughout Florida. The work is performed primarily under fixed-price contracts.



  REVENUE AND COST RECOGNITION



     The Company recognizes revenues from construction contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts.



     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.



     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.



     The Company recognizes revenues from other sales on the completed contract method. This method is used because the typical job is completed in two months or less.



  CASH AND EQUIVALENTS



     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments to be cash equivalents.



     Deposits in the Company's bank accounts exceed federally insured limits.



     As of December 31, 1997, there were no compensating balance agreements or other restrictions on the Company's cash.



  INVENTORIES



     Inventories, consisting primarily of raw materials, were stated at the lower of cost or market at December 31, 1995. Cost was determined by the first-in, first-out method. The Company no longer carries inventory. All products are currently custom-made.



  PROPERTY AND EQUIPMENT



     Property and equipment are stated at cost. Depreciation is provided principally using the straight-line method over the following estimated useful lives of the assets:



                                                                YEARS
                                                                -----
Improvements................................................     28
Machinery and equipment.....................................     12
Computer and office equipment...............................      8
Autos and trucks............................................      7

                          RC ALUMINUM INDUSTRIES, INC.

  INCOME TAXES



     The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of Corporation income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's income.



  ESTIMATES



     The preparation of financial statements requires the use of estimates by management. Such estimates are based on prior operating history and industry standards. Actual results could vary.



2.  CONTRACTS RECEIVABLE



                                                       DECEMBER 31,          (UNAUDITED)
                                                 ------------------------     MARCH 31,
                                                    1996          1997          1998
                                                 ----------    ----------    -----------
Completed contracts..........................    $  312,940    $  605,723    $  747,987
Uncompleted contracts........................     4,174,656     5,218,271     4,257,871
Retainage....................................     1,515,950     2,773,095     2,956,009
                                                 ----------    ----------    ----------
                                                 $6,003,546    $8,597,089    $7,961,867
                                                 ==========    ==========    ==========



3.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS



                                                   DECEMBER 31,            (UNAUDITED)
                                           ----------------------------     MARCH 31,
                                               1996            1997            1998
                                           ------------    ------------    ------------
Costs incurred on uncompleted
  contracts............................    $ 21,374,462    $ 29,503,440    $ 29,152,377
Estimated earnings.....................       3,555,518       7,161,837       8,097,301
                                           ------------    ------------    ------------
                                             24,929,980      36,665,277      37,249,678
Billings to date.......................     (28,512,886)    (38,574,806)    (39,027,263)
                                           ------------    ------------    ------------
                                           $ (3,582,906)   $ (1,909,529)   $ (1,777,585)
                                           ============    ============    ============
Included in the accompanying balance
  sheet under the following captions:
Costs and estimated earnings in excess
  of billings on uncompleted
  contracts............................    $    844,319    $  1,822,366    $  1,872,282
Billings in excess of costs and
  estimated earnings on uncompleted
  contracts............................      (4,427,225)     (3,731,895)     (3,649,867)
                                           ------------    ------------    ------------
                                           $ (3,582,906)   $ (1,909,529)   $ (1,777,585)
                                           ============    ============    ============

                          RC ALUMINUM INDUSTRIES, INC.

4.  PROPERTY AND EQUIPMENT



COST                                                             1996         1997
----                                                           ---------    ---------
Machinery and equipment....................................    $ 452,731    $ 496,466
Autos and trucks...........................................      243,505      259,661
Improvements...............................................      155,360      234,023
Furniture and fixtures.....................................       77,511      119,395
Computer Equipment.........................................       81,517       97,191
                                                               ---------    ---------
                                                               1,010,624    1,206,736
Less: Accumulated depreciation.............................     (229,465)    (274,813)
                                                               ---------    ---------
  Property and Equipment...................................    $ 781,159    $ 931,923
                                                               =========    =========



5.  BACKLOG



     The following summarizes changes in backlog on contracts during the year ended December 31, 1997 and the three months ended March 31, 1998. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts and from contractual agreements on which work has not yet begun.



                                                     DECEMBER 31,    MARCH 31,
                                                         1997          1998
                                                     ------------   -----------
Backlog balance at beginning of period.............  $ 29,834,000   $32,912,000
Add: New contracts during the period...............    42,517,000     7,523,000
Less: Revenues earned during the period............   (39,439,000)   (9,183,000)
                                                     ------------   -----------
Backlog balance at end of period...................  $ 32,912,000   $31,252,000
                                                     ============   ===========



     The Company also entered into additional contracts, with estimated revenues of approximately $7,553,000, between January 1 and March 6, 1998.



6.  OTHER ASSETS



                                                                 1996        1997
                                                                -------    --------
Condominium units...........................................    $49,410    $521,720
Deposits....................................................     32,668      38,249
Loan closing costs..........................................         --          --
                                                                -------    --------
                                                                $82,078    $559,969
                                                                =======    ========



     There is a mortgage on one condominium unit, as discussed in note 7. As of the date of these statements, both condominium units had been sold.



7.  LINE OF CREDIT



     At December 31, 1997 and March 31, 1998, an unused line of credit, of $1,000,000, was available to the Company. Interest on the line is 2% over prime. The line is collateralized by all corporate assets and personally guaranteed by the stockholders.

                          RC ALUMINUM INDUSTRIES, INC.

8.  NOTES PAYABLE -- BANKS



                                                                                    (UNAUDITED)
                                                                                     MARCH 31,
                                                             1996        1997          1998
                                                           --------    ---------    -----------
Mortgage collateralized by condominium unit, payable in
  monthly installments of $3,101, including interest at
  6.6%. The condominium unit was sold and the note
  paid-off in 1998.....................................    $     --    $ 402,877     $     --
Note payable, interest at 2% over prime, collateralized
  by all corporate assets, and a $97,900 certificate of
  deposit in the name of a stockholder, due in monthly
  installments of $8,334 plus interest with the final
  installment due in March, 1999.......................          --           --           --
Notes, collateralized by vehicles, payable in monthly
  installments of $3,848, including interest ranging
  from 8.95% to 10.75% through 2002....................     135,164      113,131      102,751
Note, collateralized by specific equipment payable in
  monthly installments of $400, including interest at
  11%, through 1999....................................      12,080        8,516        7,296
                                                           --------    ---------     --------
                                                            147,244      524,524      110,047
Less: Current maturities...............................     (44,972)    (448,461)     (46,695)
                                                           --------    ---------     --------
                                                           $102,272    $  76,063     $ 63,352
                                                           ========    =========     ========



     Maturities of long-term debt are as follows:



                                                 DECEMBER 31,   MARCH 31,
                                                     1997         1998
                                                 ------------   ---------
1999...........................................    $42,301       $37,159
2000...........................................     20,641        17,130
2001...........................................     10,993         8,645
2002...........................................      2,128           418
                                                   -------       -------
                                                   $76,063       $63,352
                                                   =======       =======



9.  RELATED PARTY TRANSACTIONS



     The Company rents its main warehouse from a related party, as discussed in note 10.



     Subsequent to year-end, dividend distributions of approximately $200,000 were paid. Additional distributions, of approximately $3,800,000 were paid in April, 1998.



10.  OPERATING LEASE AGREEMENTS



     The Company leases its facilities under three noncancelable operating leases, with various lease terms. Minimum rents due under the leases are approximately as follows:

                          RC ALUMINUM INDUSTRIES, INC.

                LOCATION                   EXPIRATION DATE      1998        1999       TOTAL
                --------                   ---------------    --------    --------    --------
Main Warehouse...........................  August 16, 1999    $212,000    $148,000    $360,000
Hialeah..................................  June 30, 1999       111,000      56,000     167,000
Northwest................................  August 31, 1998      44,000          --      44,000
                                                              --------    --------    --------
                                                              $367,000    $204,000    $571,000
                                                              ========    ========    ========



     Total rent expense under the leases was $252,652, $378,549 and $381,483 for 1995, 1996 and 1997.



11.  CONCENTRATIONS OF CREDIT RISK



     Contract revenues from sales to major customers (10% or greater) were as follows:



                  CUSTOMER                        1995          1996           1997
                  --------                     ----------    -----------    -----------
1............................................  $3,540,299    $ 5,071,849    $ 5,776,393
2............................................          --      4,046,202      4,606,299
3............................................          --      3,371,908      4,133,123
4............................................          --             --      3,963,142
                                               ----------    -----------    -----------
                                               $3,540,299    $12,489,959    $18,478,957
                                               ==========    ===========    ===========



     Purchases from major vendors were as follows:



                    VENDOR                          1995          1996          1997
                    ------                       ----------    ----------    ----------
1..............................................  $2,765,900    $4,734,122    $4,606,422
2..............................................   2,387,794            --            --
                                                 ----------    ----------    ----------
                                                 $5,153,694    $4,734,122    $4,606,422
                                                 ==========    ==========    ==========



     Contracts receivable from major customers (10% or greater) were as follows:



                   CUSTOMER                         1995          1996          1997
                   --------                      ----------    ----------    ----------
1..............................................  $1,073,431    $1,089,358    $1,546,738
2..............................................   1,016,325     1,046,152     1,172,614
3..............................................          --       680,497     1,167,783
4..............................................          --       608,300     1,121,786
5..............................................          --            --       928,441
                                                 ----------    ----------    ----------
                                                 $2,089,756    $3,424,307    $5,937,362
                                                 ==========    ==========    ==========



12.  STOCKHOLDERS' AGREEMENT



     The Company and its stockholders have adopted a stock repurchase agreement, whereby the Company has the right of first refusal, at the proposed offered price, if any of the stockholders receives an offer to sell their stock.



     In the event of the death of a stockholder, the remaining stockholders have the right to purchase the stock in proportion to their stock holdings at fair market value as determined by an independent appraiser.

                          RC ALUMINUM INDUSTRIES, INC.

13.  SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION



     Cash paid and expensed:



                                                                     (UNAUDITED)
                                                                  THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               MARCH 31,
                           ---------------------------------    ----------------------
                             1995        1996        1997         1997         1998
                           --------    --------    ---------    ---------    ---------
Interest.................  $113,642    $ 31,444    $  27,034    $   3,141    $   2,611
                           ========    ========    =========    =========    =========
Property and equipment
  purchased during the
  period.................  $106,438    $501,068    $ 313,143    $ 118,009    $  22,552
Less: Trade-ins
  allowed................        --          --      (19,860)          --           --
Less: Borrowings to
  finance asset
  purchases..............   (38,381)    (95,709)     (27,947)     (27,947)          --
                           --------    --------    ---------    ---------    ---------
Cash outlay for the
  purchase of assets.....  $ 68,057    $405,359    $ 265,336       90,062       22,552
                           ========    ========    =========    =========    =========
Condominium purchased
  during the period......  $     --          --    $ 516,400           --           --
Less: Borrowings to
  finance purchase.......        --          --     (408,000)          --           --
                           --------    --------    ---------    ---------    ---------
Cash outlay for
  condominium purchase...  $     --    $     --    $ 108,400           --           --
                           ========    ========    =========    =========    =========

                         FINANCIAL STATEMENT SCHEDULES

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
American Architectural Products Corporation

     The audits referred to in our report dated February 26, 1998 relating to the consolidated financial statements of American Architectural Products Corporation, which is contained in the Prospectus constituting part of this Registration Statement included the audits of the financial statement schedule listed under Item 16(b) for the period from the date of inception (June 19, 1996) through December 31, 1996 and the year ended December 31, 1997. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

     In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                          BDO SEIDMAN, LLP

Troy, Michigan
February 26, 1998

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

          FROM DATE OF INCEPTION (JUNE 19, 1996) TO DECEMBER 31, 1996
                        AND YEAR ENDED DECEMBER 31, 1997

                                                         ADDITIONS
                                                  -----------------------
                                     BALANCE,     CHARGED TO    CHARGED                     BALANCE,
                                   AT BEGINNING   COSTS AND     TO OTHER                   AT END OF
           DESCRIPTION              OF PERIOD      EXPENSES     ACCOUNTS     DEDUCTIONS      PERIOD
           -----------             ------------   ----------    --------     ----------    ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
From date of inception (June 19,
  1996) to December 31, 1996.....   $       --    $   12,546   $  914,552(1) $  487,894(2) $  439,204
Year ended December 31, 1997.....      439,204       (17,102)     491,864(1)     74,825(2)    839,141
ACCRUED WARRANTY OBLIGATIONS
From date of inception (June 19,
  1996) to December 31, 1996.....           --       369,324    4,627,412(1)    615,657     4,381,079
Year ended December 31, 1997.....    4,381,079     1,470,320      491,544(1)  1,517,216     4,825,727

---------------

(1) Purchased in business acquisitions

(2) Accounts deemed to be uncollectible

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE II

To the Shareholders and Board of Directors of Eagle Window & Door, Inc. and Subsidiaries and
Taylor Building Products Company (Wholly-Owned Subsidiaries)

     We have audited in accordance with generally accepted auditing standards, the August 29, 1996, December 31, 1995 and 1994 financial statements included in this registration statement, and have issued our reports thereon dated January 31, 1997. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is the responsibility of the company's management. It is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        SEMPLE & COOPER, L.L.P.

Phoenix, Arizona
June 23, 1997

                   EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES
                      AND TAYLOR BUILDING PRODUCTS COMPANY

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                ADDITIONS
                                                          ----------------------
                                              BALANCE AT  CHARGED TO  CHARGED TO                BALANCE
                                              BEGINNING   COSTS AND     OTHER                  AT END OF
      PERIOD ENDED           DESCRIPTION      OF PERIOD    EXPENSES    ACCOUNTS    DEDUCTIONS    PERIOD
      ------------           -----------      ----------  ----------  ----------   ----------  ----------
August 29, 1996.........  Allowance for       $  445,418  $  425,595      $--      $   79,492  $  791,521
                          doubtful accounts
December 31, 1995.......  Allowance for       $  648,385  $  570,709      $--      $  773,676  $  445,418
                          doubtful accounts
December 31, 1994.......  Allowance for       $  690,184  $  836,609      $--      $  878,408  $  648,385
                          doubtful accounts
August 29, 1996.........  Provision for       $1,623,500  $   70,000      $--      $1,218,985  $  474,515
                          obsolete inventory
December 31, 1995.......  Provision for       $1,555,000  $  462,905      $--      $  394,405  $1,623,500
                          obsolete inventory
December 31, 1994.......  Provision for       $  250,000  $1,305,000      $--      $       --  $1,555,000
                          obsolete inventory
August 29, 1996.........  Accrued warranty    $4,824,800  $  801,073      $--      $  998,461  $4,627,412
                          obligations
December 31, 1995.......  Accrued warranty    $5,149,800  $1,710,750      $--      $2,035,750  $4,824,800
                          obligations
December 31, 1994.......  Accrued warranty    $5,101,663  $2,702,133      $--      $2,653,996  $5,149,800
                          obligations

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE II

To the Shareholders and Board of Directors of Forte Computer Easy, Inc. and Subsidiaries

     We have audited in accordance with generally accepted auditing standards, the December 31, 1995 financial statements included in this registration statement, and have issued our report thereon dated May 28, 1996. Our audit was made for the purpose of forming an opinion on those statements taken as a whole.
Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is the responsibility of the company's management. It is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Semple & Cooper, L.L.P.

Phoenix, Arizona
January 13, 1998

                   FORTE COMPUTER EASY, INC. AND SUBSIDIARIES

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                               ADDITIONS
                                                        -----------------------
                                          BALANCE AT    CHARGED TO   CHARGED TO                BALANCE AT
                                         BEGINNING OF   COSTS AND      OTHER      DEDUCTIONS     END OF
              DESCRIPTION                   PERIOD       EXPENSES     ACCOUNTS    WRITE-OFFS     PERIOD
              -----------                ------------   ----------   ----------   ----------   ----------
12/31/95
  Allowance for doubtful accounts......    $277,275      $37,758      $    --      $ 15,094     $299,939
9/30/96
  Allowance for doubtful accounts......    $299,939      $    --      $    --      $299,939     $     --

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE II

To the Shareholders and Board of Directors of Western Insulated Glass, Co.

     We have audited in accordance with generally accepted auditing standards, the October 31, 1996 financial statements included in this registration statement, and have issued our report thereon dated June 3, 1997. Our audit was made for the purpose of forming an opinion on those statements taken as a whole.
Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is the responsibility of the company's management. It is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Semple & Cooper, P.L.C.

Phoenix, Arizona
January 13, 1998

                          WESTERN INSULATED GLASS, CO.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                            ADDITIONS
                                                     ------------------------
                                      BALANCE AT     CHARGED TO    CHARGED TO                  BALANCE AT
                                     BEGINNING OF    COSTS AND       OTHER       DEDUCTIONS      END OF
            DESCRIPTION                 PERIOD        EXPENSES      ACCOUNTS     WRITE-OFFS      PERIOD
            -----------              ------------    ----------    ----------    ----------    ----------
Allowance for doubtful accounts....     $8,000         $1,179         $--          $7,074        $2,105

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Thermetic Glass, Inc.

     Under date of October 3, 1997, we reported on the balance sheet of Thermetic Glass, Inc. as of December 31, 1996, and the related statements of operations and cash flows for the year then ended, which are included in the Form S-1. In connection with our audit of the aforementioned financial statements, we also audited the related financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

     In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                        Clifton Gunderson L.L.C.

Peoria, Illinois
January 13, 1998

                             THERMETIC GLASS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                 COLUMN A                    COLUMN B             COLUMN C             COLUMN D     COLUMN E
------------------------------------------  ----------    ------------------------    ----------    ---------
                                                                 ADDITIONS
                                                          ------------------------
                                            BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE
                                            BEGINNING     COSTS AND       OTHER       DEDUCTIONS    AT END OF
               DESCRIPTION                  OF PERIOD      EXPENSES      Accounts        (a)         PERIOD
               -----------                  ----------    ----------    ----------    ----------    ---------
Year ended December 31, 1996:
  Allowance for doubtful accounts.........   $84,841       $37,000          $--         $5,841      $116,000
                                             =======       =======          ==          ======      ========

---------------
(a) Represents write-offs, net of recoveries of $616.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Danvid Company, Inc. and Danvid Window Company
Carrollton, Texas

     We have audited, in accordance with generally accepted auditing standards, the financial statements of Danvid Company, Inc. and Danvid Window Company included in the American Architectural Products Corporation Form S-1 Registration Statement, and have issued our report thereon dated October 13, 1995. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule is the responsibility of the Company's management and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        FOX, BYRD & GOLDEN

Dallas, Texas
October 13, 1995

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                                  SCHEDULE II
                 ANALYSIS OF VALUATION AND QUALIFYING ACCOUNTS
                            YEAR ENDED JULY 31, 1995

                                                       ADDITIONS
                                           BALANCE     CHARGED TO                            BALANCE
                                          BEGINNING    COSTS AND        (1)                   END OF
                                          OF PERIOD     EXPENSES     DEDUCTIONS    OTHER      PERIOD
                                          ---------    ----------    ----------    -----    ----------
Year Ended July 31, 1995:
  Allowance for doubtful accounts.......   11,000       313,000        92,000       --       232,000
                                           ======       =======        ======        ==      =======

---------------
(1) Deductions are for the purpose for which the reserve was created.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Danvid Company, Inc. and Danvid Window Company

     The audits referred to in our report dated October 20, 1997, relating to the combined financial statements of Danvid Company, Inc. and Danvid Window Company, which is contained in the Prospectus constituting part of this Registration Statement, included the audits of the financial statement schedules listed under Item 16(b) for the years ended July 28, 1996 and July 27, 1997. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based upon our audits.

     In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein.

                                          BDO SEIDMAN, LLP

Dallas, Texas
October 20, 1997

                 DANVID COMPANY, INC. AND DANVID WINDOW COMPANY

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                BALANCE       CHARGED TO                      BALANCE
                                              AT BEGINNING    COSTS AND                      AT END OF
                DESCRIPTION                    OF PERIOD       EXPENSES     DEDUCTIONS(1)     PERIOD
                -----------                   ------------    ----------    -------------    ---------
Year Ended July 28, 1996
  Allowance for doubtful accounts...........    $232,400       $393,000       $272,000       $353,400
Year Ended July 27, 1997
  Allowance for doubtful accounts...........    $353,400       $101,000       $328,800       $125,600

---------------
(1) Accounts deemed to be uncollectible.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Binnings Building Products, Inc.:


     We have audited in accordance with generally accepted auditing standards, the financial statements of Binnings Building Products, Inc., included in the American Architectural Products Corporation Form S-1 Registration Statement, and have issued our report thereon dated March 21, 1997 (except with respect to the matters discussed in Note 10 as to which the date is December 10, 1997). Our audit was made for the purpose of forming an opinion on the basic statements taken as a whole. Schedule II -- Analysis of Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                        ARTHUR ANDERSEN LLP

Greensboro, North Carolina,
March 21, 1997.

                        BINNINGS BUILDING PRODUCTS, INC.

                                  SCHEDULE II
                 ANALYSIS OF VALUATION AND QUALIFYING ACCOUNTS

           FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996, AND
               THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                           ADDITIONS
                                                BALANCE    CHARGED TO                         BALANCE
                                               BEGINNING    COST AND       (1)                  END
                                               OF PERIOD    EXPENSES    DEDUCTIONS   OTHER   OF PERIOD
                                               ---------   ----------   ----------   -----   ---------
For the Year Ended December 31, 1994:
  Reserve deducted from assets to which
     it applies-
  Allowance for doubtful accounts............  $347,000     $205,000     $199,000     $0     $353,000
                                               ========     ========     ========     ==     ========
For the Year Ended December 31, 1995:
  Reserve deducted from assets to which
     it applies-
  Allowance for doubtful accounts............  $353,000     $ 15,000     $230,000     $0     $138,000
                                               ========     ========     ========     ==     ========
For the Year Ended December 31, 1996:
  Reserve deducted from assets to which
     it applies-
  Allowance for doubtful accounts............  $138,000     $161,000     $ 76,000     $0     $223,000
                                               ========     ========     ========     ==     ========
For the Nine Months Ended
September 30, 1996 (unaudited):
  Reserve deducted from assets to which
     it applies-
  Allowance for doubtful accounts............  $138,000     $122,000     $ 57,000     $0     $203,000
                                               ========     ========     ========     ==     ========
For the Nine Months Ended
September 30, 1997 (unaudited):
  Reserve deducted from assets to which
     it applies-
  Allowance for doubtful accounts............  $223,000     $172,000     $ 17,000     $0     $378,000
                                               ========     ========     ========     ==     ========

---------------
(1) Deductions are for the purpose for which the reserve was created.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders


Louisiana-Pacific Corporation



     The audits referred to in our report dated May 21, 1998 relating to the financial statements of Weather-Seal (a division of Louisiana-Pacific Corporation), which is contained in the Prospectus constituting part of this Registration Statement included the audits of the financial statement schedule listed under Item 16(b) for the years ended December 31, 1996 and 1997. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.



     In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein.



                                                  BDO SEIDMAN, LLP



Troy, Michigan


May 21, 1998

                                  WEATHER-SEAL


                 (A DIVISION OF LOUISIANA-PACIFIC CORPORATION)



                                  SCHEDULE II


                       VALUATION AND QUALIFYING ACCOUNTS



                                                        ADDITIONS
                                        BALANCE, AT     CHARGED TO                   BALANCE,
                                         BEGINNING      COSTS AND                   AT END OF
            DESCRIPTION                  OF PERIOD       EXPENSES     DEDUCTIONS      PERIOD
------------------------------------    ------------    ----------    ----------    ----------
YEAR ENDED DECEMBER 31, 1996
  Allowance for doubtful accounts...     $   50,000      $ 23,726     $   6,274(1)  $   80,000
  Accrued warranty obligations......      1,500,000       774,250      (774,250)(2)  1,500,000
YEAR ENDED DECEMBER 31, 1997
  Allowance for doubtful accounts...         80,000        43,485       (83,485)(1)     40,000
  Accrued warranty obligations......      1,500,000       871,967      (871,967)(2)  1,500,000


---------------


(1) Accounts deemed to be uncollectible (net of accounts that were previously deducted).



(2) Warranty repairs, charged to reserve.

------------------------------------------------------------
------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               ------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Prospectus Summary..............................    3
Risk Factors....................................    8
Company History.................................   14
Use of Proceeds.................................   16
Dividend Policy.................................   16
Dilution........................................   17
Capitalization..................................   18
Unaudited Pro Forma Condensed Consolidated
  Financial Statements..........................   19
Selected Financial Data.........................   30
Management's Discussion and Analysis of
  Financial
    Condition and Results of Operations.........   32
Fenestration Industry Overview..................   40
Business........................................   42
Management......................................   53
Certain Relationships and Related
  Transactions..................................   60
Principal and Selling Stockholders..............   63
Description of Capital Stock....................   64
Shares Eligible for Future Sale.................   67
Price Range of Common Stock.....................   68
Underwriting....................................   69
Legal Matters...................................   71
Experts.........................................   71
Changes in and Disagreements with Accountants on
  Accounting and Financial Disclosure...........   71
Available Information...........................   71
Index to Financial Statements...................  F-1


------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------


                                6,670,000 SHARES


                                    AMERICAN
                                 ARCHITECTURAL
                                    PRODUCTS
                                  CORPORATION

                          AMERICAN ARCHITECTURAL LOGO

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                               WHEAT FIRST UNION
                                              , 1998

------------------------------------------------------------
------------------------------------------------------------

                              PART II TO FORM S-1

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Company does not limit the indemnification provisions provided by Delaware law. In addition, Section 11 of the Company's Certificate of Incorporation provides as follows:

     "11. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained herein shall eliminate or limit the liability of a director of the Corporation to the extent provided by applicable laws (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for authorizing the payment of a dividend or repurchase of stock, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office."

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the Company in connection with the Offering other than underwriting discounts.


SEC Registration Fee........................................  $   36,203
NASD Filing Fee.............................................      12,772
Nasdaq Listing Fee..........................................     117,795
Legal Fees and Expenses.....................................     360,000
Accounting Fees and Expenses................................     220,000
Printing and Engraving Expenses.............................     206,000
Blue Sky Fees and Expenses..................................         500
Miscellaneous...............................................      46,730
                                                              ----------
     Total..................................................  $1,000,000
                                                              ==========


RECENT SALES OF UNREGISTERED SECURITIES


     Unless otherwise noted herein, the issuance of securities in the transactions described below were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Act"), either pursuant to the exemption from registration contained in Section 3(a)(9) and Section 4(2) thereof, or under the provisions of Regulation D, Rule 144A or Rule 701 promulgated under the Act. To the best of the Company's knowledge, such sales were made solely to investors who represented in writing that they, or whom the Company reasonably believed, were accredited investors and to not more than 35 non-accredited investors, all of whom purchased the securities for investment and not with a view to the distribution thereof. All sales were made without general solicitation or general advertising. Restrictions have been imposed upon the resale of such securities, including placement of legends thereon noting such restrictions.


         DATE                      TITLE                              AMOUNT
         ----                      -----                              ------
May 23, 1995               Common                  26,667 shares issued to debenture holders of
                                                   Forte in exchange for $100,000 principal
                                                   amount of Debentures.

         DATE                      TITLE                              AMOUNT
         ----                      -----                              ------
June 14, 1995              Common                  5,000 shares sold to one (1) investor for
                                                   $25,000, subject to "put" options which allow
                                                   the purchaser to sell the shares back to the
                                                   Company for $6.25 per share on June 14, 1996
                                                   and $7.50 per share on June 14, 1997.

September 24, 1996         Common                  45,200 shares sold to two (2) investors for
                                                   $2.50 per share. The total consideration
                                                   received by the Company was $113,000.
December 1996 - June       Options                 Incentive and non-qualified stock options to
  1998                                             purchase up to 962,500 shares of Common Stock
                                                   issued to employees and non-employee
                                                   directors of the Company pursuant to its 1996
                                                   Stock Option Plan

December 18, 1996          Series A Preferred      1,000,000 shares issued to AAP Holdings, Inc.
                                                   in exchange for all issued and outstanding
                                                   stock of Eagle & Taylor Company. The fair
                                                   market value of the consideration received by
                                                   the Company was $1,242,000.

December 18, 1996          Options                 Options to purchase up to 879,832 shares of
                                                   Common Stock granted to AAP Holdings, Inc. in
                                                   connection with the issuance of 1,000,000
                                                   shares of Series A Convertible Preferred
                                                   Stock to AAP Holdings, Inc.

April 1, 1997              Common                  7,548,633 shares issued to AAP Holdings, Inc.
                                                   upon conversion of 1,000,000 shares of Series
                                                   A Preferred Stock that were issued on
                                                   December 18, 1996.

April 1, 1997              Common                  171,842 shares issued to Frank J. Amedia in
                                                   connection with the transaction that occurred
                                                   on June 8, 1994.

April 3 -- July 24,        Series B Preferred      4,250 shares sold to six accredited investors
  1997                                             for $100 per share.

May 1997                   Options                 Options to purchase 100,000 shares of Common
                                                   Stock at $5.43 per share issued to The Miller
                                                   Group, the Company's investor relations firm.

June 4, 1997               Warrants                Warrants to purchase 71,428 shares of Common
                                                   Stock at an exercise price of $3.50 per
                                                   share, expiring in June 1998, issued to
                                                   Stephen McConnell in connection with a loan
                                                   from Mr. McConnell to the Company.

July 18, 1997              Common                  384,000 shares to former stockholders of
                                                   Thermetic Glass, Inc. in partial
                                                   consideration for all issued and outstanding
                                                   stock of Thermetic Glass, Inc.

July 18, 1997              Convertible Debentures  $2,500,000 in Convertible Debentures sold to former stockholders of Thermetic Glass, Inc.
                                                   in partial consideration for all issued and
                                                   outstanding stock of Thermetic Glass, Inc.

         DATE                      TITLE                              AMOUNT
         ----                      -----                              ------
July -- August, 1997       Common                  108,810 shares issued to six individuals upon
                                                   conversion of 4,250 shares of Series B
                                                   Preferred Stock that were issued between
                                                   April 3 and July 24, 1997.

September 1997             Warrants                Warrants to purchase 57,143 shares of Common
                                                   Stock at an exercise price of $3.50 per
                                                   share, expiring in September 1998, issued to
                                                   William R. Jackson, Jr. in connection with a
                                                   loan from Mr. Jackson to the Company.

September 1, 1997          Warrants                Warrants to purchase 27,925.53 shares of
                                                   Common Stock at an exercise price of $3.50
                                                   per share, expiring in September 1998, issued
                                                   to Profile Extrusion Company in connection
                                                   with a loan from Profile Extrusion Company to
                                                   the Company.

December 10, 1997          Common                  384,615 shares issued to former stockholders
                                                   of Danvid Company, Inc. and Danvid Window
                                                   Company in partial consideration for
                                                   acquisition by the Company of substantially
                                                   all of the assets thereof; the Company was
                                                   granted an option to repurchase such shares
                                                   at $6.50 per share commencing 18 months
                                                   following the closing date and terminating 19
                                                   months following the closing date.

December 10, 1997          Senior Notes            $125 million in original principal amount of
                                                   11 3/4% Senior Notes due 2007 issued to
                                                   NatWest Capital Markets Limited and McDonald
                                                   & Company Securities, Inc. (the initial
                                                   purchasers) and resold to approximately 26
                                                   Qualified Institutional Buyers and to one
                                                   Institutional Accredited Investor.

January 5, 1998            Options                 Options to purchase 100,000 shares of Common
                                                   Stock at $2.50 per share issued to Anthony
                                                   DePrima, a former member of the Company's
                                                   Board of Directors.

January 5, 1998            Options                 Options to purchase 50,000 shares of Common
                                                   Stock at $5.43 per share issued to The Miller
                                                   Group, the Company's investor relations firm.


EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     The information required by this Item 16(a) is set forth in the Index to Exhibits accompanying this Registration Statement and is incorporated herein by reference.

(b) FINANCIAL STATEMENT SCHEDULES

     The financial statement schedules listed below accompany this Registration Statement and are incorporated herein by reference:

       1.    Schedule II -- Valuation and Qualifying Accounts of American
             Architectural Products Corporation

       2.    Schedule II -- Valuation and Qualifying Accounts of Eagle
             Window & Door, Inc. and Subsidiaries and Taylor Building
             Products Company

       3.    Schedule II -- Valuation and Qualifying Accounts of Forte
             Computer Easy, Inc. and Subsidiaries

       4.    Schedule II -- Valuation and Qualifying Accounts of Western
             Insulated Glass, Co.

       5.    Schedule II -- Valuation and Qualifying Accounts of
             Thermetic Glass, Inc.

       6.    Schedule II -- Valuation and Qualifying Accounts of Danvid
             Company, Inc. and Danvid Window Company (Year ended July 31,
             1995)

       7.    Schedule II -- Valuation and Qualifying Accounts of Danvid
             Company, Inc. and Danvid Window Company (Year ended July 28,
             1996 and year ended July 27, 1997)

       8.    Schedule II -- Valuation and Qualifying Accounts of Binnings
             Building Products, Inc.

       9.    Schedule II -- Valuation and Qualifying Accounts of
             Weather-Seal (a division of Louisiana-Pacific Corporation)


                                  UNDERTAKINGS

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2. The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boardman and State of Ohio on August 7, 1998.


                                          AMERICAN ARCHITECTURAL
                                          PRODUCTS CORPORATION,
                                          a Delaware corporation

                                          By /s/ Frank J. Amedia

                                          --------------------------------------
                                          Frank J. Amedia
                                          Chief Executive Officer and
                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----

*                                                 Chairman of the Board of             August 7, 1998
------------------------------------------------  Directors
George S. Hofmeister

/s/ Frank J. Amedia                               President, Chief Executive           August 7, 1998
------------------------------------------------  Officer and Director (Principal
Frank J. Amedia                                   Executive Officer)

/s/ Richard L. Kovach                             Vice President and Chief             August 7, 1998
------------------------------------------------  Financial Officer (Principal
Richard L. Kovach                                 Financial Officer)

                                                  Director
------------------------------------------------
John J. Cafaro

*                                                 Treasurer and Director               August 7, 1998
------------------------------------------------
Joseph Dominijanni

                                                  Director
------------------------------------------------
William R. Jackson, Jr.

                                                  Director
------------------------------------------------
Joseph C. Lawyer

*                                                 Director                             August 7, 1998
------------------------------------------------
John Masternick

                                                  Director
------------------------------------------------
Lawrence J. O'Dowd

*                                                 Director                             August 7, 1998
------------------------------------------------
Charles E. Trebilcock

*By: /s/ Frank J. Amedia
-----------------------------------------------
     Frank J. Amedia
     Attorney-In-Fact

                                 EXHIBIT INDEX

 1.1   Form of Underwriting Agreement among the Representatives and      *
       the Company.
 2.1   Agreement and Plan of Merger, dated as of November 10, 1997,      D
       by and among American Architectural Products Corporation,
       BBPI Acquisition Corporation and Binnings Building Products,
       Inc.
 2.2   Asset Purchase Agreement, dated as of November 10, 1997, by       D
       and among DCI/DWC Acquisition Corporation, Danvid Company,
       Inc. and Danvid Window Company
 2.3   Shareholders Agreement in Support of Asset Purchase               D
       Agreement, dated as of November 10, 1997, by and among
       Daniel Crawford, Karen Crawford, David Crawford, Paul Comer
       and DCI/DWC Acquisition Corporation
 2.4   Asset Purchase Agreement, dated as of December 10, 1997, by       D
       and among American Architectural Products Corporation,
       American Glassmith Acquisition Corporation and American
       Glassmith, Inc.
 2.5   Agreement, dated as of December 10, 1997, by and among            D
       American Architectural Products Corporation, Modern Window
       Acquisition Corporation and Modern Window Corporation
 2.6   Agreement and Plan of Reorganization, dated October 25,           B
       1996, between Forte Computer Easy, Inc. and AAP Holdings,
       Inc.
 3.1   Certificate of Incorporation of American Architectural            C
       Products Corporation
 3.2   Bylaws of American Architectural Products Corporation             C
 3.3   Certificate of Incorporation of American Glassmith                F
       Acquisition Corporation
 3.4   Bylaws of American Glassmith Acquisition Corporation              F
 3.5   Amended and Restated Certificate of Incorporation of              F
       Binnings Building Products, Inc.
 3.6   Bylaws of Binnings Building Products, Inc.                        F
 3.7   Certificate of Incorporation of Danvid Window Company, as         G
       amended
 3.8   Bylaws of Danvid Window Company                                   F
 3.9   Certificate of Incorporation of Eagle & Taylor Company, as        F
       amended
 3.10  Bylaws of Eagle & Taylor Company                                  F
 3.11  Articles of Incorporation of Forte, Inc.                          F
 3.12  Code of Regulations of Forte, Inc.                                F
 3.13  Certificate of Incorporation of Modern Window Acquisition         F
       Corporation
 3.14  Bylaws of Modern Window Acquisition Corporation                   F
 3.15  Certificate of Incorporation of Thermetic Glass, Inc., as         F
       amended
 3.16  Bylaws of Thermetic Glass, Inc.                                   F
 3.17  Articles of Incorporation of Western Insulated Glass, Co.         F
 3.18  Bylaws of Western Insulated Glass, Co.                            F
 3.19  Certification of Incorporation of VinylSource, Inc., as           G
       amended
 3.20  Bylaws of VinylSource, Inc.                                       G
 3.21  Certificate of Incorporation of AAPC One Acquisition              G
       Corporation
 3.22  Bylaws of AAPC One Acquisition Corporation                        G
 3.23  Certificate of Incorporation of AAPC Two Acquisition              G
       Corporation
 3.24  Bylaws of AAPC Two Acquisition Corporation                        G
 3.25  Certificate of Incorporation of Denver Window Acquisition         G
       Corporation
 3.26  Bylaws of Denver Window Acquisition Corporation                   G
 3.27  Certificate of Incorporation of Eagle Window & Door Center,       G
       Inc., as amended

     3.28  Bylaws of Eagle Window & Door Center, Inc.                                                           G
     3.29  Certificate of Incorporation of Weather Seal Acquisition Corporation                                 G
     3.30  Bylaws of Weather Seal Acquisition Corporation                                                       G
     4.1   Form of American Architectural Products Corporation Common Stock Certificate                         E
     4.2   Indenture dated as of December 10, 1997 with respect to 11 3/4% Senior Notes due 2007 among          D
           American Architectural Products Corporation, as issuer, American Glassmith Acquisition
           Corporation, BBPI Acquisition Corporation, DCI/DWC Acquisition Corporation, Eagle & Taylor
           Company, Forte, Inc., Modern Window Acquisition Corporation, Thermetic Glass, Inc., and
           Western Insulated Glass, Co., as subsidiary guarantors, and United States Trust Company of New
           York, as trustee
     4.3   Amendment No. 1, dated as of April 15, 1998, to the Indenture dated as of December 10, 1997          H
           with respect to 11 3/4% Senior Notes due 2007.
     4.4   First Supplemental Indenture, dated as of April 15, 1998, by and among American Architectural        H
           Products Corporation, Eagle & Taylor Company, Forte, Inc., Western Insulated Glass, Co.,
           Thermetic Glass, Inc., Binnings Building Products, Inc., Danvid Window Company, American
           Glassmith Acquisition Corporation, Modern Window Acquisition Corporation, VinylSource, Inc.,
           AAPC One Acquisition Corporation, AAPC Two Acquisition Corporation, Denver Window Acquisition
           Corporation, Eagle Window & Door Center, Inc., Weather-Seal Acquisition Corporation and United
           States Trust Company of New York.
     5     Opinion of Squire, Sanders & Dempsey L.L.P.                                                         **
    10.1   1992 Incentive Stock Option Plan                                                                     A
    10.2   1996 Stock Option Plan                                                                               C
    10.3   Employment Agreement, dated November 17, 1997, between Frank J. Amedia and American                  F
           Architectural Products Corporation
    10.4a  Lease Agreement, dated December 1989, between Centre Consolidated Properties, Ltd. and Danvid        F
           Company, Inc.
    10.4b  Lease Extension Agreement to Industrial Lease Agreement between Beltline Business Center             F
           Limited Partnership and Danvid Company, Inc.
    10.5   Business Property Lease, dated as of June 25, 1996, between C. Lane Mally and Mallyclad              F
           Corporation
    10.6a  Lease Agreement, dated November 28, 1990, between J.M.J. Partnership and The New Edgehill Co,        F
           Inc.
    10.6b  Lease Modification No. 1, dated October 19, 1992, between J.M.J. Partnership and The American        F
           Glassmith, Inc., f/k/a The New Edgehill Co., Inc.
    10.6c  Lease Modification No. 2, dated June 8, 1993, between J.M.J. Partnership and The American            F
           Glassmith, Inc.
    10.6d  Lease Modification No. 3, dated January 31, 1995, between J.M.J. Partnership and American            F
           Glassmith, Inc.
    10.6e  Lease Modification No. 4, dated as of March 31, 1995, between J.M.J. Partnership and American        F
           Glassmith, Inc.
    10.6f  Lease Modification No. 5, dated as of August 31, 1995, between J.M.J. Partnership and American       F
           Glassmith, Inc.
    10.6g  Lease Modification No. 6, dated June 19, 1996, between J.M.J. Partnership and American               F
           Glassmith, Inc.
    10.7   Lease Agreement, dated March 14, 1997, by and among Benny J. Ellis and Linda M. Ellis and            F
           Western Insulated Glass, Co.

    10.8   Purchase Agreement, dated as of December 4, 1997, by and among American Architectural Products       D
           Corporation, NatWest Capital Markets Limited and McDonald & Company Securities, Inc.
    10.9   Exchange and Registration Rights Agreement, dated as of December 10, 1997, by and among              D
           American Architectural Products Corporation, American Glassmith Acquisition Corporation, BBPI
           Acquisition Corporation, DCI/DWC Acquisition Corporation, Eagle & Taylor Company, Forte, Inc.,
           Modern Window Acquisition Corporation, Thermetic Glass, Inc., Western Insulated Glass, Co.,
           NatWest Capital Markets Limited and McDonald & Company Securities, Inc.
    10.10  Registration Rights Agreement, dated as of July 31, 1998, by and between American                    *
           Architectural Products Corporation and Frank J. Amedia
    10.11  Registration Rights Agreement, dated as of July 31, 1998, by and between American                    *
           Architectural Products Corporation and Miller Capital Corporation
    21     Subsidiaries of American Architectural Products Corporation                                          F
    23.1   Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5)                                 **
    23.2   Consent of BDO Seidman, LLP                                                                          *
    23.3   Consent of Semple & Cooper, P.L.C.                                                                   *
    23.4   Consent of Clifton Gunderson L.L.C.                                                                  *
    23.5   Consent of Fox, Byrd & Golden, P.C.                                                                  *
    23.6   Consent of Arthur Andersen LLP                                                                       *
    23.7   Consent of Olin, Gottlieb, Rotolante, Villalobos & Maya, P.A.
    24     Power of Attorney (included at page II-7)                                                            +


---------------

*  Filed herewith.


** To be filed by amendment.



+  Previously filed.


A Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form 10-SB filed November 22, 1996.

B Incorporated by reference to the Company's Current Report on Form 8-K dated October 25, 1996.

C Incorporated by reference to the Company's definitive Information Statement relating to the special meeting of stockholders held on April 1, 1997.

D Incorporated by reference to the Company's Current Report on Form 8-K dated December 10, 1997.

E Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form 10-SB filed April 17, 1997.

F Incorporated by reference to the Company's Registration Statement on Form S-4 filed January 15, 1998.

G Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-4 filed April 7, 1998.

H Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 filed May 15, 1998.